As Filed with the Securities and Exchange Commission on February 3, 2004

Registration No. 333-111550

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COTELLIGENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	7373	94-3173918
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Theory, Suite 200

Irvine, California 92612

(949) 823-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JAMES R. LAVELLE

Chairman of the Board and Chief Executive Officer

Cotelligent, Inc.

100 Theory, Suite 200

Irvine, California 92612

(949) 823-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

GREGORY C. HILL, ESQ

Locke Liddell & Sapp LLP

3400 Chase Tower

600 Travis Street

Houston, Texas 77002-3095

(713) 226-1200

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective time of this Registration Statement and the effective time of the merger of On-Site Media, Inc. with and into Watchit Media USA, Inc. (“Watchit Media”), a wholly-owned subsidiary of Cotelligent, Inc.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission of which this proxy statement/prospectus is a part is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. This proxy statement/prospectus does not constitute a solicitation of a proxy in any jurisdiction in which it is unlawful to make such proxy solicitation.

Subject to completion, dated February 3, 2004

ON-SITE MEDIA, INC.

5275 S. Arville Street, Suite 104

Las Vegas, Nevada 89118

Dear Shareholders of On-Site Media, Inc.

You are cordially invited to attend a special meeting of shareholders of On-Site Media, Inc., which will be held on                     , 2004 beginning at             , a.m. local time at                                                                      .

At the special meeting, On-Site shareholders will be asked to approve and adopt the merger agreement that On-Site has entered into with Cotelligent, Inc. and Watchit Media USA, Inc., a wholly-owned subsidiary of Cotelligent that provides for the acquisition of On-Site by Cotelligent. If the merger is completed, holders of On-Site common stock will be entitled to elect to receive, in exchange for each share of On-Site common stock they hold, either equity units consisting of shares of Cotelligent common stock and warrants to purchase Cotelligent common stock, or a combination of cash and equity units. On-Site shareholders will not be entitled to elect to receive cash only in exchange for shares of On-Site common stock. Cotelligent will issue only full shares to On-Site shareholders; it will settle fractional share interests in cash. The aggregate merger consideration to be paid by Cotelligent to On-Site shareholders consists of $650,000 in cash, 10,679,612 shares of Cotelligent common stock, and warrants to purchase 5,339,806 shares of Cotelligent common stock at an exercise price of $0.25 per share, which warrants will expire on the second anniversary of the closing date of the merger.

We expect the merger to be generally tax-free with respect to the Cotelligent common stock and warrant shares you receive and generally taxable with respect to cash you receive.

The Cotelligent shares are quoted on the OTC Bulletin Board of the National Association of Securities Dealers under the symbol “CGZT.” On February 2, 2004, the closing price of Cotelligent common stock was $0.20 per share.

Your vote is very important. On-Site cannot complete the proposed merger unless the merger is approved and the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of On-Site common stock outstanding on the close of business on the record date. You are cordially invited to attend the shareholders’ special meeting. Whether or not you plan to attend, please complete and mail the enclosed proxy card to us. If your shares are held of record in “street name” by a broker, bank or other nominee, follow the voting instructions that you receive from the nominee.

This proxy statement/prospectus gives you detailed information about the merger, the merger agreement, which is attached as Appendix A, and On-Site and Cotelligent. We encourage you to read all this information carefully. You can also obtain information about Cotelligent from publicly available documents which it has filed with the Securities and Exchange Commission.

This document is a prospectus of Cotelligent relating to the issuance of shares of Cotelligent’s common stock in connection with the merger and a proxy statement for On-Site to use in soliciting proxies for On-Site’s shareholder meeting. It contains answers to frequently asked questions beginning on page 1 and a summary description of the merger beginning on page 5, followed by a more detailed discussion of the merger and related matters. You should also consider the matters discussed under “Risk Factors” beginning on page 13 of the enclosed proxy statement/prospectus.

I enthusiastically support this merger and join with the other directors of On-Site in recommending that you vote FOR the approval of the merger agreement.

Sincerely,

Loren W. Willman
Chairman of the Board, Chief Executive Officer
and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Cotelligent shares to be issued as described in this proxy statement/prospectus, or has determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2004, and is first being distributed with the accompanying proxy card to the shareholders of On-Site on or about             , 2004.

ON-SITE MEDIA, INC.

5275 S. Arville Street, Suite 104

Las Vegas, Nevada 89118

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                  , 2004

To the Shareholders of On-Site Media, Inc.:

On-Site Media, Inc., a Nevada corporation, will hold a special meeting of shareholders on                      , 2004, at 10:00 a.m., local time, at                              for the following purpose:

To consider a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 24, 2003, among Cotelligent, Inc., Watchit Media USA, Inc. (as assignee of Recency Media USA, Inc.), On-Site Media, Inc., and Certain Stockholders of On-Site Media, Inc., under which Cotelligent would acquire On-Site. The Agreement and Plan of Merger is Appendix A to the attached proxy statement/prospectus.

No other business will be transacted at the special meeting. Only shareholders of record at the close of business on             , 2004, will receive notice of and be entitled to vote at the special meeting, and the agreement and plan of merger must be approved by the holders of at least a majority of the outstanding shares of On-Site common stock.

We cordially invite you to attend the special meeting in person. Your vote is important. Whether or not you expect to attend the special meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. You can find instructions for voting on the enclosed proxy card. If your On-Site shares are held of record in “street name” by a broker or other nominee, you may be able to vote by telephone or through the Internet in accordance with the instructions you should receive from your nominee.

Your Board of Directors unanimously recommends that you vote FOR approval of the agreement and plan of merger.

By Order of the Board of Directors

Loren W. Willman
, 2004	Chairman of the Board
Las Vegas, Nevada

Sources of Additional Information

This proxy statement/prospectus incorporates important business and financial information about Cotelligent and On-Site from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

Cotelligent, Inc. 100 Theory, Suite 200 Irvine, California 92612 Attention: James R. Lavelle (949) 823-1600	On-Site Media, Inc. 5275 S. Arville Street, Suite 104 Las Vegas, Nevada 89118 Attention: Loren W. Willman (702) 260-1000

If you would like to request documents, please do so by                    , 2004 (which is five business days prior to the date of the special meeting) in order to receive them before the On-Site special meeting.

See also “Where You Can Find More Information” (page 104).

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Who are the parties to this merger?

A:	On-Site Media, Inc. will merge into Watchit Media USA, Inc., a wholly-owned subsidiary of Cotelligent, Inc., and On-Site will cease to exist. Watchit Media will remain as the surviving corporation after the merger and will remain a wholly-owned subsidiary of Cotelligent.

Q:	What will On-Site shareholders receive?

A:	The aggregate consideration being paid by Cotelligent consists of $650,000 in cash, 10,679,612 shares of Cotelligent common stock, and warrants to purchase 5,339,806 shares of Cotelligent common stock, which warrants will expire on the second anniversary of the closing date. Holders of On-Site common stock can elect to receive either (a) shares of Cotelligent common stock and warrants, or (b) cash and a lesser number of shares of Cotelligent common stock and warrants. On-Site shareholders do not have the right to elect to receive cash only.

Q:	How many On-Site shares will be converted into Cotelligent shares?

A:	22,837,600 currently outstanding shares of On-Site common stock will be converted into the right to receive Cotelligent common stock and warrants and cash in the merger.

Q:	What should I do now?

A:	After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy form in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting of the shareholders. You may also vote in person at the special meeting.

You will have the option to elect the form of merger consideration you wish to receive in the merger. To make your election, please complete, sign, and mail your election form (along with your proxy form) in the enclosed return envelope as soon as possible. Your election choices and election procedures are described beginning on page 41 of this proxy statement/prospectus.

You should also complete, sign, date and mail the letter of transmittal, together with your stock certificate for your On-Site Shares, in the enclosed return envelope as soon as possible. On-Site will forward the letter of transmittal and stock certificates to Cotelligent’s transfer agent promptly following the closing of the merger. If the transaction does not close and the merger agreement is terminated, On-Site will promptly return your stock certificates to you.

Q:	If my shares are held of record in “street name” by my broker, will my broker vote my shares for me?

A:	If your shares of On-Site Media, Inc. common stock are held of record in “street name” by a broker, bank or other nominee, follow the voting instructions that you receive from the nominee. Your broker nominee will not be able to vote your shares without instructions from you. Your failure to instruct your broker nominee to vote your On-Site shares will have the same effect as your voting AGAINST the merger agreement.

Q:	How do I make an election if I hold my shares of On-Site common stock in “street name?”

A:	If you wish to make a particular election and you hold your shares of On-Site common stock in “street name,” you must follow the instructions provided by your bank or broker.

Q:	What is the deadline for receipt of my election form?

A:	Your completed election form and stock certificates representing your shares of On-Site common stock must be received by the Chief Executive Officer and President of On-Site no later than 5:00 p.m. Las Vegas time, on , 2004.

Q:	What if I do not return a properly executed proxy?

A:	If you do not return a properly executed proxy form and do not vote at the special meeting, this will have the same effect as a vote AGAINST the approval and adoption of the merger agreement and the merger. If you sign, date and send your proxy form, but you do not specify the manner in which you would like your shares to be voted, your shares will be voted FOR the approval and adoption of the merger agreement and the merger.

Q:	What if I do not send an election form or it is not received before the election deadline?

A:	You bear the risk of delivery and should send your election form by courier, by hand or by fax, with stock certificates delivered by courier or by hand, to the appropriate addresses shown on the election form. If On-Site does not receive a properly completed election form, then you will be deemed to have made no election and will be issued equity units of Cotelligent. You will still be required to deliver your On-Site stock certificates to the exchange agent prior to receiving the merger consideration to which you are entitled.

Within ten business days after the effective time of the merger, the exchange agent will provide stock certificate transmittal materials to the holders of On-Site common stock who have not properly and timely completed the election form. The transmittal materials will contain instructions for surrendering On-Site stock certificates to the exchange agent in exchange for equity units of Cotelligent.

Q:	What if I do not send my stock certificate along with my proxy and election form?

A:	If you timely submit a valid proxy and election form, you will be deemed to have made the election set forth in your election form. Your election will not be adversely affected by the fact that you did not include your stock certificate along with your proxy and election form. Within ten business days after the effective time of the merger, Cotelligent’s exchange agent will provide stock certificate transmittal materials to the holders of On-Site common stock who have properly and timely completed the election form but who have not submitted their stock certificates. The transmittal materials will contain instructions for surrendering On-Site stock certificates to the exchange agent in exchange for the merger consideration.

Q:	Can I change my vote after I have submitted my proxy with voting instructions?

A:	Yes. If you are a record holder of On-Site common stock, there are three ways in which you may revoke your proxy and change your vote at any time before the special meeting:

•	You may send a written notice that you are revoking your On-Site proxy to the Chief Executive Officer and President of On-Site at 5275 S. Arville Street, Suite 104, Las Vegas, Nevada 89118 in time for it to be received before the special meeting.

•	You may complete and submit a new proxy card by mail. The latest dated proxy card actually received before the special meeting will be recorded and any earlier votes will be automatically revoked.

•	You may attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke a proxy you previously submitted.

If your shares of On-Site common stock are held of record in street name by a broker, bank, or other nominee, you must follow directions you receive from the nominee to change or revoke your voting instructions.

Q:	May I change my election once it has been submitted?

A:	Yes. To change your election, you must send the Chief Executive Officer and President of On-Site a written notice revoking any election previously submitted. You may at that time provide a new election, but if you fail timely to submit a subsequent election your shares will be treated as non-election shares. You may also revoke your election by withdrawing your On-Site common stock certificates, or by withdrawing your bank or broker’s guarantee of delivery of your certificates. To be effective, your change or revocation of election must be received by On-Site prior to 5:00 p.m., Las Vegas time, on the date of the election deadline.

Q:	How soon after the merger is completed can I expect to receive my equity units of Cotelligent or cash/equity units of Cotelligent?

A:	Cotelligent will work with its exchange agent to distribute the merger consideration as promptly as practicable following the consummation of the merger.

Q:	Will the merger be completed if shareholders of On-Site do not approve it?

A:	No. The merger agreement and the merger must be approved by a majority of the then outstanding shares of On-Site common stock as of the record date. Otherwise, it will not be completed. Directors and executive officers of On-Site, who directly or indirectly hold approximately 54% of the outstanding shares of On-Site common stock, have entered into voting agreements under which they are obligated to vote in favor of the merger.

Q:	What if I oppose the merger? Do I have appraisal rights?

A:	On-Site shareholders who do not vote in favor of the merger agreement and otherwise comply with all of the procedures of Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes will be entitled to receive payment in cash of the estimated fair value of their respective shares of On-Site common stock as ultimately determined under the statutory process. This value could be more, the same as or less than the merger consideration. A copy of this provision is attached as Appendix B to this proxy statement/prospectus.

Q:	Will the shares of Cotelligent common stock issued in the merger be quoted for trading?

A:	Yes. The Cotelligent common stock is currently quoted on the OTC Bulletin Board under the symbol “CGZT.” After the merger, the Cotelligent common stock (including the shares issued in the merger) will continue to be quoted on the OTC Bulletin Board. Generally, securities traded on the OTC Bulletin Board are thinly traded and, as a result, we cannot guarantee that you will be able to dispose of your shares of Cotelligent common stock after the merger.

Q:	What impact will the merger have on Cotelligent and its stockholders?

A:

As a result of the merger, but prior to the exercise of any of the warrants issued to On-Site shareholders in the merger or any outstanding Cotelligent stock options, persons who were Cotelligent shareholders before the merger will own approximately 57.17% of the outstanding shares of Cotelligent common stock, and On-Site shareholders will own approximately 42.83% of the outstanding shares of Cotelligent common stock. If all of the warrants issued to On-Site shareholders in the merger are exercised, but outstanding Cotelligent stock options remain unexercised, On-Site shareholders will own approximately 52.91% of the outstanding shares of Cotelligent common stock. If all warrants issued to On-Site shareholders in the merger are exercised, and all outstanding Cotelligent stock options that have an exercise price equal to or less than $0.25 and are vested or will become vested in the next two years are exercised, On-Site shareholders will own approximately 49.22% of the outstanding shares of Cotelligent common stock. Cotelligent’s current Board of Directors and Senior Management will continue to serve in such capacities following the consummation of the merger. The merger, together with future issuances of equity interests in Cotelligent on the exercise of the warrants, could result in a change of ownership under Section 382 of the Internal Revenue Code, which would significantly limit Cotelligent’s ability to use net operating loss carry-forwards to reduce future taxable income.

Q:	When do you expect the merger to be completed?

A:	Cotelligent and On-Site are working to complete the merger promptly, and hope to complete the merger in the first quarter of 2004. However, delays in satisfying the conditions to the obligations of Cotelligent and On-Site to complete the merger could delay completion.

Q:	Who should I call with questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact On-Site’s President and Chief Executive Officer, Loren Willman, at (702) 260-1000.

SUMMARY

This summary, together with the preceding Questions and Answers section, highlights the important information contained in this proxy statement/prospectus but may not contain all of the information that may be important to you. We urge you to read carefully this entire proxy statement/prospectus and the other documents to which it refers to understand fully the merger and its consequences to you. See “Where You Can Find More Information” on page 104. Each item in this summary includes a page reference directing you to a more complete description of that item elsewhere in this proxy statement/prospectus.

The Companies

Cotelligent, Inc. (page 53)

Cotelligent creates customized business solutions that enhance existing applications, integrate disparate systems and extend its clients’ environment with mobile and Web technologies. Cotelligent develops solutions on a foundation of reusable design components and patterns that give clients flexibility and agility for future requirements. Cotelligent also provides maintenance and support for software products licensed to its clients in connection with the solutions it develops. Cotelligent’s clients include companies in the automotive, distribution and consumer package goods industries. The principal executive offices of Cotelligent are at 100 Theory, Suite 200, Irvine, California 92612, and its telephone number at that address is (949) 823-1600. Cotelligent’s common stock is quoted on the OTC Bulletin Board under the symbol “CGZT.”

On-Site Media, Inc. (page 82)

On-Site develops enabling digital technologies and production services aimed at providing complete solutions for video content creation, distribution, scripting and playback for companies with digital display channels and networks. The principal executive offices of On-Site are at 5275 S. Arville Street, Suite 104, Las Vegas, Nevada 89118, and its telephone number at that address is (702) 260-1000. There is no established trading market for On-Site’s common stock.

The Merger (page 26)

We are proposing a merger in which On-Site will merge into Watchit Media, a wholly-owned subsidiary of Cotelligent, and On-Site will cease to exist. Watchit Media will remain as the surviving corporation after the merger and will remain a wholly-owned subsidiary of Cotelligent. The current directors and officers of both Cotelligent and Watchit Media will continue to serve in the same capacity following the consummation of the merger. Mr. Loren Willman, On-Site’s current President and Chief Executive Officer will serve as the Vice President of Narrowcasting Technology for Watchit Media following the consummation of the merger, but will not serve as an officer or director of Cotelligent or as a director of Watchit Media.

After the merger but prior to the exercise of any of the warrants issued to On-Site shareholders in the merger or any outstanding Cotelligent stock options, persons who were Cotelligent shareholders before the merger will own approximately 57.17% of the outstanding shares of Cotelligent common stock, and On-Site shareholders will own approximately 42.83% of the outstanding shares of Cotelligent common stock. If all of the warrants issued to On-Site shareholders in the merger are exercised, but outstanding Cotelligent stock options remain unexercised, persons who were Cotelligent shareholders before the merger will own approximately 47.09% of the outstanding shares of Cotelligent common stock, and On-Site shareholders will own approximately 52.91% of the outstanding shares of Cotelligent common stock. If all warrants issued to On-Site shareholders in the merger are exercised, and all outstanding Cotelligent stock options that have an exercise price equal to or less than $0.25 and are vested or will become vested in the next two years are exercised, On-Site shareholders will own approximately 49.22% of the outstanding shares of Cotelligent common stock.

Merger Consideration (page 40)

Aggregate Consideration from Cotelligent (page 31)

The merger agreement provides that upon the consummation of the merger, the aggregate consideration paid to the On-Site shareholders will be:

•	$650,000 in cash,

•	10,679,612 shares of Cotelligent common stock, and

•	Warrants to purchase 5,339,806 shares of Cotelligent common stock at an exercise price of $0.25 per share, which warrants will expire on the second anniversary of the closing date. The form of warrant is attached hereto as Appendix C.

On-Site shareholders will receive shares of Cotelligent common stock and warrant shares in a ratio of 2:1, and this combination of shares and warrant shares is referred to as an “equity unit.”

Election by On-Site Shareholders (page 31)

Subject to the restrictions described below, you may elect to receive equity units only or a combination of cash and equity units in exchange for each of your shares of On-Site common stock. An election to receive equity units is referred to as an “equity election,” and an election to receive a combination of cash and equity units is referred to as a “cash/equity election.” You will not have the option to receive cash only in exchange for your shares of On-Site common stock.

If you make an equity election, you will receive 0.3107402973 equity units in exchange for each share of On-Site common stock, which would be comprised of 0.6214805946 shares of Cotelligent common stock, and 0.3107402973 warrant shares.

If you make a cash/equity election, you will receive the following in exchange for each share of On-Site common stock:

•	cash equal to $650,000 divided by the total number of shares of On-Site common stock making the cash/equity election, and

•	the remaining equity units divided by the total number of shares of On-Site common stock making the cash/equity election.

In order to select the form of consideration you will receive in the merger, you must complete and return the enclosed election form on or before 5:00 p.m., Las Vegas time, on the date specified in the election form. If you do not return a properly completed election form by the election deadline, you will be deemed to have made an equity election. Complete information on the election procedure can be found in the section entitled “The Merger Agreement — Election and Exchange Procedure” on page 41.

On-Site Board of Directors Unanimously Recommends Shareholder Approval (page 29)

The Board of Directors of On-Site has unanimously determined that the merger is advisable, fair to and in the best interests of On-Site’s shareholders, and that On-Site enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement and that the terms of the merger agreement, including the consideration to be paid to On-Site’s shareholders, are fair to and in the best interest of On-Site’s shareholders. On-Site’s Board of Directors unanimously recommends that On-Site’s shareholders vote FOR approval of the merger agreement.

Interests of Certain Persons in the Merger and Possible Conflicts of Interest (page 37)

In considering the recommendation of the On-Site Board of Directors that the merger agreement be adopted, On-Site shareholders should be aware that certain On-Site executive officers and directors have interests in the merger that are, or may be, different from the interests of other On-Site shareholders. They include the following:

•	At the closing of the merger, Loren Willman, On-Site’s President, Chief Executive Officer and a member of On-Site’s Board of Directors, will enter into an employment agreement with Watchit Media. A discussion of the material provisions of the employment agreement can be found in the section entitled “Other Agreements — Employment Agreement” on page 48.

•	The merger agreement provides that the surviving corporation will pay Kenneth Maul, On-Site’s Secretary and Treasurer and a member of On-Site’s Board of Directors, a $100,000 consulting fee within five business days following completion of the merger as compensation for certain services provided by Mr. Maul over the course of the transaction.

•	Kenneth Maul and John Slitz, a member of On-Site’s Board of Directors, are the co-managing partners of Las Vegas Venture Fund I, LLC, which holds 100,000 shares of Cotelligent common stock. In addition, Messrs. Maul and Slitz are the co-managing partners of M&S Investments LLC, which holds 35,000 shares of Cotelligent common stock.

•	Kenneth Maul holds 225,000 shares of Cotelligent common stock in his retirement account.

The On-Site Special Meeting

Time, Place and Matters to Be Voted Upon (page 23)

The special meeting of On-Site shareholders will be held on             , 2004, at 10:00 a.m., local time, at                         . At the On-Site special meeting, its shareholders will be asked to approve the merger agreement. No other business may be brought at the On-Site special meeting.

Record Date and Vote Required (page 23)

You may cast one vote for each share of On-Site common stock that you owned at the close of business on             , 2004, the record date for the On-Site special meeting. Approval of the merger agreement requires a majority of the votes represented by all shares of On-Site common stock outstanding on the record date. As of the record date, directors and executive officers of On-Site owned, directly or indirectly, an aggregate of 12,140,311 issued and outstanding shares of On-Site common stock over which they had or shared the power to vote or direct the voting, representing in the aggregate approximately 53% of the votes which may be cast at the On-Site special meeting. All the directors and executive officers of On-Site have agreed to vote all these shares in favor of the merger agreement.

Mr. Willman has the right to vote, directly or indirectly, 10,365,967 shares of On-Site common stock, representing approximately 45% of the votes which may be cast at the On-Site special meeting, and pursuant to a voting agreement, he has irrevocably agreed to make the cash/equity election with respect to all such shares. Messrs. Maul and Slitz have the right to vote, directly or indirectly, 1,774,344 shares of On-Site common stock in the aggregate, representing approximately 8% of the votes which may be cast at the On-Site special meeting, and pursuant to voting agreements, they have irrevocably agreed to make the equity election with respect to all such shares. For an illustration of how their elections may affect the remaining shares, see “The Merger — What On-Site Shareholders Will Receive – Illustration of Election” on page 32.

Voting Agreements (page 36)

As a condition to Cotelligent entering into the merger agreement, each of the directors and executive officers of On-Site entered into a voting agreement.

Reasons for the Merger (page 28 and page 30)

On-Site’s Board of Directors unanimously determined that the merger agreement and the merger consideration were in the best interest of On-Site and its shareholders and unanimously recommends that On-Site’s shareholders vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

In its deliberations and in making its determination, On-Site’s Board of Directors considered many factors including, without limitation, the following:

•	information with respect to the businesses, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both On-Site and Cotelligent;

•	the relationship of the merger consideration to the historical prices of On-Site’s common stock;

•	its belief that the market value of Cotelligent’s common stock prior to the execution of the merger agreement offered favorable prospects for future appreciation which exceeded what they projected On-Site could achieve independently;

•	the fact that Cotelligent is publicly held and the merger would provide On-Site shareholders, whose investments currently are in a privately held company, greater liquidity since Cotelligent’s stock is quoted on the OTC Bulletin Board;

•	its belief that the wide range of products which Cotelligent will be able to offer to its customers after the merger will increase customer loyalty, lead to cross-selling opportunities and generally enhance On-Site’s competitive position in the community in which it operates; and

•	the effect of the proposed merger on the customers and employees of On-Site and the community in which it operates.

Cotelligent’s Board of Directors concluded that the merger is in the best interests of Cotelligent and its stockholders. In deciding to approve the merger, Cotelligent’s Board of Directors considered a number of factors, including:

•	On-Site’s compatibility with Cotelligent and its subsidiaries;

•	a review of the demographic, economic and financial characteristics of the markets in which On-Site operates; and

•	management’s review of the business, operations, earnings, and financial condition of On-Site.

The Merger Agreement (page 40)

The merger agreement is attached to this proxy statement/prospectus as Appendix A. Please read the merger agreement carefully and in its entirety. It is the legal document that governs the merger.

Effective Time of the Merger (page 40)

The merger will become effective shortly after all the conditions to the completion of the merger have been satisfied or waived, when Cotelligent and On-Site deliver articles of merger to the Nevada Secretary of State and a certificate of merger to the Delaware Secretary of State and the Secretaries of State have filed the articles of merger and certificate of merger delivered to them. Although we can give you no assurances, we currently expect that the merger will be completed shortly after the conclusion of the On-Site special meeting.

Conditions to the Merger (page 43)

The completion of the merger depends on a number of conditions being satisfied or, where applicable, waived, including:

•	approval of the merger agreement by the shareholders of On-Site,

•	receipt of all governmental and third party approvals required to complete the transactions contemplated by the merger agreement,

•	the continued accuracy of the representations and warranties of On-Site, Cotelligent and Watchit Media in the merger agreement and compliance by each of them with all their respective covenants under the merger agreement,

•	no more than three percent of the outstanding shares of On-Site common stock exercising their dissenters’ rights, and

•	the non-occurrence of any event having a material adverse effect on the condition (financial or otherwise), assets, liabilities, rights, obligations, operations, business or prospects of On-Site.

As a condition precedent to closing the merger, On-Site has agreed to obtain the consent of two of its partners whose contracts with On-Site require consent to assignment upon a change of control of On-Site. On-Site’s other contracts do not require a consent to assignment upon a change of control of On-Site. Both On-Site and Cotelligent believe that On-Site’s partners are committed to continuing their relationship with On-Site through Watchit Media, as the surviving corporation. While neither On-Site nor Cotelligent can make any assurances that On-Site’s partners will renew or extend their contracts following expiration, neither On-Site nor Cotelligent has received notice of, or any other indication that, such partners will cease doing business with Watchit Media.

Agreement Not to Solicit Other Acquisition Proposals (page 45)

On-Site has agreed that it will not solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal which is or may reasonably be expected to lead to an “acquisition proposal,” which is defined as an inquiry, offer or proposal to merge, reorganize, consolidate, exchange shares, recapitalize, combine, liquidate, dissolve or other similar action involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of its assets, or at least 10% of the equity securities of On-Site, or any tender offer or exchange for 20% or more of the outstanding shares of On-Site, or any public announcement of an acquisition proposal.

Indemnification (page 46)

The merger agreement contains standard provisions for indemnification from liability for breaches of the representations, warranties, covenants, and other obligations of the parties. In addition, Cotelligent may seek indemnification to recover amounts owed to it as a result of certain purchase price adjustments contemplated by the merger agreement, and any amounts which Cotelligent is required to pay to settle certain claims pending against On-Site in excess of an agreed upon settlement allowance. Under the merger agreement, the obligation to indemnify Cotelligent is solely the obligation of the directors and executive officers of On-Site, all of whom are signatories to the merger agreement. On-Site shareholders, other than the directors and executive officers, have no indemnification obligations under the terms of the merger agreement.

Termination (page 45)

Cotelligent and On-Site may together agree to terminate the merger agreement at any time before completing the merger, even after On-Site’s shareholders have approved it.

Also, either Cotelligent or On-Site may decide, without consent of the other, to terminate the merger agreement if

•	any court or other governmental entity has issued a final and nonappealable order or taken any final and nonappealable action restraining, enjoining or otherwise prohibiting the merger, or

•	the merger has not been completed by May 22, 2004, as a result of failure of a condition precedent to closing, and such failure has not been caused by the failure of the party seeking termination to comply with its obligations in the merger agreement, or

•	the other party materially breaches any provision of the merger agreement and the breach is not cured within 15 days of the terminating party giving notice of the breach to the other party.

Cotelligent may terminate the merger agreement without the consent of On-Site if

•	the Board of Directors of Cotelligent or Watchit Media determines that the termination of the merger agreement is necessary to satisfy the Board’s fiduciary duties, or

•	Cotelligent or Watchit Media is not reasonably satisfied in its sole discretion with its due diligence investigation of On-Site.

Fees and Expenses (page 46)

In general, whether or not the merger is completed, Cotelligent and On-Site will each pay their own fees and expenses.

Other Agreements (page 48)

Employment Agreement (page 48)

In anticipation of the post-merger transition of On-Site’s business, Cotelligent, On-Site and Watchit Media have agreed that Watchit Media will retain the services of Loren Willman, On-Site’s President, Chief Executive Officer and a member of On-Site’s Board, pursuant to an employment agreement to be executed at the closing of the merger. Following the merger, Mr. Willman will serve as Watchit Media’s Vice President of Narrowcasting Technology.

Business Development Agreement (page 48)

In anticipation of the merger, Cotelligent and On-Site wanted to immediately begin working together to market On-Site’s existing products and services to new customers and to develop new products and services that could be marketed to existing On-Site customers and new customers. Therefore, on November 24, 2003, Watchit Media and On-Site entered into a business development agreement, which will continue in effect until the consummation of the merger or the termination of the merger agreement.

Material Federal Income Tax Consequences of the Merger (page 50)

Each of Cotelligent and On-Site expects the merger to qualify as a reorganization for U.S. federal income tax purposes. Assuming the merger qualifies as a reorganization for federal income tax purposes, On-Site shareholders will only recognize gain, if any, up to the amount of cash they receive in the merger. In addition, On-Site shareholders will recognize gain or loss, as the case may be, to the extent they receive cash in lieu of the receipt of a fractional share of Cotelligent common stock.

The discussion of material U.S. federal income tax consequences of the merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any foreign, state or local taxes. Cotelligent and On-Site strongly urge each holder of On-Site common stock to consult his or her tax advisor to determine the particular U.S. federal, state, or local or foreign income or other tax consequences to that shareholder of the merger.

Comparison of Shareholders’ Rights (page 95)

The rights of On-Site shareholders currently are governed by Nevada law and On-Site’s articles of incorporation and by-laws. On-Site shareholders will receive Cotelligent common stock or warrant shares in the merger, and their rights as Cotelligent shareholders will be governed by Delaware law and Cotelligent’s certificate of incorporation and by-laws, which may differ in material respects from Nevada law and On-Site’s articles of incorporation and by-laws.

Cotelligent Common Stock (page 91)

Cotelligent common stock is quoted on the OTC Bulletin Board under the symbol “CGZT.” After consummation of the merger, the Cotelligent common stock will continue to be quoted on this exchange, including the shares of Cotelligent common stock issuable in the merger. A discussion regarding the liquidity of Cotelligent common stock can be found in the section entitled “The Merger — Public Trading Markets” on page 35.

Dissenters’ Rights (page 102)

On-Site shareholders may dissent from the merger and, upon complying with the requirements of Nevada law, receive cash in the amount of the fair value of their shares instead of shares or warrants for shares of Cotelligent common stock. If you properly dissent, your shares will not be converted in the merger into the right to receive Cotelligent common stock or warrant shares, unless you fail to perfect or withdraw, or otherwise lose, your dissenters’ rights. If you fail to perfect or withdraw or lose your dissenters’ rights, your shares of On-Site common stock will be treated as if they were converted in the merger into equity units of Cotelligent and any cash in lieu of fractional shares, without interest thereon. If the holders of more than three percent of the outstanding On-Site common stock dissent from the merger, Cotelligent can terminate the merger agreement. See “The Merger — Dissenters’ Rights” on page 37 of this document and Appendix B to this proxy statement/prospectus.

A copy of the section of the Nevada Revised Statutes pertaining to appraisal rights is attached as Appendix B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Resales of Cotelligent Common Stock (page 36)

The shares of Cotelligent common stock to be issued in the merger have been registered under the Securities Act of 1933 and therefore may be resold without restriction by all former shareholders of On-Site who are not deemed to be “affiliates” of either Cotelligent or On-Site. An affiliate of On-Site who receives shares of Cotelligent common stock in the merger would be unable to resell such shares in the absence of registration of such resales under the Securities Act or the availability of an exemption from such registration.

Accounting Treatment (page 39)

Cotelligent intends to account for the merger as a “purchase” of On-Site by Cotelligent under the purchase method of accounting in accordance with the generally accepted accounting principles of the United States.

MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth, for the periods indicated, the high and low sales prices for the common stock of Cotelligent. The common stock was listed on the NYSE under the symbol “CGZ,” until October 11, 2001, when it was listed on the OTC Bulletin Board, and then moved to the OTC Pink Sheets on September 25, 2002 (the OTC Bulletin Board prices are interdealer prices, do not include retail markups, markdowns, or commissions and may not represent actual transactions). The Cotelligent common stock is currently quoted on the OTC Bulletin Board under the symbol “CGZT.”

Calendar quarter	High	Low
2002
First quarter	0.50	0.25
Second quarter	0.75	0.40
Third quarter	0.65	0.11
Fourth quarter	0.62	0.16

2003
First quarter	0.45	0.25
Second quarter	0.35	0.20
Third quarter	0.38	0.21
Fourth quarter	0.30	0.13

2004
First quarter (through February 2)	0.22	0.18

There is no established trading market for On-Site common stock.

Recent Share Price Data

The closing sales price per share of Cotelligent common stock as reported on the OTC Bulletin Board on November 24, 2003, the last completed trading day prior to the announcement of the merger agreement, was $0.13 per share.

On February 2, 2004, the closing sales price of Cotelligent common stock on the OTC Bulletin Board was $0.20 per share.

As of February 2, 2004, there were approximately 733 shareholders of record of Cotelligent common stock, as shown on the records of Cotelligent’s transfer agent, and approximately 224 shareholders of record of On-Site common stock.

Dividends

Cotelligent has never declared or paid cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. Cotelligent presently expects that it will retain all future earnings, if any, for use in its operations and the expansion of its business. To date, On-Site has not declared or paid cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. If the merger does not occur, On-Site presently expects that it will retain all future earnings, if any, for use in its operations and the expansion of its business. The merger agreement prohibits On-Site from declaring or paying any dividends on its capital stock before the closing of the merger.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” on page 21, you should carefully consider the risks described below in determining whether to approve the merger agreement and make an equity election or cash/equity election. If any of these risks actually occur, Cotelligent’s business, results of operations and financial condition could be materially adversely affected, the trading prices of Cotelligent’s common stock could decline, and you could lose part of your investment.

Risks Related to the Merger

The number of shares of Cotelligent common stock and warrants to purchase Cotelligent common stock to be issued to On-Site shareholders in the merger is fixed, and therefore, On-Site shareholders cannot be sure of the market value of the shares of Cotelligent common stock and warrants to purchase Cotelligent common stock that they will receive in the merger.

Upon consummation of the merger, Cotelligent will issue 10,679,612 shares of Cotelligent common stock and warrants to purchase 5,339,806 shares of Cotelligent common stock. To the extent an On-Site shareholder makes the equity election, such shareholder will receive 0.3107402973 equity units in exchange for each share of On-Site common stock, which will be comprised of 0.6214805946 shares of Cotelligent common stock and 0.3107402973 warrant shares. To the extent an On-Site shareholder makes the cash/equity election, the number of equity units to which the shareholder is entitled will vary depending on the total number of shares of On-Site common stock that make the cash/equity election. However, the aggregate number of shares of Cotelligent common stock and warrants to purchase Cotelligent common stock will not be adjusted in the event of any change in the fair market value of Cotelligent common stock before the effective time of the merger. Therefore, On-Site shareholders cannot be sure of the market value of Cotelligent common stock or warrants to purchase Cotelligent common stock that they will receive in the merger.

To the extent that an On-Site shareholder makes the cash/equity election, the cash portion of such consideration will depend upon the number of On-Site shares making the cash/equity election.

Upon consummation of the merger, Cotelligent will distribute $650,000 in cash, representing the cash portion of the merger consideration, to the On-Site shareholders who have made the cash/equity election. The actual amount of cash that will be distributed to an individual On-Site shareholder making the cash/equity election will depend on the aggregate number of On-Site shares that make the cash/equity election. As the number of On-Site shares making the cash/equity election increases, the amount of cash received for each On-Site share will decrease and the amount of equity units received for each On-Site share will increase. Mr. Loren Willman, President and Chief Executive Officer of On-Site, has entered into a voting agreement and irrevocable proxy under which he has agreed to make the cash/equity election with respect to the 10,365,967 shares that he directly or indirectly holds.

Cotelligent may not realize fully the cost savings and other benefits it expects to realize as a result of the merger. This may adversely affect Cotelligent’s earnings and financial condition.

Although On-Site and Cotelligent expect significant benefits to result from the merger, Cotelligent may not realize any of these anticipated benefits. The merger involves the integration of two companies that have previously operated independently. The value of Cotelligent common stock following consummation of the merger may be affected by the degree of success in achieving the benefits expected to result from consummation of the merger. Achieving these benefits will depend in part upon meeting the challenges inherent in the successful combination of two business enterprises and upon the possible resulting diversion of management attention for an extended period of time. Challenges like these may not be met and may negatively impact the operations of Cotelligent following the merger. Delays encountered in the transition process could have a material adverse effect upon the sales, level of expenses, operating results and financial condition of Cotelligent. See “The Merger — On-Site’s Reasons for the Merger” on page 28; “The Merger — Recommendation of, and Factors Considered by On-Site’s Board of Directors” on page 29; and “The Merger — Cotelligent’s Reasons for the Merger” on page 30.

Directors and management of On-Site have potential conflicts of interest.

Some of On-Site’s officers and directors have interest in the merger that are different from, or in addition to, your interests, including the following:

•	At the closing of the merger, Loren Willman, On-Site’s President, Chief Executive Officer and a member of On-Site’s Board of Directors, will enter into an employment agreement with Watchit Media.

•	The merger agreement provides that the surviving corporation will pay Kenneth Maul, On-Site’s Secretary and Treasurer and a member of On-Site’s Board of Directors, a $100,000 consulting fee within five business days following completion of the merger as compensation for certain services provided by Mr. Maul over the course of the transaction.

•	Kenneth Maul and John Slitz, a member of On-Site’s Board of Directors, are the co-managing partners of Las Vegas Venture Fund I, LLC, which holds 100,000 shares of Cotelligent common stock. In addition, Messrs. Maul and Slitz are the co-managing partners of M&S Investments LLC, which holds 35,000 shares of Cotelligent common stock.

•	Kenneth Maul holds 225,000 shares of Cotelligent common stock in his retirement account.

For the above reasons, the directors and officers of On-Site could be more likely to favor the merger than if they did not hold these interests. On-Site shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Customer uncertainty related to the merger could harm the combined company.

Cotelligent’s or On-Site’s customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing by Cotelligent’s or On-Site’s customers could adversely affect the business of the combined company.

The market price of Cotelligent common stock may decline as a result of the merger.

The market price of Cotelligent common stock could decline as a result of the merger, based on the occurrence of a number of events, including:

•	the failure to successfully integrate On-Site into Cotelligent; and

•	delays or failure in the integration of On-Site and Cotelligent technology.

Failure to complete the merger could harm Cotelligent’s and On-Site’s business and could cause a decline in Cotelligent’s stock price.

Failure to complete the merger could harm the businesses of Cotelligent and On-Site in a number of ways. The transaction costs, including accounting, legal and certain financial advisory fees, must still be paid, without any offsetting benefits from the merger. Customers and strategic partners may delay or defer decisions concerning either company until the merger is completed or abandoned. In the event On-Site elects to seek another merger or business combination, it may not be able to find another party willing to pay an equal or greater price than the price to be paid in the merger. In addition, if the merger is not completed, the market price of Cotelligent common stock could decline, to the extent that the market price of Cotelligent common stock reflects a market belief that the merger will be completed and its potential benefits realized.

The combined company will depend on key personnel, the loss of whom could harm its business.

The successful integration of On-Site with Cotelligent after the merger will depend in part on the retention of personnel critical to the business operations of the combined company. In connection with the closing of the merger agreement, Loren Willman, President and Chief Executive Officer of On-Site and a member of On-Site’s Board of Directors, will enter into an employment agreement with Watchit Media. Mr. Willman has been in the industry for more than 10 years and has substantial industry knowledge and contacts. If Mr. Willman were to terminate his employment, Watchit Media would lose valuable human capital which could adversely affect its business.

The merger agreement limits On-Site’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for On-Site to sell its business to a party other than Cotelligent. These “no shop” provisions impose restrictions on On-Site, that, subject to certain exceptions, limit On-Site’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of On-Site.

Cotelligent required On-Site to agree to these provisions as a condition to Cotelligent’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of On-Site from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration.

We may not receive any proceeds from the exercise of the warrants.

If the maximum amount of warrant shares contemplated by the merger agreement are issued and subsequently exercised, Cotelligent will receive aggregate gross proceeds of approximately $1.3 million. Given the historical share price and market for Cotelligent common stock, there is no way to know whether the warrants will be in-the-money during the two years following the closing. Consequently, neither Cotelligent nor On-Site can predict whether the warrants will be exercised prior to their expiration or whether any funds from their exercise will be made available to Cotelligent at anytime in the future. Additionally, the exercise of warrants will have dilutive effect on the holders of Cotelligent common stock.

We may lose certain tax attributes as a result of the merger.

At December 31, 2002, Cotelligent had available net operating loss (NOL) carry-forwards of approximately $21.9. Under Section 382 of the Internal Revenue Code of 1986, as amended, the use of prior losses, including NOLs, is limited if a corporation undergoes an “ownership change.” The merger, together with future issuances of equity interests by Cotelligent or the exercise of outstanding warrants or options to purchase Cotelligent stock, may result in an ownership change that is large enough for this limitation to apply. If the limitation applies, Cotelligent may be unable to use a material portion of its available NOL carry-forwards to reduce future taxable income. See “Material Federal Income Tax Consequences of the Merger—Tax Consequences to Cotelligent” on page 51.

Risks Related to Cotelligent and the Combined Company

In the following section discussing risks facing Cotelligent and the combined company following the acquisition of On-Site by Cotelligent, references to “we,” “us,” “our,” and “ours” refers to Cotelligent and its consolidated subsidiaries.

We have a history of operating losses. If we are unable to generate positive cash flow and return to profitability in the near term, we may exhaust our capital.

We have experienced a general reduction in demand for our services. At the same time, we have taken action to divest non-strategic operations and have used the cash proceeds from these divestitures to pay off debt obligations. As a result, we have had adequate working capital to fund our needs as we restructured the business. However, our business has incurred net losses and negative operating cash flows in each of the past three years and our working capital and available cash have also decreased in each of the past three years. For the nine months ended September 30, 2003, we reported a net loss of $12.4 million and for fiscal years ended December 31, 2002, 2001 and the nine months ended December 31, 2000, we reported net losses of $8.7 million, $23.5 million and $38.2 million, respectively. Our cash resources are limited and if our business does not begin to generate revenue, a positive cash flow and return to profitability in the near term, our on-going liquidity and financial viability would be materially adversely affected and we may not be able to pursue our business strategy.

If the electronic business (“eBusiness”), mobile business (“mBusiness”) and Web services markets do not continue to develop, or if their development is delayed, our business could be harmed.

Our future revenues will depend on the development of the eBusiness, mBusiness and Web services markets. The failure of these markets to materialize, or a delay in the development of these markets, could seriously harm our business. The success of eBusiness depends substantially upon the widespread adoption of the Internet as a primary medium for commerce, business applications and communications. Critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service continue to evolve and unforeseen factors may negatively affect the growth of Internet use or the attractiveness of commerce and business communications over the Internet. The success of mBusiness depends on acceptance of wireless data applications for commercial use, the quality of telecommunications and availability of devices supporting wireless applications. Critical issues in the wireless industry include security, cost, accessibility and reliability of service, and further development of wireless technology standards.

We have a limited operating history in the mBusiness and Web services markets.

The uncertainty of our future performance in these markets may impact our ability to market and sell mBusiness and Web services solutions to prospective clients, which would adversely affect our operating results.

We may make acquisitions, which if proven unsuccessful, could negatively affect our future profitability and growth.

We believe the economic landscape has created opportunity for us to invest in, or acquire businesses that have undergone severe downward pressure in revenues, profit, cash and stock price. We may not be able to identify, acquire or profitably manage additional businesses that we may invest in or acquire without substantial costs, delays or other problems. In addition, acquisitions may involve a number of special risks, including:

•	diversion of management’s attention,

•	failure to retain key acquired personnel,

•	risks associated with unanticipated events, circumstances or legal liabilities, and

•	recoverability of acquired intangible assets.

In addition, if the acquired businesses have operating losses or negative operating cash flow, our ability to achieve positive cash flow and profitability, as well as our liquidity, could be adversely affected. Some or all of these risks could adversely affect our operations and financial performance. For example, client satisfaction or performance problems at a single acquired business could adversely affect our reputation and financial results. Further, any businesses acquired in the future may not achieve anticipated revenues and earnings.

Our future growth and ability to differentiate Cotelligent from our competition is, in part, dependent upon our success in developing, marketing and selling our mobile management solution services.

We are developing, marketing and selling mobile management solutions and services. Some of these efforts in the past year have not been successful. In addition, our resources in the mobile management solution area are limited. Nevertheless, we continue to focus on this business as we believe it represents significant opportunity. If we are not able to stay abreast of technical advancements in the market or deliver these solutions and services, our operating results could suffer.

Our software applications may not work as intended.

Part of our strategy is to provide synchronization and transfer of information between disparate systems, platforms and devices, and rapidly implement mobile business solutions. If our software products, including our JASware(TM) products and FastTrack(TM) framework, do not work as intended, we will be unable to provide these solutions to our clients and our business would be adversely affected.

We may need to invest heavily in research and development to keep our software applications viable.

We may need to invest heavily in research and development to keep our software applications and solutions viable in the rapidly changing markets in which we operate. This research and development effort may require significant resources and may not be successful. The investment of significant resources in research and development could adversely affect our liquidity. In addition, our business may be adversely affected if our investment does not result in the development of software applications and solutions that can be used in providing information technology (“IT”) solutions to our clients.

We may be unable to protect our proprietary technology.

Our success in providing mBusiness and Web services solutions depends, in part, upon our proprietary software applications and other intellectual property rights. We rely on a combination of trade secrets, nondisclosure, other contractual arrangements, copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, consultants and clients, and limit access to and distribution of our proprietary information. We cannot be certain that the steps we take in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, infringement claims may be asserted against us in the future, and, if asserted, these infringement claims may be successful. A successful claim against us could have a material adverse effect on our business and results of operations.

We may not be able to establish successful partnerships or strategic alliances, and partnerships and strategic alliances we do establish may not be successful.

Part of our strategy is to form partnerships and strategic alliances with entities that have complementary products, services or technologies which can help us provide complete IT solutions to our clients. Even if we identify suitable candidates, we may not be able to form partnerships or alliances on reasonable commercial terms. In addition, any partnerships or alliances we do establish may not complement our business or help us provide IT solutions to our clients. If we fail to establish successful partnerships or strategic alliances, our ability to provide clients with complete IT solutions could be adversely affected.

We are subject to rapid changes in technology and client preferences.

Our market is characterized by rapidly changing technology, changes in client requirements and preferences, frequent new product and service announcements, and evolving new industry standards and practices that could render our existing proprietary technology obsolete. Our success will depend, in part, on our ability to acquire or license leading technologies useful in our business; enhance our existing software solutions; develop new software solutions and technology that address the increasingly sophisticated and varied needs of existing and prospective clients; and respond to technological advances and evolving industry standards and practices on a cost-effective and timely basis. The development of proprietary technology entails significant technical, financial and business risks. To be successful, we must adapt to the rapidly changing market by continually improving the performance and reliability of our software applications. We could also incur substantial costs to modify our software applications to adapt to these changes. Our business could be adversely affected if we incurred significant costs without adequate results.

We are dependent on continued expansion of the Internet infrastructure.

The recent growth in Internet traffic has caused frequent periods of decreased performance, requiring Internet service providers and users of the Internet to upgrade their infrastructures. If Web usage continues to grow rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If these outages or delays on the Internet occur frequently, overall Web usage could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and dependent upon the speed and reliability of both the Internet and the capacity of the computer equipment used by our customers. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet and to computer equipment in general to alleviate overloading and congestion.

We are subject to government regulation and legal uncertainties.

The Internet is rapidly changing and federal and state regulation relating to the Internet is evolving. Currently, there are few laws or regulations directly applicable to access to the Internet. Due to the increasing popularity of the Internet, laws and regulations have been or may be enacted covering issues such as user privacy, pricing, taxation, content and quality of products and services. The adoption of such laws or regulations could reduce the rate of growth of the Internet, which could materially and adversely affect our business.

Our clients may cancel or delay spending on IT solution initiatives because of the current economic climate.

Since the second half of 2000, many companies have experienced financial difficulties or uncertainty and have begun to cancel or delay spending on technology consulting initiatives as a result. Furthermore, the severe financial difficulties which many start-up Internet companies have experienced have further reduced the perceived urgency by larger companies to begin or continue technology initiatives. If large companies continue to cancel or delay their technology consulting initiatives because of the current economic climate, or for other reasons, our business and results of operations could be adversely affected.

Our revenues and financial condition may be adversely affected by the loss of business from significant clients.

Our revenues are primarily derived from services provided in response to client requests or on an assignment-by-assignment basis. A significant portion of our revenues come from engagements, which are terminable at any time by our clients, generally without penalty. In addition, for the year ended December 31, 2002, our largest client, Kraft Foods, and our ten largest clients accounted for approximately 14% and 65%, respectively, of our revenues. Our clients may not continue to engage us for projects or use our services at historical levels, if at all. If we lose a major client or suffer a reduction in business, our revenues and financial condition may be adversely affected.

If we fail to continue to attract and retain qualified IT professionals, it could harm our business.

Our success depends upon our ability to attract, hire and retain technical consultants, software developers, software engineers and project managers who possess the necessary skills and experience to conduct our business. We continually identify, screen and retain qualified IT professionals to keep pace with client demand for rapidly evolving technologies and varying client needs. We compete for these professionals with our clients, other providers of software solutions and services, systems integrators, providers of outsourcing services, computer systems consultants and temporary staffing companies in a variety of industry segments. Competition for individuals with proven technical skills is intense. In the past, we have experienced difficulties in identifying and retaining qualified IT professionals and, in some instances, we were unable to meet requests for services. We cannot assure that qualified IT professionals will continue to be available to us in sufficient numbers.

Our success is dependent on our key management personnel.

Our operations are dependent on the continued efforts of our executive officers and senior management. In addition, we will likely depend on the senior management of any business we may merge with or acquire in the future. If any of these people are unable or unwilling to continue in his or her present role, or if we are unable to hire, train and integrate new management personnel effectively, our business could be adversely affected.

We face intense competition that could adversely affect our ability to generate revenue and profitability.

We compete with companies that seek to provide solutions to extend the functionality of a company’s enterprise IT system and those that provide mobility solutions. On any project, our competitors will depend, in part, on the industry and/or technology niche needed for the particular client’s business. Our competitors include local, regional and national software firms, IT consulting firms, system integration firms, professional service divisions of applications software firms and the professional service groups of computer equipment companies. We may also compete with larger system integrators. Many of our competitors have greater technical, financial or marketing resources than we have. In addition, we intend to enter new markets and expand our solutions and services offerings through internal growth and acquisitions, and we expect to encounter additional competition from established companies in these areas. If we cannot compete effectively in our industry, our revenues and profitability could be adversely affected.

We do not have a credit facility in place as we operate from existing cash resources.

When we paid off our bank loan on June 30, 2000, our credit facility was terminated. Prior to June 30, 2000, we have relied on our credit facility and positive cash flow to satisfy our liquidity needs. We have not secured additional financing and plan to continue operating using our existing cash resources and cash resources generated from the collection of our accounts receivable. Should we find ourselves in need of more cash, we would have to seek financing and might, as a result, have a short-term liquidity problem. Additionally, we may not be successful in securing financing, or if successful, the terms may not be advantageous to us.

If we are unable to increase our revenues through the deployment of our sales organization, our future growth could suffer.

We re-organized our sales force in 2002, which resulted in significant turnover and the hiring of a number of new sales people. Although we feel this new sales team is better suited than our prior sales force to develop the business we are targeting, we recognize there is an extensive ramp-up time associated with a new sales force and market conditions for our services are competitive. If this new team is not successful in growing the number of profitable client engagements in the near term, our revenues and profitability may not improve. Consequently, our financial performance could be materially and adversely affected.

We face potential liability due to the project nature of our business which often requires our IT professionals to work at our clients’ place of business.

Our IT professionals are often deployed in the workplace of other businesses. As a result of this activity, we could be subject to possible claims of discrimination and harassment, employment of illegal aliens or other similar claims. These types of claims could result in negative publicity for us and money damages or fines. Although we have not had any significant problems in this area, we could encounter these problems in the future.

We are also exposed to liability for actions of our IT professionals while on assignment, including damages caused by employee errors, misuse of client-proprietary information or theft of client property. Because of the nature of our assignments and the related potential liability, we cannot assure that insurance we maintain, if continually available, will be sufficient in amount or scope to cover a loss.

Risks Related to On-Site

In the following section discussing the risks facing On-Site Media, Inc. reference to “we,” “us,” “our,” and “ours” refers to On-Site.

We have a limited operating history.

We have a number of years of operating history and experience in developing, manufacturing, marketing and distributing our digital video technologies in the hotel market, but only limited experience in marketing our services to other markets or in operating our website services. There is a substantial risk of failure associated with new business ventures as a result of problems encountered in connection with our commencement of new operations. These include, but are not limited to, unanticipated problems relating to the marketing and sale of a new service in the marketplace, the entry of new competition, and unknown or unexpected additional costs and expenses that may exceed current estimates. There is limited operating history upon which to base any projections as to the likelihood that we will prove successful in our current business plan, and thus there can be no assurance that we will be successful.

Our sales may not meet our expectations.

Any time a new product or service is introduced into a market, as in the case of the video production products we offer, there is a substantial risk that sales will not meet expectations or even cover the cost of operations. General market conditions might be such that sales will be slow or even non-existent, and/or the product itself might not fit the needs of buyers. While we anticipate the ability to sell our video digital technologies to hotels and other facilities, there is no way to predict the volume of sales that will occur or even if sales will be sufficient to support our future operations. Numerous factors beyond our control may affect the marketability of the video products offered and developed. These factors include consumer demand, market fluctuations, and the proximity and capacity of suppliers. The exact effect of these factors cannot be accurately predicted, but it is possible they may result in our not receiving an adequate return on our invested capital.

Our market is highly competitive.

The video production industry is characterized by intense competition that is based on, among other things, the ability to generate revenue by appealing to hotel owners. In recent years, the video production market has not been dominated by any single entity. There are several companies already established in the video production business, with others seeking to enter the market. Our existing competitors, as well as many potential new competitors, have significantly greater financial and technical resources, more established customer bases, and more established distribution channels than us. Established competitors include Clear Channel, CBS Infinity, Daktronics, Visual Circuour, Applevision, and Adspace. Additionally, as more of these competitors enter into the marketplace, it is likely that we will experience a decrease in sales prices, reduced operating margins, and a loss of market share at a later date. Any one or a combination of the setbacks described herein, or other setbacks to our business, could cause us to fail. There can be no assurance that we will be a successful competitor in the video production industry.

We may be unable to protect our intellectual property and proprietary rights.

Our video products are proprietary in nature and we rely primarily on a combination of trademark, copyright and trade secret laws, as well as confidentiality/nondisclosure agreements to protect our proprietary rights in these products. There can be no assurance, however, that we will be able to effectively protect our intellectual property rights from misappropriation by our competitors. In addition, as the number of software products in the video industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. We may also become subject to such infringement claims, regardless of merit, that are brought by competitors or others. Although we are not currently aware of any infringement claim against us, we may face such claims in the future. Any such infringement claim, litigation arising from such infringement claim and/or the eventual resolution of such infringement claim - particularly if adverse to us - would be costly and result in a diversion of management’s attention from our operations, and would have a material adverse effect on our business and financial condition.

We are dependent on certain key personnel.

Our operations depend to a significant degree on the management efforts of our officers and other key personnel. Our officers and employees are bound by non-competition agreements and key personnel have significant ownership interests in On-Site that extend beyond their employment with us. However, we may not be successful in attracting, assimilating and retaining key personnel in the future. Competition for highly skilled personnel is intense. In addition, Cotelligent may choose not to make offers to certain of our employees in connection with the merger, and other of our employees may choose to leave us or decline offers of employment with Cotelligent, thus, limiting and potentially hampering our ability to operate our business. Failure to attract, assimilate and retain personnel would have a material adverse effect on our operating results and financial condition.

We are dependent on single-source suppliers.

We obtain certain components of our products from one supplier. The failure by that supplier to furnish us with any such components meeting our performance specifications, quality standards or delivery schedules could have a material adverse effect on our business, financial condition and results of operation.

The decline of activity in the tourism industry has a material impact on our business.

A stagnation or downturn in the economy of Nevada, any jurisdiction in which we operate, or the United States as a whole could significantly depress our revenues and have a material adverse effect upon our sales. Not being diversified, we will be particularly vulnerable to adverse economic conditions.

We may have difficulty managing growth.

Our development to date has required and is expected to continue to require, the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand our operations, including our financial and management information systems, and to recruit, train and manage executive staff and employees. We may not be able to manage growth effectively, and the failure to effectively manage growth may have a materially adverse effect on our results of operation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements with respect to the financial condition, results of operations and business of each of On-Site and Cotelligent. These statements may be made directly in this proxy statement/prospectus referring to On-Site or Cotelligent, or may be made part of this proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by Cotelligent, which is known as “incorporation by reference,” and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words or phrases such as “believes,” “expects,” “anticipates,” “estimates,” “feels,” intends,” “plans,” “outlook,” “estimate,” “forecast,” “project,” “position,” “target, “ “assume,” “achievable,” “continue,” “remain,” “maintain,” “seek,” “strive,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions in this document or in documents incorporated by reference.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include those described in “Risk Factors” above, as well as the following:

•	completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all;

•	the merger may be substantially more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	costs or difficulties related to the integration into Cotelligent of newly-acquired businesses, and other businesses Cotelligent expects to acquire, may be greater than it expected.

•	Cotelligent may lose customers or suppliers as a result of the merger;

•	legislative or regulatory changes may adversely affect the businesses in which Cotelligent and On-Site are engaged;

•	adverse changes may occur in the securities markets;

•	changes in interest rates and currency fluctuations may reduce profit margins;

•	the anticipated cost savings of the acquisitions may take longer to be realized or may not be achieved in their entirety;

•	the inability to manage risks inherent in Cotelligent’s and On-Site’s businesses;

•	the impact, extent and timing of technological changes, the adequacy of intellectual property protections and costs associated with obtaining rights in intellectual property claimed by others; and

•	terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and Cotelligent or On-Site.

Because forward-looking statements are subject to risks and uncertainties, actual results of Cotelligent or On-Site may differ materially from those expressed or implied by them. We caution you not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All future written and oral forward-looking statements attributable to Cotelligent and On-Site or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Cotelligent nor On-Site undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE ON-SITE SPECIAL MEETING

Date, Time and Place

We are soliciting proxies on behalf of the Board of Directors of On-Site Media, Inc. for use at the special meeting of On-Site shareholders scheduled to be held on             , 2004 at 10:00 a.m., local time,                         . The sole purpose of the meeting is to vote upon a proposal to approve the merger agreement which is Appendix A to this proxy statement/prospectus.

The Board of Directors of On-Site Media, Inc. has unanimously approved the merger agreement and recommends that the On-Site shareholders vote FOR approval of the merger agreement.

Record Date; Vote Required

Record Date. The On-Site Board of Directors has fixed the close of business on             , 2004, as the record date for the determination of shareholders entitled to receive notice of and to vote at the On-Site special meeting. On the record date, there were 22,837,600 shares of On-Site common stock issued and outstanding. You may vote at the On-Site special meeting only if you held On-Site common stock of record at the close of business on the record date.

Quorum. The presence either in person or by properly executed proxies of the holders of a majority of the shares of On-Site common stock outstanding on the record date will constitute a quorum at the special meeting.

Vote Required. Each share of On-Site common stock is entitled to one vote on each matter properly brought to a vote of the On-Site shareholders. The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of On-Site common stock outstanding at the close of business on the record date. Therefore, a failure to vote or a vote to abstain will have the same legal effect as a vote against the merger agreement.

Brokers who hold shares of On-Site common stock in “street” name as nominees for customers who are the beneficial owners of such shares will not have authority to vote such shares on the merger proposal unless the brokers receive specific voting instructions from such customers. Shares of On-Site common stock represented by proxies signed and returned by a broker holding such shares in “street” name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted. Votes which are not cast by brokers because they received no instructions from one or more of their customers are known as “broker non-votes” and will have the same effect as a vote against the merger agreement.

Because approval of the merger agreement requires approval by at least a majority of the votes represented by all outstanding shares of On-Site common stock, and because failures to vote and broker non-votes will have the same effect as negative votes, the On-Site Board of Directors urges On-Site shareholders to respond to this proxy solicitation, whether by U.S. mail via the enclosed, postage-paid envelope, or by instructions given to your broker.

Directors’ and Executive Officers’ Votes. As of the On-Site record date, directors and executive officers of On-Site owned, directly or indirectly, an aggregate of 12,140,311 issued and outstanding shares of On-Site common stock over which they had or shared the power to vote, representing in the aggregate approximately 53% of the votes which may be cast at the On-Site special meeting. All the directors and officers of On-Site have advised On-Site that they intend to vote all these shares for approval of the merger agreement. In addition, three directors and executive officers of On-Site have entered into voting agreements and irrevocable proxies with Cotelligent to vote an aggregate of 12,140,311 shares, representing approximately 53% of the votes which may be cast at the special meeting, for approval of the merger agreement. See “The Merger — Voting Agreements” on page 36.

Voting and Revocation of Proxies

Record holders of On-Site common stock may submit proxies by completing and mailing the proxy card that accompanies this proxy statement/prospectus. Shares of On-Site common stock represented by a proxy properly signed and received by On-Site at or before the On-Site special meeting will, unless subsequently revoked, be voted in accordance with the holder’s instructions.

To submit a written proxy by mail, a record holder of On-Site common stock should complete, sign, date and mail the proxy card provided with this proxy statement/prospectus in accordance with the instructions set forth on the card. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of On-Site common stock represented by the proxy will be voted FOR approval of the merger agreement.

A beneficial owner of On-Site common stock whose shares are held of record in “street name” by a broker, bank, custodian or other nominee should follow the voting instructions received from the nominee.

A record holder of On-Site common stock may revoke his or her proxy and change his or her vote at any time before the On-Site special meeting in any one of three ways:

•	The shareholder may send a written notice that the shareholder is revoking the proxy to the Chief Executive Officer and President of On-Site at 5275 S. Arville Street, Suite 104, Las Vegas, Nevada 89118, in time for it to be received before the meeting.

•	The shareholder may complete and submit a new proxy card by mail. The latest dated proxy On-Site actually receives by mail prior to the special meeting will be recorded and any earlier votes will be revoked.

•	The shareholder may attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke the shareholder’s proxy.

An On-Site shareholder whose shares are held of record by a broker or other nominee must follow the nominee’s instructions for revocation.

Under On-Site’s bylaws, no business other than consideration of the merger agreement may be acted upon at the On-Site special meeting. The persons appointed as proxies will have discretion to vote on adjournment of the special meeting. The adjournment may be for the purpose of soliciting additional proxies. However, shares represented by proxies voting against approval of the merger agreement will be voted against a proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

Solicitation of Proxies

On-Site will solicit proxies for the special meeting primarily by mail. However, if necessary to ensure satisfactory representation at the special meeting, On-Site may also solicit proxies by telephone, telegraph, fax and personal interview by employees of On-Site, none of whom will receive special compensation for such services. Also, we request brokerage houses, nominees, fiduciaries and other custodians holding On-Site common stock of record to forward soliciting materials to beneficial owners, and will reimburse them for their reasonable expenses incurred in sending materials to beneficial owners.

On-Site shareholders should read the enclosed election form and letter of transmittal for instructions for surrendering their On-Site stock certificates to receive their elected merger consideration.

Ownership of On-Site Common Stock by Management and Major Shareholders

The following table shows the beneficial ownership of On-Site common stock as of the record date for the special meeting, by (1) each director of On-Site, (2) On-Site’s chief executive officer and its three other most highly compensated executive officers during On-Site’s fiscal year ended April 30, 2003, (3) all persons who are known by On-Site to own beneficially more than 5% of the outstanding shares of On-Site common stock, and (4) On-Site’s directors and officers as a group:

	Shares owned beneficially(1)
Name	Number	Percent
Loren W. Willman	10,365,967	45.4%
Kenneth L. Maul (2)	1,674,344	7.3%
John F. Slitz, Jr (3).	200,000	*
Mark Valenti (4)	1,292,836	5.7%

All executive officers and directors as a group (3 persons)	12,140,311	53.2%

*	Less than 1%.
(1)	The persons listed have the sole power to vote and dispose of shares beneficially owned by them except as otherwise indicated.
(2)	Kenneth L. Maul has the sole power to vote 1,574,344 shares held individually by him and the shared power to direct the voting of 100,000 shares held by Las Vegas Venture Fund I, LLC, of which he and John F. Slitz, Jr. are co-managing partners.
(3)	John F. Slitz, Jr. has the sole power to direct the voting 100,000 shares held by the Slitz Family Trust, of which he is the Trustee, and the shared power to direct the voting of 100,000 shares held by Las Vegas Venture Fund I, LLC, of which he and Kenneth L. Maul are co-managing partners.
(4)	Mark Valenti was formerly the Vice President and Treasurer of On-Site.

THE MERGER

This discussion of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the Agreement and Plan of Merger dated as of November 24, 2003, by and among Cotelligent, Watchit Media USA, Inc. (as assignee of Recency Media), On-Site and Certain Stockholders of On-Site, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference.

General

The merger agreement provides for the merger of On-Site into Watchit Media. At the effective time of the merger, the separate corporate existence of On-Site will cease and Watchit Media will remain as the surviving corporation in the merger and a wholly-owned subsidiary of Cotelligent. Each share of Cotelligent common stock issued and outstanding before the merger will remain an issued and outstanding share of Cotelligent common stock after the merger. On-Site common stock outstanding at the effective time of the merger will be converted by the merger, at the election of the shareholder, into either equity units (consisting of Cotelligent common stock and warrant shares in a 2:1 ratio) or a combination of cash and equity units as described under “The Merger – What On-Site Shareholders Will Receive” on page 31. The merger will become effective when the Secretary of State of Nevada will have filed the Nevada articles of merger and the Secretary of State of Delaware will have filed the Delaware certificate of merger, or such other time as is set forth in the Nevada articles of merger and the Delaware certificate of merger.

Background to the Merger

The management of both Cotelligent and On-Site have continually evaluated alternative strategies and approaches to improving their competitive positions, operating performance and stockholder value over the past several years. This evaluation has included the analysis of combining with another company in a merger, acquiring other companies and/or assets in their competitive markets to increase size and scale, partnerships, alliances and other significant transactions.

In April 2001, Michael Porter, Senior Partner of Cotelligent’s investor relations firm Porter, Levay and Rose, introduced Cotelligent to Ken Maul, who is an investor and director of On-Site. On-Site is in the business of providing narrowcasting products and services to the gaming and hospitality industries. Headquartered in Las Vegas, Nevada, On-Site was founded by its current president, Loren Willman, in 1993. At the time of the introduction, On-Site was working to raise capital in a private placement, and Cotelligent was asked if such an investment would be of interest. Cotelligent’s Vice President of Corporate Development, Steve Machiorlette, was assigned to conduct a thorough evaluation of the On-Site investment opportunity, including an analysis of the narrowcasting industry. Mr. Lavelle also visited On-Site’s offices at that time and met its executive team.

The results of Cotelligent’s investment analysis indicated that the narrowcasting industry was in its early stages of development. Formally known as closed circuit television, the delivery of video content to private venues via the Internet and other advancing technologies appeared to have broad market appeal but, at the time, was growing modestly. The industry’s modest growth was attributed to sluggish economic conditions putting pressure on discretionary expenditures, including both advertising and the purchase of ‘new’ technology; both are key industry growth drivers.

Due to these factors, Cotelligent management decided not to make an investment of its capital at that time. However, based on the knowledge of the narrowcasting industry it had gained, James Lavelle, Cotelligent’s Chief Executive Officer, began following the narrowcasting industry and maintained contact with Mr. Maul. Between 2001 and 2003, as economic conditions declined then began to improve, spending on narrowcasting declined then began to increase. At the same time, the technology employed continued to improve the capacity, functionality, and delivery of video content with lower cost, higher quality hardware. According to CAP Ventures, a UK based market research firm, spending on narrowcasting products and services in 2002 was approximately $390 million. Spending in 2006 is expected to increase to over $2.0 billion. The CAP Ventures report also indicated in its Market Overview that the narrowcasting market maturity curve was moving from the “Early Adaptor” phase to the “Growth” phase during the 2003 to 2006 timeframe.

By mid-2003, the business model best suited to the narrowcasting market opportunity brought together video media, Internet, system integration, and creative capabilities. These capabilities could be realized by combining Cotelligent and On-Site.

On August 27, 2003, Mr. Lavelle and Mr. Maul met to discuss the possibility of a business combination. Cotelligent’s contribution to the combined entity would be its network/system integration expertise, internet media development experience, corporate infrastructure, positive cash position, current clients and its public company know-how. On-Site’s contribution to the merged entity would be its narrowcasting Internet software, video content delivery technology, customer base, and industry focus. Mr. Lavelle and Mr. Maul agreed to explore the idea of a business combination with their respective Boards of Directors within the following weeks, and to meet again if both companies believed this would be a viable option.

Over the following two weeks Mr. Lavelle and Mr. Maul had a series of telephone calls that concluded in their concurrence that combination of Cotelligent and On-Site was in the best interests of the stockholders, employees and customers of both companies.

On September 12, 2003, Mr. Lavelle sent a memorandum to the Cotelligent Board of Directors introducing the idea of a combination with On-Site. On September 23, 2003, Cotelligent’s Board met telephonically to discuss several topics, including a potential transaction with On-Site. Following the discussion, the Board directed management to pursue a transaction with On-Site. Management was instructed to update the Board within the following two weeks and report on the progress of a transaction.

In early September, Cotelligent retained the services of Mr. Machiorlette, formally Vice President of Corporate Development of Cotelligent, to assist management in conducting due diligence and negotiating terms and conditions of a transaction with On-Site. Since leaving Cotelligent, Mr. Machiorlette has been working as an independent consultant advising in matters of this kind. Having evaluated an investment in On-Site 18 months before, Mr. Machiorlette was very familiar with On-Site’s business, its employees and with Mr. Maul. With the assistance of outside counsel and Mr. Machiorlette, Cotelligent commenced due diligence of On-Site.

During the first two weeks of October 2003, Mr. Machiorlette worked at On-Site’s premises completing initial due diligence. During this time Cotelligent’s Chief Financial Officer, Curt Parker, Vice President of Human Resources and Risk, Janet Shelton, Vice President of Sales and Marketing, Doug Boxx, Contract Administrator, Bich Sigala, Mr. Machiorlette, and Mr. Lavelle were in regular contact.

On October 9, 2003, Cotelligent’s Board of Directors met again by telephone. At that meeting, Mr. Lavelle presented a report on the work being conducted at On-Site. He indicated that the due diligence materials reviewed had confirmed that On-Site was a viable opportunity for Cotelligent. Upon completing his report to the Board, Mr. Lavelle recommended that management be granted authority to begin negotiating with On-Site’s representatives, Messrs. Maul and Willman, to acquire their company. The Board approved Mr. Lavelle’s recommendation.

Due diligence continued both at On-Site’s premises and at Cotelligent for the remainder of October 2003. Under the direction of Mr. Lavelle, Mr. Machiorlette and Cotelligent’s legal advisors began negotiating the terms of the acquisition with Mr. Maul, Mr. Willman and On-Site’s legal advisors. In determining the transaction structure, both parties agreed that it should be a non-taxable, stock based transaction.

On November 4, 2003, Cotelligent conducted a meeting of its Board of Directors, and Mr. Lavelle presented a report on the progress of the transaction with On-Site. Based on the this report, the Board defined the parameters of the financial and structural factors of the transaction with On-Site, and granted management the authority, under these parameters, to negotiate the terms and conditions of a final agreement with On-Site. The following week, Mr. Machiorlette and Cotelligent’s legal advisors returned to On-Site’s offices to finalize terms of a definitive merger agreement and related documentation.

On November 13, 2003, Mr. Lavelle convened another meeting of Cotelligent’s Board of Directors to report on the status of negotiations with On-Site. Mr. Lavelle reported that: (1) Mr. Parker, Ms. Shelton, Mr. Boxx, Ms. Sigala and Mr. Machiorlette had substantially completed their due diligence, (2) terms and conditions of the acquisition of On-Site had been determined and, with certain refinements, was ready to bring to closure, (3) Cotelligent would be required to file a Registration Statement on Form S-4 with the Securities and Exchange Commission in order to issue the necessary number of Cotelligent common shares and warrants to On-Site shareholders, (4) due to the size of On-Site’s shareholder base and the structure of the transaction, On-Site would be required to issue a proxy statement and receive shareholder approval in order to close a transaction with Cotelligent, and (5) as part of the definitive agreement, the parties would enter into a business development agreement that would govern the conduct of On-Site’s business during the period of time between the signing of a definitive agreement and the close of the transaction. The Board approved and granted Mr. Lavelle the authority to complete the negotiation, draft the definitive agreement, and initiate the preparation of a Registration Statement on Form S-4 subject to final approval prior to signing a definitive agreement.

On November 14, 2003, Mr. Maul informed Mr. Lavelle that On-Site’s Board of Directors had also approved the terms and conditions of a transaction with Cotelligent. Messrs. Lavelle and Maul agreed that they would work closely to make sure their management, legal and accounting representatives would work diligently to complete the definitive agreement with the target date of November 24, 2003. The following week, Mr. Machiorlette returned to the On-Site office, and along with Mr. Maul and Mr. Willman, finalized negotiations and directed outside counsel to complete the definitive merger agreement.

On November 21, 2003, the On-Site Board of Directors approved and executed the definitive merger agreement. On November 22, 2003, the definitive merger agreement and related documents were delivered to Cotelligent’s Board of Directors for their review and approval. On Monday, November 24, 2003, Mr. Lavelle convened a telephonic meeting of Cotelligent’s Board with legal counsel, Mr. Machiorlette and Mr. Parker on the call. Mr. Lavelle reviewed the documents and called for approval of the transaction. The Cotelligent Board of Directors unanimously approved the transaction.

On-Site’s Reasons for the Merger

On-Site’s Board of Directors believes that combining its business with Cotelligent is in the best interest of their stockholders. On-Site has concluded that merging with a subsidiary of Cotelligent provides the knowledge, expertise, technology, infrastructure, customers and balance sheet needed to fully execute its plans for the future.

The factors that have influenced On-Site’s decision include, but are not limited to, the following:

•	the On-Site/Cotelligent combination provides the scope of products and services needed to be successful as the narrowcasting industry evolves.

•	On-Site requires capital and a solid balance sheet to finance its future growth, which Cotelligent can provide.

•	Cotelligent’s Internet technology development expertise will be used to enhance the functionality of On-Site’s narrowcast PegStar and Script_It Internet software products which are expected to drive higher revenue and profit and higher gross margins.

•	In order to capitalize on new opportunities in the narrowcasting market, On-Site will be able to take advantage of Cotelligent’s strong sales and marketing expertise to reach domestic and global markets with its products and services.

•	The enhanced opportunities of the combined company will place On-Site in a better position to improve its financial performance, enhance its value to potential partners and leverage its combined assets to acquire other narrowcasting companies.

•	Cotelligent brings On-Site the infrastructure it requires to have a strong, process driven organization.

•	Although the On-Site Board recognizes the limited liquidity of a stock quoted on the OTC Bulletin Board, the transaction should provide On-Site shareholders with increased liquidity and the opportunity to own stock in a growing public company.

Since its inception, On-Site has been continuously challenged by difficulties in financing its growth. At the same time, however, the company has steadily built a respectable customer base in the gaming and hospitality industries. This has been influenced by the fact that it is headquartered in Las Vegas, Nevada. Although On-Site has taken advantage of its reputation in these industries and expanded its business activities to other cities, the capabilities of On-Site’s technology is not exclusive to gaming and hospitality.

On-Site’s products and services have the capability to be marketed to virtually every narrowcasting vertical market anywhere in the world. By entering into a transaction with Cotelligent, the combined company will be able to pursue a strategy to broaden its vertical market focus. With significant expertise in the automotive, financial and manufacturing industries, Cotelligent will bring a variety of their current and former client relationships along with its industry knowledge to the combination. In addition, the transaction will allow the combined company to make investments to enter markets not previously available to either On-Site or Cotelligent.

Recommendation of, and Factors Considered by, On-Site’s Board of Directors

At a meeting of On-Site’s Board of Directors held on November 21, 2003, after due consideration of the factors described below, the On-Site Board unanimously:

•	determined that the merger agreement and the merger are fair to, and in the best interests of, On-Site and its shareholders;

•	approved the merger agreement; and

•	determined to recommend that the shareholders of On-Site approve the merger agreement.

Accordingly, the On-Site Board of Directors unanimously recommends that the On-Site shareholders vote FOR approval of the merger agreement.

On-Site’s Board made its determination after careful consideration of, and based on, a number of factors, including those described below, which are the material factors that the Board considered:

•	all the reasons described above under “On-Site’s Reasons for the Merger”;

•	the possibility, as alternatives to the merger, of not pursuing any transaction or of pursuing an acquisition of, or a business combination or joint venture with, an entity other than Cotelligent, and the On-Site Board’s conclusion that a transaction with Cotelligent is more feasible, and is expected to yield greater benefits, than the likely alternatives;

•	the value of the merger consideration provided for in the merger agreement relative to the current fair market value and market prices and historical trading prices of On-Site and Cotelligent, respectively;

•	current industry, economic and market conditions, developments and trends and the Board’s analysis of their potential impacts on On-Site, Cotelligent and the combined company;

•	the terms and conditions of the merger agreement, including the conditions to closing and the Board’s ultimate determination that these terms and conditions were appropriate given the nature of the transaction;

•	the restrictions under the merger agreement on On-Site’s ability to entertain third party acquisition proposals and the Board’s determination of the appropriateness of these provisions, including with respect to their impact on the likelihood that the transaction would ultimately be consummated; and

•	the potential adverse consequences of the merger, including the challenges of combining On-Site and Cotelligent and the related risk of not achieving the expected synergies and other benefits and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time.

In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, On-Site’s Board did not find it useful to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, On-Site’s Board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the Board of Directors’ ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of On-Site’s management and reviewing information received from, and engaging in discussions with and questioning, On-Site’s legal and financial advisors. In considering the factors described above, individual members of the Board of Directors may have given different weight to different factors. On-Site’s Board of Directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

In considering the recommendation of On-Site’s Board, shareholders should be aware that certain officers and directors of On-Site have interests in the proposed merger that are different from and in addition to the interests of On-Site shareholders generally. The On-Site Board was aware of these potential conflicts of interests and considered them in approving the merger and merger agreement. See “—Interests of Certain Persons in the Merger and Possible Conflicts of Interests” below.

Cotelligent’s Reasons for the Merger

Cotelligent believes the combination with On-Site can create substantially greater stockholder value than each company can achieve independently. By combining Cotelligent’s Internet technology, media, business infrastructure and public company know-how with On-Site’s narrowcasting, Internet software and existing customer base, we will be in a position to strengthen the business model and elevate our value proposition to our customers.

We see the benefits of the merger falling into the following categories:

•	Diversify Cotelligent’s products and services in order to reduce our exposure to a slow growth market, and increase our opportunity to maximize the value of our existing assets in a high growth market.

•	Combine our assets, operations, capabilities and expertise in a business model that better addresses the current and future needs of the narrowcasting market.

•	Position Cotelligent to take advantage of other acquisition opportunities in the narrowcasting industry in order to increase our scale, to improve the scope of products and services we offer and to expand into other growing vertical markets.

•	Elevate our financial performance with a financial model reflecting higher gross margins and operating margins than our current financial model.

Over the past two and one-half years, the information technology services and solutions industry has undergone a significant downturn. As a poor economy has put increasing pressure on revenue growth, cash usage and profitability, companies have reduced discretionary expenditures. One of the major components of an enterprise’s cost structure is information technology and, as a result, this area has fallen under significant pressure. Projects relating to new software development, the acquisition and implementation of new application software, and the expansion of existing applications have been either terminated or suspended. In addition, off-shore software development centers offering technical labor at very low cost have reduced dependence on outsourcing services in the United States.

We have been negatively impacted by these changes in the IT services and solutions market. In April 2003, Mr. Lavelle sent a letter to Cotelligent stockholders presenting our strategy to improve our prospects for the future through mergers and acquisitions. The goal is to increase our size, scale, scope and financial strength and, having completed 27 acquisitions from 1996 through 2001, we believe we have the knowledge, skills and abilities to execute a sound merger and acquisition strategy. The narrowcasting market is highly fragmented with only a few large, established companies competing today. The majority of the companies competing in the market are small vertically focused companies generating less than $10 million in revenue. This provides us with the acquisition option we have been seeking to expand our business.

We will immediately concentrate on fully integrating our business with On-Site and taking advantage of our relative strengths. Today, On-Site is a small private company with fewer than 20 employees and no formal infrastructure. On-Site’s staff is comprised of administrative, technical, creative and video content personnel focused on meeting the needs of their current customers, and two commissioned sales people. Cotelligent has a highly evolved infrastructure supporting 130 employees in three offices. Our sales and marketing organization, approach and structure will immediately benefit the narrowcasting business. In addition, our finance/accounting, human resource/risk, legal, information technology and executive functions are well suited to On-Site’s organizational needs.

We will be able to use our technical know-how to immediately work to upgrade On-Site’s two Internet based software products, PegStar and Script_It. These products allow the user to create and schedule advertising at the user’s site with immediate application. We believe these two products have broader market appeal and, when combined with other technology that we have in the planning stages, may be important to the revenue and profit stream of the combined company. We also expect to improve our marketing and selling approach to On-Site’s existing customer base, and by elevating our value proposition, increase revenue generated from the products and services they currently use.

We also have cash, no bank debt and a stronger balance sheet than On-Site. As the combined business begins to show positive signs with the expansion of revenue, profit and cash flow, we expect our balance sheet and improved financial performance will enable us to position ourselves to engage various sources to finance our growth.

What On-Site Shareholders Will Receive

Aggregate Consideration from Cotelligent

The merger agreement provides that upon the consummation of the merger, the aggregate consideration paid to the On-Site shareholders will be:

•	$650,000 in cash,

•	10,679,612 shares of Cotelligent common stock, and

•	Warrants to purchase 5,339,806 shares of Cotelligent common stock at an exercise price of $0.25 per share, which warrants will expire on the second anniversary of the closing date. The form of warrant is attached as Appendix C to this proxy statement/prospectus.

On-Site shareholders will receive shares of Cotelligent common stock and warrant shares in a ratio of 2:1, and this combination of shares and warrant shares is referred to as an “equity unit.”

Election by Individual On-Site Shareholders

Subject to the restrictions described below, On-Site shareholders may elect to receive equity units only or a combination of cash and equity units in exchange for each of their shares of On-Site common stock. An election to receive equity units is referred to as an “equity election,” and an election to receive a combination of cash and equity units is referred to as a “cash/equity election.” You will not have the option to elect to receive cash only in exchange for your shares of On-Site common stock.

If you make an equity election, you will receive 0.3107402973 equity units in exchange for each share of On-Site common stock, which would be comprised of 0.6214805946 shares of Cotelligent common stock, and 0.3107402973 warrant shares.

If you make a cash/equity election, you will receive the following in exchange for each share of On-Site common stock:

•	Cash equal to $650,000 divided by the total number of shares of On-Site common stock making the cash/equity election, and

•	The remaining equity units divided by the total number of shares of On-Site common stock making the cash/equity election.

Mr. Willman has the right to vote, directly or indirectly, 10,365,967 shares (or approximately 45%) of On-Site common stock, and pursuant to a voting agreement, he has agreed to make the cash/equity election with respect to all such shares. Messrs. Maul and Slitz have the right to vote, directly or indirectly, 1,774,344 shares (or approximately 8%) of On-Site common stock in the aggregate, and pursuant to voting agreements, they have agreed to make the equity election with respect to all such shares.

Illustration of Election

As set forth above, Mr. Willman has irrevocably made the cash/equity election with respect to the 10,365,967 shares on OnSite stock that he directly or indirectly holds, and Messrs. Maul and Slitz have irrevocably made the equity election with respect to the 1,774,344 that they directly or indirectly hold. This means that no election has yet been made with respect to 10,697,289 shares of OnSite common stock directly or indirectly held by shareholders other than Messrs. Willman, Maul or Slitz. For purposes of the following illustrations, those 10,697,289 shares of OnSite common stock are referred to the remaining shares.

The following illustrations of election show how the merger consideration would be allocated among holders of the remaining OnSite shares if: (A) holders of all of the remaining shares of On-Site common stock make the cash/equity election, (B) holders of 25% of the remaining shares of On-Site common stock make the cash/equity election and the holders of 75% of the remaining share of On-Site common stock make the equity election (C) holders of 50% of the remaining shares of On-Site common stock make the cash/equity election and the holders of 50% of the remaining share of On-Site common stock make the equity election; (D) holders of 75% of the remaining shares of On-Site common stock make the cash/equity election and the holders of 25% of the remaining share of On-Site common stock make the equity election; lection, and (E) holders of all of the remaining shares of On-Site common stock make the equity election.

Scenario A – Remaining OnSite Shares (100% Cash/Equity Election)

If the holders of 100% of the remaining shares of OnSite common stock make cash/equity election, then such election would be made with respect to 21,063,256 shares (or 92%), which includes the shares held by Mr. Willman, and the equity election would be made with respect to the 1,774,344 shares (or 8%) held by Messrs. Maul and Slitz. Under that scenario, the merger consideration would be allocated as follows:

	Equity Units Per OnSite Share	Aggregate Shares of Cotelligent Common Stock	Aggregate Warrant Shares	Cash Per On Site Share	Aggregate Cash
Holders Making Equity Election	0.3107402973	1,102,720	551,360	$0	$0
Holders Making Cash Election	0.2273364573	9,576,892	4,788,446	$0.0308594265	$650,000

If an individual holding 100,000 shares of On-Site makes the cash/equity election in Scenario A, upon consummation of the merger, the individual will receive $3,085.94 in cash, 45,466 shares of Cotelligent common stock and a warrant to purchase 22,733 shares of Cotelligent common stock.

Messrs. Maul and Slitz, who collectively hold 1,774,344 shares of On-Site and have agreed to make the equity election, upon consummation of the merger in Scenario A, would collectively receive, 1,102,720 shares of Cotelligent common stock and a warrant to purchase 551,360 shares of Cotelligent common stock. Since the consideration payable in connection with the equity election is based on a fixed exchange ratio, the consideration payable to Messrs. Maul and Slitz will be the same under all scenarios.

Mr. Willman, who holds 10,365,967 shares of On-Site and has irrevocably made the cash/equity election, upon consummation of the merger in Scenario A, will receive $319,887.80 in cash, 4,713,124 shares of Cotelligent common stock and a warrant to purchase 2,356,562 shares of Cotelligent common stock.

Scenario B – Remaining OnSite Shareholders (25% equity election and 75% cash/equity election)

If the holders of 25% of the remaining shares of OnSite common stock make equity election and 75% make the cash/equity selection, then the equity election would be made with respect to 4,448,666 shares (or 19%), which includes the shares held by Messrs. Maul and Slitz, and the cash/equity election would be made with respect to 18,388,934 (or 81%), which includes the shares held by Mr. Willman. Under that scenario, the merger consideration would be allocated as follows:

	Equity Units Per OnSite Share	Aggregate Shares of Cotelligent Common Stock	Aggregate Warrant Shares	Cash Per On Site Share	Aggregate Cash
Holders Making Equity Election	0.3107402973	2,764,758	1,382,379	$0	$0
Holders Making Cash Election	0.2152069826	7,914,854	3,957,427	$0.0353473453	$650,000

If an individual holding 100,000 shares of On-Site makes the equity election in Scenario B, upon consummation of the merger, the individual will receive 62,148 shares of Cotelligent common stock and a warrant to purchase 31,074 shares of Cotelligent common stock. Since the consideration payable in connection with the equity election is based on a fixed exchange ratio, the consideration payable to an OnSite shareholder making the equity election will be the same under all scenarios.

If an individual holding 100,000 shares of On-Site makes the cash/equity election in Scenario B, upon consummation of the merger, the individual will receive $3,534.73 in cash, 43,040 shares of Cotelligent common stock and a warrant to purchase 21,520 shares of Cotelligent common stock.

Messrs. Maul and Slitz, who collectively hold 1,774,344 shares of On-Site and have agreed to make the equity election, upon consummation of the merger in Scenario B, will collectively receive, 1,102,720 shares of Cotelligent common stock and a warrant to purchase 551,360 shares of Cotelligent common stock. Since the consideration payable in connection with the equity election is based on a fixed exchange ratio, the consideration payable to Messrs. Maul and Slitz will be the same under all scenarios.

Mr. Willman, who holds 10,365,967 shares of On-Site and has irrevocably made the cash/equity election, upon consummation of the merger in Scenario B, will receive $366,409.41 in cash, 4,461,656 shares of Cotelligent common stock and a warrant to purchase 2,230,828 shares of Cotelligent common stock.

Scenario C – Remaining OnSite Shareholders (50% equity election and 50% cash/equity election)

If the holders of 50% of the remaining shares of OnSite common stock make equity election and 50% make the cash/equity selection, then the equity election would be made with respect to 7,122,988 shares (or 31%), which includes the shares held by Messrs. Maul and Slitz, and the cash/equity election would be made with respect to 15,714,612 (or 69%), which includes the shares held by Mr. Willman. Under that scenario, the merger consideration would be allocated as follows:

	Equity Units Per OnSite Share	Aggregate Shares of Cotelligent Common Stock	Aggregate Warrant Shares	Cash Per On Site Share	Aggregate Cash
Holders Making Equity Election	0.3107402973	4,426,798	2,213,399	$0	$0
Holders Making Cash Election	0.1989490418	6,252,814	3,126,407	$0.0413627775	$650,000

If an individual holding 100,000 shares of On-Site makes the equity election in Scenario C, upon consummation of the merger, the individual will receive 62,148 shares of Cotelligent common stock and a warrant to purchase 31,074 shares of Cotelligent common stock. Since the consideration payable in connection with the equity election is based on a fixed exchange ratio, the consideration payable to an OnSite shareholder making the equity election will be the same under all scenarios.

If an individual holding 100,000 shares of On-Site makes the cash/equity election in Scenario C, upon consummation of the merger, the individual will receive $4,136.28 in cash, 39,788 shares of Cotelligent common stock and a warrant to purchase 19,894 shares of Cotelligent common stock.

Messrs. Maul and Slitz, who collectively hold 1,774,344 shares of On-Site and have agreed to make the equity election, upon consummation of the merger in Scenario C, will collectively receive, 1,102,720 shares of Cotelligent common stock and a warrant to purchase 551,360 shares of Cotelligent common stock. Since the consideration payable in connection with the equity election is based on a fixed exchange ratio, the consideration payable to Messrs. Maul and Slitz will be the same under all scenarios.

Mr. Willman, who holds 10,365,967 shares of On-Site and has irrevocably made the cash/equity election, upon consummation of the merger in Scenario C, will receive $428,765.19 in cash, 4,124,598 shares of Cotelligent common stock and a warrant to purchase 2,062,299 shares of Cotelligent common stock.

Scenario D – Remaining OnSite Shareholders (75% equity election and 25% cash/equity election)

If the holders of 75% of the remaining shares of OnSite common stock make equity election and 25% make the cash/equity selection, then the equity election would be made with respect to 9,797,311 shares (or 43%), which includes the shares held by Messrs. Maul and Slitz, and the cash/equity election would be made with respect to 13,040,289 (or 57%), which includes the shares held by Mr. Willman. Under that scenario, the merger consideration would be allocated as follows:

	Equity Units Per OnSite Share	Aggregate Shares of Cotelligent Common Stock	Aggregate Warrant Shares	Cash Per On Site Share	Aggregate Cash
Holders Making Equity Election	0.3107402973	6,088,838	3,044,419	$0	$0
Holders Making Cash Election	0.1760227093	4,590,774	2,295,387	$0.0498455211	$650,000

If an individual holding 100,000 shares of On-Site makes the equity election in Scenario D, upon consummation of the merger, the individual will receive 62,148 shares of Cotelligent common stock and a warrant to purchase 31,074 shares of Cotelligent common stock. Since the consideration payable in connection with the equity election is based on a fixed exchange ratio, the consideration payable to an OnSite shareholder making the equity election will be the same under all scenarios.

If an individual holding 100,000 shares of On-Site makes the cash/equity election in Scenario D, upon consummation of the merger, the individual will receive $4,984.55 in cash, 35,204 shares of Cotelligent common stock and a warrant to purchase 17,602 shares of Cotelligent common stock.

Messrs. Maul and Slitz, who collectively hold 1,774,344 shares of On-Site and have agreed to make the equity election, upon consummation of the merger in Scenario D, will collectively receive, 1,102,720 shares of Cotelligent common stock and a warrant to purchase 551,360 shares of Cotelligent common stock. Since the consideration payable in connection with the equity election is based on a fixed exchange ratio, the consideration payable to Messrs. Maul and Slitz will be the same under all scenarios.

Mr. Willman, who holds 10,365,967 shares of On-Site and has irrevocably made the cash/equity election, upon consummation of the merger in Scenario D, will receive $516,697.03 in cash, 3,649,290 shares of Cotelligent common stock and a warrant to purchase 1,824,645 shares of Cotelligent common stock.

Scenario E – Remaining OnSite Shares (100% Equity Election)

If the holders of 100% of the remaining shares of OnSite common stock make equity election, then such election would be made with respect to 12,471,633 shares (or 55%), which includes the shares held by Messrs. Maul and Slitz, and the cash/equity election would be made with respect to the 10,365,967 shares (or 45%) held by Mr. Willman. Under that scenario, the merger consideration would be allocated as follows:

	Equity Units Per OnSite Share	Aggregate Shares of Cotelligent Common Stock	Aggregate Warrant Shares	Cash Per On Site Share	Aggregate Cash
Holders Making Equity Election	0.3107402973	7,750,876	3,875,438	$0	$0
Holders Making Cash Election	0.1412667926	2,928,736	1,464,368	$0.0627051967	$650,000

If an individual holding 100,000 shares of On-Site makes the equity election in Scenario E, upon consummation of the merger, the individual will receive 62,148 shares of Cotelligent common stock and a warrant to purchase 31,074 shares of Cotelligent common stock. Since the consideration payable in connection with the equity election is based on a fixed exchange ratio, the consideration payable to an OnSite shareholder making the equity election will be the same under all scenarios.

Messrs. Maul and Slitz, who collectively hold 1,774,344 shares of On-Site and have agreed to make the equity election, upon consummation of the merger in Scenario E, will collectively receive, 1,102,720 shares of Cotelligent common stock and a warrant to purchase 551,360 shares of Cotelligent common stock. Since the consideration payable in connection with the equity election is based on a fixed exchange ratio, the consideration payable to Messrs. Maul and Slitz will be the same under all scenarios.

Mr. Willman, who holds 10,365,967 shares of On-Site and has irrevocably made the cash/equity election, upon consummation of the merger in Scenario E, will receive $650,000 in cash, 2,928,736 shares of Cotelligent common stock and a warrant to purchase 1,464,368 shares of Cotelligent common stock.

Public Trading Markets

Cotelligent common stock is currently quoted on the OTC Bulletin Board under the symbol “CGZT.” After the merger, Cotelligent common stock will continue to be quoted on the OTC Bulletin Board. See “Market Price and Dividend Information” on page 12.

Stocks traded on the OTC Bulletin Board are subject to market risks in addition to those market risks applicable to exchange-traded and Nasdaq Stock Market traded stocks.

Shares of Cotelligent common stock are traded on the OTC Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and generally are not subject to the level of regulation imposed on securities listed or traded on the Nasdaq system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, Cotelligent common stock.

For the three-month period ended February 2, 2004, the average daily trading volume for shares of Cotelligent common stock ranged from 970,013 to 0 shares traded per day. Accordingly, investors in Cotelligent who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

There is no established trading market for On-Site’s common stock.

Resales of Cotelligent Shares by Affiliates of On-Site

None of the Cotelligent shares received by the On-Site shareholders in the merger will be subject to restrictions on resale or other transfer by them under the Securities Act, except that persons who are “affiliates” of On-Site before the merger may resell the Cotelligent shares they receive in the merger only pursuant to an effective registration statement under the Securities Act or in transactions exempt from the registration requirements of the Securities Act by virtue of, for example, Rule 145 under the Securities Act. An affiliate of On-Site is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, On-Site.

In general, under Rule 145, an affiliate of On-Site, together with certain members of his or her immediate family, would be entitled, for a period of one year after the effective time of the merger, to sell Cotelligent shares received in the merger only through unsolicited “brokers’ transactions” or in transactions directly with a “market maker,” as such terms are defined in Rule 144. Additionally, (1) the number of Cotelligent shares received in the merger that an affiliate of On-Site may sell within any three-month period during that one-year period may not exceed the greater of (a) one percent of the outstanding shares of Cotelligent common stock, and (b) the average weekly trading volume of the Cotelligent common stock during the four calendar weeks preceding such sale, and (2) Rule 145 would only be available for resales of Cotelligent shares by affiliates of On-Site at a time when Cotelligent has filed with the Securities and Exchange Commission all periodic reports it is required to have filed under the Securities Exchange Act of 1934 (Forms 10-K, 10-Q and 8-K). After one year from the effective time, of the merger affiliates of On-Site who are not also affiliates of Cotelligent would be able to sell freely the Cotelligent shares received by them in the merger, subject only to the above-mentioned periodic reports requirement, which would continue to apply until two years after the effective time of the merger, at which time former affiliates of On-Site who are not then affiliates of Cotelligent would be able to sell such Cotelligent shares without any restrictions.

Voting Agreements

As a condition to Cotelligent entering into the merger agreement, each of the directors and executive officers of On-Site entered into a voting agreement with Cotelligent, dated November 24, 2003, pursuant to which each director and executive officer agreed to vote all of their shares of On-Site common stock in favor of the merger agreement. The voting agreements are Appendices D-1, D-2, D-3 and D-4 attached to this proxy statement/prospectus.

The directors and executive officers have the right to vote, or direct the vote of, 12,140,311 of the outstanding shares of On-Site common stock, which represents approximately 53% of the outstanding shares. Thus, the execution of the voting agreements ensures that the merger agreement will be approved by the On-Site shareholders. Also, the voting agreements, together with On-Site’s agreement not to initiate, solicit or respond to inquiries relating to an acquisition proposal, may have the effect of discouraging persons from making a proposal for an alternate acquisition transaction involving On-Site.

The following is a brief summary of the material provisions of the voting agreements:

•	Each director and executive officer agreed that at the special meeting he will vote all shares of On-Site common stock that he owns or as to which he has, directly or indirectly, the right to direct the voting in favor of the authorization and approval of the merger and the merger agreement.

•	Mr. Willman agreed to make the cash/equity election with respect to all shares of On-Site common stock that he owns or as to which he has, directly or indirectly, the right to direct the voting.

•	Messrs. Maul and Slitz agreed to make the equity election with respect all shares of On-Site common stock that they own or as to which they have, directly or indirectly, the right to direct the voting.

•	Each director and executive officer appointed the Chief Executive Officer of Cotelligent as his proxy and attorney-in-fact to (1) vote all shares of On-Site common stock that he owns or as to which he has, directly or indirectly, the right to direct the voting in favor of the authorization and approval of the merger and the merger agreement, and (2) make the election described above.

•	Each director and executive officer agreed that he will not, directly or indirectly, sell or otherwise dispose of any of the shares of On-Site common stock that are subject to the voting agreement, or grant another proxy or enter into another voting agreement with respect to such shares, except as contemplated by the merger agreement.

The voting agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Interests of Certain Persons in the Merger and Possible Conflicts of Interest

In considering the recommendation of the On-Site Board of Directors, On-Site shareholders should be aware that certain members of On-Site’s senior management and Board of Directors have interests in the merger that are different from, or in addition to, the interests of On-Site’s shareholders generally. The members of the On-Site Board of Directors knew about these additional interests, and considered them, when they approved the merger agreement.

•	At the closing of the merger, Loren Willman, On-Site’s President, Chief Executive Officer and a member of On-Site’s Board of Directors, will enter into an employment agreement with Watchit Media. A discussion of the material provisions of the employment agreement can be found in the section entitled “Other Agreements – Employment Agreement” on page 48.

•	The merger agreement provides that the surviving corporation will pay Kenneth Maul, On-Site’s Secretary and Treasurer and a member of On-Site’s Board of Directors, a $100,000 consulting fee within five business days following completion of the merger as compensation for certain services provided by Mr. Maul over the course of the transaction.

•	Kenneth Maul and John Slitz, a member of On-Site’s Board of Directors, are the co-managing partners of Las Vegas Venture Fund I, LLC, which holds 100,000 shares of Cotelligent common stock. In addition, Messrs. Maul and Slitz are the co-managing partners of M&S Investments LLC, which holds 35,000 shares of Cotelligent common stock.

•	Kenneth Maul holds 225,000 shares of Cotelligent common stock in his retirement account.

Dissenters’ Rights

Pursuant to Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes, On-Site shareholders who follow the procedures specified in Sections 92A.420 and 92A.440 of the Nevada Revised Statutes are entitled to dissent from the merger and obtain payment of the fair value of their On-Site shares as of the effective time of the merger, in place of the consideration that the holder would otherwise receive in the merger. In order to exercise appraisal rights, an On-Site shareholder must demand and perfect the rights in accordance with Sections 92A.420 and 92A.440 of the Nevada Revised Statutes. The following is a summary of Sections 92A.400 to 92A.500, inclusive, and is qualified in its entirety by reference to Sections 92A.300 to 92A.500, inclusive, a copy of which is attached hereto as Appendix B and is incorporated by reference herein. On-Site shareholders should carefully review Sections 92A.300 to 92A.500, inclusive, as well as information discussed below to evaluate and, if they wish, perfect their rights to appraisal.

If a holder of On-Site common stock elects to exercise the right to an appraisal under Section 92A.420 of the Nevada Revised Statutes, such shareholder must:

•	file with On-Site, prior to the On-Site special meeting, a written notice of the shareholder’s intent to demand payment for his or her shares if the merger is effectuated; and

•	not vote in favor of the merger or to adopt the merger agreement.

All notices of intent to demand appraisal rights should be addressed to: On-Site Media, Inc., 5275 S. Arville Street, Suite 104, Las Vegas, Nevada 89118, Attn: Loren Willman, before the vote is taken on the merger agreement at the On-Site special meeting, and should be executed by, or on behalf of, the holder of record. Such demand reasonably must inform On-Site of the identity of the shareholder and that such shareholder intends to demand appraisal of such shareholder’s shares. An On-Site shareholder who elects to exercise appraisal rights under Sections 92A.420 and 92A.440 is called a “dissenter.”

Within ten (10) days after the effective time of the merger, On-Site must provide a “dissenter’s notice” to each holder of On-Site common stock who has satisfied the requirements of Section 92A.420 of the Nevada Revised Statutes. This “dissenter’s notice” will (1) state where the demand for payment by the dissenter must be sent and where and when certificates for On-Site shares must be deposited; (2) include a form for demanding payment which includes the date of the first announcement to the news media or to the On-Site shareholders of the terms of the merger and which requires the dissenter to certify whether he or she acquired beneficial ownership of the shares before that date; (3) indicate the deadline by which On-Site must receive the demand for payment from the dissenter (which may not be less than 30 nor more than 60 days after the date the dissenter’s notice is delivered to the dissenter); and (4) be accompanied by a copy of Sections 92A.300 to 92A.500, inclusive.

A dissenter to whom a dissenter’s notice is sent must perfect his or her appraisal rights by (1) demanding payment for his or her On-Site shares; (2) certifying whether he or she acquired beneficial ownership of the shares before the date of the first announcement to the news media or to the On-Site shareholders of the terms of the merger; and (3) depositing all certificates representing the shares of On-Site beneficially owned by the dissenter in accordance with the terms of the dissenter’s notice. Any dissenter who fails to demand payment, or deposit his or her certificates at the designated location, on or before the deadline indicated in the dissenter’s notice, is not entitled to payment for his or her shares.

Within 30 days after On-Site has received a dissenter’s timely demand for payment, On-Site must pay such dissenter the amount On-Site estimates to be the fair value of the dissenter’s shares, plus accrued interest. Fair value is defined as the value of the shares immediately before the effectuation of the merger, as determined by the On-Site Board, excluding appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable. This payment must be accompanied by (1) On-Site’s balance sheet as of April 30, 2003, a statement of income for the twelve months ended April 30, 2003, a statement of changes in the shareholders’ equity for the twelve months ended April 30, 2003, and any interim financial statements; (2) a statement of On-Site’s estimate of the fair value of the shares; (3) an explanation as to how that interest was calculated; (4) a statement of the dissenter’s rights to notify On-Site of his or her own estimate and his or her rights to demand payment of the difference between the dissenter’s estimate and the amount paid by On-Site; and (5) a copy of Sections 92A.300 to 92A.500, inclusive.

If a demand for payment described in the prior paragraph remains unsettled, On-Site must commence a proceeding within 60 days after receiving the dissenter’s demand for payment, petitioning the court to determine the fair value of the shares and accrued interest for all dissenters whose demands remain unsettled. In the event On-Site fails to commence a proceeding within 60 days after receiving the dissenter’s demand for payment, On-Site must then pay each dissenter whose demand remains unsettled the amount demanded. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value of the shares. Each dissenter who is a party to the action is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by On-Site.

The costs of a proceeding described in the prior paragraph, including the compensation and expenses of the appraisers appointed by the court, must be paid by On-Site, unless the court determines that all or some of the costs should be assessed against all or some of the dissenters, to the extent that the court finds that such dissenters acted arbitrarily, vexatiously or in bad faith in demanding payment. Moreover, the court may assess the legal fees and expenses of the dissenters against On-Site if the court finds that On-Site did not substantially comply with the requirements set forth in Sections 92A.300 to 92A.500, inclusive, or against On-Site or one or more of the dissenters if the court finds that On-Site or such dissenters acted arbitrarily, vexatiously or in bad faith with respect to the rights provided in Sections 92A.300 to 92A.500, inclusive. Finally, if the court determines that services of counsel for a particular dissenter were of substantial benefit to other dissenters and the fees for those services are not assessed against On-Site by the court, the court may order that those fees be paid out of the amounts awarded to those dissenters so benefited.

After the effective time of the merger, no dissenting shareholder shall have any rights of an On-Site shareholder with respect to such holder’s shares for any purpose, except to receive payment to which On-Site shareholders of record as of a date prior to the effective time are entitled, if any. If no demand for payment by a dissenter is filed with On-Site prior to the deadline set forth in the dissenter’s notice, then the right of such dissenting shareholder to an appraisal will cease and such dissenting shareholder will be entitled to receive only the shares of Cotelligent common stock as provided in the merger agreement.

The foregoing is only a summary of Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes and is qualified in its entirety by reference to the full text of Sections 92A.300 to 92A.500, inclusive, which is included in Appendix B.

Accounting Treatment

Cotelligent intends to use the purchase method of accounting to record the transaction in its consolidated financial statements. In general, the purchase method of accounting provides for a business combination to be treated as the acquisition of one company by another. Purchase accounting requires Cotelligent to allocate the purchase price of the acquisition to all of On-Site’s tangible and identifiable intangible assets and liabilities, based on their estimated fair value at the date the merger is completed. The purchase price for accounting purposes includes the sum of the (1) cash paid plus the fair value of shares or warrants issued to On-Site shareholders, and (2) direct costs of the acquisition. Any excess of the purchase price over the estimated fair value of the acquired assets and liabilities will be recorded as “goodwill.” Under generally accepted accounting principles, goodwill is not amortized but is measured periodically and at least annually for impairment, with any resulting impairment losses recognized immediately in net income. Earnings or losses related to the business of On-Site will be included in Cotelligent’s financial statements only prospectively from the date of the transaction.

THE MERGER AGREEMENT

This description of the merger agreement set forth below highlights important terms of the merger agreement, a copy of which is attached to, and incorporated by reference in, this document as Appendix A. This description may not include all the information that may interest On-Site shareholders. We urge you to read the merger agreement carefully and in its entirety.

Effects of the Transaction

The merger agreement provides that the closing of the merger will take place no later than the second business day after the day on which the last of the conditions to the merger set forth in the merger agreement is fulfilled or waived, unless Cotelligent and On-Site agree to another time and date. We refer to the closing date as the effective date. At the effective date, On-Site will be merged with and into Watchit Media, with Watchit Media surviving the merger. Watchit Media will be the surviving corporation and will continue its corporate existence in accordance with the applicable provisions of the laws of the State of Delaware. As a consequence of the merger, all property, rights, debts and obligations of On-Site will automatically be deemed to be vested in Watchit Media in accordance with Delaware law. Watchit Media, as the surviving corporation, will be governed by the certificate of incorporation and bylaws of Watchit Media in effect immediately prior to the consummation of the transaction. The persons currently serving as officers and directors of Watchit Media immediately before the effective time will serve in the same capacity as the officers and directors of the surviving corporation.

On-Site shareholders will receive either equity units consisting of shares of Cotelligent common stock and a warrant to purchase shares of Cotelligent common stock, or a combination of cash and equity units. See “The Merger — What On-Site Shareholders Will Receive” on page 31.

On-Site and Cotelligent will deliver articles of merger to the Secretary of State of Nevada and a certificate of merger to the Secretary of State of Delaware. The merger will become effective when the Secretary of State of Nevada will have filed the Nevada articles of merger, and the Secretary of State of Delaware will have filed the Delaware certificate of merger, or such other time as is set forth in the Nevada articles of merger and the Delaware certificate of merger.

Merger Consideration

On-Site shareholders will be entitled to make either an equity election or a cash/equity election. If an On-Site shareholder makes an equity election, such shareholder will receive 0.3107402973 equity units in exchange for each share of On-Site common stock, which would be comprised of 0.6214805946 shares of Cotelligent common stock, and 0.3107402973 warrant shares. If an On-Site shareholder makes a cash/equity election, such shareholder will receive the following in exchange for each share of On-Site common stock:

•	Cash equal to $650,000 divided by the total number of shares of On-Site common stock making the cash/equity election,

•	The remaining equity units divided by the total number of shares of On-Site common stock making the cash/equity election.

See “The Merger – What On-Site Shareholders Will Receive” on page 31.

No Fractional Shares

Cotelligent will not issue any fractional shares of common stock in the merger. Instead, each On-Site shareholder who otherwise would have been entitled to a fraction of a share of Cotelligent common stock will be paid cash equal to the fractional portion of the closing price per share of Cotelligent common stock quoted on the OTC Bulletin Board on the business day immediately preceding the effective date of the merger rounded to the nearest whole cent.

Election and Exchange Procedure

Cotelligent has appointed EquiServe Trust Company, N.A., Boston, MA to serve as the exchange and paying agent in connection with the merger. At or prior to the effective date of the merger, Cotelligent will deposit with the exchange agent sufficient cash and certificates representing Cotelligent common stock to make all payment and deliveries required under the merger agreement.

In order to select the form of consideration you will receive in the merger, you must complete and return the enclosed election form to the Chief Executive Officer and President of On-Site on or before 5:00 p.m., Las Vegas time, on the date specified in the election form. You may indicate that you wish to receive equity units only or a combination of cash and equity units. You will not have the option to receive cash only in exchange for your shares of On-Site common stock. Shares as to which no valid or effective form of election is received, or shares as to which no preference as to the type of consideration is indicated, will be deemed to have made an equity election.

You will have until the date specified in the election form to return the completed and signed election form. We also request that you complete and return the letter of transmittal, together with the certificates that represent the common stock of On-Site to which the election form and letter of transmittal relates, to the Chief Executive Officer and President of On-Site on or before 5:00 p.m., Las Vegas time, on the date specified in the letter of transmittal. You should not forward election forms, letter of transmittal or stock certificates to Cotelligent at any time. On-Site will forward the letter of transmittal and stock certificates to Cotelligent’s transfer agent promptly following the closure of the merger. If the merger does not close and the merger agreement is terminated for any reason, On-Site will promptly return your stock certificates to you. If your On-Site certificates have been lost, stolen or destroyed, you must submit an affidavit to that effect to On-Site, together with your election form and letter of transmittal. Cotelligent may also require you to deliver a bond in favor of the exchange agent in an amount reasonably required to indemnify the exchange agent against claims with respect to lost certificates. The exchange agent will issue a certificate for shares of Cotelligent common stock or warrant shares in a name other than your own name only if the On-Site certificate surrendered is properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer. The person requesting the exchange must also have paid any resulting transfer or other taxes or established to the satisfaction of the exchange agent that no tax is payable.

To be effective, an election form must be:

•	properly completed and signed by you;

•	accompanied by certificates for the On-Site common stock for which the election is being made; and

•	delivered to the Chief Executive Officer and President of On-Site on or before 5:00 p.m., Las Vegas time, on the date specified in the election form and letter of transmittal.

However, failure to return your On-Site stock certificates and letter of transmittal by the election deadline will not invalidate your election if you have otherwise properly executed and completed your proxy and election form and submitted them before the election deadline.

You may revoke your election by sending written notice to the Chief Executive Officer and President of On-Site on or before 5:00 p.m., Las Vegas time, on the date specified in the election form and letter of transmittal. Upon any such revocation, the certificates (or delivery guarantees) covered by the election will be promptly returned. The exchange agent may decide whether forms of election have been properly completed, signed and submitted or revoked and may disregard immaterial defects in forms of election.

Within ten business days after the effective date, the exchange agent will mail to those On-Site shareholders of record who did not return a properly executed and completed form of election or who returned a properly executed and completed form of election but did not submit their On-Site certificates before the election deadline:

•	a letter of transmittal for use in submitting shares to the exchange agent for exchange; and

•	instructions explaining what must be done to effect the surrender of On-Site certificates in exchange for equity units of Cotelligent.

Such shareholders should complete and sign the letter of transmittal and return it to the exchange agent together with their certificates in accordance with the instructions. Shareholders who hold shares through a nominee (for example, if the shares of common stock are held by a broker as nominee), will not need to request that certificates be issued. Such shareholders should contact their broker or other nominee for instructions.

Representations and Warranties

The merger agreement contains representations and warranties of On-Site, Cotelligent and Watchit Media, most of which are customary for agreements of this nature and some of which are qualified as to materiality or knowledge. On-Site represents and warrants to Cotelligent and Watchit Media, and Cotelligent and Watchit Media represent and warrant to On-Site, that, among other things:

•	they are corporations duly organized, validly existing and in good standing under the laws of the states where they are organized,

•	they have the power and authority to execute and deliver the merger agreement, and the power and authority, assuming that the shareholders of On-Site approve the merger agreement, to carry out their obligations under the merger agreement,

•	the merger agreement is a valid, binding and enforceable obligation of Cotelligent, On-Site and Watchit Media,

•	the execution and delivery of the merger agreement and the performance of the transactions contemplated by the merger agreement will not result in a breach of any law or order to which the parties are subject, or breach any contract, order or permit to which they are parties, other than those specified in the merger agreement, and

•	there are no brokers, finders or agents entitled to compensation in connection with the transactions contemplated in the merger agreement, other than those specified in the merger agreement.

On-Site represents and warrants to Cotelligent and Watchit Media as to the following matters, among others:

•	its capitalization, including its issued and outstanding stock, and that there are no outstanding options, warrants, stock appreciation or similar rights to acquire On-Site stock,

•	that its financial statements have been prepared in accordance with generally accepted accounting principles and accurately present its financial condition,

•	the absence of any material adverse change, or any event, occurrence, development, condition or contingency which, individually or in the aggregate, could reasonably be anticipated to result in a material adverse change, since October 31, 2003,

•	general compliance with laws,

•	timely filing of tax returns and payment of taxes,

•	matters relating to real property, intellectual property and other property owned or used by it,

•	adequacy of its assets,

•	its inventory,

•	its contracts and current customer proposals,

•	its insurance coverage,

•	pending or threatened legal proceedings against it,

•	employment agreements and labor matters,

•	its employee benefit arrangements,

•	environmental, health and safety matters,

•	principal customers and suppliers,

•	the validity and sufficiency of all permits held by it and used in its business and operations, and

•	the absence of any agreements restricting or prohibiting it from engaging in any business in which it is currently engaged or that would prohibit Watchit Media from engaging in any business proposed to be engaged by it.

Conditions to the Merger

The obligations of each of On-Site, Cotelligent and Watchit Media to effect the merger are subject to the fulfillment or waiver, at or before the closing, of the following conditions, among others:

•	the receipt of consents required by applicable law for the consummation of the transactions contemplated by the merger agreement and the expiration or termination of any applicable waiting period with respect to the consummation of the transactions contemplated by the merger agreement, and

•	the consummation of the merger will not violate any injunction, order or decree of any governmental authority having competent jurisdiction.

The obligations of each of Cotelligent, Watchit Media and On-Site to effect the merger are also subject to the fulfillment or waiver, before the closing, by each of them of the following conditions:

•	the representations and warranties of the other parties in the merger agreement must be true and correct both as of the date of the merger agreement and on the closing date of the merger, and

•	the other parties must have performed or complied in all material respects with all obligations and agreements requiring performance or compliance by them prior to the closing date of the merger.

Cotelligent and Watchit Media’s obligations to effect the merger are also subject to the fulfillment or waiver, before the closing, of the following conditions, among others:

•	from the date of the merger agreement, no event shall have occurred having a material adverse effect on On-Site,

•	no more than three percent of the outstanding shares of On-Site common stock shall have given notice of their intent to exercise their dissenters’ rights, see “The Merger — Dissenters Rights” on page 37, and

•	obtainment of certain identified third party and governmental consents to the merger.

As a condition precedent to closing the merger, On-Site has agreed to obtain the consent of two third-parties whose contracts with On-Site require consent to assignment upon a change of control of On-Site. On-Site’s other contracts do not require a consent to assignment by a change of control of On-Site. Both On-Site and Cotelligent believe that On-Site’s partners are committed to continuing their relationship with

On-Site through Watchit Media, as the surviving corporation. While neither On-Site nor Cotelligent can make any assurances that On-Site’s partners will assign their contracts to Watchit Media, neither On-Site nor Cotelligent has received notice of, or any other indication that, such partners will cease doing business with Watchit Media.

Covenants

Access to Information

On-Site has agreed to give representatives of Cotelligent and Watchit Media full access during normal business hours before the effective time of the merger to all its properties, books, contracts, commitments, records (including federal, state and local tax returns and all records or documents which are within the possession of governmental authorities), personnel and representatives, and will furnish promptly to Cotelligent any information concerning On-Site’s business, properties and personnel as Cotelligent may reasonably request.

The Special Meeting

On-Site agreed to convene and hold a meeting of its shareholders as promptly as practicable following the date of this proxy statement/prospectus to consider and vote upon the merger and the merger agreement. On-Site also agreed to recommend, through its Board of Directors and subject to the Board’s fiduciary duties, that its shareholders approve the merger and merger agreement.

Conduct of On-Site’s Business before the Merger

On-Site has agreed that before the closing of the merger, unless specifically contemplated by the merger agreement or agreed in writing by Cotelligent and Watchit Media, among other things it will:

•	comply with all material contractual obligations applicable to it,

•	comply in all material respects with all laws applicable to it and the conduct of its business, including the timely payment of all taxes,

•	maintain all of its assets in good repair, order and condition, reasonable wear and tear excepted,

•	maintain its insurance coverages in effect before the date of the merger agreement or obtain comparable insurance coverages from reputable insurers,

•	maintain and preserve intact its corporate existence, business organization, assets, licenses, permits, authorizations and business opportunities,

•	promptly notify Cotelligent and Watchit Media in writing upon obtaining knowledge of (1) any condition or event which constitutes a material breach of any of the representations, warranties, covenants or agreements in the merger agreement, or (2) any condition or event which could reasonably be expected to have a material adverse effect on On-Site,

•	in good faith and in a timely manner (1) cooperate with Cotelligent and Watchit Media in satisfying the conditions to closing of the merger, (2) assist Cotelligent and Watchit Media in obtaining all consents as are reasonably necessary for Cotelligent, Watchit Media and On-Site to carry out and consummate the transactions contemplated by the merger agreement, and (3) perform all of its obligations under the merger agreement, and

•	take action, at On-Site’s sole cost and expense, as necessary and appropriate to operate the business under an assumed name reasonably acceptable to Cotelligent, but which will include the name “Watchit”.

On-Site will not before the closing of the merger, except as specifically contemplated by the merger agreement, disclosed in the schedules to the merger agreement or agreed in writing by Cotelligent and Watchit Media, among other things,

•	amend its organizational documents,

•	make any capital expenditures not in the ordinary course of business,

•	enter into any contract or transaction outside of the ordinary course of business or with any of its affiliates, except for contracts or agreements contemplated by and entered into pursuant to the merger agreement,

•	contract to create any encumbrance of any kind on its assets (other than liens existing as of the date of the merger agreement, or liens created in the ordinary course of business),

•	grant any increase in the base compensation of any of its directors, officers, or employees or make any other change in employment terms for any of its directors, officers, or employees,

•	adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees,

•	incur any indebtedness for borrowed money,

•	issue any equity security or warrant, or grant any option, call or conversion right or commitment,

•	declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any shares of its capital stock, or

•	settle or compromise any claim for dissenters’ rights in respect of the merger prior to the effective time of the merger without the prior written consent of Cotelligent or Watchit Media.

Agreement Not to Solicit Other Acquisition Proposals

On-Site has agreed that it will not, nor will it permit any of its representatives, including without limitation, any investment banker, attorney or accountant retained by On-Site, directly or indirectly, to (1) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to an “acquisition proposal,” (2) enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an acquisition proposal, or (3) agree to, approve, recommend, or endorse any acquisition proposal, or authorize or permit any of its representatives to take any such action. An “acquisition proposal” is an inquiry, offer or proposal regarding:

•	any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or any sale, lease exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 10% or more of the equity securities of On-Site in a single transaction or series of related transactions, or

•	any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of On-Site or the filing of a registration statement under the Securities Act in connection with such tender offer, or

•	any public announcement of a proposal, plan or intention to do the above.

Termination

Cotelligent and On-Site may together agree to terminate the merger agreement at any time before completing the merger, even after On-Site’s shareholders have approved it.

Also, either Cotelligent or On-Site may decide, without consent of the other, to terminate the merger agreement if

•	any court or other governmental entity has issued a final and nonappealable order or taken any final and nonappealable action restraining, enjoining or otherwise prohibiting the merger, or

•	the merger has not been completed by May 22, 2004, as a result of failure of a condition precedent to closing, and such failure has not been caused by the failure of the party seeking termination to comply with its obligations in the merger agreement, or

•	the other party materially breaches any provision of the merger agreement and the breach is not cured within 15 days of the terminating party giving notice of the breach to the other party.

Cotelligent may terminate the merger agreement without the consent of On-Site if

•	the Board of Directors of Cotelligent or Watchit Media determines that the termination of the merger agreement is necessary to satisfy the Board’s fiduciary duties, or

•	Cotelligent or Watchit Media is not reasonably satisfied in its sole discretion with its due diligence investigation of On-Site.

If the merger agreement is terminated as described above, it will become null and void and will have no effect, without any liability on the part of Cotelligent, Watchit Media or On-Site or their respective directors, officers or shareholders; however, the termination will not relieve Cotelligent from its confidentiality obligations under the merger agreement.

Indemnification

The merger agreement contains provisions regarding indemnification of the parties which are customary for agreements of this nature. The directors and executive officers of On-Site, all of whom are signatories to the merger agreement, jointly and severally agreed to indemnify Cotelligent, Watchit Media and their respective officers, directors, shareholders, employees, agents, representatives and affiliates from certain damages incurred by any of them as a result of

•	breaches of On-Site’s representations, warranties, covenants and other obligations under the merger agreement,

•	any amounts owed to Cotelligent as a result of certain purchase price adjustments provided for in the merger agreement, and

•	any amounts in excess of $15,000 which Cotelligent or the surviving corporation are required to pay in connection with the settlement, compromise and discharge of a claim relating to Aladdin Gaming LLC. See “Information Regarding On-Site Media, Inc.—Legal Proceedings”

On-Site shareholders other than the directors and executive officers have no indemnification obligations under the terms of the merger agreement.

Cotelligent and Watchit Media jointly and severally agreed to indemnify On-Site and its officers, directors, shareholders, employees, agents, representatives and affiliates from certain damages incurred by any of them as a result of breaches of Cotelligent’s and Watchit Media’s representations, warranties, covenants and other obligations under the merger agreement.

The merger agreement provides that a party will not be required to indemnify the other party for any damages arising from breaches of its representations and warranties until the damages from such breaches exceed $10,000, at which point the indemnified party will be entitled to recover damages from the first dollar. The representations and warranties of the parties in the merger agreement generally survive the closing for one year, with the exception that certain key representations and warranties have an indefinite survival period. As a result, most claims for breaches of representations or warranties will be lost if not discovered and raised prior to the first anniversary of the closing.

Fees and Expenses

Whether or not the merger is consummated, each of Cotelligent and On-Site will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Amendments, Extension and Waivers

Cotelligent and On-Site may amend the merger agreement in writing at any time before or after the On-Site shareholders approve the merger agreement. However, after approval of the merger agreement by the On-Site shareholders, the merger agreement cannot be amended in any way that would reduce the merger consideration or which materially and adversely affects the rights of the On-Site shareholders unless further shareholder approval is obtained. Any amendment must be in writing signed by all of the parties to the merger agreement.

At any time before the closing date of the merger, On-Site or Cotelligent may extend the time for the performance of any of the obligations or other acts of each other, waive any inaccuracies in the representations and warranties of each other contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or waive compliance by each other with any of the agreements or conditions contained in the merger agreement. Any agreement of extension or waiver must be in writing.

OTHER AGREEMENTS

Employment Agreement

In order to preserve certain institutional knowledge and to maintain continuity of the operations of the surviving corporation, at the closing of the merger Loren Willman, On-Site’s President, Chief Executive Officer and a member of On-Site’s Board of Directors, will enter into an employment agreement with Watchit Media. The following is a brief summary of the material provisions of Mr. Willman’s employment agreement:

•	Mr. Willman will serve as Watchit Media’s Vice President of Narrowcasting Technology.

•	The employment agreement will have a one year initial term, during which Mr. Willman will receive a $140,000 base salary. Following the initial term, the employment agreement will continue on a month-to-month basis until terminated by either party.

•	In addition to his base salary, Mr. Willman will be eligible to receive performance-based compensation, a one-time retention bonus payable if he remains employed by Watchit Media for six months following the closing of the merger, and other benefits generally available to employees of Watchit Media.

•	Mr. Willman will be subject to customary restrictions on competition during the term of his employment with Watchit Media and for the one year period following termination of his employment.

•	Upon a termination of the employment agreement by Watchit Media without “good cause,” Mr. Willman will be entitled to receive an amount equal to his base salary plus his most recent bonus earned, payable over the course of one year following his termination, and any stock options or other stock awards then held by Mr. Willman will immediately become fully vested and exercisable for the 180 day period following his termination. Under certain circumstances, a termination related to a “change in control” of Watchit Media will entitle Mr. Willman to a lump sum severance payment.

Business Development Agreement

In anticipation of the merger, Cotelligent and On-Site wanted to immediately begin working together to market On-Site’s existing products and services to new customers and to develop new products and services that could be marketed to existing On-Site customers and new customers. Therefore, on November 24, 2003, Watchit Media and On-Site entered into a business development agreement. The following is a brief summary of the material provisions of the business development agreement:

•	On-Site granted Watchit Media a worldwide royalty-free license to use and market existing On-Site products and services to new customers during the term of the business development agreement. All contracts to provide existing products and services to new customers shall be with Watchit Media, and On-Site will serve as the sub-contractor providing all support services. On-Site retained the right to continue to provide existing products and services to existing customers, and will retain all revenues resulting from such sales. The parties agreed that On-Site shall not extend, modify or amend any agreement with an existing customer without the prior written consent of Watchit Media.

•	To the extent On-Site wants to develop an enhancement to existing products or services, the parties may agree to a development plan, and Watchit Media will fund the development of such enhanced products and services in accordance with the development plan. On-Site will own all intellectual property rights with respect to the enhanced products and services, but grants Watchit Media a worldwide royalty-free license to use and market the enhanced products and services to new and existing customers during the term of the business development agreement. All contracts to provide enhanced products and services to new and existing customers shall be with Watchit Media, and On-Site will serve as the sub-contractor providing all support services.

•	The parties agreed to cooperate to develop new products and services pursuant to a written work plan, and Watchit Media will fund the development of such new products and services in accordance with such work plan. Watchit Media will own all intellectual property rights with respect to the new products and services. All contracts to provide new products and services shall be with Watchit Media, and On-Site will serve as the sub-contractor providing all support services.

•	Watchit Media will pay On-Site a monthly marketing fee based on the projected marketing costs to be incurred by On-Site for the following month, as mutually agreed by the parties. Watchit Media will also pay On-Site sub-contracting fees under each respective sub-contract entered into by the parties, which fees are expected to reimburse On-Site for its actual costs of performance only.

•	The business development agreement shall continue in effect until the consummation of the merger or the termination of the merger agreement.

•	If the business development agreement terminates, Watchit Media has the right to (A) continue to perform services under any customer contract to which Watchit Media is a party, with either On-Site or another sub-contractor providing support services, or (B) assign such customer contracts to On-Site. To the extent On-Site continues to perform services under a sub-contract with Watchit Media following termination of the business development agreement, the sub-contracting fees will be increased so that On-Site is reimbursed for its actual costs but will also receive 50% of the gross profit that Watchit Media collects for the respective customer contract.

•	If the business development agreement terminates or expires, On-Site will be required to reimburse Watchit Media for all development costs advanced in connection with the enhanced products and services within 120 days, bearing interest at a rate of six percent per annum. If On-Site does not timely reimburse Watchit Media for such development costs and interest, Watchit Media will be granted a worldwide royalty-free license to use and market all existing and enhanced products and services until the outstanding amounts are fully paid.

Watchit Media agreed that for a period of three years following the termination of the business development agreement, Watchit Media will not directly solicit existing customers of On-Site for the purpose of providing narrowcasting services, or directly compete with On-Site by offering narrowcasting services to the casino/gaming industry. Otherwise, the parties will be able to freely compete following the termination of the business development agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Tax Consequences to On-Site Shareholders

The following is a summary of the anticipated material United States federal income tax consequences of the transaction to you as a holder of On-Site common stock if you are a “United States person” as defined for United States federal income tax purposes and you hold your shares of On-Site common stock as a capital asset. For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended;

•	a corporation or partnership that is organized under the laws of the United States or any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; and

•	a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its major decisions.

This summary is based on laws, regulations, rulings, and judicial decisions as they exist on the date of this document. These authorities are all subject to change, possibly with retroactive effect, and all subject to differing interpretations. No advance ruling has been or will be sought or obtained from the Internal Revenue Service regarding the tax consequences of the transaction. Moreover, the statements in this document are not binding on the Internal Revenue Service or any court. As a result, Cotelligent cannot assure you that this summary will not be challenged by the Internal Revenue Service or sustained by a court if so challenged. In addition, this summary does not address the state, local, or foreign tax consequences of the transaction.

This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may apply to On-Site shareholders who are subject to special rules under the Internal Revenue Code including, without limitation, rules that apply to On-Site common stock in a qualified retirement plan or program; persons who acquired shares of On-Site common stock pursuant to the exercise of an employee stock option or otherwise as compensation; or persons who hold shares of On-Site common stock as part of a hedge, straddle, conversation, or constructive sale transaction.

BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE TRANSACTION IN PARTICULAR, YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION AS THEY APPLY TO YOUR SPECIFIC SITUATION.

In connection with this transaction, On-Site believes the following results will occur:

•	The merger of On-Site with and into Watchit Media, with Watchit Media surviving such merger, should be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

•	On-Site and Watchit Media should each be “a party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

•	No gain or loss should be recognized by On-Site or Watchit Media solely as a result of the transaction (except for amounts resulting from any change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations).

•	If you receive only equity units consisting of Cotelligent common stock and warrants (plus any cash in lieu of a fractional share interest in Cotelligent common stock) for all of your shares of On-Site common stock, you should not recognize any gain or loss with respect to your exchange of shares of On-Site common stock for equity units (except to the extent of cash you receive, if any, in lieu of a fractional share interest in Cotelligent common stock – see fractional share explanation below).

•	If you receive Cotelligent equity interests and cash (other than cash in lieu of a fractional share interest in Cotelligent common stock) in exchange for your shares of On-Site common stock, you will recognize gain, but not loss, to the extent of the lesser of (1) the total amount of cash you receive, and (2) the difference between (a) the sum of the amount of cash and the fair market value of the Cotelligent equity interests you receive in the transaction, and (b) your aggregate tax basis in the shares of On-Site common stock you surrender in the transaction. Any gain so recognized will be capital gain, provided that the cash consideration received is neither essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of section 356(a)(2) of the Internal Revenue Code. Such capital gain will be long term capital gain if the shares of On-Site common stock exchanged were held for more than one year. Any cash you receive in lieu of a fractional share interest in Cotelligent common stock will be treated as described in the fractional share explanation below.

•	Your aggregate tax basis in any shares of Cotelligent common stock or other equity interests you receive in the exchange (including fractional shares deemed received and redeemed as described below) will be the same as your aggregate tax basis of the shares of On-Site common stock that you surrender in exchange therefor, decreased by the amount of any cash you receive in the exchange and the amount of loss, if any, you recognize in the exchange, and increased by the amount of income or gain you recognize in the exchange (excluding any portion that is treated as a dividend as described above).

•	Your holding period in any share of Cotelligent common stock you receive in the exchange (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which you held the shares of On-Site common stock you surrendered in exchange therefor. The holding period of any stock you acquire due to any exercise of a warrant will depend on the time of the exercise of the warrant and the date such stock received due to the exercise of the warrant is eventually sold.

•	The payment of cash in lieu of fractional share interests of Cotelligent common stock will be treated as if Cotelligent distributed the fractional share interests as part of the exchange and then redeemed the fractional share interests; such cash payment will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the Internal Revenue Code; and gain or loss will be realized and recognized in an amount equal to the difference between the redemption price and the basis of the fractional share interests of Cotelligent common stock deemed surrendered therefor. Such gain or loss generally will be long term capital gain or long term capital loss if the holding period for such shares of On-Site common stock was more than one year as of the effective date of the exchange.

Unless you provide a taxpayer identification number (social security number or employer identification number) and certify, among other things, that such number is correct, or you are otherwise exempt from backup withholding, the exchange agent will be required to withhold the application backup withholding percentage of any cash payments to which you are entitled in the transaction. You should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the election form and letter of transmittal, to provide the information and certification necessary to avoid backup withholding, unless an application exception exists and is established in a manner satisfactory to the exchange agent.

Tax Consequences to Cotelligent

Limitations on use of losses

Under Section 382 of the Internal Revenue Code, if a corporation undergoes an ownership change, the amount of its pre-change losses that may be utilized to offset future taxable income generally will be subject to an annual limitation. This limitation may also apply to subsequently recognized “built-in” losses, e.g., losses economically accrued but unrecognized as of the date of the ownership change. In general, the annual limitation would be equal to the product of (i) the value of the loss corporation’s outstanding stock immediately before the ownership change (with certain adjustments) and (ii) the “long-term tax-exempt rate” in effect (currently, approximately 4.75%) for the month in which the ownership change occurs. Any unused portion of the annual limitation would be available in subsequent years.

In general, an ownership change occurs if a transaction or series of transactions by certain shareholders within a three year period, results in a greater than 50% change in ownership of the loss company. Specifically, under the Internal Revenue Code, an ownership change occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect five percent stockholders (as specially defined for purposes of Section 382 of the Internal Revenue Code) has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent stockholders at any time during a three-year testing period. For this purpose, shareholders of Cotelligent that own less than five percent of Cotelligent stock before the merger will be treated as one five percent shareholder, and shareholders of On-Site that own less than five percent of Cotelligent stock after the merger will be treated as another separate five percent shareholder.

If the merger, alone or in combination with prior and subsequent ownership shifts, results in a greater than 50 percent change in ownership, Cotelligent’s losses will be subject to an annual limitation as described above. Any Section 382 limitation resulting from such ownership change would apply to all NOLs (which were $21,900,000 as of December 31, 2002) from periods or portions thereof ending on or before the change date (and certain built-in losses recognized thereafter).

As a result of the merger but prior to the exercise of any of the warrants, persons who were Cotelligent shareholders before the merger will own approximately 57.17% of the outstanding shares of Cotelligent common stock, and On-Site shareholders will own approximately 42.83% of the outstanding shares of Cotelligent common stock. If all of the warrants issued to On-Site shareholders in the merger are exercised, On-Site shareholders will own approximately 52.91% of the outstanding shares of Cotelligent common stock. Since Cotelligent may issue more than 50% of its issued and outstanding shares in the merger, if all of the warrants ultimately are exercised, the merger will likely result in an ownership change under Internal Revenue Code Section 382 and limit the losses that Cotelligent may use in future years to reduce its taxable income.

Tax Return Disclosure and Investor List Requirements

Recently promulgated Treasury Regulations require taxpayers that participate in “reportable transactions” to disclose such transactions on their tax returns by attaching Internal Revenue Service Form 8886 and to retain information related to such transactions. In addition, organizers and sellers of a “reportable transaction” are required to maintain records including lists identifying investors in the transaction and to furnish those records to the Internal Revenue Service upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to this transaction. As a result, we may have to disclose this transaction on our tax return. You should consult your own tax advisors concerning any possible disclosure obligation and should be aware that we and other participants in the transaction may be required to report this transaction and/or maintain an investor list.

The preceding summary is not a complete analysis or discussion of all potential tax effects relevant to the merger. On-Site shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

INFORMATION REGARDING COTELLIGENT, INC.

In this section, “Information Regarding Cotelligent, Inc.,” references to “we,” “us,” “our,” and “ours” refer to Cotelligent and its consolidated subsidiaries.

General

Cotelligent was incorporated in February 1993 under the laws of the State of California as TSX, a California corporation. In November 1995, we changed our jurisdiction of incorporation to Delaware and our name to Cotelligent Group, Inc. In September 1998, we changed our name to Cotelligent, Inc.

Our headquarters are located at 100 Theory, Suite 200, Irvine, California 92612 and our telephone number is (949) 823-1600. Our internet address is www.cotelligent.com. For Additional information about Cotelligent and our business, see “Where You Can Find More Information” on page 104.

Company Overview

We create customized business solutions that enhance and integrate our clients’ current systems and extend them throughout and outside the enterprise, to provide access to information by and from mobile work forces, clients’ customers, vendors, partners and employees. Our solutions utilize broadly accepted as well as cutting edge technologies. We also provide maintenance and support for software products licensed to our clients in connection with the solutions we develop.

As part of our complete solutions, we offer:

•	strategic IT consulting services;

•	enterprise-wide application integration and implementation services;

•	custom application development;

•	sales and field force automation solutions;

•	mobile middleware products;

•	hardware and software products through partner relationships;

•	application hosting;

•	remote support services; and

•	help desk and education services.

Expanding the capabilities of enterprise systems can benefit Business-to-Business (B2B) and Business-to-Consumer (B2C) initiatives, while providing knowledge management and business intelligence resources to employees of the enterprise. This includes tools for mobile workers responsible for functions like route sales, pre-sales, merchandising, route delivery, distribution and field service/repair. The software and hardware used to facilitate these functions include laptops, handheld PCs, Tablet PCs, Personal Digital Assistants and Web-based applications that support customer relationship management. Our customized business solutions, which include software, hardware and information services, are focused on extending information technology functionality to a broad spectrum of users. These solutions allow mobile workers to do their jobs more effectively from wherever they are located and whenever they require access. They allow the client to receive more current and accurate information. These solutions increase productivity from the field in ways not experienced by the client before. We believe we are different from traditional software and services companies because we are able to provide the range of products and services needed to develop customized business solutions that employ advanced mobility and Web-based technologies.

We have expertise in a variety of industries, including consumer goods, manufacturing, high-tech, financial services and automotive. We understand how to build advanced technology systems that expand upon a client’s existing systems and complement the work conducted in their user environments. We have assembled a technical staff with a broad range of skills and industry expertise, including business analysts, network architects, account managers and others. We believe the high level of technical expertise and business experience we offer is an important differentiator in the markets in which we compete.

Over the past year, we have positioned ourselves to leverage our foundation of experience in enterprise, systems integration and eBusiness solutions, along with our varied industry experience, to take advantage of the emerging and growing market for mobile and Web-based solutions. We have over fifteen years of experience in delivering sales force automation solutions and mobile middleware solutions to a variety of leading companies. We believe our enterprise software, eBusiness, mobility and Web services solutions expertise provides us with a competitive advantage. We use a proprietary consulting project methodology to help ensure that our clients achieve a successful result and help them make well-informed business and technology decisions.

While we continue to pursue opportunities in eBusiness, our focus on enterprise solutions is directed toward linking eBusiness and mBusiness solutions in the enterprise. Our goal is to continue growing the eBusiness revenue but outpace that growth with mBusiness revenue, which we believe should become the dominant part of our business over the next several years. For 2002, our largest client, Kraft Foods, accounted for approximately 14% of our revenue, while our ten largest clients accounted for approximately 65% of our revenue.

Strategy

Our strategy is comprised of the following components:

Build solutions using advanced technology empowering the mobile workforce

Our strategy is to take advantage a growing market for mobile enterprise applications by leveraging our core competencies in enterprise software, eBusiness and systems integration, and help our clients take advantage of advances in mobile and Web services technologies. To that end, we have already accumulated a base of client experience in moving information seamlessly from back-end “connected” application systems to front-end “semi-connected” and “disconnected” field force and customer relations applications using our customer developed solutions and application hosting services. We have over 15 years of experience in this market. Our strategy is to use our reputation and record of success in this area to gain a significant competitive position in the emerging market aimed at empowering the mobile workforce.

We have also completed a number of engagements in connection with the development and implementation of Web services solutions employing both Microsoft(R).NET and IBM open system technologies. As with our mobile computing expertise, we help our clients achieve success in employing Microsoft(R).NET and open system technologies by leveraging our significant expertise in enterprise software and systems integration. Our experience has led us to conclude that the effective integration and utilization of Web services solutions requires us to have an in-depth knowledge of how enterprise software, and general business applications and function, interact from end-to-end. Our strategy is to continue to achieve success in developing Web services solutions in our clients’ complex business environments and leveraging this success and our reputation as this market continues to grow in the future.

Partnerships

To successfully execute our business strategy, we have determined that we must be able to offer complete business solutions to our clients. We believe that in the increasingly interconnected world, key alliances are important. We leverage the resources and depth that come from having strategic partnerships with the companies that complement our capabilities. Our partners include Handspring, IBM, Microsoft, Symbol Technologies, Toshiba and White Horse Interactive.

We have partnered with companies that provide the best components for solutions in our targeted markets. By carefully choosing which companies provide the best technical solutions and the best partnership opportunities, we can offer the best solutions for the best value to our clients. Additionally, our breadth of partners allows us to have an unbiased view of which solutions are most appropriate to satisfy our client’s needs. We have been recognized by our partners for our value add in solution development. We are a Microsoft Gold Certified Partner, we developed one of the first Microsoft(R).NET applications in the country and we are one of 20 companies in the Western region to be recognized as a Managed Partner due to our stability and quality. We were one of only ten companies selected by IBM to develop applications for their Websphere Everyplace Access platform. IBM demonstrated this solution at the Cellular Telecommunications and Internet Association show in October 2002. As we continue to evolve to a software solution-centric company, we expect that our partnership program will be expanded in order to enhance our ability to deliver advanced mobile computing and Web services solutions.

Differentiation

We intend to differentiate ourselves from our competitors in the following ways:

Listen to and collaborate with our clients. We listen to our clients’ needs and then collaborate with them to enhance, integrate and extend their existing systems to leverage and build upon their existing investments. These are our core values because we do not sell any specific package or solution.

Invest in Partnerships. Strong partnerships will help us to further develop and execute our business strategy:

•	using partner products and technologies to complement our own products and technologies improves “time to market” for our solutions;

•	partners integrating our mobility and middleware solutions into their offerings broaden revenue opportunities through channels; and

•	we are able to improve gross and operating margins through reduced costs of sales and solution delivery.

Invest in technology. Our ability to be competitive in mobility and Web services solutions requires us to make investments in technology. These investments will ensure that our software solutions continue to advance our clients’ capabilities and, at the same time, keep us competitive in the market.

Leverage reputation and expertise in enterprise software and systems integration. Our reputation for providing outstanding systems implementation and integration services is key to our ability to ensure that new, more advanced solutions are properly integrated across our clients’ information technology infrastructure. Underlying this ability is a dedication to a strategy of reuse. Our extensive experience and library of solutions allows us to employ successful components from various client solutions to improve the speed, time and reliability of new solutions. This strategy of reuse is applied to design, architecture and application development and in many cases reduces the development time and costs by as much as 50%.

Stress optimization in our marketing messages. Our marketing messages will increasingly focus on how our solutions optimize business activities from end-to-end. We will demonstrate this by employing return on investment analysis and specific factors residing in each of our target markets.

Strategic Acquisitions

In our opinion, the economic landscape has changed significantly resulting in an emergence of businesses that have become interested in being acquired. Many of these companies have proprietary technology and long-term client relationships, but have undergone severe downward pressure in revenue, profit, cash and stock price leaving them with little or no cash to sustain operations. We believe depressed valuations of these companies and their limited choices have created opportunities for us as an investor, merger partner and/or acquirer. If we pursue these opportunities, we will be highly selective and intend to completely and immediately integrate the businesses we merge or acquire, thereby realizing significant near-term cots savings. We believe the range of potential acquirees will be influenced by our financial condition and market capitalization, among other factors.

Solutions

Capitalizing on our experience in specific industries allows us to support targeted companies seeking improvements in operational efficiencies and marketplace performance (“optimization”) using eBusiness, mBusiness and Web services technology. The integration of our portfolio of products, services and applications into specific industry areas combine to create:

•	Sales Force Automation (SFA) solutions.

•	Field Force Automation (FFA) solutions.

•	eBusiness solutions.

•	Web services solutions.

•	Other specialized business software solutions (Strategic Business Applications).

By implementing our solutions, our clients are able to cut costs by automating manual processes; improve productivity and timeliness of data throughput to and from mobile workers; and increase competitive advantage.

Our strategy focuses on taking our most effective solutions to market. We use a variety of sources for market analysis and data, including Gartner Group and IDC. This information has helped us to target the most effective components that create the most value (for competitive positioning) in an effort to maximize our profitability. In addition, this approach allows us to combine solutions and services, price them competitively and deliver them to the marketplace.

Below is a description of each of these areas:

Enterprise Solutions

Our experience in this field distinguishes us from our competitors by giving us expertise to offer our clients a reliable and scalable framework for managing and moving business data across a variety of platforms. We integrate client systems across their organizations, build better customer relationships, improve back-office efficiencies, share knowledge and generally ensure that software applications in their eBusiness and mBusiness environments work together in form and function within their enterprise.

eBusiness Solutions

This portion of our business is built from our experience and expertise in many facets of eBusiness application design and creation. We can facilitate the development and execution of a viable plan that integrates the Internet into new and/or existing business processes, systems and cultures.

Web Services Solutions

We have successfully completed a number of engagements involving the development and deployment of Web services — most notably, IBM WEA(R) and Microsoft(R) .NET. As a new breed of pervasive applications, these Web services and our highly skilled team help our clients promote the publication, location and promotion of never before possible IT services to anyone with an Internet connection.

mBusiness and Mobility Solutions

This field continues to gain significant momentum from our knowledge and expertise in wireless data applications. We are enhancing our portfolio of mBusiness solutions through in-house development of our middleware and framework. We continue to form strategic alliances with key hardware and application development providers to strengthen our solution offerings and capabilities.

Value Proposition

We promote the following advantages when differentiating our solutions from those of our competitors:

•	Our track record is verifiable: We apply expertise in complex environments to deliver solutions on time and within budget.

•	Our solutions are designed for our clients’ industries: We focus on our clients’ needs to achieve their potential.

•	Our business experts combine technical experience with varied industry expertise: We combine high levels of expertise in both Microsoft-based and open systems environment with years of experience in a variety of industry markets.

•	Our reuse approach shortens development life cycle: We reduce risk and development time by using proven components and methodologies.

•	Our partnerships are carefully managed: We choose and monitor these relationships in a way that ensures each delivers application and industry solutions that best fit our clients’ business needs.

•	Our approach is to help our clients achieve self-sufficiency: We are dedicated to knowledge transfer and remain accessible as our clients’ businesses evolve.

Services

The integrated set of services we provide to our clients in connection with the solutions described above include:

Strategic IT Consulting Services

Analysis of business organization and processes. After reviewing the technology landscape to determine strengths and weaknesses inherent in our clients’ current environment, we provide a range of recommendations that address their infrastructure to hardware needs. This assessment includes defining, analyzing, reviewing and affirming functional and non-functional requirements. We make our clients more competitive in the markets in which they do business by focusing on their business strategy and process, technology and personnel transformation.

Enterprise Commerce Management, Integration and Implementation Services

Integration, optimization and implementation, of Enterprise Commerce Management applications, including customization and configuration. We optimize all of the applications that comprise the entire spectrum of Enterprise Commerce (or Real-Time Enterprise) including manufacturing, order entry, accounting, purchasing, warehousing, transportation and human resource systems to make businesses more responsive and more profitable.

Application Development

Custom application development. Development of open system or Microsoft architectured business applications. In the Web environment, these include eBusiness, electronic portal (“ePortal”) and Web services solutions.

Industry application framework solutions. Development of industry-specific and company-specific components layered onto our application framework, which includes communication and mobile work force management capabilities. The framework approach begins with a core application of base functionality that is faster and less risky to complete compared with a fully customized application.

Mobile Middleware Products (Jasware(TM))

Management of the synchronization and flow of information between a variety of devices and/or host systems in a wired or unwired environment. Our middleware product mobilizes enterprise systems while managing assets on the move.

Hardware and Software Products (Partners)

Our partners’ products, services and applications complement and extend our products, services and applications to create a more complete end-to-end business solution.

Application Hosting and Vertical Solution Provider Services

Our pervasive data center provides a suitable environment for the hosting and operational support of SFF, FFA, mobility and eBusiness applications. Support is available 24 hours a day, seven days a week, to monitor and manage the accessibility and functionality of these applications.

Remote Support Services

Staging, configuration, distribution and asset management services assist clients with deployment of new mobile solutions. On-going help desk services are available to support users around the clock.

Education and Training Services

Education services offer our clients a variety of products and solutions that can be bundled to meet any client’s education and training needs, whether it is training end users on a new field force application or training the trainers.

Specialized Consulting Services

Our technological professionals provide the necessary skills to assist our clients in the completion of their internal development projects or on-going operational needs.

Marketing

We initiated a number of important marketing initiatives during 2002 and 2003. These marketing initiatives were focused on helping us transform our identity and build our brand in the markets in which we compete.

•	Development of our strategic plan to guide our efforts and direction over the next several years;

•	Creation of a database that segments our focus on those accounts who can receive the greatest benefit from our service;

•	Brand building through a new tradeshow presence at partner, targeted horizontal application market and similar technology events;

•	Execution of a complete and fully integrated marketing communications plan that will increase our awareness and consideration within our targeted market;

•	Development and execution of a series of national briefing events (seminars) that position us along with our partners as thought leaders within the industry; and

•	Regular internal communications to our employees announcing events, client wins and successes to promote involvement and build culture.

We employ an integrated marketing approach that links planning and the launch of new solutions, products and service offerings with active marketing campaigns to support them.

Sales

It is important to educate, orient and measure our sales force utilizing consistent benchmarking procedures. The strategic plan mentioned in the previous section is a foundation for everything that we do and all forms of communication. Obviously, our direct sales force is at the forefront of our interaction with the client. Therefore, it is critical to train the sales force in the articulation of our strategy and to develop specific presentations for them so our message to our clients is consistent. Every salesperson has been trained in our strategy, research findings, presentations and communications to be as effective as possible in their interaction with our clients. Additionally, we organized the personnel support structure to better support the technical information requirements of the sales force and developed procedures to create specific teams to understand and respond to client needs. This realignment of resources places our most knowledgeable people directly in contact with the client.

Using this process, we have advanced the effectiveness of our sales force in the following ways:

•	establishing a precise knowledge of Cotelligent, our core competencies, market focus and value proposition such that our account executives are now equipped to approach prospective clients with a greater understanding of their issues, and articulate our value proposition;

•	aligning territories for each sales person and sharply focusing them on specific targeted accounts and geographies;

•	utilizing our marketing efforts to connect our sales force with those accounts that have the highest probability of need for our services;

•	building valued relationships with clients by solving today’s problems and providing them with a vision/strategy for the future; and

•	accelerating sales opportunities by focusing our selling activities on our core competencies.

Competition

In the emerging marketplace of the real-time enterprise and mobility solutions, there are few standards established and a number of ways to extend the functionality of the enterprise IT system. Therefore, each competitor has determined the scope of the solution they provide and the components used to build them. We have sharply focused our areas of expertise and have a number of competitors in part determined by the industry and/or technology niche needed for the particular client’s business. In other cases, the competitor is left over from the days of a more traditional IT consulting model.

For example, mobilization often requires a middleware product. In this area, our solutions compete with companies like Synchrologic and Aether Systems. The development of the mobile business application requires in-depth knowledge and the ability to customize applications. In the consumer goods market, we compete with companies like SAP, MEI and Thinque. To make a mobile solution efficient, it should be integrated into the legacy systems or added as an enterprise Web service. In this area, we may compete with larger system integrators.

To compete successfully, we must be able to deliver leading edge solutions with speed and competence, develop and market cost effective offerings that meet changing client needs, and respond rapidly to evolving technology by continuously training our technical and sales consultants.

Employees

At February 2, 2004, we had a staff 81 people, including a technical staff of approximately 58 IT professionals.

Properties

We currently operate out of four locations including Irvine and San Diego, California, Philadelphia, Pennsylvania and Atlanta, Georgia. Our operations are located in facilities with an aggregate of approximately 60,500 square feet and are leased at aggregate current monthly rents of approximately $0.1 million with no lease commitment for these properties extending past the year 2005. We have lease commitments for certain properties from which we no longer operate which extend past 2005. We believe that our properties are adequate for our needs. Furthermore, we believe that suitable additional or replacement space will be available when required on terms we believe will be acceptable.

Legal Proceedings

We are, from time to time, a party to litigation arising in the normal course of our business. We are not presently subject to any material litigation.

COTELLIGENT SELECTED FINANCIAL DATA

You should read the following selected financial data in conjunction with “Cotelligent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 64, and the financial statements and related notes included elsewhere in this proxy statement/prospectus. The table on the following page presents selected consolidated financial data on an historical basis for Cotelligent. This information is based on the consolidated financial statements of Cotelligent that it has presented in its filings with the Securities and Exchange Commission and should be read in conjunction with the information in such consolidated financial statements. Prior to July 2000, Cotelligent operated on an April 1 to March 31 fiscal year. In July 2000, we announced a change in our fiscal year end to December 31 from March 31, resulting in a nine-month transition period from April 1, 2000 through December 31, 2000.

Cotelligent Summary Financial Data

(In thousands, except per share amounts)

	Nine Months Ended September 30,		Year Ended December 31,			Nine Months Ended December 31,	Year Ended March 31,
	2003	2002(3)	2002(3)	2001(3)	2000(4)	2000(3)	2000(3)	1999
Statement of Operations Information(1)(2)
Revenues	$7,575	$13,999	$16,956	$46,843	$96,689	$68,444	$109,164	$90,119
Cost of services	5,123	8,618	10,507	33,372	66,843	47,161	73,595	57,110

Gross profit	2,452	5,381	6,449	13,471	29,846	21,283	35,569	33,009
Research and development costs	569	1,348	1,887	862	—	—	—	—
Selling, general and administrative expenses	10,982	14,799	19,279	32,332	53,577	41,238	45,126	27,479
Impairment of long-lived assets	—	—	—	4,562	42,450	42,450	—	—
Restructuring charge	1,865	—	691	2,436	1,620	1,620	—	—

Operating income (loss)	(10,964)	(10,766)	(15,408)	(26,721)	(67,801)	(64,025)	(9,557)	5,530
Other income (expense)	(1,428)	(609)	(1,784)	(73)	(2,642)	(1,360)	(3,756)	128

Income (loss) from continuing operations before income taxes	(12,392)	(11,375)	(17,192)	(26,794)	(70,443)	(65,385)	(13,313)	5,658
Benefit (provision) for income taxes	40	(7,496)	7,493	3,455	9,447	7,677	4,660	(2,268)

Income (loss) from continuing operations	(12,432)	(3,879)	(9,699)	(23,339)	(60,996)	(57,708)	(8,653)	3,390

Income (loss) from discontinued operations	—	—	—	—	2,244	—	(9,990)	11,926
Gain (loss) on sale of discontinued operations	—	461	976	(190)	19,541	19,541	—	—

Income (loss) from discontinued operations	—	—	976	(190)	21,785	19,541	(9,990)	11,926

Net income (loss)	$(12,432)	$(3,418)	$(8,723)	$(23,529)	$(39,211)	$(38,167)	$(18,643)	$15,316

Earnings (loss) per share
Basic -
Income (loss) from continuing operations	(0.94)	(0.29)	(0.73)	(1.75)	(4.51)	(4.26)	(0.64)	0.24
Income (loss) from discontinued operations	—	0.03	0.07	(0.01)	1.61	1.44	(0.74)	0.85

Net income (loss)	$(0.94)	$(0.26)	$(0.66)	$(1.76)	$(2.90)	$(2.82)	$(1.38)	$1.09

Diluted -
Income (loss) from continuing operations	$(0.94)	$(0.29)	$(0.73)	$(1.75)	$(4.51)	$(4.26)	(0.64)	0.24
Income (loss) from discontinued operations	—	0.03	0.07	(0.01)	1.61	1.44	(0.74)	0.84

Net income (loss)	$(0.94)	$(0.26)	$(0.66)	$(1.76)	$(2.90)	$(2.82)	$(1.38)	$1.08

Weighted average number of shares outstanding
Basic	13,287,890	13,205,882	13,201,532	13,379,320	13,503,675	13,537,927	13,536,775	14,078,068
Diluted	13,287,890	13,205,882	13,201,532	13,379,320	13,503,675	13,537,927	13,536,775	14,236,780

	September 30,	December 31,			March 31,
	2003	2002	2001	2000	2000	1999
Balance Sheet Information
Working capital	$5,706	$15,904	$26,197	$36,861	$43,047	$97,614
Total assets	11,724	25,033	36,080	65,805	159,527	158,374
Long-term debt	—	—	—	—	52	28,191
Stockholders’ equity	3,889	16,205	24,964	48,794	85,980	107,833

(1)	During the fiscal years ended March 31, 2000 and 1999, we acquired six businesses accounted for under the purchase method (the “Purchased Companies”). The consolidated financial statements include the operating results of the Purchased Companies subsequent to their respective acquisition dates. Prior to March 31, 2000, we entered into a plan to divest our IT staff augmentation business. Accordingly, the accompanying financial data have been prepared to present as discontinued operations our IT staff augmentation business for all periods presented.
(2)	On August 8, 2000, we contributed cash and our Philadelphia-based operation to a joint venture, bSmart.to LLC for 50% ownership. On December 6, 2000, we exercised our right to terminate the relationship under the joint venture agreement, and consequently, the net assets of the Philadelphia-based operation, including cash and another subsidiary of the joint venture, JAS Concepts, reverted back to us. Accordingly, during the period of August 8 through December 6, 2000, our investment in the joint venture was accounted for on the equity method of accounting. Prior to August 8, 2000 and after December 6, 2000, the results of the Philadelphia-based operation were consolidated with our accounts.
(3)	As previously disclosed in Amendment No. 3 to our Annual Report on Form 10-K/A for the year ended December 31, 2002, we have restated the presentation of earnings (loss) per share in our consolidated financial statements for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000. The computational error that caused this restatement also occurred during the year ended March 31, 2000.
(4)	This consolidated statement of operations information was derived by adding information for the three months ended March 31, 2000 to the nine months ended December 31, 2000.

COTELLIGENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

In this section, “Cotelligent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” references to “we,” “us,” “our,” and “ours” refer to Cotelligent and its subsidiaries.

You should read the following discussion and analysis in conjunction with “Cotelligent Selected Financial Data” and our Consolidated Financial Statements and related Notes included elsewhere in this proxy statement/prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. You should read the cautionary statements made in this proxy statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this proxy statement/prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the proxy statement/prospectus. See the section entitled “Cautionary Statements Regarding Forward-Looking Statements” on page 22. You should not rely on these forward-looking statements, which reflect only our opinion as of the date of this proxy statement/prospectus. We do not assume any obligation to revise forward-looking statements.

Overview

We provide IT consulting and also provide maintenance, support and hosting on software products we license. The IT consulting services are either provided under time and materials billing arrangements or on a fixed-fee basis. For time and materials arrangements, revenues are recognized as work is performed. Revenues are directly related to the total number of hours billed to clients and the associated hourly billing rates. Hourly billing rates are established for each service provided and are a function of the type of work performed and the related skill level of the consultant. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting based on hours incurred to total estimated labor hours to complete. In addition, we have developed complete mobile workforce management solutions for industries that have medium to large transient sales, field or delivery personnel. A component of these solutions may be software that we have developed. For each element in a software arrangement (e.g., license, maintenance, and services), revenue is recognized once there is evidence of an arrangement, delivery has been made, the fee is fixed or determinable, and collectibility is probable. The amount of revenue recognized for each element is based upon vendor specific objective evidence of fair value using the residual method. Maintenance and service revenue is recognized as we perform the services.

Our principal costs are professional compensation directly related to the performance of services and related expenses. Gross profits (revenues after professional compensation and related expenses) are primarily a function of hours billed to clients per professional employee or consultant, hourly billing rates of those employees or consultants, the percentage of effort complete with respect to fixed-fee contracts and employee or consultant compensation. Gross profits can be adversely impacted if services provided cannot be billed, if we are not effective in managing our service activities, if fixed-fee engagements are not properly priced, if consultant costs increase beyond relative increases in pricing, or if there are high levels of unutilized time (work activities not chargeable to clients or unrelated to client services) of full-time salaried service professional employees.

Operating income can be adversely impacted by increased administrative staff compensation and expenses related to streamlining or expanding our business, which may be incurred before revenues, cost savings or economies of scale are generated from such investment. Solution development activities require a higher level of selling, general and administrative activities as well as investment in research and development activities.

As a service and software organization, we respond to service demands from our clients. Accordingly, we have limited control over the timing and circumstances under which our services are provided. Therefore, we can experience volatility in our operating results from quarter to quarter. The operating results for any quarter are not necessarily indicative of the results for any future period.

All dollar amounts set forth in this section, “Cotelligent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are in thousands.

Consolidated Results of Operation for the Three Months Ended September 30, 2003 and 2002

Revenues

Revenues decreased $1,565 or 41%, to $2,259 in the three months ended September 30, 2003 from $3,824 in the three months ended September 30, 2002. The decrease in revenues was attributable to a general reduction in demand for our services due to softening in the IT services market, during which time we have invested heavily in sales and marketing efforts. Although the sales and marketing efforts have resulted in increased interest from potential clients, our experience has been that businesses have not increased spending on IT services and continuously delay spending in anticipation of further evidence that an economic recovery is imminent. During the three months ended September 30, 2003, three of our clients accounted for approximately 52% of our revenue.

Gross Profit

Gross profit decreased $948, or 57%, to $701 in the three months ended September 30, 2003 from $1,649 in the three moths ended September 30, 2002. The decrease in gross profit was attributable to a general reduction in demand for our services due to softening in the IT services market, during which time we have invested heavily in sales and marketing efforts. Although the sales and marketing efforts have resulted in increased interest from potential clients, our experience has been that businesses have not increased spending on IT services and continuously delay spending in anticipation of further evidence that an economic recovery is imminent. The gross profit margin decreased to 31% from 43%, due to a lower level of utilization of billable resources.

Research and Development Costs

Research and development costs were $76 for the three months ended September 30, 2003 compared to $530 for the three months ended September 30, 2002. We have a dedicated team of people solely focused on research and development activities associated with mobile workforce management and Web services solutions. The higher spending during the three months ended September 30, 2002 was due to research and development costs incurred for the development of a software solution for a business partner.

Restructuring Charge

In August 2003, as part of our efforts to streamline our operations commensurate with our revenue base, we identified opportunities to reduce our cost structure by reducing headcount. We terminated approximately 31 management and operating staff and recorded a restructuring charge related to the severance benefits provided to the terminated employees of $1,865. We paid all of the severance benefits prior to September 30, 2003, except for $1,125 of contractual severance benefits due to one of our former officers. This amount is recorded in the current portion of restructuring liabilities at September 30, 2003 in the accompanying condensed consolidated balance sheet.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $1,837, or 35%, to $3,341 in the three months ended September 30, 2003 from $5,178 in the three months September 30, 2002. The decrease was primarily due to reductions in operating staff and operating locations in order to streamline operations in line with revenues and cash received for accounts receivable previously written off offset by the cost of a settlement with a dissident stockholder, and legal and consulting costs associated with due diligence procedures in connection with potential acquisitions.

Other Income (Expense)

Other income (expense) primarily consists of interest income, interest expense, loss on an investment in an alliance partner accounted for under the equity method of accounting and the change in market value associated with an investment in a marketable security. Interest income net of interest expense was $28 for the three months ended September 30, 2003 compared to $53 for the three months ended September 30, 2002. The decrease in net interest income was due to a lower balance of cash and cash equivalents during the three months ended September 30, 2003. Other income for the three months ended September 30, 2003 was $12 compared to other expense of $465 for the three months ended September 30, 2002. Other expense for the three months ended September 30, 2002 was principally from the change in market value associated with an investment in a marketable security which resulted in a $326 unrealized loss.

Income Taxes

We did not record an income tax benefit for the three months ended September 30, 2003 or 2002 due to the uncertainty of our realization. The income tax expense of $33 for the quarter ended September 30, 2003 resulted from state tax payments.

Consolidated Results of Operation for the Nine Months Ended September 30, 2003 and 2002

Revenues

Revenues decreased $6,424 or 46%, to $7,575 in the nine months ended September 30, 2003 from $13,999 in the nine months ended September 30, 2002. The decrease in revenues was attributable to a general reduction in demand for our services due to softening in the IT services market, during which time we have invested heavily in sales and marketing efforts. Although the sales and marketing efforts have resulted in increased interest from potential clients, our experience has been that businesses have not increased spending on IT services and continuously delay spending in anticipation of further evidence that an economic recovery is imminent. During the nine months ended September 30, 2003, two of our clients accounted for approximately 40% of our revenue.

Gross Profit

Gross profit decreased $2,929, or 54%, to $2,452 in the nine months ended September 30, 2003 from $5,381 in the nine months ended September 30, 2002. The decrease in gross profit was attributable to a general reduction in demand for our services due to softening in the IT services market, during which time we invested heavily in sales and marketing efforts. Although the sales and marketing efforts have resulted in increased interest from potential clients, our experience has been that businesses have not increased spending on IT services and continuously delay spending in anticipation of further evidence that an economic recovery is imminent. The gross profit margin decreased to 32% from 38%, due to a lower level of utilization of billable resources.

Research and Development Costs

Research and development costs were $569 for the nine months ended September 30, 2003 compared to $1,348 for the nine months ended September 30, 2002. We have a dedicated team of people solely focused on research and development activities associated with mobile workforce management and Web services solutions. The higher spending during the nine months ended September 30, 2002 was due to research and development costs incurred for the development of a software solution for a business partner.

Restructuring Charge

In August 2003, as part of our efforts to streamline our operations commensurate with our revenue base, we identified opportunities to reduce our cost structure by reducing headcount. We terminated approximately 31 management and operating staff and recorded a restructuring charge related to the severance benefits provided to the terminated employees of $1,865. We paid all of the severance benefits prior to September 30, 2003, except for the $1,125 of contractual severance benefits due to one of our former officers. This amount is recorded in the current portion of restructuring liabilities at September 30, 2003 in the accompanying condensed consolidated balance sheet.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $3,817, or 26%, to $10,982 in the nine months ended September 30, 2003 from $14,799 in the nine months ended September 30, 2002. The decrease was primarily due to reductions in operating staff and operating locations in order to streamline operations in line with revenues and cash received for accounts receivable previously written off offset by legal, consulting and travel costs associated with due diligence procedures in connection with potential acquisitions, implementation costs associated with a new accounting and project reporting system, design costs associated with a changes to our Web site, costs of publishing new collateral materials, cost of a settlement with a dissident stockholder and duplicate salary costs during a transition and move of our accounting operations to our headquarters’ location.

Other Income (Expense)

Other income (expense) primarily consists of interest income, interest expense, loss on an investment in an alliance partner accounted for under the equity method of accounting and the change in market value associated with an investment in a marketable security. Interest income net of interest expense was $56 for the nine months ended September 30, 2003 compared to $143 for the nine months ended September 30, 2002. The decrease in net interest income was due to a lower balance of cash and cash equivalents during the three months ended September 30, 2003. Other expense for the nine months ended September 30, 2003 was $1,484, principally from the change in market value associated with an investment in a marketable security which resulted in a $1,201 unrealized loss. Other expense for the nine months ended September 30, 2002 was $752 principally consisting of an unrealized loss of $326 resulting from the change in market value associated with the same preferred stock investment and an equity loss from the investment in alliance partner.

Benefit for Income Taxes

We did not record an income tax benefit for the nine months ended September 30, 2003 or 2002 due to the uncertainty of our realization, except as described below for the nine months ended September 30, 2002.

The income tax expense of $40 for the nine months ended September 30, 2003 resulted from state tax payments.

The tax benefit of $7,496 for the nine months ended September 30, 2002 was the result of the Job Creation and Worker Assistance Act of 2002, approved by Congress on March 9, 2002, allowing net operating losses for our fiscal tax year ending March 31, 2002 to be carried back five years. In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, the effect of this change in tax law was reflected in the March 31, 2002 financial statements as changes in tax law must be reflected in the period of enactment.

Results of Operations for the Years Ended December 31, 2002 and 2001

Revenues

Revenues decreased during the year ended December 31, 2002 by $29,887, or 64%, to $16,956 from $46,843 in the year ended December 31, 2001. The decrease was due to a general reduction in demand for services due to softening in the market coupled with our evolution from providing general IT consulting services towards offering mobile workforce management and Web services and our associated ramp-up time.

Gross Profit

Gross profit decreased in the year ended December 31, 2002 by $7,022 or 52%, to $6,449 from $13,471 in the year ended December 31, 2001. The decrease was due to a general reduction in demand for services due to softening in the market coupled with our evolution from providing general IT consulting services towards offering mobile workforce management and Web services and our associated ramp-up time. Gross profit as a percentage of revenues increased to 38% from 29% due to better pricing, a mix shift to higher margin projects, caused in part by the end of some long-term, lower margin, legacy system development engagements, and reductions in underutilized billable staff.

Research and Development Costs

Research and development costs were $1,887 for the year ended December 31, 2002 compared to $862 for the year ended December 31, 2001. We have a dedicated team of people solely focused on the research and development activities associated with mobile workforce management and Web services solutions. The higher spending level during the year ended December 31, 2002 was due to research and development costs incurred for the development of a software solution for a business partner.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $13,053, or 40%, to $19,279 in the year ended December 31, 2002 from $32,332 for the year ended December 31, 2001. The decrease was primarily the result of reductions in operating staff as well as the effects of other reductions in staff to streamline operations in line with revenue, offset by litigation and proxy solicitation costs in connection with our 2002 annual meeting, fees associated with the re-audit of our financial statements for the nine months ended December 31, 2000 and the year ended December 31, 2001 and legal and investment banking costs associated with an investment in a marketable security.

Impairment of Long-Lived Assets

During the year ended December 31, 2001, we recognized an impairment of long-lived assets charge for $4,562 representing a $3,430 property and equipment impairment charge and a further $1,132 property and equipment impairment charge associated with locations where we ceased operations.

Restructuring Charge

In the fourth quarter of 2002, as part of our effort to reorganize our marketing approach and delivery of client services, we identified opportunities to reduce our cost structure by reducing headcount. Accordingly, we adopted a restructuring plan in accordance with Emerging Issues Task Force (EITF) 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and Staff Accounting Bulletin (SAB) No. 100, “Restructuring and Impairment Charges.” The restructuring charge of $691 included provisions for severance of approximately 27 management and operating staff. The entire amount of severance was paid in the fourth quarter of 2002.

In September 2001, as part of our efforts to streamline our operations commensurate with our revenue base, we identified opportunities to reduce our cost structure by reducing headcount and closing certain operating facilities to conform to our new operating structure. Accordingly, we adopted a restructuring plan in accordance with EITF 94-3 and SAB No. 100. The restructuring charge of $2,436 during the year ended December 31, 2001 included provisions for severance of approximately 145 management and operating staff ($1,034) as well as closure costs associated with a plan to dispose of certain locations ($1,402).

Other Income (Expense)

Other income (expense) primarily consists of interest income, interest expense, equity method losses on an investment in an alliance partner and the change in market value associated with an investment in a marketable security. Interest income, net of interest expense was $183 for the year ended December 31, 2002 compared to $826 for the year ended December 31, 2001. The decrease in net interest income was the result of a decrease in interest rates offered on investment vehicles and lower cash balances on hand during the year ended December 31, 2002. Other expense for the year ended December 31, 2002 was $1,967, and was principally the change in market value associated with an investment in a marketable security and equity method losses on an investment in an alliance partner. Other expense for the year ended December 31, 2001 was $899 and was principally equity method losses on an investment in an alliance partner.

Provision (Benefit) For Income Taxes

We realized an income tax benefit of $7,493, or an effective tax rate of 44% of pre-tax loss for the year ended December 31, 2002, compared to an income tax benefit of $3,455, or an effective tax rate of 13% for the year ended December 31, 2001. The income tax benefit of $7,493 for the year ended December 31, 2002 was the result of the Job Creation and Worker Assistance Act of 2002, approved by Congress on March 9, 2002, allowing net operating losses for our fiscal tax year ended March 31, 2002 to be carried back five years. In accordance with SFAS No. 109, the effect of this change in tax law was reflected in the December 31, 2002 financial statements as changes in tax law must be reflected in the period of enactment. The income tax benefit of $3,455 for the year ended December 31, 2001 resulted from a decrease in a valuation allowance previously established against a goodwill deduction that was written off on the March 31, 2001 tax return.

Income (Loss) from Discontinued Operations

Discontinued operations comprised operations associated with the IT staff augmentation portion of our business and the gain on the sale of the discontinued operations.

The gain on sale of discontinued operations of $976 for the year ended December 31, 2002 was the result of cash collected on trade accounts receivable in 2002 written off in prior years to bad debt expense and proceeds from a lawsuit against the predecessor owners of one of the discontinued operations.

The loss on sale of the discontinued operations of $190 for the year ended December 31, 2001 consists of the operating results of the discontinued operations, which only included one remaining component from the original plan. This loss was not anticipated under the original plan and, therefore, was not accrued for as of June 30, 2000. In addition, during the year ended December 31, 2001, we abandoned our plan to sell the one remaining component, and consequently, closed the business.

Results of Operation for the Years Ended December 31, 2001 and 2000

Results for the year ended December 31, 2000, are unaudited. We changed our year end to December 31 from March 31 and reported audited results for the nine month transition period ended December 31, 2000 in our Transition Report on Form 10-K.

Revenues

Revenues decreased during the year ended December 31, 2001 by $49,846, or 52%, to $46,843 from $96,689 in the year ended December 31, 2000. The decrease was due to a general reduction in demand for services due to softening in the market coupled with our evolution from providing general IT consulting services towards offering mobile workforce management solutions.

Gross Profit

Gross profit decreased in the year ended December 31, 2001 by $16,375, or 55%, to $13,471 from $29,846 in the year ended December 31, 2000. The decrease was due to a general reduction in demand for services due to softening in the market coupled with our evolution from providing general IT consulting services towards offering mobile workforce management solutions. Gross profit as a percentage of revenues decreased to 29% from 31% primarily due to lower utilization of salaried billable staff caused by a downturn in demand for services.

Research and Development Costs

Research and development costs were $862 for the year ended December 31, 2001. During the year ended December 31, 2001, we dedicated a team of people to focus solely on research and development activities associated with mobile workforce management and Web services solutions.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased in the year ended December 31, 2001 by $21,245 or 40%, to $32,332 from $53,577 in the year ended December 31, 2000. The decrease was primarily due to the closure of three operating locations in the latter part of 2000; reductions in operating staff following the divestiture of the majority of the IT staff augmentation business, as well as the effects of other reductions in staff to streamline operations in line with revenue; a decrease in the provision for doubtful accounts receivable (which in the year ended December 31, 2000 primarily related to dot.com customers where venture capital funding had not materialized); and valuation allowance established for notes receivable from our officers in 2000. Selling, general and administrative expenses as a percent of revenues were 69% for the year ended December 31, 2001 compared to 55% for the same period of the prior year. Although we have streamlined operations, we continue to invest heavily in sales, marketing and business development activities as our business shifts away from general IT consulting services towards offering mobile workforce management solutions.

Impairment of Long-Lived Assets

During the year ended December 31, 2001, we recognized an impairment of long-lived assets charge for $4,562 representing a $3,430 property and equipment impairment charge and a further $1,132 property and equipment impairment charge associated with locations where we ceased operations.

During the year ended December 31, 2000, we recognized an impairment of long-lived assets charge for $42,450 representing a $37,831 goodwill impairment charge, a $2,519 write-off of investment costs associated with the bSmart.to joint venture and a $2,100 property and equipment impairment charge associated with locations where we ceased operations.

In accordance with SFAS No. 121, we considered, among other factors, deterioration of operating performance or a general reduction in demand for services for a sustainable period to be indicators of potential impairment of long-lived assets. We have experienced a reduction in demand for our services. As a result of this reduction in demand for our services, we recognized a $37,831 goodwill impairment charge in the nine months ended December 31, 2000, as the future discounted cash flows (fair value) of our certain long-lived assets were estimated to be less than the asset’s related carrying value. In addition, in the same fiscal period, we ceased operating at certain locations as part of a plan to streamline operations and took a $2,100 impairment charge of property and equipment.

In December 2000, we exercised our right to terminate the bSmart.to joint venture when we believed that the wireless venture would require a substantial additional investment to remain viable and that making such an investment would not be in our best interest. As a result of termination of the joint venture, we recognized a $2,519 impairment charge related to investment costs associated with the formation of and the investment in the bSmart.to joint venture.

During the year ended December 31, 2001, we continued to experience a further decline in demand for our services and in September 2001, entered into a restructuring plan to further streamline operations in line with our existing revenue stream. In connection with this restructuring, we ceased operations at several operating locations and recognized a $1,132 property and equipment impairment charge. This restructuring caused us to further test for impairment of long-lived assets, which resulted in a $3,430 property and equipment impairment charge as the future discounted cash flows of certain of our long-lived assets were estimated to be less than the asset’s related carrying value.

Restructuring Charge

In September 2001 and December 2000, as part of our efforts to streamline our operations commensurate with our revenue base, we identified opportunities to reduce our cost structure by reducing headcount and closing certain operating facilities to conform to our new operating structure. Accordingly, we adopted a restructuring plan in accordance with EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and SAB No. 100, “Restructuring and Impairment Charges.” The restructuring charge of $2,436 during the year ended December 31, 2001 included provisions for severance of approximately 145 management and operating staff ($1,034) as well as closure costs associated with a plan to dispose of certain locations ($1,402). The restructuring charge of $1,620 during the year ended December 31, 2000 included provisions for severance of approximately 90 management and operating staff ($707) as well as closure costs associated with a plan to consolidate or dispose of certain locations ($913).

Other Income (Expense)

Other income (expense) primarily consists of interest income, interest expense and equity method losses on an investment in an alliance partner. Other expense was $73 for the year ended December 31, 2001 as compared to other expense of $2,642 for the year ended December 31, 2000 due to a reduction in interest expense. Interest expense decreased due to the pay-off of all debt due under our credit agreement and an interest bearing earn-out agreement from proceeds generated on our sale of the majority of the IT staff augmentation business on June 30, 2000. Subsequent to June 30, 2000, interest expense was reduced and we also earned interest income on the cash proceeds received from the sale on June 30, 2000 during the years ended December 31, 2000 and 2001. The benefit of reduced interest expense was offset by an increase in equity loss on an investment in an alliance partner during the year ended December 31, 2001.

Provision (Benefit) For Income Taxes

We realized an income tax benefit of $3,455, or an effective tax rate of 13% of pre-tax loss for the year ended December 31, 2001, compared to an income tax benefit of $9,447, or an effective tax rate of 13% for the year ended December 31, 2000. The effective tax rate was consistent between years and the difference between the effective rates and statutory rates is primarily the result of a valuation allowance against the tax benefit associated with the net operating loss generated in the year ended December 31, 2001, due to the uncertainty of realization, as it is only available to carry forward against future years’ income, and the result of the valuation allowance and non-deductible impairment charges in the year ended December 31, 2000.

Income (Loss) From Discontinued Operations

Discontinued operations is comprised of operations associated with the IT staff augmentation portion of our business and the gain on the sale of the discontinued operations.

The income from discontinued operations of $2,244 for the year ended December 31, 2000 includes the results of the discontinued operations through March 31, 2000, the date we entered into a plan to discontinue such operations. In accordance with Accounting Principles Board Opinion No. 30, the results of the discontinued operations were classified as operating income (loss) from discontinued operations up through the date we entered into a plan to discontinue such operations, March 31, 2000. Subsequent to March 31, 2000, the results of the discontinued operations were classified together with the gain on sale of discontinued operations.

The loss on sale of the discontinued operations of $190 for the year ended December 31, 2001 consists of the operating results of the discontinued operations, which only included one remaining component from the original plan. This loss was not anticipated under the original plan and, therefore, was not accrued for as of June 30, 2000. In addition, during the year ended December 31, 2001, we abandoned our plan to sell the one remaining component, and consequently, closed the business.

The gain on sale of the discontinued operations of $19,541 for the year ended December 31, 2000 consists of four separate components, including: (1) the sale of the majority of the IT staff augmentation business on June 30, 2000 for proceeds of $116,495 and the assumptions of approximately $10,000 in liabilities, (2) the sale of the IT staff augmentation operations in Orlando on July 14, 2000 for $650 and the assumption of $385 of assumed liabilities, and (3) the operating results from the discontinued operations subsequent to March 31, 2000 totaling $1,455.

Liquidity and Capital Resources

Overview

We have financed ourselves principally through cash flows from operations, net proceeds from our public offerings and net proceeds from the sale of our IT staff augmentation business.

Debt Service Requirements

We previously maintained a credit facility with a consortium of banks under which we borrowed to fund our working capital needs. On June 30, 2000, we used a portion of the cash proceeds from the sale of our IT staff augmentation business to pay off all obligations under the credit facility and to pay existing earn-out obligations to sellers of an acquired business. Upon settlement of all obligations under the credit facility, the credit facility was terminated. Since June 30, 2000, we have not maintained a credit facility.

Historical Cash Flows

Cash Flows from Operating Activities. Cash used in operating activities was $10,747 for the nine months ended September 30, 2003 compared to cash provided by operating activities of $4,782 for the nine months ended September 30, 2002. In 2003 the loss from operations, less the non-cash charges for the equity loss from an investment in an alliance partner and the unrealized loss on the investment in marketable security, together with the payment of accounts payable and accrued liabilities from December 31, 2002 were the primary uses of cash. In 2002 the collection of trade accounts receivable and the receipt of income tax refunds were the primary sources of cash. Our primary sources of liquidity going forward are the collection of our accounts receivable and the cash balances at September 30, 2003. Total receivables were 71 and 75 days of quarterly revenue at September 30, 2003 and December 31, 2002, respectively. At September 30, 2003, four of our clients accounted for approximately 55% of our accounts receivable.

Cash provided by operating activities was $484 for the year ended December 31, 2002 compared to cash used in operating activities of $9,438 for the year ended December 31, 2001. In 2002 the benefit of refundable income taxes, reductions in accounts receivable and the add back of non-cash depreciation, equity loss on investment in alliance partner and change in market value associated with an investment in a marketable security were the primary sources of cash, partially offset by reductions in accounts payable and deferred revenue. In 2001, reductions in accounts receivable, the add back of depreciation and impairment of long-lived assets, equity loss on investment and provision for doubtful accounts were the primary sources of cash, partially offset by an increase in income taxes and accounts payable. Total receivables were 75 and 73 days of quarterly revenue at December 31, 2002 and December 31, 2001, respectively.

Cash Flows from Investing Activities. Cash provided by investing activities was $446 for the nine months ended September 30, 2003 compared to cash used in investing activities of $1,245 for the nine months ended September 30, 2002. In 2003, we received $270 from Bluebook International Holding Company as payment for services we provided for which we have not recognized revenue and $360 of payments received on a note from the acquirer of a discontinued operation offset by $184 for the purchase of property and equipment, principally for continuous upgrades to computer software and equipment. In 2002, we received $535 of payments on a note from the acquirer of a discontinued operation offset by $280 for the purchase of property and equipment, principally for continuous upgrades to computer software and equipment and $1,500 for an investment in a marketable security.

Other cash used in investing activities was $2,670 for the year ended December 31, 2002 compared to $10 for the year ended December 31, 2001. In 2002, we used $3,000 for an investment in a marketable security and $486 for the purchase of property and equipment, principally for continuous upgrades to computer software and equipment offset by $816 of payments received on a note from the acquirer of a discontinued operation. In 2001, we used $410 for the purchase of property and equipment, principally for continuous upgrades to computer software and equipment offset by $430 of payments received on a note from the acquirer of a discontinued operation

Cash Flows from Financing Activities. During the nine months ended September 30, 2003, we used cash to reduce current liabilities accrued at December 31, 2002 by $933. The reduction in current liabilities during the nine months ended September 30, 2003 included the payment of some costs incurred in quarters prior to December 31, 2002 which were not repeated in the nine months ended September 30, 2003. We do not expect a significant portion of these costs to recur in the next year. In addition, we recorded a restructuring charge in August 2003 for the termination of a number of highly compensated staff, which is expected to reduce future selling, general and administrative expenses. Our management believes that the remaining cash on hand will provide adequate cash to fund our anticipated cash working capital needs at least through September 30, 2004.

Cash provided by financial activities was $4 for the year ended December 31, 2002 compared to cash used in financing activities of $913 for the year ended December 31, 2001. In 2001, we used $500 to repurchase common shares and $600 for a payment due the seller of an acquired business offset by $199 of proceeds from the issuance of common stock under the Employee Stock Purchase Plan, which was terminated in early 2002 due to reduced participation in light of a continuous decline in the number of employees remaining with us.

Employment Agreement

There is a possibility that the merger could constitute a change in control under Mr. Lavelle’s employment agreement, based on the acquisition of 30% or more of the total voting power of our stock. In the event the merger is deemed a change in control under Mr. Lavelle’s employment agreement, Mr. Lavelle would have the option, exercisable by written notice delivered to us at least two business days prior to the anticipated closing of the merger, to terminate his employment agreement. Upon validly exercising this option, Mr. Lavelle would be entitled to receive, on the effective date of the termination, a lump sum payment of $1,350,000, which equals the compensation he would be entitled to receive upon a termination without cause. In addition, his obligations with respect to the covenant-not-to-compete would terminate.

Summary Disclosures about Contractual Obligations

The following table reflects our contractual cash obligations as of December 31, 2002, excluding interest, due over the indicated periods.

	Payments Due by Period (In thousands)
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Contractual Cash Obligations:
Obligations due sellers of an acquired business	$418	$418	$—	$—	$—
Operating leases, net of sublet arrangements	$4,447	$1,483	$2,813	$151	$—

Total contractual obligation	$4,865	$1,901	$2,813	$151	$—

Critical Accounting Policies

Allowance for Doubtful Accounts

We provide an allowance for potentially uncollectible accounts receivable under the provisions of SFAS No. 5, “Accounting for Contingencies”, in the ordinary course of business. The allowance is derived as the result of periodic and thorough reviews of aged and known problem accounts during each quarter. In addition we reserve for unknown issues in our receivables at the balance sheet date using a formula consistent from quarter to quarter. Management believes that our approach is appropriate to reserve for potentially uncollectible receivables. Should management have taken another approach to developing our reserve, the allowance for doubtful accounts may have been different than that reported.

Revenue Recognition

We account for time and materials services revenue under the provisions of SAB 101, “Revenue Recognition in Financial Statements”, which requires revenue to be recorded when there is evidence of an agreement, a fixed or determinable fee, collectibility is reasonably assured, and delivery has occurred. Revenues include reimbursable expenses charged to and collected from clients. Revenues pursuant to fixed-fee services contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting based on hours incurred to total estimated labor hours to complete. Revenues earned for software license sales and service contracts are recorded based on the provisions of AICPA SOP 97-2, “Software Revenue Recognition”, which shares the basic criteria of SAB No. 101.

Restructuring Liabilities

We account for restructuring activities in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 revises the accounting for specified employee and contract terminations that are part of restructuring activities and allows recognition of a liability for the cost associated with an exit or disposal activity only when the liability is incurred and can be measured at fair value.

Prior to the adoption of SFAS No. 146, we accounted for restructuring activities in accordance with EITF 94-3 and SAB No. 100, “Restructuring and Impairment Charges”.

Accounting for Income Taxes

We account for income taxes under SFAS No. 109, “Accounting for Income Taxes”. This pronouncement requires using an asset and liability approach to recognize deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. We have not given benefit to any deferred tax assets or net operating losses in the previous three fiscal years due to uncertainty of realizing these assets in future periods. In addition, the financial statements have provided reserves for certain tax positions we have taken in our March 31, 2002, 2001 and 2000 tax returns based on enacted tax laws during those periods.

New Accounting Pronouncements

In November 2002, EITF reached a consensus on Issue 00-21, “Revenue Arrangements with Multiple Deliverables”. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 did not have a material impact on our financial position, results of operations, or liquidity.

Cotelligent Quantitative and Qualitative Disclosures About Market Risk

Our policy is to invest cash in a manner that provides us with the appropriate level of liquidity to enable us to meet our current obligations, primarily accounts payable, capital expenditures and payroll, recognizing that we do not currently have available outside bank funding.

During 2002, we invested approximately $3,000 of cash in convertible redeemable preferred stock in Bluebook International Holding Company, a publicly traded company. As the instrument is convertible into a publicly traded security, the investment has market risk which can result in fluctuations in the value. We look to the publicly traded value to determine the fair value of the investment at each reporting date and recognize unrealized gains or losses in the consolidated statement of operations in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”.

We have invested our existing cash in highly liquid money market accounts and do not use derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions. Accordingly, we believe that we are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

COTELLIGENT’S MANAGEMENT

In this section, “Cotelligent’s Management,” references to “we,” “us,” “our,” and “ours” refers to Cotelligent and it subsidiaries.

Officers and Directors

The following table sets forth information regarding our executive officers, directors and key employees as of February 2, 2004.

Name	Age	Position
James R. Lavelle	52	Chairman of the Board* and Chief Executive Officer
Anthony M. Frank	72	Director*
Debra J. Richardson	49	Director*
Curtis J. Parker	49	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Tony Vickers	52	Director*

*	The Board of Directors is divided into three classes, serving staggered three-year terms. One class of directors is elected each year at the annual meeting of the stockholders. Each director serves until his or her successor is elected and qualified or until his or her death, resignation or removal.

James R. Lavelle is our founder and serves as our Chairman of the Board and Chief Executive Officer. Mr. Lavelle has served as our Chief Executive Officer since he founded Cotelligent in 1993. From our inception until August 1995, Mr. Lavelle was also Chairman of the Board, a position that he reassumed in April 1996. From 1985 to 1993, he was a business consultant specializing in strategic marketing and organizational development. From 1983 to 1985, Mr. Lavelle was Senior Manager and Director of Management Consulting Services for the San Francisco office of KPMG Main Hurdman, an international accounting firm. Prior to that, he was Manager of Management Consulting Services in the San Francisco office of Price Waterhouse LLP, an international accounting firm. Mr. Lavelle has a bachelor’s degree from University of California at Santa Barbara and a Master of Business Administration degree from Santa Clara University.

Anthony M. Frank has served as one of our directors since March 1993. In September 1994, Mr. Frank became co-founding General Partner and Chairman of Belvedere Capital Partners, the general partner of the California Community Financial Institutions Fund, the primary purpose of which is investing in California community banks. From 1992 to 1994, Mr. Frank was an independent financial consultant and venture capitalist. From March 1988 to March 1992, Mr. Frank served as the Postmaster General of the United States. From 1971 until 1988, he served as Chairman and Chief Executive Officer of First Nationwide Bank. Mr. Frank is a graduate of Dartmouth College and the Tuck School of Business and was an overseer of the Tuck School of Business. He is also a director of several companies, including The Charles Schwab Corporation, Crescent Real Estate Equities Ltd., Temple Inland Corporation and Bedford Properties Investors.

Debra J. Richardson has served as one of our directors since August 2001. Dr. Richardson joined the faculty at UC Irvine in 1987, where she researches formal quality analysis and testing methods, has developed leading edge tools, and worked with several companies in adopting technology to improve the quality of critical software systems. She is currently director of the Microelectronics Innovation and Computer Research Opportunities (MICRO), one of the University of California’s Industry-Cooperative Research Programs, and is a founding member of the UC Institute for Software Research. Dr. Richardson holds the Ted and Janice Smith Family Foundation Endowed Chair. Dr. Richardson earned a Doctorate of Philosophy and a Master of Science in Computer and Information Science from the University of Massachusetts, Amherst, and received a Bachelor of Arts degree in mathematics from Revelle College of the University of California, San Diego.

Curtis J. Parker serves as our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. From November 1996 until December 2000, Mr. Parker served as Vice President and Chief

Accounting Officer. From January 1996 until March 1996, he served as one of our consultants and was appointed Corporate Controller in March 1996. From 1988 through 1995, Mr. Parker was employed by Burns Philip Food Inc., a manufacturer of food products, where he rose to the position of Vice President — Finance for the Industrial Products Division. Mr. Parker has a Bachelor of Commerce degree from the University of British Columbia and is a Certified Public Accountant licensed in Washington State.

Tony Vickers was appointed to our Board of Directors on January 29, 2004. Mr. Vickers is a Principal of IT Services Development (ITSD), a results oriented management consulting firm that he established in 1998. Prior to ITSD, Mr. Vickers was CEO, President and a Director of Computer People, a $400 million international IT professional services organization he founded in 1972, and took public in 1987. In addition, Mr. Vickers was Chairman of the IT Services Division of the Information Technology Association of America (ITAA), the leading association for all aspects of the IT industry including software, services, system integration and Internet companies. Mr. Vickers is a Director of Allin Corporation; a member of the Board of Advisors of Bluecrane, Inc. and Make Corp., a member of the National Association of Corporate Directors and a member of the University of Southern California’s Integrated Media Systems Center’s (IMSC’s) Board of Councilors. IMSC, which is sponsored by the National Science Foundation, is engaged in research, education programs and industry collaboration in multimedia and Internet technologies.

Executive Compensation

The following Summary Compensation Table sets forth the compensation earned for the three fiscal years ended December 31, 2002, by our chief executive officer and remaining other most highly compensated officers whose salary and bonus for the 2002 fiscal year were in excess of $100,000 (“Named Officers”).

Summary Compensation Table

Annual Compensation
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus ($)	Other Annual Compensation ($)	Options SAR (#)
James R. Lavelle Chairman of the Board and Chief Executive Officer	2002 2001 2000	353,207 379,166 450,000	0 0 0	1,700(2) 1,700(2) 1,700(2) 18,000(3)	0 400,000 0

Daniel E. Jackson President and Chief Operating Officer (resigned effective August 15, 2003)	2002 2001 2000	298,405 320,120 375,000	0 0 0	1,700(2) 5,470(4) 1,700(2) 5,470(4) 1,700(2) 18,000(3) 5,470(4)	0 250,000 0

Curtis J. Parker Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2002 2001 2000	142,489 166,500 175,000	0 0 100,000	1,425(2) 1,665(2) 1,600(2)	0 275,000 25,000

(1)	Base salary earned.
(2)	Represents matching contributions by Cotelligent under our 401(k) Plan.
(3)	Represents payments made as an automobile allowance.
(4)	Imputed interest on below market loans. From May 1996 through July 1996, we advanced to Mr. Jackson $250,000 to facilitate his relocation. At December 31, 2002, there was a balance of $82,500. Since the beginning of fiscal year 2000, we had also advanced to Mr. Jackson an aggregate amount of approximately $480,000, of which $68,270 plus interest had been repaid at December 31, 2002.

Stock Option Grants

The following table sets forth, as to the Named Officers, information related to the grant of stock options pursuant to our 1998 Long-Term Incentive Plan during the fiscal year ended December 31, 2002.

OPTION GRANTED IN THE FISCAL YEAR ENDED DECEMBER 31, 2002

	Individual Grants (1)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to all Employees in 2002	Exercise or Base Price Per Share ($/Share)	5%	10%
James R. Lavelle	0	0%	0	0	0
Daniel E. Jackson (resigned effective August 15, 2003)	0	0%	0	0	0
Curtis J. Parker	0	0%	0	0	0

Stock Option Exercises and Year-End Values Table

The following table sets forth information concerning stock option exercises and the fiscal year-end values of the unexercised stock options, provided on an aggregate basis, for each of the Named Officers in this proxy statement.

AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise ( #)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-the-Money Options at December 31, 2002 ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Lavelle	0	0	400,000	0	48,000	0
Daniel E. Jackson (resigned effective August 15, 2003)	0	0	250,000	0	30,000	0
Curtis J. Parker	0	0	129,375	170,625	15,700	30,000

(1)	Options are “in-the-money” if the closing market price of our common stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the exercise price of such options and the closing market price ($0.37) of our common stock on the OTC Bulletin Board on December 31, 2002.

Director Compensation

Non-employee directors receive an annual retainer fee of $20,000. Directors serving on a committee receive an annual fee of $2,000 per committee membership, while directors serving on a committee as chairperson receive an annual fee of $2,500 per committee chaired.

Each non-employee director receives an automatic annual option grant under the 1998 Long-Term Incentive Plan to acquire 5,000 shares of our common stock on the date of each of our annual meetings held after September 9, 1998. All of such options have or will have an exercise price equal to the fair market value of our common stock on the date of grant, are or will be exercisable immediately except as limited by the rules and regulations of the Securities Act and Exchange Act, and will expire ten years from the date of grant. Directors are also reimbursed for out-of-pocket expenses incurred for attending meetings of the Board of Directors or committees thereof, or for other expenses incurred in their capacity as directors.

Employment Agreement, Covenants Not-to-Compete

Mr. James R. Lavelle, our Chairman and Chief Executive Officer, is a party to a three-year employment agreement effective January 5, 2000 which, unless terminated or not renewed by him, continues thereafter on a year-to-year basis on the same terms and conditions. Mr. Lavelle’s employment agreement provides that, in the event we terminate his employment without cause, he shall be entitled to receive an amount equal to (i) three times the minimum base salary, as defined in the employment agreement, plus (ii) three times his most recent annual bonus (not including any payments made under our Long-Range Bonus Incentive Plan), without regard to whether he obtains subsequent employment. In addition, his employment agreement provides that, in the event of our change in control where he has not received at least five days’ notice of such change in control, he will be deemed to have been terminated without cause and shall be entitled to compensation as described in the preceding sentence. Additionally, in such event he will not be bound by any non-compete terms in his employment agreement, as discussed below. If given at least five days’ notice of such change in control, he may elect to terminate his employment agreement and collect the respective compensation provided above.

In the event of a change in control, Mr. Lavelle is entitled to reimbursement for any excise taxes the employee incurs under Section 4999 of the Internal Revenue Code, as well as any interest or penalties related to the excise tax and any entitlements outside of the employment agreement that are described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code. In the employment agreements, a “Change in Control” is deemed to occur if: (1) any person or entity, other than us, a corporation owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common stock, or one of our employee benefit plans or one of our subsidiaries, acquires directly or indirectly Beneficial Ownership (as defined in Rule 13d-3 of the Exchange Act) of any of our voting securities and immediately after such acquisition such person or entity is, directly or indirectly, the Beneficial Owner of voting securities representing 30% or more of the total voting power of all of our then-outstanding voting securities; (2) a change in the composition of the individuals on the Board of Directors as a result of which fewer than one-half of the incumbent directors are directors who either (a) had been our directors on the date 24 months prior to the date of the event that constitutes a change in control (the “original directors”) or (b) were elected, or nominated with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; (3) the consummation of our merger or consolidation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization; or (4) the sale, transfer or other disposition of all or substantially all of our assets.

Mr. Lavelle’s employment agreement contains a covenant-not-to-compete with us for a period of two years immediately following the termination of employment; or, in the case of a termination without cause, for a period of one year following the termination of his employment; or, in the case of a Change in Control in which he is not given at least five days’ notice of such Change in Control, the covenant not-to-compete does not apply for any period of time. If any court of competent jurisdiction determines that the scope, time or territorial restrictions contained in the covenant are unreasonable, the covenant-not-to-compete shall be reduced to the maximum period permitted by such court. The compensation to which Mr. Lavelle is entitled shall nonetheless be paid to him.

Mr. Lavelle’s employment agreement calls for a minimum base salary of $450,000. With Mr. Lavelle’s consent, annual base salary paid for the fiscal year ended December 31, 2002 was $353,207. For the fiscal year ended December 31, 2002, he was eligible for, but did not receive, a bonus based upon achieving certain performance objectives and upon our operating results, which objectives and results had been established by the Compensation Committee. Pursuant to the Long-Range Bonus Incentive Plan, Mr. Lavelle is eligible for bonuses in fiscal years 2003 and 2006 based upon our operating results.

There is a possibility that the merger could constitute a Change in Control under Mr. Lavelle’s employment agreement, based on the acquisition of 30% or more of the total voting power of our stock. In the event the merger is deemed a Change in Control under Mr. Lavelle’s employment agreement, Mr. Lavelle would have the option, exercisable by written notice delivered to us at least two business days prior to the anticipated closing of the merger, to terminate his employment agreement. Upon validly exercising this option, Mr. Lavelle would be entitled to receive, on the effective date of the termination, a lump sum payment of $1.35 million, which equals the compensation he would be entitled to receive upon a termination without cause. In addition, his obligations with respect to the covenant-not-to-compete would terminate.

Mr. Curtis J. Parker, as our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, is a party to a one-year employment agreement effective December 19, 2000 which was extended for a two-year period as of December 19, 2001 and then, unless terminated by either party or not renewed by him, continues thereafter on a year-to-year basis, in each case on the same terms and conditions. Mr. Parker’s employment agreement provides that, in the event we terminate his employment without cause, he shall be entitled to receive an amount equal to (i) one times the Market Based Salary, as defined in the employment agreement, plus (ii) one times his most recent annual bonus, without regard to whether he obtains subsequent employment. His employment agreement provides that, in the event of our Change in Control where he has not received at least five days’ notice of such change in control, he will be deemed to have been terminated without cause and shall be entitled to compensation as described in the preceding sentence. Additionally, in such event he will not be bound by any non-compete terms in his employment agreement, as discussed below. If given at least five days’ notice of such Change in Control, he may elect to terminate his employment agreement and collect the respective compensation provided above.

The employment agreement of Mr. Parker contains a covenant-not-to-compete with us for a period of one year immediately following the termination of employment; or, in the case of a termination without cause, for a period of six months following the termination of his employment; or, in the case of a Change in Control in which the he is not given at least five days’ notice of such Change in Control, the covenant not-to-compete does not apply for any period of time. If any court of competent jurisdiction determines that the scope, time or territorial restrictions contained in the covenant are unreasonable, the covenant-not-to-compete shall be reduced to the maximum period permitted by such court. The compensation to which Mr. Parker is entitled shall nonetheless be paid to him.

Mr. Parker’s employment agreement provides for a minimum base salary of $180,000 per year. With Mr. Parker’s consent, annual base salary paid for the fiscal year ended December 31, 2002 was $142,489. For the fiscal year ended December 31, 2002, he was eligible for, but did not receive, a discretionary bonus of up to fifty percent (50%) of the amount of his base salary provided by the Compensation Committee.

Mr. Daniel E. Jackson, our former Chairman and Chief Executive Officer, was employed by us pursuant to a two-year employment agreement effective January 25, 2000, which was terminated effective as of August 15, 2003. Mr. Jackson’s employment agreement called for a minimum base salary of $375,000. With Mr. Jackson’s consent, annual base salary paid for the fiscal year ended December 31, 2002 was $298,405. For the fiscal year ended December 31, 2002, he was eligible for, but did not receive, a bonus based upon achieving certain performance objectives and upon our operating results, which objectives and results had been established by the Compensation Committee.

Certain Relationships and Related Party Transactions of Cotelligent

On November 24, 2003, we entered into a severance agreement with Daniel Jackson, under which Mr. Jackson’s employment with us was terminated effective as of August 15, 2003. Under the terms of the severance agreement, we paid Mr. Jackson $1,632,950.24 as severance, and Mr. Jackson used such proceeds to repay $618,303 of outstanding indebtedness that he owed us. The net severance proceeds to Mr. Jackson were $1,014,647.24. In addition, we agreed to extend the exercisability of Mr. Jackson’s stock options until November 15, 2005, and Mr. Jackson agreed to make himself available to us until August 15, 2004 to provide consulting services and other assistance. Mr. Jackson also agreed to release any claims that he may have had against us, including any claims arising under his employment agreement.

On March 31, 1996, we advanced to James R. Lavelle, our Chairman of the Board and Chief Executive Officer, $37,902, evidenced by an unsecured demand promissory note bearing interest annually at a rate of 6%. The entire amount of such advance remains outstanding. Since the beginning of the 2000 fiscal year, we have also advanced to Mr. Lavelle an aggregate amount of $619,000, evidenced by seven separate unsecured demand promissory notes. The purpose of such advances was to cover margin calls made on brokerage accounts held by Mr. Lavelle. On May 1, 2000, Mr. Lavelle repaid $15,330 of principal and $34,670 of interest. The notes, although due on demand, were issued with original due dates in 2001. The notes were extended by a vote of the Compensation Committee of the Board of Directors on October 29, 2001 for three years to October 29, 2004. The interest rates on these notes remain unchanged at rates between 7.75% and 8.25%. Payment of the notes is accelerated if our common stock reaches certain sustained target levels.

On September 8, 1999, our stockholders approved the Cotelligent, Inc. 1999 Leveraged Stock Purchase Plan (the “LSPP”) which authorizes the purchase of shares of our common stock by eligible employees who are selected by the Compensation Committee of the Board of Directors to participate in the LSPP on terms and conditions determined by the Compensation Committee. Since the LSPP’s inception through March 31, 2000, Mr. Lavelle has been issued 750,000 shares of our common stock and Mr. Jackson has been issued 736,842 shares of our common stock. Shares issued under the LSPP resulted in notes receivable from Mr. Lavelle for $2,671,875 at 5.93% interest, and from Mr. Jackson for $2,625,000 at 5.93% interest. The total principal amount of the notes remains outstanding. The notes (1) are secured by the pledge of our common stock issued; (2) are full recourse as to the employee, except that in the case of death, disability, termination by us without cause or our change of control, recourse against the employees is limited to the pledged stock; and (3) have a term of five years from date of issuance, provided that if the stock is sold, the loan shall be prepaid, and if the stock is not sold, the loan may not be prepaid. Our common stock issued under the LSPP is restricted from sale in the open market for a period of two years from the date of issuance, provided, however, that in the case of death, disability, termination by us without cause or our change of control, the common stock may be sold and the proceeds used to repay the loan.

Security Ownership of Certain Beneficial Owners and Management of Cotelligent

The following table sets forth as of February 2, 2004, information regarding the beneficial ownership of our common stock by (i) each person known to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each named executive officer and each Named Officer and (iv) all executive officers and directors as a group. Unless otherwise indicated below, all persons listed have an address c/o our principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares owned beneficially
Name	Number	Percent
James R. Lavelle (1)	1,305,308	8.4%
Curtis J. Parker (2)	192,242	1.3%
Anthony M. Frank (3).	189,656	1.2%
Debra J. Richardson (4)	15,000	*
Tony Vickers (5)	10,000	*

All executive officers and directors as a group (4 persons) (6)	1,702,206	10.8%

*	Less than 1.0%.
(1)	Includes 400,000 shares issuable upon exercise of options exercisable within 60 days of February 2, 2004.
(2)	Includes 186,250 shares issuable upon exercise of options exercisable within 60 days of February 2, 2004.
(3)	Includes 117,500 shares issuable upon exercise of options exercisable within 60 days of February 2, 2004.
(4)	Includes 15,000 shares issuable upon exercise of options exercisable within 60 days of February 2, 2004.
(5)	Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of February 2, 2004
(6)	Includes 718,750 shares issuable upon exercise of options exercisable within 60 days of February 2, 2004.

INFORMATION REGARDING ON-SITE MEDIA, INC.

In this section, “Information Regarding On-Site Media, Inc.,” references to “we,” “us,” “our,” and “ours” refer to On-Site.

General

On-Site was incorporated in June 1993 under the laws of the State of Nevada as OSTV Las Vegas, Inc., a Nevada corporation. In January 2000, we changed our name to On-Site, Media Inc.

Our headquarters are located at 5275 S. Arville Street, Suite 104 Las Vegas, Nevada 89118 and our telephone number is (702) 260-1000. Our internet address is www.onsitemediainc.com. For Additional information about On-Site and our business, see “Where You Can Find More Information” on page 104.

Company Overview

We primarily offer digital video technology and services that provide image content, such as full-motion, broadcast-quality visual advertising and messaging, to in-room hotel television channels for broadcast of property promotions and entertainment. We provide this technology and service to approximately 30 hotel, resort and casino customers, representing over 50 customer channels and video display networks, and over 41,000 hotel guestrooms. These customer subscription agreements represent an annualized revenue stream of approximately $780,000.

We provide several basic services for our clients, including:

•	Delivery of video advertisements to display networks;

•	Production of video advertising messages; and

•	Software to manage and script video media on client networks.

We utilize MPEG-2 technology, a worldwide digital video standard, which allows us to produce, modify and distribute information quickly through private display networks. The main benefit of MPEG-2 technology is high-quality video and a relatively small file size. MPEG-2 is the format in which DVD movies are produced. The image content is stored locally on hard drives and is backed up at our offices. We have also implemented our technology to broader based displays such as Light Emitting Diodes (“LED”) signs, electronic billboards, and new cutting edge display technology. This technology replaces standard reel-to-reel and videocassette tapes.

Products and Services

We offer motion media management and video studio production services to our customers on a subscription basis. For a monthly fee, customers receive the use of a digital video playback appliance, access to our MPEG-2 video content creation product, use of our playback scheduling and content software, and an agreed upon number of hours of video studio production services for creation, editing and scheduling of video content. These services account for over 90% of our revenues. We render our services through a number of proprietary software products and tools. These products and tools include PEGstar, a web-enabled content creation product, and Script_It, a playback scheduling, control and reporting software application.

PEGstar.com. PEGstar is a web-based production tool that provides clients with the ability to quickly deliver broadcast-quality text messages without the expense of having to invest in studio equipment, editing software, or studio production services. Our clients also use the PEGstar website to upload graphics, pictures or backgrounds, which are encoded into a MPEG-2 format and made compatible for broadcast on in-house television channels, plasma displays, or digital billboards.

PEGstar is best used for retail point-of-sale or digital billboard displays. From a central location, clients can store graphics artwork or video backgrounds to update or modify messages to customers on a national, regional or location-specific basis.

We are committed to the continual improvement of our PEGstar site and we are currently working on, or have plans for implementing, the following additional projects:

•	My PEGstar – Enhanced database capabilities that sort and group user preferences for content or backgrounds, user news, personal font preferences;

•	Additional Backgrounds/Content – We are either creating content or negotiating the use of backgrounds for use on our site;

•	Multiple Machine Rendering – Improved coordination between multiple machines, and more efficient distribution of rendering workloads over several machines to accommodate our growing customer base;

•	Faster Processors – Faster machine speeds to reduce render times;

•	Front End Graphical User Interface – This project focuses on creating a better and simpler user experience in generating text messages;

•	Background Sound or Voice-Overs – Users will be able to enter a voice-over copy into the system themselves and select from a choice of available voice-over artists. The video and audio will then be uploaded to PEGstar to be mixed into one seamless advertisement; and

•	Limited Editing Capability – Introduce a simplified editing system with drag and drop capability for video and audio clips.

Script It Software. Script_It is our proprietary Windows-based software tool that is used to manage video libraries, update content, and schedule content played on our MPEG-2 Player. Script_It operates through an easy-to-use graphical interface allowing clients to, among other things:

•	create and automate multiple playlists based on specific times of day;

•	add a video spot in the library to the playlist; and

•	generate reports to verify what has been broadcast, or is scheduled to be broadcast, and quantify the results.

MPEG-2 Player Hardware. The MPEG-2 Player is a key component of our solutions package. The MPEG-2 Player works directly with the Script_It software and delivers unmatched reliability. The MPEG-2 Player connects to a client’s in-house cable system, which allows us to insert a broadcast signal into the client’s existing television line-up. Once connected, the MPEG-2 Player can be accessed remotely, allowing us to manage content delivery from our offices.

The MPEG-2 Player works seamlessly with our Script_It software. The appliance incorporates the entire operating system onto a single chip, which eliminates configuration issues and the need to add cards or install drivers. We have over 70 MPEG-2 Players working around-the-clock with greater than 99.9% reliability.

Production Studio Services. We also offer custom video production services to clients. Our production team works closely with clients to create attention-grabbing video spots for use over our systems. The process typically includes the following steps:

•	our editors and media managers work with clients to gather existing video content;

•	content is digitized and stored on our digital storage system for immediate access should a client need on-the-spot assistance;

•	a script is written and voice-overs are cut by professional voice-over artists. The segment is created using a digital editing system;

•	the client receives a Real Media preview video clip via e-mail for final approval; and

•	once approved, the clip can be downloaded directly via the Internet (provided the client is equipped with a broadband connection), posted to our Website for the client to download, or burned to a CD for the client to load onto a video player.

Products & Services in Development

We anticipate the replacement of traditional media with motion media displays as the price for these units continues to fall. Due to their relative low cost and significant flexibility, motion media displays are ideal products for retail stores, airport and rental car check-in lines, hotel lobbies, and point-of-purchase displays in franchise and fast-food operations.

We continue to develop and improve our existing products and continue to work on new product lines, including video message boards and digital billboard products.

Video Message Board/Database Display. We are developing video message board products that will allow clients to deliver informational messages, such as the promotion of in-store specials, to customers on flat panel monitors located throughout clients’ commercial space. Clients will be able to choose from a library of full-motion video backgrounds when creating and scheduling content to be displayed on plasma screens. Up-to-the-minute changes in schedules and room locations will be possible through our database display product, which works in tandem with database applications such as New Market’s Property Management System (PMS) software. Our new products will bring ease-of-use, flexibility in scripting control, and lowered acquisition and operational costs to the video-messaging market.

Channel Preview Websites. Building on our relationships with digital billboard manufacturers, digital advertising sign companies, and high-end resort properties, we will create billboard preview Websites as an additional revenue-producing service. We have the capability of building websites that interact with individual video players of billboards. The data delivered from the players to the website will allow billboard advertisers access to unprecedented features to help strengthen the billboard owner/advertiser relationship. The site will offer the following features:

•	allow advertisers to see all advertisements playing on the board;

•	provide up-to-the-minute reporting for advertisers; and

•	provide the ability to view the current video loop, including all PEGstar generated segments.

We anticipate that the pricing model will involve a flat fee for developing the site, additional fees for extra features, and a monthly maintenance fee. In addition, we expect to retain the right to promote our own services on the billboard and collect sales commissions on any additional advertising business that it brings to the billboard.

Media Management Center Website. To streamline and efficiently process the management of customer work orders and content, we are developing a database-driven website called the Media Management Center (“MMC”). MMC will significantly increase our scalability in custom video production work. MMC features will allow:

•	clients to order custom video production;

•	clients to preview work online;

•	clients to track the progress of custom video productions;

•	us to automatically prioritize work for editors and editing groups;

•	us to easily manage client contacts and property protocol;

•	us to communicate between our sales and production departments; and

•	both the client and ourselves access to an automated accounting system to track customer activity, adjust service levels, and bill clients.

We currently use a combination of off-the-shelf software programs and database applications to track this information. MMC will allow this information to be completely integrated into a single, online relational database.

Marketing

We believe that there are substantial growth opportunities in the motion media management business as a result of the decreasing costs of:

•	producing and creating video content;

•	distributing video content;

•	MPEG-2 video players; and

•	display equipment.

Our immediate goal is to use our scalable tool sets to rapidly deploy our technology to a wide variety of market segments in order to establish ourselves as a standard for remote video delivery. The strategy includes developing strategic partnerships with those possessing industry influence within their respective market segments in order to rapidly gain acceptance for our product.

To support this effort, we will conduct marketing programs, further develop marketing and sales materials, attend trade shows, provide industry-specific seminars and produce business communications that are designed to reach prospective clients. We have identified the following marketing and sales opportunities:

•	hospitality;

•	major retail chains;

•	major franchise operators;

•	major food operators;

•	auto dealerships;

•	movie theaters;

•	amusement parks;

•	airports;

•	shopping malls;

•	cable industry; and

•	private communities.

Hospitality Market. A majority of hotel operations have built-in cable infrastructures known as private television networks. In the United States alone, there are well over 53,500 hotel properties representing approximately 4,100,000 rooms. Our services enhance hotels’ ability to produce and distribute information instantly to guest rooms and throughout private television networks within hotels. On a broader scale, our technology allows those hotels with major hotel operations and multiple locations to build a corporate network and distribute information simultaneously to each location. The cost of our system and production services is determined by the size and requirements of the client.

Retail Chains. Our technology provides an opportunity for large retail chains to build a network of display screens throughout their chain of stores to feature not only their product line, but also a means for their manufacturers to promote their latest line of clothes. Retail operators are constantly on the lookout for new and exciting marketing innovations to promote and sell their inventories. Our technology enables them to deliver promotional content quickly and simultaneously to locations across the country from a single location at relatively low cost.

Franchise Operations. Franchise operations have one thing in common that make them ideally suited for our services. Whenever visiting a franchise operation, the décor, style, configuration, mode of operation, and personnel are replicas of one another. Video delivery featuring entertainment, information, and advertising via strategically located television monitors is gaining acceptance in this category. We see this venue as a market yet to be tapped. The number of franchises in the United States dominates the entire fast-food business, not to mention many other retail market segments. We estimate that the top 25 franchises in the United States with outlets suited to utilizing our technology represent approximately 200,000 locations. We can provide these operations with the ability to broadcast special promotions to their clientele.

Food Store Operators. This market segment is presently experimenting with video applications that are similar to ours. Businesses strategically position television monitors throughout the store to feature products with special promotions and sales. We could offer this service as well as the ability to deliver such promotional content to multiple store locations simultaneously.

Amusement Parks. Amusement parks and similar forms of entertainment are one of the fastest growing market segments in the entertainment industry. We can provide an opportunity for amusement parks to deliver information and promotions for special events throughout the park.

Airports. Aside from major entertainment venues, airports generate the most foot traffic on a daily basis, and they present a natural environment for private television networks. This channel is currently untapped and is a major target market for us. We can provide an opportunity for airports to deliver critical information and advertisements throughout the facility.

Shopping Malls. Similar to airports, shopping malls are an ideal marketplace for private television networks. Visited by hundreds of millions of people each year, malls are ideal environments to target customers. We can provide an opportunity for shopping malls to deliver critical information and a potential advertising venue for existing tenants.

Cable Industry. Cable networks reach tens of millions of people throughout the world and are similar in operation to private television networks. Our proprietary software products, such as www.pegstar.com, will for the first time allow cable companies the means to offer their customers the ability to produce their own video content. The cable industry is a natural distribution channel for our services. Cable operators feature one- or multiple-sided channels for broadcasting information specific to a community and an opportunity for local advertisers to promote their products and services.

Private Communities. Retirement and private residential communities, like condominium and townhome developments, represent a burgeoning market throughout the United States with particular geographical concentration in the Sunbelt regions. In each case, a private cable network can provide direct communication access to community residents. Private communities are governed by homeowner associations that often provide periodic social gatherings, elections, monthly news reports, special events, and the like. We have identified this as a prime market for the promotion and sale of our services. Many private residential communities are equipped with a cable and/or satellite network featuring one or more side channels for broadcasting information to a specific community. Our technology would allow information to be instantly posted online via www.pegstar.com, a feature that is currently unavailable under existing alternatives.

Intellectual Property

In conjunction with the services we provide, we have developed a number of innovative products and software applications. We have a copyright for PEGstar and the own following trademarks:

•	PEGstar

•	PEGstar.com

•	On-Site Media; and

•	On-Site Media Plus Design.

Competition

In-house hotel television channels are not a new concept and many companies provide services that allow private broadcast material to air on local channels. However, the technology used often involves using time-consuming, reel-to-reel or videocassette tapes. We offer services that are digital and far more flexible in the development of content. There is currently a large number of video production companies that sell their services to the same markets we target. The industry is experiencing a major restructuring due to the transition from analog to digital technology. Online/Website video production and distribution services are new and not yet well developed. At present, we may have some market advantage as a result of being the first to market with proven and unique software. However, it should be noted that existing production facilities are generally larger, and have more financing and a greater library of generic media than we do, and thus would offer potentially destructive competition if they were to apply their resources to the development of online video production and distribution services.

We encounter competition with respect to different aspects of our business from a variety of companies including Clear Channel, CBS Infinity, Daktronics, Visual Circuits, Applevision, and Adspace.

Employees

We currently employ 12 full-time and three part-time employees, in addition to three workers under contract. We are not subject to any collective bargaining agreements, have no employee contracts, and consider our employee relations to be good.

Property

We currently operate out of Las Vegas, Nevada. Our operations are located in a facility with an aggregate of approximately 2,567 square feet and is leased at current monthly rent of approximately $3080.40 with a lease commitment ending August 2006.

Legal Proceedings

On or about September 16, 2003, we received a letter from counsel to the Aladdin Gaming Creditor’s Trust informing us that an action had been commenced to recover certain payments made to us by Aladdin Gaming, LLC, the owner and operator of the Aladdin Hotel and Casino in Las Vegas, Nevada. The action, which was commenced in connection with the bankruptcy filing of Aladdin Gaming, seeks to recover approximately $46,000 in payments made to us on grounds that such payments constitute voidable preferences under the federal bankruptcy laws. We are currently contesting this claim.

There is no other known pending or threatened litigation against us, our officers, directors, controlling shareholders, or affiliates that we believe is of a material nature or that could negatively affect our net worth.

ON-SITE’S MANAGEMENT

In this section, “On-Site’s Management,” references to “we,” “us,” “our,” and “ours” refers to On-Site.

Officers and Directors

The following table sets forth information regarding each person who may become an executive officer or director of Cotelligent or Watchit Media following the merger and who was employed by On-Site as of April 30, 2003, the end of On-Site’s last fiscal year.

Name	Age	Position
Loren Willman	44	Chief Executive Officer, President and Chairman of the Board

Loren Willman has served as our Chief Executive Officer, President, and Chairman of the Board since our inception in 1993. Mr. Willman has extensive hands-on experience in the field of video production and software development generally as a sole proprietor or in his own businesses. He attended Saddleback Community College in Orange County, California.

Executive Compensation

The following Summary Compensation Table sets forth the total compensation paid or accrued during the three fiscal years ended April 30, 2003 with respect to each person who may serve as an executive officer or director of Cotelligent or Watchit Media following the merger and who was employed by On-Site as of April 30, 2003 (“Named Executive”).

Summary Compensation Table

Annual Compensation
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus ($)	Other Annual Compensation ($)		Options SAR (#)
Loren W. Willman Chairman of the Board President and Chief Executive Officer	2003 2002 2001	84,000 84,000 84,000	0 0 37,077	7,800 50,000 0	(2) (3)	0 0 0

(1)	Base salary earned.
(2)	Represents payments made as an automobile allowance.
(3)	Stock payment for accrued salaries.

Stock Option Grants

The following table sets forth, as to the Named Executive, information related to the grant of stock options pursuant to our Stock Option Plan dated January 20, 2000 during the fiscal year ended April 30, 2003.

OPTION GRANTED IN THE FISCAL YEAR ENDED APRIL 30, 2003

	Individual Grants (1)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to all Employees in FY 2003	Exercise or Base Price Per Share ($/Share)	5% ($)	10% ($)
Loren W. Willman	0	0	0	0	0

Stock Option Exercises and Year-End Values Table

The following table sets forth information concerning stock option exercises and the fiscal year-end values of the unexercised stock options, provided on an aggregate basis, for the Named Executive in this proxy statement.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2003

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise ( #)	Value Realized ($)	Number of Securities Underlying Unexercised Options at April 30, 2003 (#)		Value of Unexercised In-the-Money Options at April 30, 2003 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Loren W. Willman	0	0	500,000	0	0	0

Employment Agreement

We are not a party to any employment agreements.

Security Ownership of Certain Beneficial Owners and Management of On-Site

The following table shows the beneficial ownership of On-Site common stock as of February 2, 2004, by (1) each director of On-Site, (2) On-Site’s chief executive officer and its three other most highly compensated executive officers during On-Site’s fiscal 2003, (3) all persons who are known by On-Site to own beneficially more than 5% of the outstanding shares of On-Site common stock, and (4) On-Site’s directors and officers as a group. Unless otherwise indicated below, all persons listed have an address c/o our principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares owned beneficially(1)
Name	Number	Percent
Loren W. Willman	10,365,967	45.4%
Kenneth L. Maul (2)	1,674,344	7.3%
John F. Slitz, Jr.(3)	200,000	*
Mark Valenti(4)	1,292,836	5.7%

All executive officers and directors as a group (3 persons)	12,140,311	53.2%

*	Less than 1%.
(1)	The persons listed have the sole power to vote and dispose of shares beneficially owned by them except as otherwise indicated.
(2)	Kenneth L. Maul has the sole power to vote 1,574,344 shares held individually by him and the shared power to direct the voting of 100,000 shares held by Las Vegas Venture Fund I, LLC, of which he and John F. Slitz, Jr. are co-managing partners.
(3)	John F. Slitz, Jr. has the sole power to direct the voting 100,000 shares held by the Slitz Family Trust, of which he is the Trustee, and the shared power to direct the voting of 100,000 shares held by Las Vegas Venture Fund I, LLC, of which he and Kenneth L. Maul are co-managing partners.
(4)	Mark Valenti was formerly the Vice President and Treasurer of On-Site.

INFORMATION REGARDING WATCHIT MEDIA USA, INC.

Watchit Media USA, Inc., is a newly-formed, wholly-owned subsidiary of Cotelligent, which was incorporated in Delaware for the sole purpose of effecting the merger by merging On-Site with and into Watchit Media. It engages in no other business. Its principal executive offices are presently located at 100 Theory, Suite 200, Irvine, California 92612 and its telephone number is (949) 823-1600.

DESCRIPTION OF COTELLIGENT CAPITAL STOCK

Cotelligent Common Stock

Cotelligent is authorized to issue 100,000,000 shares of common stock, par value $0.01 per share. At the close of business on February 2, 2004, it had outstanding 14,182,013 shares of common stock and 644,600 treasury shares. All outstanding shares of common stock are fully paid and nonassessable, except for 1,636,842 shares of common stock issued under the Cotelligent, Inc. 1999 Leveraged Stock Purchase Plan which were issued in exchange for promissory notes to Cotelligent. See “Cotelligent’s Management — Certain Relationships and Related Party Transactions of Cotelligent” on page 80.

The holders of Cotelligent common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Cotelligent may pay dividends when and as declared by its Board of Directors from funds legally available therefore, subject to the rights of holders of any outstanding preferred stock. In the event of liquidation of Cotelligent, subject to the rights of the holders of any outstanding shares of Cotelligent preferred stock, the holders of Cotelligent common stock are entitled to share pro rata in any balance of corporate assets available for distribution to them after the payment of all debts and other liabilities.

Holders on Cotelligent common stock are not entitled to pre-emptive or conversion rights, and there are no redemption provisions applicable to the Cotelligent common stock. All outstanding shares of Cotelligent common stock are, and the shares of Cotelligent common stock to be issued pursuant to this proxy statement/prospectus will be, upon payment therefor, fully paid and nonassessable.

Cotelligent Preferred Stock

Cotelligent is authorized to issue 500,000 shares of preferred stock, par value $0.01 per share. At the close of business on February 2, 2004, Cotelligent had no shares of preferred stock outstanding.

Preferred stock may be issued from time to time by Cotelligent’s Board of Directors as shares of one or more classes or series. Subject to the provisions of Cotelligent’s Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of Cotelligent preferred stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Cotelligent Board of Directors to render more difficult or to discourage an attempt to obtain control of Cotelligent by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Cotelligent’s management. The issuance of shares of Cotelligent’s preferred stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of the holders of Cotelligent common stock. For example, preferred stock issued by Cotelligent may rank prior to Cotelligent common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Cotelligent common stock. Accordingly, the issuance of shares of Cotelligent preferred stock may discourage bids for the Cotelligent common stock or may otherwise adversely affect the market price of the Cotelligent common stock.

Stockholder Rights Plan

On September 9, 1997, the Board of Directors of Cotelligent created one preferred share purchase right for each outstanding share of Cotelligent common stock and issued such rights to Cotelligent’s stockholders of record at the close of business on September 24, 1997. Each right entitles the registered holder to purchase from one one-ten thousandth of a share of series A junior participating preferred stock, par value $0.01 per share, or a combination of securities and assets of equivalent value, at a purchase price of $90.00 per one one-ten thousandth of a share, subject to adjustment. The description and terms of the rights are fully set forth in a rights agreement between Cotelligent and BankBoston, N.A., as rights agent.

Until the “distribution date,” (a) the rights are not exercisable, will be evidenced by the Cotelligent common stock certificates and will be transferable with and only with those certificates, (b) Cotelligent common stock certificates issued after September 24, 1997 contain a legend incorporating the rights agreement by reference, and (c) the surrender for transfer of any certificates for Cotelligent common stock outstanding will also constitute the transfer of the rights associated with the Cotelligent common stock represented by such certificate.

The rights will separate from the Cotelligent common stock and a “distribution date” will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons has become an “acquiring person” by acquiring or obtaining the right to acquire beneficial ownership of 20% or more of the outstanding shares of Cotelligent common stock (the date of the announcement being the “Stock Acquisition Date”), or (ii) the close of business on such date as may be determined by Cotelligent’s Board of Directors, but not more than 65 days following the commencement of a tender offer or exchange offer that would result in a person or a group becoming an acquiring person.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of Cotelligent common stock as of the close of business on the distribution date and thereafter the separate rights certificates alone will represent the rights. Only shares of Cotelligent common stock issued after September 24, 1997 and before the distribution date will be issued with rights.

The rights will expire at the close of business on September 24, 2007, unless earlier redeemed by Cotelligent as described below.

If at any time from and after the time a person becomes an acquiring person, (i) Cotelligent is the surviving corporation in a merger with an acquiring person and Cotelligent common stock remains outstanding, (ii) a person becomes an acquiring person (except pursuant to a tender or exchange offer for all outstanding shares of Cotelligent common stock at a price and on terms that the Cotelligent Board of Directors determines to be fair to and otherwise in the best interests of Cotelligent and its stockholders (a “Permitted Offer”)), (iii) an acquiring person engages in one or more self-dealing transactions as set forth in the rights agreement, or (iv) during such time as there is an acquiring person an event occurs that results in such acquiring person’s ownership interest being increased by more than 1% (for example, a reverse stock split), each holder of a right will thereafter have the right to receive, upon exercise, shares of Cotelligent common stock (or, in certain circumstances, cash, property or other securities of Cotelligent) having a value equal to two times the exercise price of the right. In lieu of requiring payment of the purchase price upon exercise of the rights following such event, Cotelligent may permit the holders to surrender the rights, in which case they will be entitled to receive Cotelligent common stock (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price. In any event, all rights that are, or in certain circumstances were, beneficially owned by or transferred to any acquiring person (or certain related parties) will be null and void. However, the rights will not be exercisable in these circumstances until the rights are no longer redeemable by Cotelligent as described below.

For example, if a person becomes an acquiring person and the exercise price of a right remains at $90, each right not owned by an acquiring person or by certain related persons would entitle its holder to purchase $180 worth of Cotelligent common stock (or other consideration, as noted above) for $100. Assuming that the Cotelligent common stock had a current market price of $22.50 per share at such time, the holder of each valid right would be entitled to purchase eight shares of Cotelligent common stock for $90. Alternatively, Cotelligent could permit the holder to surrender each right in exchange for stock or cash equivalent to four Cotelligent common shares (with a value of $90) without the payment of any consideration other than the surrender of the right.

If at any time from and after the time a person becomes an acquiring person, (i) Cotelligent is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or

(ii) 50% or more of Cotelligent’s assets or earning power is sold or transferred, each holder of a right (except rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a value equal to two times the exercise price of the right. Again, provision is made to permit surrender of the rights in exchange for one-half of the value otherwise purchasable.

The purchase price payable, and the number of one one-ten thousandths of a share of series A junior participating preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series A junior participating preferred stock, (ii) if holders of the series A junior participating preferred stock are granted certain rights or warrants to subscribe for series A junior participating preferred stock or convertible securities at less than the current market price of the series A junior participating preferred stock, or (iii) upon the distribution to holders of the series A junior participating preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

Cotelligent may redeem all but not some of the rights at a price of $.01 per right at any time prior to the close of business on the tenth day after a person becomes an acquiring person. When the rights are redeemed, they will immediately terminate and will evidence only the right to receive the $.01 redemption price.

Other than certain provisions relating to the principal economic terms of the rights, any of the provisions of the rights agreement may be amended by the Board of Directors of Cotelligent before the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the Board only in order to cure any ambiguity, or to make changes which do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement; however, no amendment to adjust the time period governing redemption may be made at any time when the rights have ceased to be redeemable. Under certain circumstances set forth in the rights agreements, amendments will require the concurrence of the continuing directors.

Although the rights are not intended to prevent a takeover of Cotelligent at a full and fair price, they have certain anti-takeover effects. They are designed to deter an attempt to acquire Cotelligent in a manner which seeks to deprive Cotelligent’s stockholders of the full and fair value of their investment and may deter attempts by significant stockholders to take advantage of Cotelligent and its stockholders through certain self-dealing transactions. The rights may cause substantial dilution to a person or group that acquires or attempts to acquire Cotelligent without the rights being redeemed. Therefore, the rights should encourage any potential acquiror to seek to negotiate with the Cotelligent Board of Directors. Unless the approval is first obtained from the Cotelligent Board or, in limited circumstances, the stockholders of Cotelligent, the rights may deter transactions, including tender offers, which the majority of Cotelligent stockholders may believe are beneficial to them.

Warrants

Upon the consummation of the merger, Cotelligent will issue to shareholders of On-Site warrants to purchase up to an aggregate of 5,339,806 shares of Cotelligent common stock at an exercise price of $0.25 per share. The number of warrant shares an On-Site shareholder will be entitled to receive will be a function of the number of On-Site shares owned by such shareholder and whether such shareholder makes an equity election or a cash/equity election. The form of warrant is attached as Appendix C hereto. Following is a brief summary of the other material terms of the warrants:

•	The warrants will be fully exercisable immediately upon issuance and will expire on the second anniversary of the closing date of the merger.

•	The warrants contain standard and customary anti-dilution provisions in the event of stock splits, stock dividends and corporate reorganizations.

•	The issuance of shares upon exercise of warrants will be made without charge to the warrant holder for any issuance tax, provided that Cotelligent will not be required to pay any tax payable in connection with the issuance of a stock certificate in a name other than the name of the warrant holder.

•	Warrant holders will not be entitled to vote shares represented by warrants.

•	The warrants may be transferred, in whole or in part, by the holders.

•	The warrants will be construed and enforced in accordance with, and the rights of the warrant holders will be governed by, Delaware law.

Transfer Agent

The transfer agent and registrar for Cotelligent’s common stock is EquiServe Trust Company, N.A., Boston, MA. Cotelligent’s common stock is quoted on the OTC Bulletin Board under the symbol “CGZT.”

DESCRIPTION OF ON-SITE CAPITAL STOCK

On-Site Common Stock

On-Site is authorized to issue 100,000,000 shares of On-Site common stock, par value $0.001 per share. Holders of On-Site common stock are entitled to one vote per share on all matters on which they are entitled to vote. Because holders of On-Site common stock do not have cumulative voting rights, directors are elected by a plurality of vote of shares present at a meeting of the shareholders, meaning that the nominees who receive the greatest number of votes properly cast, even if less than a majority, will be elected. The vote by the holders of a majority of the capital stock issued and outstanding and entitled to vote is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Articles of Incorporation.

On-Site may pay dividends when and as declared by its Board of Directors from funds legally available therefore, subject to the rights of holders of any outstanding preferred stock. In the event of liquidation, dissolution or winding up of the affairs of On-Site, subject to the rights of the holders of any outstanding shares of On-Site preferred stock, the holders of On-Site common stock are entitled to share pro rata in any balance of corporate assets and funds available for distribution to them after the payment of all debts and other liabilities.

Holders of On-Site common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the On-Site common stock. All outstanding shares of On-Site common stock are fully-paid and nonassessable.

COMPARISON OF COTELLIGENT AND

ON-SITE SHAREHOLDER RIGHTS

Cotelligent is incorporated under the laws of the State of Delaware and On-Site is incorporated under the laws of the State of Nevada. The holders of shares of On-Site common stock, whose rights as shareholders are currently governed by Nevada law, On-Site’s articles of incorporation and On-Site’s bylaws, will, upon the exchange of their shares pursuant to the merger, become holders of shares of Cotelligent common stock, and their rights as stockholders will be governed by Delaware law, Cotelligent’s certificate of incorporation and the bylaws of Cotelligent. The material differences between the rights of holders of On-Site common stock and the rights of holders of shares of Cotelligent common stock, which are summarized below, result from differences in Delaware and Nevada law and the governing corporate documents of the two companies.

The following summary does not purport to be a complete statement of the rights of the holders of shares of Cotelligent common stock under applicable Delaware law, Cotelligent’s certificate of incorporation and Cotelligent’s bylaws or a comprehensive comparison with the rights of the holders of shares of On-Site common stock under Nevada law, On-Site’s articles of incorporation and On-Site’s bylaws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Nevada Revised Statutes and the governing corporate documents of Cotelligent and On-Site, to which holders of shares of On-Site common stock are referred. See the section entitled “Where You Can Find More Information” at page 104.

Size of Board of Directors

Delaware law permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation’s bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the corporation’s certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. Under an Agreement of Compromise and Settlement dated as of August 29, 2003 by and among Cotelligent, and Skiritai Capital LLC, Russell Silvestri, James Glockner and Lyron Bentovim (collectively, “Skiritai Group”), Cotelligent must appoint a new independent director reasonably satisfactory to Skititai Group, to serve on the Cotelligent Board of

Directors until its next annual meeting of the stockholders. The Cotelligent bylaws provide that the authorized number of directors constituting the Cotelligent Board shall be fixed from time to time by action of a majority of the directors. The number of directors presently authorized is four.

Under Nevada law, a corporation may provide in its articles of incorporation or bylaws for a fixed number of directors or a variable number of directors within a fixed minimum and maximum and for the manner in which the number of directors may be increased or decreased. The On-Site bylaws provide that the authorized number of directors constituting the On-Site Board shall not be less than one or more than 12, as established from time to time by action of the directors. The On-Site Board has currently fixed the authorized number of directors comprising the On-Site Board at three.

Classified Board of Directors

A classified board of directors is one with respect to which a number of the directors, but not necessarily all, are elected on a rotating basis each year. Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, pursuant to which the directors can be divided into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. The Cotelligent certificate of incorporation provides for a classified board of directors, divided into three classes as nearly equal in number as possible. Currently, each class consists of one director, with the terms of office of one class expiring each year.

Although Nevada law allows directors to be divided into separate classes with staggered terms of office, provided that at least one-fourth of the directors are elected annually, neither the On-Site articles nor the On-Site bylaws provide for classification of directors.

Cumulative Voting

In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose, up to the number of directors to be elected. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in a corporation’s certificate of incorporation. The Cotelligent certificate of incorporation does not provide for cumulative voting.

Under Nevada law, cumulative voting in the election of directors is only available if the corporation’s articles of incorporation provide for such an election. The On-Site articles of incorporation do not provide for cumulative voting.

Stockholder Power to Call Special Stockholders Meeting

Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. The Cotelligent bylaws provide that special meetings of stockholders may be called by the board of directors or the president, and shall be called by the president or secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning at least 25% of the outstanding capital stock entitled to vote.

Nevada law provides that, unless otherwise provided in the corporation’s articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call special meetings of stockholders. The On-Site bylaws provide that special meetings of stockholders may be called by the chairman of the board, the board of directors, or by the chief executive officer, and shall be called by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Dissolution

Under Delaware law, a dissolution must be approved by all the stockholders entitled to vote or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. Under Nevada law, if the directors recommend dissolution to the stockholders, the corporation must then notify each stockholder entitled to vote on dissolution and the stockholders entitled to vote must approve the dissolution. Action by the stockholders on such a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Removal of Directors

Under Delaware law, any director or the entire board of directors of a Delaware corporation may be removed with or without cause by the holders of a majority of the shares entitled to vote unless the certificate of incorporation provides otherwise. The Cotelligent certificate of incorporation does not allow for the removal of a director without cause by a vote of the stockholders. The Cotelligent bylaws provide that a director elected by holders of a particular class of stock, in accordance with the provisions of the certificate of incorporation, may be removed only by the holders of that class of stock voting separately as a class.

Under Nevada law, a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the voting stock, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the voting power to remove a director. The On-Site articles of incorporation do not provide for a larger percentage of voting power to remove a director.

Filling Vacancies on the Board of Directors

Under Delaware law, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws of the corporation or the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. The Cotelligent bylaws provide that any vacancy on the board of directors resulting from an increase in the number of directors may be filled by a majority of the directors then in office, and any other vacancy may be refilled by a majority of directors then in office, although less than a quorum.

Under Nevada law, all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the articles of incorporation. The On-Site bylaws provide that vacancies, including those caused by the death, removal or resignation of directors, or other causes and an increase in the number of directors, may be filled by a majority of the remaining directors though less than a quorum.

Voting Requirements to Amend Charter Documents and Bylaws

Unless otherwise specified in a Delaware corporation’s certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Furthermore, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation’s certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or specific rights of the shares of such class so as to adversely affect them. The certificate of incorporation does not contain any provision modifying the statute with respect to amendments to the certificate of incorporation.

Delaware law provides that the power to amend the bylaws shall be in the stockholders, provided, that a corporation may in its certificate of incorporation confer the power to amend the bylaws upon the directors.

Delaware law also provides that granting the directors the power to amend the bylaws in no way impairs or limits the power to amend the bylaws conferred upon the stockholders by statute. The Cotelligent certificate of incorporation expressly authorizes the board of directors to amend the bylaws, and the Cotelligent bylaws provide that they may be amended either at a regular or special stockholders meeting where a quorum is present by the vote of a majority of the stock entitled to vote thereon and present or represented at such meeting, or by the vote of a majority of the board of directors at any regular or special meeting of the board.

Under Nevada law, any amendment to the articles of incorporation must be proposed by the board of directors and submitted to the stockholders for approval by the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendments would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the holders of the outstanding shares of a class shall be entitled to vote as a class to approve the amendment. The articles of incorporation may require, in the case of any specified amendments, the vote of a larger proportion of the voting power of stockholders. Under Nevada law, unless otherwise prohibited by any bylaw adopted by the stockholders, directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. Nevada law also provides that the articles of incorporation may grant the authority to adopt bylaws exclusively to the directors.

The On-Site bylaws provide that the On-Site Board of Directors may adopt, amend or repeal the bylaws.

Inspection of Stockholders List

Delaware law allows any stockholder to inspect the stockholders list for a purpose reasonably related to such person’s interest as a stockholder.

Under Nevada law, a corporation must allow stockholders of record who own or represent at least fifteen percent of a corporation’s shares the right, upon at least five days’ written demand, to inspect, in person or by an agent, during normal business hours, the books of account and financial records of the corporation, to make extracts therefrom and to conduct an audit of such records, except any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.

Dividends

Subject to any restrictions contained in a corporation’s certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of surplus or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Surplus is defined as net assets minus stated capital. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Cotelligent certificate of incorporation provides that the declaration of the payment of dividends are subject to all the rights of any outstanding shares of preferred stock. As of the date of this proxy statement/prospectus, Cotelligent did not have any shares of preferred stock outstanding.

Except as otherwise provided in the corporation’s articles of incorporation, Nevada law authorizes the corporation to make distributions to its stockholders as authorized by its board of directors; provided, however, the corporation may not make such a distribution if (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) unless otherwise specifically provided in the corporation’s articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus any amount owed, if the corporation were to be dissolved at the time of distribution, to stockholders with preferential rights superior to those receiving the distribution.

On-Site’s articles of incorporation contain no such restriction. On-Site’s bylaws provide that before distributions are made, the board of directors may, in their absolute discretion, modify or abolish any reserves made to meet contingencies, or for equalizing dividends, or for repairing or maintaining the company’s property, or for other purposes the board of directors deem conducive to the interests of On-Site.

Transactions Involving Officers or Directors

A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either:

•	the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or

•	the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

Pursuant to the Section 13(k) of the Exchange Act, an “issuer” (as defined by Section 12 of the Exchange Act) may not, directly or indirectly, extend or maintain credit, arrange for the extension of credit, or renew an existing extension of credit, in the form of a personal loan to or for a director or executive officer. Cotelligent is thus barred from lending money to, or guaranteeing any obligation incurred by, its officers or directors.

Under Nevada law, there is no corresponding provision with respect to loans or guarantees. A contract or transaction, under Nevada law, between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall not be void or voidable solely for that reason, or solely because the director or officer was present at or participated in the meeting of the board or committee thereof which authorized the contract or transaction, or solely because his or her vote was counted for such purpose, if

•	the interest of the officer or director is known to the board of directors or committee, and the board or committee approves the transaction in good faith without counting the vote of the interested director,

•	the interest of the officer or director is known to the stockholders, and they approve the transaction in good faith by a majority vote of stockholders holding a majority of the voting power,

•	the interest of the officer or director is not known to the officer or director at the time the transaction is brought before the board of directors of the corporation for action, or

•	the transaction is fair as to the corporation at the time it is authorized or approved.

The On-Site articles of incorporation contain a provision specifically permitting On-Site to loan, guaranty or otherwise financially assist any of its officers, directors or employees.

Limitation of Liability of Directors and Indemnification

Under Delaware law, a corporation may include in its certificate of incorporation a provision that would, subject to the limitations described below, eliminate or limit directors’ liability for monetary damages for breaches of their fiduciary duty of care. Under the Delaware law, a director’s liability cannot be eliminated or limited:

•	for breaches of the duty of loyalty,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or

•	for transactions from which such director derived an improper personal benefit.

Pursuant to Cotelligent’s Certificate of Incorporation and under Delaware law, directors of Cotelligent are not liable to Cotelligent or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

Under Nevada law, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that such act or failure to act constituted a breach of fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Such provisions, however, will not eliminate a director or officer’s liability to the corporation in the case of a judgment of ouster rendered against a corporation on account of the misconduct of the director or officer, a violation of Nevada state securities laws, or certain other violations of law.

Under Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, but only if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Nevada law further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Nevada law provides for mandatory indemnification of a director, officer, employee or agent of a corporation to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

On-Site’s bylaws provide for indemnification of directors and officers to the fullest extent permitted by Nevada law. On-Site’s bylaws also provide for the advancement of indemnified expenses.

Business Combinations/Reorganizations

A provision of Delaware law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for purposes of this Delaware law provision is a stockholder that is directly or indirectly a beneficial owner of fifteen percent or more of the voting power of the outstanding voting stock of a Delaware corporation, or its affiliate or associate. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless:

•	the business combination is approved by the corporation’s board of directors prior to the stock acquisition date;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders.

Sections 78.411 to 78.444 of the Nevada Revised Statutes, inclusive, restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder’s date of acquiring the shares that cause such stockholder to become an interested stockholder unless the combination or the purchase of shares by the interested stockholder on the interested stockholder’s date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. For purposes of the foregoing provisions, “resident domestic corporation” means a Nevada corporation that has 200 or more stockholders and “interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is:

•	the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

•	an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares of the resident domestic corporation.

The above provisions do not apply to any combination involving a resident domestic corporation:

•	whose original articles of incorporation expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive;

•	which does not, as of the date of acquiring shares, have a class of voting shares registered with the SEC under Section 12 of the Securities Act, unless the corporation’s articles of incorporation provide otherwise;

•	whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Securities Act on the effective date of such amendment, if the combination is with an interested stockholder whose date of acquiring shares is before the effective date of such amendment; or

•	that amends its articles of incorporation, approved by a majority of the disinterested shares, to expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive. Such an amendment, however, would not become effective until eighteen months after its passage and would apply only to stock acquisitions occurring after the effective date of the amendment. The On-Site articles of incorporation do not exempt On-Site from the restrictions imposed by such provisions of Nevada law.

Sections 78.378 to 78.3793 of the Nevada Revised Statutes, inclusive, provide in effect that a person acquiring a controlling interest in an issuing corporation, and those acting in association with such person, obtain only such voting rights in the control shares as are conferred by stockholders (excluding such acquiring and associated persons) holding a majority of the voting power of the issuing corporation. For purposes of the foregoing provisions, “issuing corporation” means a corporation organized in Nevada which has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada on the corporation’s stock ledger, and does business in Nevada directly or through an affiliate, and “controlling interest” means the ownership of outstanding voting shares enabling the acquiring person to exercise (either directly or in association with others) one-fifth or more but less than one-third, one-third but less than a majority, or a majority or more of the voting power of the issuing corporation in the election of directors. Accordingly, the provisions could require multiple votes with respect to voting rights in share acquisitions effected in separate stages.

The above provisions do not apply to an acquisition of a controlling interest if the articles of incorporation or bylaws of the issuing corporation in effect on the tenth day following the acquisition of such controlling interest provide either specifically or generally that the provisions do not apply to such acquisitions. The provisions are also inapplicable to shares acquired pursuant to a statutory merger (such as the merger) effected pursuant to Nevada law or by operation of law such as inheritance or the enforcement of a judgment or security interest.

Depending on the issuing corporation’s articles and bylaws in effect on the tenth day following the applicable controlling interest acquisition, the issuing corporation may have rights to redeem the shares so acquired, and its stockholders may have dissenters’ rights with respect to the approval of voting rights equivalent to those described under “Appraisal or Dissenters’ Rights” below and set forth in Appendix B.

Appraisal or Dissenters’ Rights

Under the Delaware General Corporation Law, dissenters’ rights of appraisal are available to a stockholder of a corporation only in connection with some mergers or consolidations involving that corporation. Appraisal rights are not available under the Delaware General Corporation Law if the corporation’s stock is either:

•	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

•	held of record by more than 2,000 stockholders;

except that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

•	shares of the surviving corporation,

•	shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or

•	cash in place of fractional shares.

Additionally, no appraisal rights are available if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger.

A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of

•	a merger or consolidation to which the corporation is a party,

•	consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan and

•	any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares.

Under Nevada law unless a corporation’s articles of incorporation provide otherwise, a stockholder does not have dissenters’ rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either registered on a national securities exchange, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders. A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’

rights. In such event, the stockholder’s rights will be determined as if the shares to which he dissented and his other shares were registered in the names of different stockholders.

Rights Plan

Under both Delaware and Nevada law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to provisions in its charter documents. The price and terms of such shares must be stated in the charter documents or in a resolution adopted by the board of directors for the creation or issuance of such rights. On-Site does not have stockholder rights plan.

Cotelligent has a stockholder rights plan, under which each share of common stock is accompanied by the right, under specified circumstances, to purchase one one-ten thousandth of a share of Cotelligent series A junior participating preferred stock at a price of $90 for each one one-ten thousandth of a share. The terms of the Cotelligent stockholder rights are fully described in Cotelligent’s rights agreement dated September 24, 1997. See “Description of Cotelligent Capital Stock— Stockholder Right Plan” on page 91.

EXPERTS

The consolidated financial statements of Cotelligent as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report included herein covering the consolidated financial statements of Cotelligent contains an explanatory paragraph that states that the Company has restated the presentation of earnings (loss) per share in the consolidated statements of operations for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000.

LEGAL MATTERS

The validity of the Cotelligent common stock and warrant shares to be issued pursuant to the merger agreement will be passed upon by Locke Liddell & Sapp LLP, Houston, Texas.

ADDITIONAL INFORMATION FOR ON-SITE SHAREHOLDERS

Independent Auditors Will Not Be Present at the On-Site Special Meeting

Representatives of KPMG LLP are not expected to be present at the special meeting.

Stockholder Proposals for the Next Annual Meeting

After the merger is completed, the next annual meeting of Cotelligent’s stockholders will be held in the summer of 2004. To be eligible for inclusion in Cotelligent’s proxy materials for that annual meeting, any stockholder proposal must be received at Cotelligent’s principal offices at 100 Theory, Suite 200, Irvine, California 92336, no later than February 5, 2004.

All stockholder proposals submitted for inclusion in Cotelligent’s proxy materials under SEC Rule 14a-8 will be subject to the requirements of the proxy rules adopted under the Exchange Act, and, as will any stockholder proposal, Cotelligent’s certificate of incorporation and bylaws and Delaware law. In order for a proposal submitted outside of SEC Rule 14a-8 to be considered “timely” within the meaning of SEC Rule 14a-4(c), such proposal must comply with the advance notice provisions of our bylaws.

The advance notice provisions of our bylaws require that, in order to be properly brought before the 2004 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to the Secretary of Cotelligent not less than 90 days no more than 120 days prior to the first anniversary of the date of the previous years annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws must be received no earlier than March 12, 2004 nor later than April 11, 2004.

WHERE YOU CAN FIND MORE INFORMATION

Cotelligent has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act that registers the distribution to the On-Site shareholders of the Cotelligent common stock and warrant shares to be issued in the merger. The registration statement, including the attached exhibits and schedule, contains additional relevant information about Cotelligent common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this proxy statement/prospectus.

Cotelligent files periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. These filings contain important information which does not appear in this proxy statement/prospectus. You may read and copy this information at the SEC’s public reference room at 450 Fifth Street, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as Cotelligent, that make their SEC filings electronically. The address of that site is http://www.sec.gov.

You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals related to the merger. Cotelligent and On-Site have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated             , 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than             , 2004, and neither the mailing of the proxy statement/prospectus to Cotelligent and On-Site shareholders nor the issuance of Cotelligent common stock in the merger shall create any implication to the contrary.

Information on Cotelligent’s Web Site

Information on any Cotelligent internet Website is not part of this document and you should not rely on that information in deciding whether to approve the merger and adopt the merger agreement, unless that information is also in this document.

Information on On-Site’s Web Site

Information on any On-Site internet Website is not part of this document and you should not rely on that information in deciding whether to approve the merger and adopt the merger agreement, unless that information is also in this document.

Cotelligent has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Cotelligent, and On-Site has supplied all such information relating to On-Site.

INDEX TO FINANCIAL STATEMENTS

All schedules are omitted, as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

Page
COTELLIGENT, INC.
Report of Independent Public Accountants	F-2
Consolidated Balance Sheets of Cotelligent, Inc. as of December 31, 2002 and 2001	F-3
Consolidated Statements of Operations of Cotelligent, Inc. for the Years Ended December 31, 2002 and 2001, and for the Nine Months Ended December 31, 2000	F-4
Consolidated Statements of Stockholders’ Equity of Cotelligent, Inc. for the Years Ended December 31, 2002 and 2001, and for the Nine Months Ended December 31, 2000	F-5
Consolidated Statements of Cash Flows of Cotelligent, Inc. for the Years Ended December 31, 2002 and 2001, and for the Nine Months Ended December 31, 2000	F-7
Notes to Consolidated Financial Statements	F-9
Condensed Consolidated Balance Sheet of Cotelligent, Inc. as of September 30, 2003 and December 31, 2002 (unaudited)	F-31
Condensed Consolidated Statements of Operations of Cotelligent, Inc. for the Three Months and Nine Months Ended September 30, 2003 and 2002 (unaudited)	F-32
Condensed Consolidated Statements of Cash Flows of Cotelligent, Inc. for the Three Months and Nine Months Ended September 30, 2003 and 2002 (unaudited)	F-33
Notes to Condensed Consolidated Financial Statements	F-34

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders

Cotelligent, Inc.:

We have audited the accompanying consolidated balance sheets of Cotelligent, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cotelligent, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the accompanying consolidated financial statements, the Company has restated the presentation of earnings (loss) per share in the consolidated statements of operations for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000.

/s/ KPMG LLP

Costa Mesa, California

March 26, 2003, except as to

Notes 2 and 17, which are as of

November 25, 2003

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$17,683	$18,778
Refundable income taxes	197	7,008
Accounts receivable, including unbilled accounts of $354 and $1,627 and net of allowance for doubtful accounts of $124 and $533, respectively	2,399	5,693
Current assets of discontinued operations	—	151
Notes receivable from officers and stockholder, net of valuation allowance of $1,703 and $1,703, respectively	—	—
Current portion of note receivable from acquirer of discontinued operation	480	835
Prepaid expenses and other current assets	526	806

Total current assets	21,285	33,271
Property and equipment, net	451	—
Note receivable from acquirer of discontinued operation	1,103	1,564
Investment in marketable security	1,543	—
Equity investment in alliance partner	335	847
Other assets	316	398

Total assets	$25,033	$36,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,353	$1,651
Accrued compensation and related payroll liabilities	1,435	2,144
Restructuring liabilities	117	331
Deferred revenue	247	874
Other accrued liabilities	2,229	2,074

Total current liabilities	5,381	7,074
Restructuring liabilities, net of current portion	805	959
Other long-term liabilities	24	465
Income tax payable	2,618	2,618

Total liabilities	8,828	11,116

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.01 par value; 500,000 shares authorized, no shares issued or outstanding	—	—
Common Stock, $0.01 par value; 100,000,000 shares authorized, 15,390,954 and 15,514,757 shares issued, respectively	154	155
Additional paid-in capital	86,374	86,662
Notes receivable from stockholders	(5,940)	(6,193)
Accumulated deficit	(63,883)	(55,160)
Treasury stock.	(500)	(500)

Total stockholders’ equity	16,205	24,964

Total liabilities and stockholders’ equity	$25,033	$36,080

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Nine Months Ended December 31, 2000
	(Restated)	(Restated)	(Restated)
Revenues	$16,956	$46,843	$68,444
Cost of services	10,507	33,372	47,161

Gross profit	6,449	13,471	21,283
Research and development costs	1,887	862	—
Selling, general and administrative expenses	19,279	32,332	41,238
Impairment of long-lived assets	—	4,562	42,450
Restructuring charge	691	2,436	1,620

Operating loss	(15,408)	(26,721)	(64,025)
Other income (expense):
Interest expense	(112)	(119)	(2,237)
Interest income	295	945	1,123
Other	(1,967)	(899)	(246)

Total other income (expense)	(1,784)	(73)	(1,360)

Loss from continuing operations before income taxes	(17,192)	(26,794)	(65,385)
Benefit for income taxes	7,493	3,455	7,677

Loss from continuing operations	(9,699)	(23,339)	(57,708)

Gain (loss) on sale of discontinued operations, net of income taxes of $-, $-, and $12,744	976	(190)	19,541

Income (loss) from discontinued operations	976	(190)	19,541

Net loss	$(8,723)	$(23,529)	$(38,167)

Earnings per share:
Basic and diluted—
Loss from continuing operations	$(0.73)	$(1.75)	$(4.26)
Income (loss) from discontinued operations	0.07	(0.01)	1.44

Net loss	$(0.66)	$(1.76)	$(2.82)

Basic and diluted weighted average number of shares outstanding	13,201,532	13,379,320	13,537,927

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Notes Receivable From Stockholders
	Shares	Amount
Balance at March 31, 2000	15,065,400	151	85,442	(6,149)
Issuance of Common Stock, net of costs	209,230	2	739	(332)
Shares issued in connection with earn-out to sellers of acquired businesses	100,000	1	571	—
Cancellation of LSPP note	(25,000)	(1)	(112)	113
Warrants issued in connection with investment in joint venture	—	—	900	—
Warrants cancelled in connection with dissolution of joint venture	—	—	(900)	—
Net loss	—	—	—	—

Balance at December 31, 2000	15,349,630	153	86,640	(6,368)
Issuance of Common Stock, net of costs	215,127	3	196	—
Cancellation of LSPP Note	(50,000)	(1)	(174)	175
Purchase of Treasury Shares	—	—	—	—
Net loss	—	—	—	—

Balance at December 31, 2001	15,514,757	$155	$86,662	$(6,193)
Issuance of Common Stock, net of costs	31,197	1	3	—
Cancellation of LSPP Note	(55,000)	(1)	(252)	253
Return of shares issued in connection with earn-out to sellers of acquired business	(100,000)	(1)	(39)	—
Net loss	—	—	—	—

Balance at December 31, 2002	15,390,954	$154	$86,374	$(5,940)

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)

(In thousands, except share data)

	Retained Earnings (Accumulated Deficit)	Treasury Stock		Total Stockholders’ Equity
		Shares	Amount
Balance at March 31, 2000	6,536	—	—	85,980
Issuance of Common Stock, net of costs	—	—	—	409
Shares issued in connection with earn-out to sellers of acquired businesses	—	—	—	572
Cancellation of LSPP note	—	—	—	—
Warrants issued in connection with investment in joint venture	—	—	—	900
Warrants cancelled in connection with dissolution of joint venture	—	—	—	(900)
Net loss	(38,167)	—	—	(38,167)

Balance at December 31, 2000	(31,631)	—	—	48,794
Issuance of Common Stock, net of costs	—	—	—	199
Cancellation of LSPP Note	—	—	—	—
Purchase of Treasury Shares	—	644,600	(500)	(500)
Net loss	(23,529)	—	—	(23,529)

Balance at December 31, 2001	$(55,160)	644,600	$(500)	$24,964
Issuance of Common Stock, net of costs	—	—	—	4
Cancellation of LSPP Note	—	—	—	—
Return of shares issued in connection with earn-out to sellers of acquired business	—	—	—	(40)
Net loss	(8,723)	—	—	(8,723)

Balance at December 31, 2002	$(63,883)	644,600	$(500)	16,205

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Nine Months Ended December 31, 2000
Cash flows from operating activities:
Loss from continuing operations	$(9,699)	$(23,339)	$(57,708)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	35	2,634	3,035
Impairment of long-lived assets	—	4,562	42,450
Fair value of common stock issued to seller of acquired business in connection with forbearance agreement	—	—	572
Equity loss from investments	512	919	234
Unrealized loss on investment in marketable security	1,457	—	—
Deferred income taxes, net	(7,493)	2,745	(2,181)
Loss on disposal of property and equipment	—	5	12
Provision for doubtful accounts	(409)	904	3,610
Valuation allowance on notes receivable from officers	—	—	1,703
Loss on forgiveness of note receivable from acquirer of discontinued operation	—	400	—
Changes in current assets and liabilities:
Accounts receivable	3,703	12,896	572
Prepaid expenses and other current assets	280	581	464
Accounts payable and accrued liabilities	(1,661)	(6,280)	(439)
Deferred revenue	(627)	781	—
Income taxes, net	14,304	(6,264)	(83)
Other assets	82	18	440

Net cash provided by (used in) operating activities	484	(9,438)	(7,319)
Cash flows from investing activities:
Proceeds from sale of assets	—	—	525
Investments in alliance partners	—	—	(8,092)
Cash acquired upon dissolution of joint venture	—	—	1,281
Payments received on note from acquirer of discontinued operation	816	430	71
Purchase of businesses, net of cash of acquired	—	—	(600)
Purchases of property and equipment	(486)	(440)	(1,778)
Investment in marketable security	(3,000)	—	—

Net cash used in investing activities	(2,670)	(10)	(8,593)
Cash flows from financing activities:
Borrowing under credit agreement	—	—	9,111
Payments under credit agreement	—	—	(57,890)
Payments on capital lease obligations	—	(12)	(201)
Payments on amounts due sellers of acquired businesses	—	(600)	(8,534)
Net repayments (borrowings) on notes receivable from officers	—	—	100
Net proceeds from issuance of common stock	4	199	409
Repurchase of common stock	—	(500)	—

Net cash provided by (used in) financing activities	4	(913)	(57,005)

Cash flows provided by discontinued operations:
Cash provided by discontinued operations	1,087	2,639	94,623

Net increase (decrease) in cash and cash equivalents	(1,095)	(7,722)	21,706
Cash and cash equivalents at beginning of period	18,778	26,500	4,794

Cash and cash equivalents at end of period	$17,683	$18,778	$26,500

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands, except share data)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Nine Months Ended December 31, 2000
Supplemental disclosures of cash flow information:
Interest paid	$102	$2	$1,914
Income taxes paid (Refunded)	(14,304)	74	32
Significant non-cash financing and investing activities:
Return of shares previously issued in connection with leveraged stock purchase plan	253	—	—
Return shares previously issued in connection with earn-out to sellers of acquired business	40	—	—
Common stock issued to employees for notes receivable	—	—	332
Return of Common Stock previously issued to employee for note receivable	—	175	113
Sale of discontinued operation for note receivable	—	—	3,300
Services exchanged for preferred stock of third party	2,100	—	—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

Note 1—Business Organization

Cotelligent, Inc. (“Cotelligent” or the “Company”), a Delaware corporation, provides software consulting services to businesses with complex information technology (“IT”) operations and provides maintenance, support and contract services on software products it licenses. These financial statements include the accounts of Cotelligent, Inc. and its subsidiaries.

During the fiscal year ended March 31, 2000, the Company was organized in two practice groups, Technology Solutions and Professional Services (also known as its IT staff augmentation business), and operated across the United States along with international consultant recruiting offices in Brazil and the Philippines. Prior to March 31, 2000, the Company entered into a plan to divest its IT staff augmentation business. Accordingly, the accompanying consolidated financial statements and related footnotes have been prepared to present as discontinued operations the Company’s IT staff augmentation business for all periods presented.

The Company historically operated on an April 1 to March 31 fiscal year. In July 2000, the Company changed its fiscal year to December 31, resulting in a nine-month transition period from April 1, 2000 through December 31, 2000.

The Company has suffered significant operating losses as well as negative operating cash flows in the last three fiscal periods and continues to be subject to certain risks common to companies in this industry. These uncertainties include the availability of financing, the retention of and dependence on key individuals, the affects of intense competition, the ability to develop and successfully market new product and service offerings, and the ability to streamline operations and increase revenues. There can be no assurance the Company will be profitable in the future.

Note 2—Restatement Of Earnings (Loss) Per Share

Earnings (loss) per share (EPS) in our previously issued consolidated statements of operations for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000 has been restated to exclude shares issued in connection with our Leveraged Stock Purchase Plan (LSPP), which were previously included in the basic and diluted weighted average number of shares outstanding for those periods. All EPS information in these consolidated financial statements has been restated for this computational error, which did not change loss from continuing operations or net loss for any periods.

Under the LSPP, certain employees were able to purchase shares of the Company’s common stock through the execution of notes payable to the Company that are considered nonrecourse for accounting purposes. In accordance with SFAS No. 128, “Earnings Per Share”, the LSPP shares, combined with the LSPP notes, are considered equivalent to stock options for purposes of computing EPS and should be reflected in diluted EPS, when dilutive, using the treasury stock method, but are excluded from the number of basic shares outstanding until the notes are settled (see “Stock-Based Computation” in NOTE 3). The LSPP shares were antidilutive in all periods presented in the accompanying consolidated statements of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

The following tables present the changes that have been made to EPS in the consolidated statements of operations for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000.

	As Previously Reported	As Restated
	For the Year Ended December 31, 2002
Earnings (loss) per share:
Basic and diluted—
Loss from continuing operations	$(0.65)	$(0.73)
Income from discontinued operations	0.06	0.07

Net loss	$(0.59)	$(0.66)

Weighted average shares:
Basic and diluted	14,879,511	13,201,532

	As Previously Reported	As Restated
	For the Year Ended December 31, 2001
Loss per share:
Basic and diluted—
Loss from continuing operations	$(1.55)	$(1.75)
Loss from discontinued operations	(0.01)	(0.01)

Net loss	$(1.56)	$(1.76)

Weighted average shares:
Basic and diluted	15,075,546	13,379,320

	As Previously Reported	As Restated
	For the Nine Months Ended December 31, 2000
Earnings (loss) per share:
Basic and diluted—
Loss from continuing operations	$(3.79)	$(4.26)
Income from discontinued operations	1.28	1.44

Net loss	$(2.51)	$(2.82)

Weighted average shares:
Basic and diluted	15,230,969	13,537,927

Note 3—Significant Accounting Policies

Significant Accounting Policies—

Basis of Presentation

The accompanying consolidated financial statements and related notes to the consolidated financial statements include the accounts and results of Cotelligent, Inc. and its subsidiaries. In addition, the consolidated financial statements and related notes include those companies acquired utilizing the purchase method of accounting from their respective acquisition dates. All significant intercompany transactions and accounts have been eliminated in consolidation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables arising from services provided to clients are not collateralized and accordingly, the Company performs ongoing credit evaluations of its clients to reduce the risk of loss and provides a reserve for potentially uncollectible accounts. In addition, the Company has a high concentration of its accounts receivable in a few clients.

Software Development Costs

Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or otherwise Marketed”. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development has been capitalized as of December 31, 2002 and 2001.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the respective assets.

Goodwill

In prior periods, goodwill represented the excess of cost over fair value of net tangible assets acquired through acquisitions and was previously amortized on a straight-line basis over a period of 30 years.

Investments

Investments in other businesses where ownership is less than 20% are accounted for using the cost basis of accounting. Investments where ownership is between 20% and 50%, and where the Company has the ability to exercise significant influence, are accounted for using the equity method of accounting. Any difference between the cost of an investment and the amount of underlying equity in net assets of an investee is amortized to the consolidated statement of operations over the expected life of the investment, currently three years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

Investments in other businesses that meet the definition of a debt security under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” are classified as a trading security and reported at fair value, with unrealized gains and losses recorded in other income (expense) in the consolidated statement of operations.

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. In accordance with SFAS No. 144, long-lived assets to be held are reviewed for events or changes in circumstances, which indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying amount of long-lived assets to determine whether or not impairment to such amount has occurred.

Fair Value of Financial Instruments The Company’s financial instruments consist of cash, marketable securities, refundable income taxes, short-term accounts receivable, a note receivable, accounts payable, accrued liabilities and income taxes payable for which current carrying amounts are equal to or approximate fair market value.

Revenue Recognition

The Company accounts for time and materials revenue under the provisions of SAB 101, “Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements,” which requires revenue to be recorded when there is evidence of an agreement, a fixed or determinable fee, collectibility is reasonably assured, and delivery has occurred. Revenues include reimbursable expenses charged to and collected from clients. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting based on hours incurred to total estimated labor hours to complete. Revenues earned for software license sales and service contracts are recorded based on the provisions of AICPA SOP 97-2, “Software Revenue Recognition,” which shares the basic criteria of SAB No. 101. For each element in a software arrangement (e.g., license, maintenance, and services), the amount of revenue recognized is based upon vendor specific objective evidence of fair value using the residual method. Maintenance and service revenue is recognized as the Company performs the services.

Cost of Services

Cost of services consist primarily of compensation and benefits of Cotelligent’s employees engaged in the delivery of consulting services.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Provision is made in the Company’s consolidated financial statements for current income taxes payable and deferred income taxes arising primarily from net operating loss carryforwards and temporary differences. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recorded a valuation allowance to reduce deferred tax assets to an amount whose realization is more likely than not. Refer to Note 11—Income Taxes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

Repurchase of Common Stock

The Company records the repurchase of Common Stock as a reduction of stockholders’ equity at cost. When common shares are reissued, the Company uses a first-in, first-out method.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS No.123, “Accounting for Stock-Based Compensation” and as amended by SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure”. As permitted by the provisions of SFAS No. 123, the Company continues to apply the provision of APB Opinion 25 and related interpretations in accounting for its employee stock option plans.

Accordingly, the Company measures compensation expense for its employee stock-based compensation awards using the intrinsic value method and provides pro forma disclosures of net income (loss) and earnings (loss) per share as if a fair value method had been applied. Therefore, compensation cost for employee stock awards is measured as the excess, if any, of the fair value of our common stock at the grant date or re-measurement date over the amount an employee must pay to acquire the stock and is amortized over the related service periods using the straight-line method. Compensation expense previously recorded for unvested employee stock-based compensation awards that are forfeited upon employee termination is reversed in the period of forfeiture.

The Company stock option awards are typically accounted for as fixed awards because the number of shares that an individual employee is entitled to receive, and the option price, if any, are known at the grant date. However, awards under the Company’s LSPP, where the Company issues shares in exchange for a note considered nonrecourse for accounting purposes, are treated as variable awards because the Company cannot determine the ultimate purchase price of the shares at the issuance date. For variable awards, the Company estimates total compensation cost for each period from the issuance date to the final measurement date based on the quoted market price of the Company’s stock at the end of each period. No compensation expense has been reported during the periods presented for LSPP awards.

The LSPP awards resulted in outstanding common shares of 1,677,979, 1,696,226 and 1,693,042 at December 31, 2002, 2001, and 2000, respectively, that are reflected in the applicable accompanying consolidated balance sheets and consolidated statements of stockholders equity. However, these shares are equivalent to stock options for purposes of calculating earning (loss) per share (see NOTE 2).

Earnings Per Share

Basic earnings per share is calculated by dividing net income by the weighted average number of shares of Common Stock outstanding for accounting purposes during the period. Diluted earnings per share includes the impact of Common Stock options and LSPP shares outstanding, when dilutive.

Discontinued Operations

Discontinued operations consist of the Company’s IT staff augmentation business. The Company entered into a plan to divest of these operations prior to March 31, 2000. The operating results of these operations subsequent to April 1, 2000, have been reflected in the accompanying consolidated financial statements as gain or loss on the sale of discontinued operations. Subsequent to June 30, 2000, the net assets of the remaining component of the segment are reflected in the accompanying consolidated financial statements as current assets and current liabilities of discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

Restructuring Charges

Restructuring charges are recognized in the period when management enters into a plan to reorganize or streamline the operations. The charges include costs associated with the termination of employees and the closure of operating locations. Restructuring charges not resulting in a future benefit that do not qualify for accrual under EITF 94-3 or SAB No. 100 are recorded when due and payable.

Reimbursement for Out-of-Pocket Expenses

A Financial Accounting Standards Board (“FASB”) staff announcement was issued in November 2001 regarding “Income Statement Characterization of Reimbursement Received for ‘Out-of-Pocket’ expenses Incurred.” In this announcement, the FASB staff concluded that amounts billed by service providers for reimbursement of out-of-pocket expenses incurred should be characterized as revenue in the Company’s income statement. Currently, the Company records revenue received on such arrangements as an offset to the expenses incurred, as these arrangements are billed at zero margin. In accordance with this announcement, the Company reclassified amounts received for reimbursement of out-of-pocket expenses as revenues for all periods presented in the accompanying consolidated statement of operations

Reclassifications

Certain reclassifications have been made in the prior years’ financial statements to conform to the presentation in the current period.

Note 4—Allowance For Doubtful Accounts

Allowance for doubtful accounts activity is presented below.

Balance, March 31, 2000	$1,880
Charges to costs and expenses	3,610
Write-offs	(2,249)

Balance, December 31, 2000	3,241
Charges to costs and expenses	904
Write-offs	(3,612)

Balance, December 31, 2001	533
Charges to costs and expenses	(276)
Write-offs	(133)

Balance, December 31, 2002	$124

Note 5—Property And Equipment

Property and equipment is comprised of the following:

	Useful Lives (In Years)	December 31, 2002	December 31, 2001
Computer and office equipment	3-5	$420	$—
Furniture and fixtures	5	3	—
Leasehold improvements	2	63	—

		486	—
Less: Accumulated depreciation		(35)	—

Property and equipment, net of accumulated depreciation		$451	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

Depreciation expense of property and equipment, included in selling, general and administrative expense, for the twelve months ended December 31, 2002 and 2001, and the nine months ended December 31, 2002 was $35 $2,634 and $1,839, respectively.

The Company recognized a $4,562 impairment of property and equipment charge during the year ended December 31, 2001, under the provisions of SFAS No. 121.

NOTE 6—INVESTMENTS

During the last three fiscal periods, the Company made the following investments:

Investment in White Horse Interactive

On July 18, 2000, the Company paid $2,000 to acquire a 35% ownership interest in White Horse Interactive, an integrated media agency, which resulted in a difference between the cost of the investment and the amount of underlying equity in net assets totaling $1,300. The Company uses the equity method of accounting for this investment and recorded an equity loss, including the amortization of the difference between the cost of the investment and the amount of underlying equity in the net assets, of $510 for the year ended December 31, 2002, $919 for the year ended December 31, 2001 and $234 for the nine months ended December 31, 2000.

Investment in bSmart.to LLC

On August 8, 2000, the Company executed a definitive joint venture agreement with bSmart.to Technologies, Inc. The Company contributed: (1) cash of $5,000, of which $2,500 was paid directly to the joint venture and $2,500 was distributed to the developer of certain technology, and (2) its Philadelphia-based IT solutions staff and ASP data center and, accordingly, reclassified $1,200 of working capital and property and equipment as well as $10,073 of goodwill, in exchange for a 50% interest in the joint venture. In addition, the Company incurred approximately $2,040 in transaction costs that were capitalized as a part of its investment in the joint venture. In connection with the investment in the joint venture with bSmart.to Technologies, Inc., the Company issued to and received from bSmart.to Technologies, Inc. warrants for the purchase of common shares. Accordingly, the Company recognized an additional investment of $900 for the warrants issued to bSmart.to Technologies, Inc., and a corresponding amount in additional paid-in capital.

On December 6, 2000, the Company exercised its right under the joint venture agreement to terminate the relationship. As a result, the Company regained complete ownership of the Philadelphia-based operation, including $1,281 in cash and more working capital than originally contributed, 100% ownership in JAS Concepts, Inc., an investment made by the joint venture prior to its dissolution, and consequently, recognized a charge of $2,519 to reduce the investment in the joint venture to its realizable value (zero). The charge is included in impairment of long-lived assets in the statement of operations for the nine months ended December 31, 2000.

During the period August 8, 2000 through December 6, 2000 the Company used the equity method of accounting for this investment and recorded an equity loss of $33 for the nine months ended December 31, 2000. The Company commenced consolidating the results from the Philadelphia-based operation upon regaining a controlling financial interest on December 6, 2000.

Investment in Bluebook International Holding Company, Inc.

On August 19, 2002, the Company acquired 3,055,540 shares of Series C Convertible Redeemable Preferred Stock (“Series C”) of Bluebook International Holding Company, Inc. (“Bluebook”), representing an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

approximately 9% ownership interest (assuming conversion of all outstanding preferred stock) in exchange for $1,000 in cash, conversion of a $500 bridge loan from Cotelligent to Bluebook, advanced earlier in the third quarter of 2002. In accordance with the purchase and development agreement, management of the Company expects Cotelligent to be a preferred provider of implementation services for Bluebook’s future software products.

Under the Series C purchase and development agreement, the Company contributed additional services and funded an additional $1,500 in cash, due upon Bluebook’s first sale of certain software associated with the purchase and development agreement in the fourth quarter of 2002. Upon payment of the additional $1,500 and delivery of the remaining services, the Company received an additional 2,261,164 shares of Series C, which increased the Company’s ownership interest in Bluebook to 15% (assuming conversion of all outstanding preferred stock, and assuming no further stock issuances on behalf of Bluebook).

The value of the Series C was initially recorded at $3,000, the amount of cash paid to Bluebook. The cost of the contributed services was recorded as research and development costs in the accompanying consolidated statements of operations.

Under the certificate of designation of the Series C stock, Bluebook is required, at the Company’s option, to either a) convert the Series C shares to common stock at any time or b) redeem the Series C shares for cash beginning four years and up through six years after the date of initial issuance.

The Series C meets the definition of a debt security under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with SFAS No. 115, the Company classified the Series C as a trading security and consequently reports the investment at fair value, with unrealized gains and losses recorded in other income (expense) in the consolidated statements of operations. Accordingly, the investment was reduced by $1,457 during the year ended December 31, 2002 due to the decrease in fair value since the acquisition date.

During the year ended December 31, 2002, the Company delivered and contributed software development services to Bluebook, in connection with the investment and for which no revenue was recognized. Cost of $1,048 associated with this development project was recorded as research and development costs.

NOTE 7—OTHER CURRENT LIABILITIES

	December 31, 2002	December 31, 2001
Obligation due sellers of an acquired business, net of discount for imputed interest	$418	$330
Obligations due sellers of acquired businesses	492	492
Legal	287	63
Audit	468	244
Other accrued liabilities	564	945

Total other current liabilities	$2,229	$2,074

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

NOTE 8—OTHER LONG-TERM LIABILITIES

	December 31, 2002	December 31, 2001
Long-term portion of obligation due sellers of an acquired business, net of discount for imputed interest, net of current portion	$—	$426
Lease deposits on sublet properties	24	39

Total other long-term liabilities	$24	$465

NOTE 9—IMPAIRMENT OF LONG-LIVED ASSETS

The Company considers, among other factors, deterioration of operating performance or a general reduction in demand for services for a sustainable period to be indicators of potential impairment of long-lived assets. The Company has experienced a reduction in demand for its services. As a result of this reduction in demand for its services, the Company recognized a $37,831 goodwill impairment charge in the nine months ended December 31, 2000, as the future discounted cash flows (fair value) of its certain long-lived assets were estimated to be less than the asset’s related carrying value. In addition, in the same fiscal period, the Company ceased operating at certain locations as part of a plan to streamline operations and took a $2,100 impairment charge of property and equipment and also took a $2,519 write-off of its investment in bsmart to (see Note 6).

During the year ended December 31, 2001, the Company continued to experience a further decline in demand for its services and in September 2001, entered into a restructuring plan to further streamline operations in line with its existing revenue stream. In connection with this restructuring, the Company ceased operations at several operating locations and recognized a $1,132 property and equipment impairment charge. This restructuring caused the Company to further test for impairment of long-lived assets, which resulted in a $3,430 property and equipment impairment charge as the future discounted cash flows (fair value) of its property and equipment were estimated to be less than the related carrying value.

NOTE 10—RESTRUCTURING PROGRAMS

In June 1999, as part of the Company’s reorganization into practice groups, the Company identified opportunities to align its operating structure by closing certain of its redundant facilities and rationalizing headcount to conform to the Company’s new operating structure. Accordingly, the Company adopted a restructuring plan, which resulted in a restructuring charge of $4,920. The charge included provisions for severance of approximately 60 management and operating staff ($3,510) as well as closure costs related to a plan of consolidating certain operating locations ($1,410). The change was originally recorded as an operating expense in June 1999. Upon the Company’s decision to discontinue its IT staff augmentation segment the amount was reclassified to discontinued operations, as all charges related to severance or other activities of the discontinued operations (see Note 12).

In December 2000 and September 2001, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified additional opportunities to reduce its cost structure. Accordingly, the Company adopted a exit plan in accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges” which resulted in a restructuring charge of $1,620 during the nine months ended December 31, 2000 and $2,436 during the year ended December 31, 2001. The December 2000 charge included provisions for severance of approximately 90 management and operating staff ($707) as well as closure costs associated with a plan to consolidate or dispose

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

of certain locations ($913). The September 2001 plan included provisions for severance of approximately 145 management and operating staff ($1,034) as well as closure costs associated with a plan to consolidate or dispose of certain locations ($1,402). The September 2001 plan did not meet the requirements of the aforementioned standards in order to accrue costs as of a commitment date. Therefore, the September 2001 plan costs that did not provide a future benefit were charged to operations when due and payable.

The following summarizes the activity and balances in each of these restructuring programs for the past three fiscal periods through December 31, 2002:

	June 1999		December 2000		September 2001
	Severance	Facilities Closure	Severance	Facilities Closure	Severance	Facilities Closure	Total
Balance—March 31, 2000	$874	$1,001	$—	$—	$—	$—	$1,875
Restructuring charge	—	—	707	913	—	—	1,620
Spending and write-downs	(505)	—	(200)	—	—	—	(705)
Release of excess restructuring liability	(312)	(1,001)	—	—	—	—	(1,313)

Balance—December 31, 2000	57	—	507	913	—	—	1,477
Restructuring charge	—	—	—	—	1,034	1,402	2,436
Spending and write-downs	(57)	—	(507)	(913)	(1,034)	(112)	(2,623)

Balance—December 31, 2001				—	—	1,290	1,290
Spending and write-downs	—	—	—	—	—	(368)	(368)

Balance—December 31, 2002	$—	$—	$—	$—	$—	$922	$922

In the fourth quarter of 2002, the Company developed a new approach to marketing and delivering its service offerings, and consequently, created a plan to reorganize and streamline the organization responsible for the delivery of the client services. This reorganization resulted in a headcount reduction of 27 people. Accordingly, the Company classified $691 of one-time termination benefits paid during the fourth quarter as a restructuring charge. At December 31, 2002, there was no remaining liability related to this restructuring program.

Note 11—Income Taxes

The income tax provision (benefit) from continuing operations consists of the following:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Nine Months Ended December 31, 2000
Current:
Federal	$7,493	$(6,264)	$(12,918)
State	—	64	232

	7,493	(6,200)	(12,686)

Deferred:
Federal	—	2,745	4,728
State	—	—	281

	—	2,745	5,009

Total provision (benefit) for income taxes.	$7,493	$(3,455)	$(7,677)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

In addition to the benefit recorded on continuing operations for the nine months ended December 31, 2000, the Company recorded a tax provision associated with discontinued operations and the gain on the sale of its discontinued operations of $12,744.

Significant components of deferred tax assets and liabilities of the Company are as follows:

	December 31, 2002	December 31, 2001
Current
Deferred tax assets:
Allowance for doubtful accounts	$47	$207
Allowance for officer notes	637	684
Restructuring liabilities	43	129
Accrued vacation	142	138
Accrued liabilities	270	484
Other	—	9
Valuation allowance	(1,139)	(1,651)

Net current deferred tax assets	—	—
Non-current
Deferred tax assets:
Net operating loss carry forwards	8,426	5,318
Goodwill	1,115	3,717
Contract obligations	278	428
Depreciation and amortization	703	1,353
Restructuring liabilities	301	373
Other	1,160	812
Valuation allowance	(11,983)	(12,001)

Net non-current deferred tax assets	—	—
Net deferred taxes	$—	$—

During the year ended March 31, 2000, the Company decided to dispose of its IT staff augmentation business and recorded a deferred tax asset for $7,190 on the books of its discontinued operations. Upon the ultimate sale of the majority of these operations during the nine months ended December 31, 2000, the Company reclassified this deferred tax asset to continuing operations. During the year ended December 31, 2001, the Company utilized a portion of its net operating losses in a carryback claim, thus resulting in a current benefit. At December 31, 2002 and 2001, the Company has fully reserved for all net deferred tax assets generated from continuing operations, including net operating losses, due to management’s uncertainty of their realizability.

The Company will continue to assess the adequacy of and need for the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets will be recognized in the future. The Company had approximately $21,900 of net operating losses carryforwards for U.S. federal tax purposes that will begin expiring in the 2021 tax year.

In the first quarter of 2002, Congress approved the Job Creation and Worker Assistance Act of 2002 (the Act) allowing net operating losses for the Company’s fiscal tax year ending March 31, 2002 to be carried back five years. In accordance with SFAS No. 109, the effect of this change in tax law was reflected in the December 31, 2002 financial statements as changes in tax law must be reflected in the period of enactment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

The Company’s effective income tax rate for its continuing operations varied from the U.S. federal statutory tax rate as follows:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Nine Months Ended December 31, 2000
U.S. federal statutory rate	(34.0%)	(34.0%)	(34.0%)
State income taxes, net of federal benefit	(3.2%)	(6.0%)	0.8%
Effects on deferred assets and liabilities due to change in state tax	1.8%	—	—
Non-deductible items	0.4%	2.3%	11.4%
Change in valuation allowance	(3.1%)	24.7%	10.4%
Other	(5.5%)	0.1%	(0.3%)

Effective tax rate	(43.6%)	(12.9%)	(11.7%)

Note 12—Discontinued Operations

Prior to March 31, 2000, the Company entered into a plan to divest its IT staff augmentation business. The following financial data reflects the net assets at December 31, 2001, and the summary of operating results for the year ended December 31, 2002 and 2001, and the nine months ended December 31, 2000.

Net Assets Of Discontinued Operations:

December 31, 2001
ASSETS
Accounts receivable	$151
Prepaid expenses and other	—

Total assets	151

LIABILITIES
Accounts payable	—
Accrued compensation	—
Other current liabilities	—

Total liabilities	—

Net assets of discontinued operations	$151

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

Summary Of Operating Income (loss) From Discontinued Operations:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Nine Months Ended December 31, 2000
Revenues	$—	$3,453	$69,528
Cost of services	—	2,692	51,464

Gross profit	—	761	18,064
Restructuring charge	—	—	(1,313)
Selling, general and administrative expenses	(461)	951	17,124

Operating income (loss)	(461)	(190)	2,253
Other income	515	—	18

Income (loss) before provision for income taxes	976	(190)	2,271
Provision (benefit) for income taxes	—	—	816

Income (loss) from discontinued operations before reclassification to gain on sale of discontinued operations	976	(190)	1,455
Reclassification to gain on sale of discontinued operations	(976)	190	(1,455)

Operating income (loss) from discontinued operations	$—	$—	$—

On March 31, 2000, the Company committed to a plan to discontinue its IT staff augmentation segment, which was comprised of operating locations throughout the United States of America. The Company’s initial intent was to sell the entire segment to one buyer on or about June 30, 2000. Ultimately, the Company sold the segment in three components and abandoned any unsold operations as more fully described below.

On June 30, 2000, the Company sold the majority of its IT staff augmentation business for $116,495 and approximately $10,000 of assumed liabilities. The Company also took responsibility and has reserves for certain aged receivables greater than 90 days.

On July 14, 2000, the Company sold its staff augmentation operations in Orlando for a cash payment of $650 and approximately $385 of assumed liabilities. As of June 30, 2000, the Company has written down goodwill to zero and accrued the anticipated loss on sale as a component of the gain on sale of discounted operations, during the quarter ended June 30, 2000.

On October 31, 2000, the Company sold its international IT staff augmentation business for a secured promissory note with a face value of $4,459 bearing interest at the prime rate of interest, plus one percent and payable over five years. The Company recorded the secured promissory note at fair value ($3,300), using a market interest rate. Collections under the note agreement will first reduce principal as the ultimate collectibility is uncertain. The goodwill related to this operation was written down to zero during the quarter ended June 30, 2000 based on the preliminary estimate of the entity’s net realizable value prior to the sale.

The net gain on the disposal of the IT staff augmentation businesses was $19,541 for the nine months ended December 31, 2000 which includes the proceeds, less the asset value of the businesses sold and the expense of sale, together with the operating income from discontinued operations subsequent to the date management entered into a plan to dispose of the discontinued operations, March 31, 2000.

From March 31, 2000 until the fourth quarter of 2001, the Company held one remaining component in discontinued operations. The Company could not find a buyer for this component and therefore closed the business in the fourth quarter of 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

Note 13—Lease Commitments

Cotelligent leases various office space and certain equipment under noncancelable lease agreements which expire at various dates. Future minimum rental payments under such leases at December 31, 2002 for the Company’s continuing operations are as follows.

Operating Leases
2003	$2,487
2004	1,858
2005	1,143
2006	612
2007	151

Total minimum lease payments	6,251
Less: Sublease payments due Cotelligent	(1,804)

Net minimum lease payments	$4,447

Rental expense under these leases for the year ended December 31, 2002 and 2001, the nine months ended December 31, 2000 was $1,957, $2,601 and $3,061, respectively. The rental expense in fiscal 2002, 2001 and 2000 is net of sublease income totaling approximately $1,124, $355 and $67, respectively.

Note 14—Employee Benefit Plans

Long-term Incentive Plan

The Company maintains the 1998 Long-Term Incentive Plan (the “1998 Plan”) and the 2000 Long-Term Incentive Plan (the “2000 Plan”). The 1998 Plan was adopted as a replacement to the Company’s 1995 Long-Term Incentive Plan (the “1995 Plan”). No further awards may be granted under the 1995 Plan, although awards granted prior to the adoption of the 1998 Plan remain outstanding under the 1995 Plan in accordance with their terms. The 2000 Plan is similar to the 1998 Plan, except that (i) awards under the 2000 Plan are to be made primarily to employees who are not officers or directors, (ii) the 2000 Plan does not contain a limit as to the number of shares that may be subject to outstanding awards granted either individually or in the aggregate (whereas the 1998 Plan contains 750,000 per individual annual limit, and aggregate limit of 18% of total outstanding shares), and (iii) incentive stock options (ISOs) cannot be granted under the 2000 Plan. Of the non-qualified options granted to date, a majority are generally exercisable beginning one year from the date of the grant in cumulative yearly amounts of 25% to 33% of the shares under option and all expire ten years from the date of the grant. Under the provisions of the plans, stock-based awards are granted at terms and prices determined by the Compensation Committee of the Board of Directors as defined in each plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

A summary of option transactions is described in the table below. All options described below are non-qualified and were granted with exercise prices no less than the fair market value of the underlying stock on the date of the grant, except for options issued and exchanged on January 4, 1999 in connection with one of the Company’s acquisitions. The difference between the grant price and the market value of these options was recorded as purchase price.

	Number Of Shares	Option Price Range Per Share	Weighted Average Exercise Price	Expiration Date
Outstanding at March 31, 2000	1,890,293	$1.54-$29.00	$13.99	2010
Granted	1,459,965	$2.56-$ 6.69	$4.25	2010
Exercised	(900)	$1.54	$1.54	2009
Cancelled	(1,150,642)	$3.44-$29.00	$10.32	2006-2010

Outstanding December 31, 2000	2,198,716	$1.54-$29.00	$9.37	2006-2010
Granted	5,097,732	$0.14-$ 1.13	$0.23	2011
Exercised	—	—	—	—
Cancelled	(2,215,994)	$0.17-$29.00	$9.02	2006-2011

Outstanding at December 31, 2001	5,080,454	$0.14-$27.50	$0.35	2006-2011
Granted	458,900	$0.20-$ 0.66	$0.37	2012
Exercised	—	—	—	—
Cancelled	(1,080,828)	$0.17-$27.25	$0.87	2008-2012

Outstanding at December 31, 2002	4,458,526	$0.14-$17.81	$0.33	2006-2012

On March 9, 2001, the Company notified all option holders under the Long-Term Incentive Plan of a stock option exchange program. The exchange program was developed as a way to bring the option exercise prices back in line with the market price for the Company’s Common Stock. Completely voluntary on the part of the option holder, the program allows the option holder to exchange existing stock option grants for a new option grant of the same number of options at an exercise price equal to the fair value of the Company’s Common Stock as of the date of grant, September 21, 2001. The vesting schedule was not interrupted as a result of the exchange program. The number of options cancelled in the year ended December 31, 2001 include 1,229,714 options surrendered and cancelled on March 16, 2001 in order to participate in the option exchange program. These options surrendered had an option price range per share of $1.04-$23.06. The number of options issued in the year ended December 31, 2001 include 1,169,446 new options granted on September 21, 2001 at $0.25 per share as part of the option exchange program.

The following table summarizes information concerning outstanding and exercisable options at December 31, 2002:

Range Of Exercise Price	Number Of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Of Options Exercisable	Weighted Average Exercise Price
$0.14-$0.25	3,727,585	8.74	$0.19	1,772,077	$0.22
$0.26-$4.81	711,141	8.70	$0.90	145,823	$1.96
$4.94-$17.81	19,800	6.93	$6.27	12,800	$6.86

$0.14-$17.81	4,458,526	8.73	$0.33	1,930,700	$0.39

Exercisable options at December 31, 2002, December 31, 2001, and December 31, 2000 were 1,930,700, 1,191,706, and 1,004,512 at exercise prices between $0.14 and $17.81, and weighted average exercise prices of $0.39, $0.50, and $13.72, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and the Company continues to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25 and FASB Interpretation No. 44 in accounting for its employee stock option plans. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing (“Black-Scholes”) model with the following weighted average assumptions for the years ended December 31, 2002, December 31, 2001 and the nine months ended December 31, 2000, respectively: (1) risk-free interest rates of 3.49%, 4.67%, and 4.77%, (2) a dividend yield of 0%, (3) volatility factors of the expected market price of the Company’s common stock of 188%, 193%, and 106%, and (4) a weighted average expected life of 4.75, 4.76, and 4.61 years. The weighted average fair values of options granted during the years ended December 31, 2002 and December 31, 2001, the nine months ended December 31, 2000 were $0.42, $0.23, and $2.74 per share, respectively.

The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restriction and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected volatility of the Company’s Common Stock.

For purposes of pro forma disclosure, the estimated fair value of options is amortized to expense over the options’ vesting period. If the Company had elected to recognize compensation expense for options granted during the years ended December 31, 2002, December 31, 2001, and the nine months ended December 31, 2000, based on the fair value as described in SFAS No. 123, net loss and earnings per share would have been changed to the pro forma amounts indicated below.

	Year Ended December 31, 2002			Year Ended December 31, 2001			Nine Months Ended December 31, 2000
	Restated			Restated			Restated
	As Reported	(1)	Pro Forma	As Reported	(1)	Pro Forma	As Reported	(1)	Pro Forma
Loss from continuing operations	$(9,699)	(345)	$(10,044)	$(23,339)	(572)	$(23,911)	$(57,708)	32	$(57,676)
Net loss	(8,723)	(345)	(9,068)	(23,529)	(572)	(24,101)	(38,167)	32	(38,135)
Loss per share:
Basic and diluted—
Loss from continuing operations	(0.73)		(0.76)	(1.75)		(1.79)	(4.26)		(4.26)
Net loss	(0.66)		(0.69)	(1.76)		(1.80)	(2.82)		(2.82)

(1)	Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax benefits.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (the “ESPP”) allows eligible employees to purchase shares of the Company’s Common Stock at a price equal to 85% of the lower of the closing market price on the first or last trading day of the ESPP’s quarter. A total of 950,000 shares of Common Stock have been reserved for issuance under the ESPP. During the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000, employees purchased 30,734, 215,127, and 101,719 and for aggregate proceeds to the Company of $2, $199, and $395, respectively.

On February 1, 2002, the Company terminated the Employee Stock Purchase Plan (ESPP). Because the number of employees in the Company had decreased significantly over the prior two fiscal years, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

administrative costs of the plan were out of line with the remaining number of active participants. The Company terminated the plan as a means to streamline its operating expenses going forward.

401(k) Plan

The Company sponsors the Cotelligent, Inc. 401(k) Retirement Saving Plan (the “401(k) Plan”) for the benefit of all employees upon date of hire. The 401(k) Plan is funded by employee payroll deductions and a matching program whereby the Company contributes 25% of an employee’s first 4% of salary deferral to the 401(k) Plan. Matching contributions vest over a four-year period. During the year ended December 31, 2002, the Company used forfeited matching funds available in the 401K trust account to fund current year matching obligations. The Company expensed $245 and $345, respectively, in connection with the matching program during the year ended December 31, 2001 and the nine months ended December 31, 2000.

Leveraged Stock Purchase Plan

In 1999, the stockholders approved the Cotelligent, Inc. 1999 Leveraged Stock Purchase Plan (the “LSPP”) which authorizes the purchase of shares of Common Stock by eligible employees who are selected by the Compensation Committee of the Board of Directors (the “Committee”) to participate in the LSPP on terms and conditions determined by the Committee.

At December 31, 2002, 1,636,842 shares are outstanding under the LSPP resulting in notes receivable from stockholders for $5,940 which is included as a reduction of stockholders’ equity. The notes receivable (1) include varying rates of interest; (2) are secured by the pledge of Cotelligent stock issued; (3) are full recourse as to the employee, except that in the case of death, disability, termination by the Company without cause or a change of control of the Company, where recourse against the employees is limited to the pledged stock; and (4) have a term of five years from date of issuance, provided that if the stock is sold, the loan shall be prepaid, and if the stock is not sold, the loan may not be prepaid. The stock issued under the LSPP is restricted from sale in the open market for a period of two years from the date of issuance, provided, however, that in the case of death, disability, termination by the Company without cause or change of control of the Company, the stock may be sold and the proceeds used to repay the loan.

Note 15—Business and Credit Concentration

For the year ended December 31, 2002, two clients individually accounted for more than 10% of the Company’s revenues. In addition, four clients individually accounted for more than 10% of accounts receivable at December 31, 2002.

For the year ended December 31, 2001, and the nine months ended December 31, 2000, no single client accounted for more than 10% of the Company’s revenues, nor accounts receivable at December 31, 2001.

Note 16—Stockholders’ Equity

Preferred Stock

The Company has authorized 500,000 shares of one class of $0.01 par value Preferred Stock. The Board of Directors has authority, without further vote or action by stockholders, to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), a redemption price or prices, conversion rights and liquidation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

preferences of the shares constituting any class or series of the Preferred Stock. No Preferred Stock was outstanding at December 31, 2002 or 2001. The Company has no current plans to issue any shares of Preferred Stock.

Common Stock

The Company has authorized 100,000,000 shares of one class of $0.01 par value Common Stock. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of the directors. At December 31, 2002 and 2001, there were 15,390,954 and 15,514,757 shares of Common Stock outstanding, respectively. In May 1998, the Company registered 4 million shares of its Common Stock to be used in connection with merger and acquisition activities. The Company repurchased 644,600 shares of its Common Stock during the year ended December 31, 2001.

Anti-takeover Provisions

The Company has a stockholder rights plan in effect (the “Rights Plan”). Under the terms of the Rights Plan, the holders of the Common Stock received one preferred share purchase right (each, a “Right”) as a dividend for each share of Common Stock held as of the close of business on September 24, 1997. Each Right entitles the holder to buy 1/10,000 of a share of Series A Junior Preferred Stock of the Company at an exercise price of $90.00. Further, each Right gives the holder the right to buy Common Stock of the Company having twice the value of the exercise price of the Rights if a person or group acquires beneficial ownership of 20% or more of the Common Stock or commences a tender or exchange offer that would result in such a person or group owning 20% or more of the Common Stock. In addition, the Board of Directors of the Company is empowered to issue up to 500,000 shares of Preferred Stock, and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of the Rights Plan and this “blank check” preferred stock may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, this “blank check” preferred stock, or any issuance thereof, may have an adverse effect on the market price of the Common Stock. The Company’s Certificate of Incorporation provides for a “staggered” Board of Directors, which may also have the effect of inhibiting a change of control of the Company and may have an adverse effect on the market price of the Common Stock.

Note 17—Earnings Per Share

Earnings per share is as follows:

	For the Year Ended December 31, 2002
	Income (Loss)	Shares	Per Share Amount
		Restated	Restated
Basic/diluted earnings (loss) per share—
Loss from continuing operations	$(9,699)	13,201,532	$(0.73)
Income from discontinued operations	976	13,201,532	0.07

Net loss applicable to common shareholders	$(8,723)	13,201,532	$(0.66)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

	For the Year Ended December 31, 2001
	Income (Loss)	Shares	Per Share Amount
		Restated	Restated
Basic/diluted earnings (loss) per share—
Loss from continuing operations	$(23,339)	13,379,320	$(1.75)
Loss from discontinued operations	(190)	13,379,320	(0.01)

Net loss applicable to common shareholders	$(23,529)	13,379,320	$(1.76)

	For the Nine Months Ended December 31, 2000
	Income (Loss)	Shares	Per Share Amount
		Restated	Restated
Basic/diluted earnings (loss) per share—
Loss from continuing operations	$(57,708)	13,537,927	$(4.26)
Income from discontinued operations	19,541	13,537,927	1.44

Net loss applicable to common shareholders	$(38,167)	13,537,927	$(2.82)

Options to purchase common shares of 2,205,399, 5,080,454, and 2,198,716 were excluded from the computation of diluted earnings per share for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000, respectively, due to the loss position of the Company’s continuing operations. Additionally, 1,677,979, 1,696,226 and 1,693,042 LSPP shares, collateralized by LSPP notes, were excluded from diluted EPS for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000, respectively because they were antidilutive.

Note 18—Commitments and Contingencies

Employment Agreements

The executive officers have entered into employment agreements with the Company which contain provisions for compensation upon termination without cause or changes in control. Pursuant to such employment agreements, each such officer is eligible to earn bonus compensation payable out of a bonus pool determined by the Board of Directors or its Compensation Committee. Bonuses will be determined by measuring, among other objective and subjective measures, such officer’s performance, the performance of the local operation for which such officer has primary responsibility and the Company’s performance against targets.

Legal Matters

The Company is involved in various legal matters in the normal course of business. In the opinion of management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

Note 19—Segment Information

During the year ended March 31, 2000, the Company streamlined its operations into two operating segments, Professional Services, also known as the IT staff augmentation business, and Technology Solutions. The Company subsequently discontinued the IT staff augmentation business. Accordingly, assets, liabilities, results of operations and cash flows have been segregated and reported as discontinued operations for all periods presented and previously reported results have been restated (see Note 11). Within the Technology Solutions segment, the Company continues to provide licensed software, consulting services including custom application software development and outsourcing solutions, solutions in conjunction with national partnerships with leading enterprise application software companies, network design, intranet and internet application design and development, hosting and support service, and IT Education. Management has considered the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, and has determined that the Company has one continuing operating segment; therefore, no additional disclosure has been provided.

Note 20—Quarterly Financial Data (unaudited)

The information in this footnote has been revised from the information previously reported to reflect the Company’s restatement of its EPS presentation for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000, as more fully described in Note 2. The previously reported information has been included in the table below in order to reconcile our previously filed quarterly financial data to the restated quarterly financial data.

	For the Year Ended December 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	Restated	Restated	Restated	Restated
Revenues	$5,873	$4,302	$3,824	$2,957
Gross profit	2,105	1,627	1,649	1,068
Income (loss) from continuing operations	4,544	(3,952)	(4,471)	(5,820)
Income (loss) from discontinued operations	—	82	379	515
Net income (loss)	4,544	(3,870)	(4,092)	(5,305)
Earnings per share:
Basic—
Income (loss) from continuing operations	$0.34	$(0.30)	$(0.34)	$(0.44)
Income (loss) from discontinued operations	—	0.01	0.03	0.04

Net income (loss)	$0.34	$(0.29)	$(0.31)	$(0.40)

Diluted—
Income (loss) from continuing operations	$0.30	$(0.30)	$(0.34)	$(0.44)
Income (loss) from discontinued operations	—	0.01	0.03	0.04

Net income (loss)	$0.30	$(0.29)	$(0.31)	$(0.40)

Weighted average shares:
Basic	13,198,804	13,209,212	13,209,512	13,188,860

Diluted	15,233,472	13,209,212	13,209,512	13,188,860

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

	As Previously Reported	As Previously Reported	As Previously Reported	As Previously Reported
Earnings per share:
Basic—
Income (loss) from continuing operations	$0.31	$(0.26)	$(0.30)	$(0.39)
Income (loss) from discontinued operations	—	—	0.03	0.03

Net income (loss)	$0.31	$(0.26)	$(0.27)	$(0.36)

Diluted—
Income (loss) from continuing operations	$0.27	$(0.26)	$(0.30)	$(0.39)
Income (loss) from discontinued operations	—	—	0.03	0.03

Net income (loss)	$0.27	$(0.26)	$(0.27)	$(0.36)

Weighted average shares:
Basic	14,890,646	14,901,054	14,901,354	14,825,702

Diluted	16,925,314	14,901,054	14,901,354	14,825,702

	For the Year Ended December 31, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	Restated	Restated	Restated	Restated
Revenues	$16,596	$12,460	$10,444	$7,343
Gross profit	4,740	3,017	3,152	2,562
Income (loss) from continuing operations	(1,451)	(6,776)	(9,739)	(5,373)
Income (loss) from discontinued operations	(120)	1	(154)	83
Net income (loss)	(1,571)	(6,775)	(9,893)	(5,290)
Earnings per share:
Basic—
Income (loss) from continuing operations	$(0.11)	$(0.50)	$(0.74)	$(0.41)
Income (loss) from discontinued operations	(0.01)	—	(0.01)	01

Net income (loss)	$(0.12)	$(0.50)	$(0.75)	$(0.40)

Diluted—
Income (loss) from continuing operations	$(0.11)	$(0.50)	$(0.74)	$(0.41)
Income (loss) from discontinued operations	(0.01)	—	(0.01)	0.01

Net income (loss)	$(0.12)	$(0.50)	$(0.75)	$(0.40)

Weighted average shares:
Basic	13,639,996	13,581,874	13,132,468	13,160,484

Diluted	13,639,996	13,581,874	13,132,468	13,160,484

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

	As Previously Reported	As Previously Reported	As Previously Reported	As Previously Reported
Earnings per share:
Basic—
Income (loss) from continuing operations	$(0.09)	$(0.44)	$(0.66)	$(0.36)
Income (loss) from discontinued operations	(0.01)	—	(0.01)	0.01

Net income (loss)	$(0.10)	$(0.44)	$(0.67)	$(0.35)

Diluted—
Income (loss) from continuing operations	$(0.09)	$(0.44)	$(0.66)	$(0.36)
Income (loss) from discontinued operations	(0.01)	—	(0.01)	0.01

Net income (loss)	$(0.10)	$(0.44)	$(0.67)	$(0.35)

Weighted average shares:
Basic	15,349,060	15,273,716	14,824,310	14,852,326

Diluted	15,349,060	15,273,716	14,824,310	14,852,326

Note 21—Related Party Transactions

Notes Receivable From Officers and Stockholder

The Company has notes receivable due from certain Officers and a former Officer of the Company. At December 31, 2000, the notes included $683 due from the Chief Executive Officer to cover margin calls, $516 due from the Chief Operating Officer for relocation assistance ($83) and to cover margin calls ($433), and $504 due from a former Chief Operating Officer to cover margin calls. The notes are unsecured except for the notes due from the former Officer of the Company, which are secured by the principal residence of that individual. The notes, although due on demand, were issued with original due dates in 2000 and 2001. The notes due from the Chief Executive Officer and the Chief Operating Officer were extended by a vote of the Compensation Committee of the Board of Directors on October 29, 2001 for three years to October 29, 2004. There is also acceleration on payment of the Chief Executive Officer’s and Chief Operating Officer’s notes should the Company’s stock reach certain sustained target values.

During the nine months ended December 31, 2000, the Company provided a valuation allowance against all the notes receivable related to the margin calls because the Company’s market price for its Common Stock has remained beneath levels that would result in repayment for an extended period of time. In addition, a valuation allowance was provided against a relocation loan upon extension of the due date of the loan.

Investment in Alliance Partner

During the past three fiscal periods, the Company engaged White Horse Interactive, to provide design services in connection with the Company’s website and paid White Horse Interactive $96, $182 and $204 in 2002, 2001 and 2000, respectively.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure None.

Item 1. Financial Statements

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$7,444	$17,683
Refundable income taxes	85	197
Accounts receivable, including unbilled accounts of $307 and $354 and net of allowance for doubtful accounts of $91 and $124, respectively	1,640	2,399
Notes receivable from officers and stockholder, net of valuation allowance of $1,616 and $1,703, respectively	—	—
Current portion of note receivable from acquirer of discontinued operation	480	480
Prepaid expenses and other current assets	505	526

Total current assets	10,154	21,285
Property and equipment, net	508	451
Note receivable from acquirer of discontinued operation	743	1,103
Investment in marketable security	72	1,543
Equity investment in alliance partner	—	335
Other assets	247	316

Total assets	$11,724	$25,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$284	$1,353
Accrued compensation and related payroll liabilities	767	1,435
Restructuring liabilities	1,269	117
Deferred revenue	746	247
Other accrued liabilities	1,382	2,229

Total current liabilities	4,448	5,381
Restructuring liabilities, net of current portion	700	805
Other long-term liabilities	69	24
Income taxes payable	2,618	2,618

Total liabilities	7,835	8,828

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred Stock, $0.01 par value; 500,000 shares authorized, no shares issued or outstanding	—	—
Common Stock, $0.01 par value; 100,000,000 shares authorized, 15,713,455 and 15,390,954 shares issued, respectively	157	154
Additional paid-in capital	83,439	86,374
Notes receivable from stockholders	(2,892)	(5,940)
Accumulated deficit	(76,315)	(63,883)
Treasury stock	(500)	(500)

Total stockholders’ equity	3,889	16,205

Total liabilities and stockholders’ equity	$11,724	$25,033

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002 (Restated-see Note 2)	2003	2002 (Restated-see Note 2)
Revenues	$2,259	$3,824	$7,575	$13,999
Cost of services	1,558	2,175	5,123	8,618

Gross profit	701	1,649	2,452	5,381
Research and development costs	76	530	569	1,348
Restructuring charge	1,865	—	1,865	—
Selling, general and administrative expenses	3,341	5,178	10,982	14,799

Operating loss	(4,581)	(4,059)	(10,964)	(10,766)
Other income (expense):
Interest expense	(8)	(22)	(36)	(93)
Interest income	36	75	92	236
Other income (expense)	12	(465)	(1,484)	(752)

Total other income (expense)	40	(412)	(1,428)	(609)

Loss from continuing operations before income taxes	(4,541)	(4,471)	(12,392)	(11,375)
Income tax expense (benefit)	33	—	40	(7,496)

Loss from continuing operations	(4,574)	(4,471)	(12,432)	(3,879)
Gain on sale of discontinued operations, net of income tax expense of zero for all periods	—	379	—	461

Net loss	$(4,574)	$(4,092)	$(12,432)	$(3,418)

Earnings (loss) per share:
Basic and diluted—
Loss from continuing operations	$(0.34)	$(0.34)	$(0.94)	$(0.29)
Income from discontinued operations	—	0.03	—	0.03

Net loss	$(0.34)	$(0.31)	$(0.94)	$(0.26)

Weighted average number of shares outstanding
Basic and diluted	13,432,013	13,209,512	13,287,890	13,205,882

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Loss from continuing operations	$(12,432)	$(3,879)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Equity loss from investment in alliance partner	335	427
Unrealized loss on investment in marketable security	1,201	326
Depreciation	127	10
Loss on sale of asset	—	5
Compensation expense on change in terms of stock options	54	—
Provision for doubtful accounts	(33)	74
Deferred taxes, net	—	(7,496)
Changes in current assets and liabilities:
Accounts receivable	792	3,535
Prepaid expenses and other current assets	21	157
Other assets	69	50
Income taxes, net	112	14,305
Accounts payable and accrued liabilities	(1,492)	(2,065)
Deferred revenue	499	(667)

Cash provided by (used in) operating activities	(10,747)	4,782
Cash flows from investing activities:
Payments received on note from acquirer of discontinued operations	360	535
Purchases of property and equipment	(184)	(280)
Investment in marketable security	—	(1,500)
Dividend received on marketable security	270	—

Cash provided by (used in) investing activities	446	(1,245)
Cash flows from financing activities:
Proceeds from stock option exercises	62	4

Cash provided by financing activities	62	4
Cash flows provided by discontinued operations	—	612

Net increase (decrease) in cash	(10,239)	4,153
Cash at beginning of period	17,683	18,778

Cash at end of period	$7,444	$22,931

Supplemental disclosures of cash flow information:
Interest paid	$36	$71
Income taxes paid (refunded)	$7	$(14,305)
Accounts receivable exchanged for preferred stock	$—	$1,739
Officer compensation used to pay note receivable	$87	$—
Partial forgiveness of nonrecourse notes related to leveraged stock purchase plan	$3,048	$—

See accompanying notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

Note 1—Accounting Policies

Basis of Presentation

Cotelligent, Inc. (“Cotelligent” or the “Company”), a Delaware corporation, provides software consulting services to businesses with complex information technology (“IT”) operations and also provides maintenance, support and contract services on software products it licenses. These financial statements include the accounts of Cotelligent, Inc. and its subsidiaries.

The Company has suffered significant operating losses as well as negative operating cash flows over the past several years as it works through its repositioning in the market, and continues to be subject to certain risks common to companies in this industry. These uncertainties include the availability of financing, the retention of and dependence on key individuals, the effects of intense competition, the ability to develop and successfully market new product and service offerings, and the ability to streamline operations and increase revenues. There can be no assurance the Company will be profitable in the future.

The accompanying interim financial statements do not include all disclosures included in the financial statements in Cotelligent’s Annual Report on Form 10-K for the year ended December 31, 2002, and therefore these financial statements should be read in conjunction with the financial statements included in Cotelligent’s Form 10-K.

In the opinion of management, the interim financial statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods and dates presented.

Adoption of New Accounting Pronouncements

The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, on January 1, 2003. SFAS No. 146 revises the accounting for specified employee and contract terminations that are part of restructuring activities and allows recognition of a liability for the cost associated with an exit or disposal activity only when the liability is incurred and can be measured at fair value. This statement applies on a prospective basis to exit or disposal activities that are initiated after December 31, 2002. The adoption of this statement did not have a material impact on the Company’s consolidated financial position or results of operations.

The Company adopted the initial recognition and measurement provisions of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, on January 1, 2003, which apply on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the disclosure provisions of FIN No. 45 during the quarter ended December 31, 2002. In the ordinary course of business, we are not subject to potential obligations under guarantees that fall within the scope of FIN No. 45 except for standard indemnification and warranty provisions that are contained within many of our customer license and service agreements, as well as standard indemnification agreements that we have executed with our executive officers and the statutory indemnification provisions under the laws of the State of Delaware relating to our directors, and give rise to the disclosure requirements prescribed by FIN No. 45. In addition, under previously existing accounting principles generally accepted in the United States of America, we continue to monitor the conditions that are subject to the guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under the guarantees and indemnifications when those losses are estimable. Indemnification and warranty provisions contained within our customer license and service agreements are generally consistent with those prevalent in our industry. The duration of our service

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

warranties generally does not exceed 30 days following completion of our services. We have not incurred significant obligations under customer indemnification or warranty provisions historically and do not expect to incur significant obligations in the future. Accordingly, we do not maintain accruals for potential customer indemnification or warranty-related obligations. The indemnification agreements that we have executed with our executive officers and the statutory indemnification provisions under the laws of the State of Delaware relating our directors would require us to indemnify such officers and directors in certain instances. We have not incurred obligations under these indemnification agreements historically and do not expect to incur significant obligations in the future. Accordingly, we do not maintain accruals for potential officer or director indemnification obligations. The maximum potential amount of future payments that we could be required to make is generally limited under the indemnification provisions in our customer license and service agreements, and is unlimited under the indemnification provisions in our executive officer agreements and statutory indemnification provisions under the laws of the State of Delaware relating to our directors.

The Company adopted the interim disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, during the quarter ended March 31, 2003. Related interim disclosures are included herein.

Stock-Based Compensation

The Company measures compensation expense for its employee stock-based compensation awards using the intrinsic value method and provides pro forma disclosures of net income (loss) and earnings (loss) per share as if a fair value method had been applied. Therefore, compensation cost for employee stock awards is measured as the excess, if any, of the fair value of our common stock at the grant date or re-measurement date over the amount an employee must pay to acquire the stock and is amortized over the related service periods using the straight-line method. Compensation expense previously recorded for unvested employee stock-based compensation awards that are forfeited upon employee termination is reversed in the period of forfeiture.

The Company stock option awards are treated as fixed awards because the number of shares that an individual employee is entitled to receive, and the option price, if any, are known at the grant date. However, awards under the Company’s leveraged stock purchase plan (LSPP), where the Company issues shares in exchange for a note considered nonrecourse for accounting purposes, are treated as variable awards because the Company cannot determine the ultimate purchase price of the shares at the issuance date. For variable awards, the Company estimates total compensation cost for each period from the issuance date to the final measurement date based on the quoted market price of the Company’s stock at the end of each period. No compensation expense has been reported during the periods presented for LSPP awards.

The LSPP awards result in outstanding common shares that are reflected on the face of the accompanying condensed consolidated balance sheet but are equivalent to stock options for purposes of calculating the Company’s loss per share (see Note 2).

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

The following table compares net loss and loss per share as reported to the pro forma amounts that would be reported had compensation expense been recognized for our stock-based compensation plans in accordance with the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002 (Restated-see note 2)	2003	2002 (Restated-see note 2)
Net loss, as reported	$(4,574)	$(4,092)	$(12,432)	$(3,418)
Add: Stock-based employee compensation expense included in reported net loss net of related tax expense	—	—	54	—
Deduct: Total stock-based compensation expense determined under fair value based method for awards net of related tax expense	(16)	(95)	(12)	(283)

Pro forma net loss	$(4,590)	$(4,187)	$(12,390)	$(3,701)

Loss per share, as reported:
Basic and diluted	$(0.34)	$(0.31)	$(0.94)	$(0.26)

Pro forma loss per share:
Basic and diluted	$(0.34)	$(0.32)	$(0.93)	$(0.28)

Note 2—Restatement of Loss per Share

Loss per share (EPS) in our previously issued condensed consolidated statements of operations for the three and nine months ended September 30, 2002 has been restated to exclude shares issued in connection with our LSPP, which were previously included in the basic and diluted weighted average number of shares outstanding for those periods. We have also excluded the LSPP shares previously included in our weighted average share computation for the first two quarters of fiscal 2003 from our computation of weighted average shares for the nine months ended September 30, 2003. This computational error did not impact loss from continuing operations or net loss for those periods.

Under the LSPP, certain employees were able to purchase shares of the Company’s common stock through the execution of notes payable to the Company that are considered nonrecourse for accounting purposes. In accordance with SFAS No. 128, “Earnings per Share”, the LSPP shares, combined with the LSPP notes, are considered equivalent to stock options for purposes of computing EPS and should be reflected in diluted EPS, when dilutive, using the treasury stock method.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

The following tables present the changes that have been made to EPS in the condensed consolidated statements of operations for the three and nine months ended September 30, 2002 as a result of the restatement.

	As Previously Reported	Restated
	For the Three Months Ended September 30, 2002
Earnings per share:
Basic and diluted—
Loss from continuing operations	$(0.30)	$(0.34)
Income from discontinued operations	0.03	0.03

Net loss	$(0.27)	$(0.31)

Weighted average number of shares outstanding
Basic and diluted	14,901,354	13,209,512

	As Previously Reported	Restated
	For the Nine Months Ended September 30, 2002
Earnings per share:
Basic and diluted—
Loss from continuing operations	$(0.26)	$(0.29)
Income from discontinued operations	0.03	0.03

Net loss	$(0.23)	$(0.26)

Weighted average number of shares outstanding
Basic and diluted	14,897,724	13,205,882

The computational error described above was also made during the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000. The Company will amend its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, to correct EPS.

Note 3—Changes in Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Notes Receivable From Stockholders		Treasury Stock		Total Stockholders’ Equity
	Shares	Amount			Accum. Deficit	Shares	Amount
Balance at December 31, 2002	15,390,954	$154	$86,374	$(5,940)	$(63,883)	644,600	$(500)	$16,205
Issuance of Stock	322,501	3	59	—	—	—	—	62
Change in terms of stock options granted	—	—	54	—	—	—	—	54
Revaluation of notes receivable from stockholders	—	—	(3,048)	3,048	—	—	—	—
Net loss	—	—	—	—	(12,432)	—	—	(12,432)

Balance at September 30, 2003	15,713,455	$157	$83,439	$(2,892)	$(76,315)	644,600	$(500)	$3,889

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

Note 4—Investment in Marketable Security

During 2002, the Company acquired 5,316,704 shares of Series C Convertible Redeemable Preferred Stock (“Series C”) of Bluebook International Holding Company, Inc. (“Bluebook”), representing an approximately 15% ownership interest (assuming conversion of all outstanding preferred stock) in exchange for $3,000 in cash and contributed services. The value of the Series C stock was initially recorded at $3,000, the amount of cash paid to Bluebook. The cost of the contributed services was recorded as research and development costs. Under the certificate of designation of the Series C stock, Bluebook is required, at the Company’s option, to either a) convert the shares of Series C stock to common stock at any time or b) redeem the shares of Series C stock for cash beginning four years and up through six years after the date of initial issuance.

The Series C stock meets the definition of a debt security under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with SFAS No. 115, the Company classified the Series C stock as a trading security and consequently reports the investment at fair value, with unrealized gains and losses recognized in other income (expense) in the condensed consolidated statements of operations. Accordingly, the investment was reduced by $1,457 during the year ended December 31, 2002 and $1,201 during the nine months ended September 30, 2003 due to the decrease in fair value since the acquisition date.

During the nine months ended September 30, 2003, the Company provided software development services to Bluebook for which no revenue was recognized. Payments of $270 were received from Bluebook for the delivery of such services during the nine months ended September 30, 2003 which were applied against and further reduced the carrying value of the investment. Costs of $230 associated with software development services during the nine months ended September 30, 2003 were recognized as research and development expense.

Note 5—Restructuring Program

In September 2001, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified opportunities to reduce its cost structure. Accordingly, the Company adopted an exit plan in accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges” which resulted in a restructuring charge of $2,436 during the year ended December 31, 2001. The September 2001 restructuring program included severance for approximately 145 management and operating staff ($1,034) as well as closure costs associated with a plan to consolidate or dispose of certain locations ($1,402). The September 2001 restructuring program did not meet the requirements of the aforementioned standards in order to accrue employee severance costs as of a commitment date. Therefore, severance costs, which did not provide a future benefit, were charged to operations when due and payable and have been fully paid as of September 30, 2003.

In August 2003, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified opportunities to reduce its cost structure by reducing headcount. The Company terminated approximately 31 management and operating staff and recorded a restructuring charge related to the severance benefits provided to the terminated employees of $1,865. The Company paid all of the severance benefits prior to September 30, 2003, except for $1,125 of contractual severance benefits due a former officer of the Company. This amount is recorded in the current portion of restructuring liabilities at September 30, 2003 in the accompanying condensed consolidated balance sheet.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

The following summarizes the activity and balances of the restructuring programs for the nine months ended September 30, 2003:

	September 2001	August 2003	Total
Balance, December 31, 2002	$922	$—	$922
Restructuring charge	—	1,865	1,865
Spending	(51)	(740)	(791)
Adjustments	(27)	—	(27)

Balance, September 30, 2003	$844	$1,125	$1,969

Note 6—Weighted Average Number of Shares Outstanding

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
		(Restated)		(Restated)
Basic weighted average number of shares outstanding	13,432,013	13,209,512	13,287,890	13,205,882
Effect of stock options issued to employees and directors	—	—	—	—

Diluted weighted average number of shares outstanding	13,432,013	13,209,512	13,287,890	13,205,882

Potentially dilutive stock options, after applying the treasury stock method, to purchase 790,451, 1,018,034, 2,059,122 and 2,340,938 shares of common stock were outstanding for the three and nine months ended September 30, 2003, and the three and nine months ended September 30, 2002, respectively, but were not included in EPS for those relevant periods because the Company reported a loss from continuing operations resulting in an antidilutive effect. Additionally, 1,636,842, 1,691,842, 1,636,842 and 1,691,842 LSPP shares, collateralized by LSPP notes, were excluded from diluted EPS for the three and nine months ended September 30, 2003 and 2002, respectively because they were antidilutive.

Note 7—Internal Revenue Service Audit

During the three months ended September 30, 2003, the Internal Revenue Service commenced an audit of the tax returns and related tax refund claims for the Company’s two fiscal tax years ended March 31, 2001 and 2002. Management does not expect the examination to have a material impact on the Company’s financial position or results of operations.

Note 8—Commitments and Contingencies

On August 29, 2003, the Company entered into a settlement agreement with Skiritai Capital LLC (“Skiritai Capital”), Russell Silvestri, James Glockner and Lyron Bentovim (the “Skiritai Group”) pursuant to which the Company agreed to dismiss its lawsuit against Skiritai Capital with prejudice. As part of the settlement agreement, the Company agreed to appoint a new independent director, reasonably satisfactory to the Skiritai Group, to its Board of Directors and to reimburse the Skiritai Group for certain of its out-of-pocket expenses in connection with the lawsuit. The reimbursement of $275,000 included in selling, general and administrative expenses was paid during the three months ended September 30, 2003.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

The settlement agreement provides that the members of the Skiritai Group will abide by customary standstill provisions not to acquire additional securities of Cotelligent, engage in a proxy contest, attempt to serve on Cotelligent’s Board or influence the Company’s policies. Members of the Skiritai Group have also agreed to certain limitations on dispositions of shares of common stock owned by them. In addition, the members of the Skiritai Group have agreed to vote their shares of the Company’s common stock at any stockholder meeting or in connection with any action by written consent (i) in favor of the slate of nominees proposed by the Board and (ii) on other matters submitted to the stockholders of the Company, subject to certain exceptions, in accordance with the recommendation of the Board as to how shares of common stock should be voted.

Cotelligent has filed a claim under arbitration proceedings against Bluebook International Holding, Inc. for unpaid trade accounts receivable. Bluebook International Holding, Inc. has filed a counter claim against Cotelligent for breach of a consulting services agreement. At this time, we do not believe this will have a material adverse impact on our financial position or results of operations.

We are, from time to time, a party to litigation arising in the normal course of our business. We do not expect any existing litigation to have a material adverse impact on our financial position or results of operations.

Appendix A-1

AGREEMENT AND PLAN OF MERGER

BY

AND

AMONG

COTELLIGENT, INC.,

RECENCY MEDIA USA, INC.,

ON-SITE MEDIA, INC.,

AND

CERTAIN STOCKHOLDERS OF ON-SITE MEDIA, INC.

Dated: November 24, 2003

i

(continued)

(continued)

		Page
Section 9.2	Schedules.	26
Section 9.3	Entire Agreement	26
Section 9.4	Successors	26
Section 9.5	Assignments	26
Section 9.6	Notices	26
Section 9.7	Specific Performance	27
Section 9.8	Counterparts	27
Section 9.9	Headings	27
Section 9.10	Governing Law	27
Section 9.11	Binding Arbitration.	28
Section 9.12	Amendments and Waivers	29
Section 9.13	Severability	29
Section 9.14	Expenses	29
Section 9.15	Construction	29

SCHEDULES AND EXHIBITS

Schedules:

Schedule 1.5(b)	Directors of Surviving Corporation
Schedule 1.5(c)	Officers of Surviving Corporation
Schedule 1.7(b)	Sample Calculation
Schedule 2.3	No Violation
Schedule 2.5	Ownership of the Company
Schedule 2.7	Financial Statements
Schedule 2.8	Subsequent Events
Schedule 2.10(c)	Tax Returns
Schedule 2.10(k)	Tax Information
Schedule 2.10(m)	Asset Recovery Expense
Schedule 2.10(n)	Items of Income or Gain
Schedule 2.10(o)	Bonds
Schedule 2.11	Asset List
Schedule 2.12	Real Property
Schedule 2.13	Intellectual Property
Schedule 2.16	Contracts; Proposals
Schedule 2.17	Insurance
Schedule 2.18	Litigation
Schedule 2.21	Employee Benefits
Schedule 2.22	Environmental, Health and Safety Matters
Schedule 2.23	Customers and Suppliers
Schedule 2.24	Permits
Schedule 2.27	Absence of Undisclosed Liabilities
Schedule 2.28	Notes and Accounts Receivable
Schedule 2.29	Guaranties
Schedule 2.31	Bank Accounts

(continued)

Page
Exhibits:

Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C	Employment Agreement
Exhibit D	Form of Opinion of Company’s Counsel
Exhibit E	Release of Claims

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of November 24, 2003, by and among COTELLIGENT, INC., a Delaware corporation (“Parent”), RECENCY MEDIA USA, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and ON-SITE MEDIA, INC., a Nevada corporation (the “Company”). Each of Parent, Sub and the Company are referred to herein individually as a “Party,” and are collectively referred to as the “Parties.” LOREN W. WILLMAN (“Willman”), KENNETH L. MAUL (“Maul”), JOHN SLITZ (“Slitz”), THE SLITZ FAMILY TRUST, and LAS VEGAS VENTURE FUND I, LLC (collectively, the “Stockholder Parties”) hereby join in the execution of this Agreement for purposes of Article 8 and Section 9.1. Except as otherwise provided herein, capitalized terms used herein shall have that meaning specified in Exhibit A hereto.

RECITALS:

WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved the merger of the Company with and into Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration (as defined below) in accordance with the terms hereof; and

WHEREAS, the Parties are making certain representations, warranties, covenants and indemnities herein as an inducement to the other Parties to enter into this Agreement and to consummate the Merger.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and the Nevada General Corporation Law, as amended (the “NGCL”), the Company shall be merged with and into Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the “Surviving Corporation”) under the laws of the State of Delaware and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and NGCL.

Section 1.2    Closing. The closing of the Merger (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of the Company, at 5275 S. Arville Street, Suite 104, Las Vegas, Nevada 89118, at 10:00 a.m., local Las Vegas time, no later than the second (2nd) business day following the day on which the last of the conditions set forth in Article 6 shall have been fulfilled or waived, or at such other time and place as the Parties shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3    Effective Time. The Merger shall become effective when (a) articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the NGCL, are filed with the Secretary of State of the State of Nevada, and (b) a certificate of merger (the “Certificate of Merger,” together with the Articles of Merger, the “Merger Filings”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon written mutual consent of the Parties, the Merger Filings may provide for a later date and time of effectiveness of the Merger. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Merger Filings have been accepted for record or such later date and time established by the Merger Filings. The filing of the Merger Filings shall be made on the date of the Closing.

Section 1.4    Effects of the Merger. The Merger shall have the effects set forth in the NGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5    Charter and Bylaws; Directors and Officers.

(a) At the Effective Time, the Certificate of Incorporation of Sub (the “Sub Charter”) shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Sub Charter.

(b) The directors of the Surviving Corporation shall be as set forth in Schedule 1.5(b), and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(c) The officers of the Surviving Corporation shall be as set forth in Schedule 1.5(c), and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 1.6    Merger Consideration. The aggregate consideration payable to holders of Company Common Stock (the “Merger Consideration”) pursuant to this Agreement shall be:

(a) up to 10,679,612 shares of Parent Common Stock;

(b) up to 5,339,806 Warrant Shares; and

(c) $650,000 in cash (the “Aggregate Cash Consideration”); provided that at Closing (A) $604,000 of the Aggregate Cash Consideration shall be payable to holders of Company Common Stock who make the Equity/Cash Election (as defined below) in accordance with this Agreement, (B) $46,000 of the Aggregate Cash Consideration (the “Settlement Allowance”) shall be delivered to the Escrow Agent to be held pursuant to an Escrow Agreement in substantially the form attached as Exhibit B hereto (the “Escrow Agreement”) during the pendency of the Aladdin Claim.

In addition, the Merger Consideration shall be adjusted both on and after the Closing Date in accordance with Section 1.12 and may be withheld or offset in accordance with Section 1.13.

Section 1.7    Conversion of Securities; Election of Consideration.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Sub or any holder of any capital stock of the Company or Sub, subject to Sections 1.9, 1.10, and 1.11, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares to be canceled in accordance with Section 1.7(e)) shall be converted into, and shall be canceled in exchange for, the right to receive at the stockholders election in accordance with the procedures described below:

(i) Equity Unit(s) in the amount determined pursuant to Section 1.7(c); or

2

(ii) a combination of (A) cash and (B) Equity Unit(s) in the amount determined pursuant to Section 1.7(d) (the “Equity/Cash Consideration”).

(b) Election of Consideration. Each stockholder will be given the opportunity to elect to receive with respect to such stockholder’s shares of Company Common Stock either Equity Unit(s) (an “Equity Election”), or the Equity/Cash Consideration (an “Equity/Cash Election”). Each stockholder that either (i) makes an Equity Election, (ii) does not submit a properly completed Election Form (as defined below) prior to the Election Deadline (as defined below), (iii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iv) makes no election, shall be deemed to have made an Equity Election.

(c) Consideration upon Equity Election. If a stockholder makes, or is deemed to have made, an Equity Election, such stockholder shall be entitled to receive, a number of Equity Units equal to the product of:

(i) the number of shares of Company Common Stock owned by such stockholder, multiplied by

(ii) the quotient of (A) the Deemed Value Per Share, divided by (B) the Deemed Value (Equity Unit).

(d) Consideration upon Equity/Cash Election. Each stockholder making an Equity/Cash Election shall be entitled to receive:

(i) cash in an amount equal to the product of (A) the Aggregate Cash Consideration, multiplied by (B) a fraction, the numerator of which is the number of shares of Company Common Stock owned by such stockholder, and the denominator of which is the aggregate number of shares of Company Common Stock owned by all stockholders making an Equity/Cash Election (the “Cash Value Per Share”); and

(ii) a number of Equity Units equal to the product of:

(A) the number of shares of Company Common Stock owned by such stockholder, multiplied by

(B) the quotient of (1) the difference between the Deemed Value Per Share and the Cash Value Per Share, divided by (2) the Deemed Value (Equity Unit).

The Parties acknowledge that (i) the Settlement Allowance represents a portion of the Aggregate Cash Consideration, (ii) the Settlement Allowance shall be placed in escrow pursuant to the Escrow Agreement, which reduces the cash deliverable to the stockholder upon surrender of such stockholder’s stock certificate, and (iii) the resolution of the Aladdin Claim may reduce or eliminate the Settlement Allowance, which will reduce the actual cash paid to stockholders making the Equity/Cash Election.

(e) Treasury Stock. At the Effective Time, by virtue of the Merger, each share of Company Common Stock, if any, held in treasury by the Company immediately prior to the Effective Time shall be canceled and shall cease to exist from and after the Effective Time without any payment being made therefore.

(f) Capital Stock of Sub. At the Effective Time, by virtue of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of Sub (the “Sub Shares”) shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(g) Sample Calculation. For purposes of clarification, attached as Schedule 1.7(g) is a sample of the calculation that the Parties have agreed to use to determine the consideration to be received by each stockholder of the Company upon making the election specified in Section 1.7(b).

Section 1.8    Exchange of Certificates.

(a) Parent shall designate an exchange agent to act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange procedure described in Section 1.7 and Section 1.9.

3

Provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, no later than the fifteenth (15th) business day prior to the anticipated Effective Time, mail or make available to each stockholder of record of a Certificate or Certificates (as defined below):

(i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such stockholder of the anticipated effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 1.7 hereof deliverable in respect thereof pursuant to this Agreement; and

(ii) an election form in such form as Parent and the Company shall mutually agree (an “Election Form”).

(b) Any election to receive Equity Units or Equity/Cash Consideration shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates representing all shares of Company Common Stock covered thereby, subject to the provisions of Section 1.9(c). Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates representing Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 1.9    Exchange Procedures.

(a) At or prior to the Effective Time, for the benefit of the holders of Certificates, Parent shall deliver to the Exchange Agent (i) certificates evidencing the number of shares of Parent Common Stock issuable, (ii) warrants representing the number of Warrant Shares issuable, and the Aggregate Cash Consideration (less the Settlement Allowance) payable pursuant to this Article 1 in exchange for Certificates representing outstanding shares of Company Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(b) Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to such stockholder’s election (to the extent such stockholder’s shares of Company Common Stock have been converted into Parent Common Stock), provided that no stockholder shall be entitled to receive interest on any cash distributed to such stockholder. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence the right to receive a portion of the Merger Consideration. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates representing shares of Company Common Stock and if such Certificates are

4

presented to the Company for transfer, they shall be cancelled against delivery of the applicable Merger Consideration as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of Parent Common Stock under this Agreement until such Person surrenders the Certificate or Certificates representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(c) Appropriate transmittal materials in a form satisfactory to Parent (including a letter of transmittal specifying that delivery shall be effected and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) shall be mailed as soon as practicable after the Effective Time to each holder of Company Common Stock as of the Effective Time who did not previously submit a properly completed Election Form. Parent shall not be obligated to deliver any Merger Consideration to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 1.9, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent or the Exchange Agent. If any certificates evidencing shares of Parent Common Stock or warrants evidencing Warrant Shares are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of Parent Common Stock and/or a warrant representing Warrant Shares in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Any portion of the Merger Consideration delivered to the Exchange Agent by Parent pursuant to Section 1.9(a) that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of the Company who have not theretofore complied with Section 1.9(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 1.10    No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the last sale price of a share of Parent Common Stock quoted on the OTC Bulletin Board on the business day preceding the Effective Time, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

5

Section 1.11    Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the NGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive Merger Consideration hereunder. Rather, the holder thereof shall be entitled only to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 92A.380 of the NGCL. The Company shall give Parent (i) prompt notice of any demands filed pursuant to Section 92A.380 received by the Company, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the NGCL and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the NGCL consistent with the obligations of the Company there under. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to, or to any person making, any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand in accordance with the NGCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent (which shares are referred to as “Unperfected Dissenting Shares”) at any time, the Unperfected Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, as Parent or the Exchange Agent shall determine, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

Section 1.12    Net Working Capital Adjustment.

(a) Not more than ten (10), but not less than five (5), business days prior to the scheduled Closing, the Company will deliver to Parent an estimate of the Company’s Net Working Capital (the “Estimated Net Working Capital”). If the Estimated Net Working Capital is negative (less than $0), then such shortfall shall be deducted from the Aggregate Cash Consideration delivered at Closing on a dollar-for-dollar basis.

(b) Within sixty (60) days after the Closing Date, Parent, at its sole expense, shall cause to be prepared and delivered to the Stockholders’ Representative a final balance sheet of the Company as of the close of business on the Closing Date (the “Proposed Closing Balance Sheet”), together with its proposed final calculation of Net Working Capital based on the Proposed Closing Balance Sheet (the “Proposed Closing Net Working Capital”) and its proposed adjustment, if any, to the Aggregate Cash Consideration based on the difference between the Proposed Closing Net Working Capital and the Estimated Net Working Capital (the “Proposed Adjustment”). The Proposed Closing Net Working Capital and Proposed Adjustment shall be accompanied by any supporting documentation or other materials reasonably necessary to determine such calculation or adjustment. In the event that the Stockholders’ Representative does not object in writing to the Proposed Closing Net Working Capital and/or the Proposed Adjustment within fifteen (15) days after receipt of same, then the Proposed Closing Net Working Capital and Proposed Adjustment shall be deemed to have been accepted by the Stockholders’ Representative and all of the Company’s former stockholders and shall become final and binding. In the event that the Stockholders’ Representative timely objects in writing to the Proposed Closing Net Working Capital and/or Proposed Adjustment, then Parent and the Stockholders’ Representative shall use commercially reasonable efforts to resolve the dispute within thirty (30) days. If Parent and the Stockholders’ Representative are unable to reach an agreement within such thirty (30) day period, they shall submit the dispute to a nationally recognized accounting firm mutually agreeable to Parent and the Stockholders’ Representative, whose determination of the adjustment, if any, to the Aggregate Cash Consideration shall be made in accordance with this Section 1.12 and shall be final and binding. Parent and the Company’s former stockholders shall jointly share the fees and expenses of such accounting firm. The amount of any adjustments to the Aggregate Cash Consideration determined pursuant to this subparagraph shall be referred to as the “Final Working Capital Adjustment.” Any amounts owing as a result thereof shall be paid to Parent in cash within five (5) days of the final determination of any Final Working Capital Adjustment as provided herein, with simple interest thereon from the Closing Date through the date of payment at the rate of eight percent (8%) per annum.

Section 1.13    Offset. The Stockholder Parties agree that if they become liable to any Parent Indemnified Person under Article 8 hereof, Parent and the Surviving Corporation shall have the right, in addition to their other

6

remedies hereunder, at Law or in equity, to withhold and offset the Merger Consideration deliverable to them hereunder.

Section 1.14    Closing Deliveries.

(a) At the Closing, Parent shall deliver or cause to be delivered:

(i) the Settlement Allowance, by wire transfer of immediately available funds to the Escrow Agent, to be held by the Escrow Agent pursuant to the Escrow Agreement;

(ii) the Escrow Agreement, executed by Parent;

(iii) an Employment Agreement, in substantially the form attached hereto as Exhibit C (the “Employment Agreement”), executed by Parent; and

(iv) such additional information or documents as the Company shall have reasonably required to evidence the consummation of the transactions contemplated by this Agreement.

(b) At the Closing, the Company shall deliver or cause to be delivered to Parent:

(i) an Opinion of Counsel to the Company in substantially the form attached hereto as Exhibit D;

(ii) a Release of Claims, in substantially the form attached hereto as Exhibit E, executed immediately prior to the Merger by each of the officers and directors of the Company;

(iii) the Escrow Agreement, executed by the Stockholders’ Representative;

(iv) the Employment Agreement, executed by Willman; and

(v) such additional information or documents as Parent or Sub shall have reasonably required to evidence the consummation of the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

Section 2.1    Status. The Company is a corporation duly created, formed or organized, validly existing, and in good standing under the Laws of the State of Nevada. The Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Company has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. There is no pending or, to the Knowledge of the Company, Threatened, Action (or basis therefore) for the dissolution, liquidation, insolvency, or rehabilitation of the Company.

Section 2.2    Power and Authority; Enforceability. The Company has the corporate power and authority to execute and deliver this Agreement and each other agreement executed in connection herewith to which it is a party, and to perform and consummate the transactions contemplated hereby and thereby. The Company has taken all actions necessary to authorize the execution and delivery of this Agreement and each other agreement executed in connection herewith to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. This Agreement and each other agreement executed in connection herewith has been duly authorized, executed, and delivered by, and is Enforceable against, the Company.

Section 2.3    No Violation. The execution and delivery of this Agreement and each other agreement executed in connection herewith by the Company and the performance, and consummation of the transactions contemplated hereby and thereby by the Company, will not (a) Breach any Law or Order to which the Company is subject or any provision of its Organizational Documents, (b) Breach any Contract, Order, or Permit to which

7

the Company is a party or by which the Company is bound or to which any of the Company’s assets is subject, or (c) except as set forth on Schedule 2.3, require any Consent.

Section 2.4    Brokers’ Fees. Except for the Consulting Fee payable to Mr. Ken Maul described in Section 5.6 hereof, the Company has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Parent, Sub or the Surviving Corporation could become directly or indirectly Liable.

Section 2.5    Ownership of the Company. The authorized and outstanding capital stock of the Company is set forth on Schedule 2.5. The shares of stock listed on Schedule 2.5 constitute all of the issued and outstanding shares of capital stock of the Company. Except as set forth on Schedule 2.5, there are no outstanding or authorized subscriptions, options, convertible securities, rights, warrants, calls, irrevocable proxies, purchase rights, exchange rights or other agreements or commitments of any kind directly or indirectly obligating the Company to sell, issue, transfer or dispose of, now or at any time in the future, any security of or equity interest in the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to any security or equity interest in the Company. All of the shares of the Company (i) have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights, (ii) were issued in compliance with all applicable state and federal securities laws and (iii) were not issued in Breach of any obligations of the Company. All dividends by the Company declared prior to the date hereof have been paid. Except as set forth on Schedule 2.5, there are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

Section 2.6    Subsidiaries. The Company does not have any Subsidiaries, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

Section 2.7    Financial Statements. Set forth on Schedule 2.7 are the following financial statements of the Company (collectively, the “Financial Statements”):

(a) audited consolidated and consolidating balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended April 30, 2000 and 2001;

(b) unaudited consolidated and consolidating balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended April 30, 2003; and

(c) unaudited consolidated and consolidating balance sheets and statements of income, changes in shareholders’ equity, and cash flow (the “Interim Financial Statements”) as of and for the six (6) months ended October 31, 2003 (the “Balance Sheet Date”).

The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly and accurately the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which will not be material individually or in the aggregate) and lack of footnotes and other presentation items.

Section 2.8    Subsequent Events. Except as set forth on Schedule 2.8, since the Balance Sheet Date:

(a) the Company has not made or authorized any amendment to its Organizational Documents, or changed the character or operations of its business in any material respect;

(b) the Company has not suffered any Material Adverse Change, or any event, occurrence, development, condition or contingency which, individually or in the aggregate, could reasonably be anticipated to result in a Material Adverse Change;

8

(c) no Encumbrance has been imposed upon any of the assets of the Company;

(d) the Company has not (i) granted any Contracts or any rights under or with respect to any Intellectual Property, (ii) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or (iii) disposed of or disclosed to any Person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

(e) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties;

(f) the Company has not experienced any adverse change in relations with any customer or supplier described in Schedules 2.23(a) and 2.23(b);

(g) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(h) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business or made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(i) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees; and

(j) The Company has not committed to do any of the foregoing.

Section 2.9    Legal Compliance. The Company has complied, and is currently in compliance, with all applicable Laws, and no Action is pending or, to the Knowledge of the Company, Threatened (and there is no basis therefore), against the Company alleging any failure to so comply.

Section 2.10    Tax Matters.

(a) The Company has duly filed, on or before their due date, all Tax Returns that it was required to file. All such Tax Returns were accurate, correct and complete in all respects and accurately reflect the facts regarding the income, business, assets, operations, activities, status, or other matters of the Company or any other information required to be shown thereon. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No Action has ever been initiated or Threatened by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any, Tax. The Company has provided Parent and Sub with accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, holder of its equity interests, or other third party.

(c) The Company has no Knowledge of any Threatened assessment of, or any basis for, any additional Taxes for any period for which Tax Returns have been filed. There is no Action concerning any Tax Liability of the Company either (i) claimed or raised or (ii) as to which the Company has Knowledge. Schedule 2.10(c) lists all Tax Returns filed by the Company for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent and Sub correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2000.

9

(d) The Company has not waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under applicable Tax law.

(e) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations.

(f) The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162(m) or 280G.

(g) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h) The Company has disclosed on its Tax Returns (i) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 and (ii) all “reportable transactions” as defined in the Treasury Regulations.

(i) The Company is not a party to any Tax allocation or sharing Contract.

(j) The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

(k) Schedule 2.10(k) sets forth the following information with respect to the Company as of the most recent practicable date: (i) the basis of the Company in its assets; (ii) the basis of the stockholders of the Company in its equity interests (or the amount of any Excess Loss Account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, or excess charitable contribution allocable to the Company and (iv) all material elections with respect to Taxes affecting the Company.

(l) The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(m) Set forth on Schedule 2.10(m) is each asset with respect to which the Company claims any cost recovery expense for Tax purposes.

(n) Except as set forth on Schedule 2.10(n), no item of income or gain reported for financial accounting purposes in any period before Closing will be included in taxable income for any later period.

(o) None of the assets of the Company is (i) required to be or being depreciated under the alternative depreciation system of Code section 168(g)(2), (ii) subject to Code section 168(f), or (iii) property that the Surviving Corporation will be required to treat as “tax exempt use property” within the meaning of Code section 168(h)(1). Except as described on Schedule 2.10(o), the Company has not issued any “industrial development bonds” as contemplated in the Internal Revenue Code of 1954, as amended prior to the enactment of the Code, or “private activity bonds” within the meaning of Code section 141 or other tax exempt financings to acquire or lease assets of the Company.

(p) The Company has not made an election under Code section 197.

(q) The Company has not entered into a gain recognition agreement as contemplated in the Treasury regulations promulgated under Code section 367.

(r) The Company has not participated in an international boycott, as contemplated in the Code.

(s) The Company does not, nor has it previously had a permanent establishment in a foreign country.

10

Section 2.11    Title to Assets. The Company has good, marketable, and indefeasible title to, or a valid leasehold interest in, the properties and assets it uses, located on its premises, shown on the Interim Financial Statements or acquired after the date thereof, free and clear of all Encumbrances. Schedule 2.11 sets forth a complete list of the assets used by the Company in the Business (the “Asset List”). The Asset List is complete and correct and presents fairly and accurately the assets used by the Company in the Business.

Section 2.12    Real Property. Except as set forth on Schedule 2.12:

(a) the Company does not own any real property;

(b) the Real Property Lease is Enforceable, and will continue to be Enforceable on identical terms following the consummation of the transactions contemplated hereby;

(c) neither the Company nor, to the Knowledge of the Company, the owner of the Leased Premises, is in Breach of the Real Property Lease;

(d) no event has occurred which, with notice or lapse of time, would constitute a Breach under the Real Property Lease by the Company or, to the Knowledge of the Company, by the owner of the Leased Premises;

(e) no party to the Real Property Lease has repudiated any provision thereof;

(f) there are no Actions, Orders, or forbearances in effect as to the Real Property Lease;

(g) the Leased Premises are covered by all Permits required in connection with the occupancy and operation thereof and have been occupied, operated and maintained in accordance with applicable Laws;

(h) the Leased Premises are supplied with utilities and other services necessary for the occupancy and operation thereof; and

(i) the owner of the Leased Premises has good, marketable, and indefeasible title to the underlying parcel of real property, free and clear of any Encumbrance, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

Section 2.13    Intellectual Property.

(a) The Company owns or has the right to use all Intellectual Property necessary (i) to provide the services provided by the Company to its customers, and to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed by the Company (collectively, the “Customer Deliverables”) and (ii) to operate the Company’s internal systems that are material to the Business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables and/or the Internal Systems is referred to herein as the “Company Intellectual Property”). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property and to maintain in confidence all trade secrets and confidential information that it owns or uses. No other Person (i) has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Schedule 2.13(d)), or (ii) is infringing, violating or misappropriating any of the Company Intellectual Property.

(b) Schedule 2.13(b) lists each patent, patent application, copyright registration or application therefore, mark work registration or application therefore, and trademark, service mark and domain name registration or application therefore of the Company.

(c) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person.

11

None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Schedule 2.13(c) lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any infringement, violation or misappropriation, or otherwise challenging the right of the Company to own, use or license any Intellectual Property, and the Company has made available to Parent and Sub complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat.

(d) Schedule 2.13(d) identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, authorized, permitted, distributed or otherwise granted any rights to any Person with respect to any Customer Deliverables or Company Intellectual Property.

(e) Schedule 2.13(e) identifies each item of Company Intellectual Property that is owned by a Person other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses).

(f) The Company has not disclosed to any Person the source code for any of the software owned by the Company and incorporated in any Customer Deliverables or Internal Systems (“Software”) or other confidential information constituting, embodied in or pertaining to the Software, except pursuant to the agreements listed on Schedule 2.13(f), and the Company has taken reasonable measures to prevent disclosure of such source code.

(g) All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment or by independent contractors of the Company, in each case, who have executed written agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party. All such materials will be owned by the Surviving Corporation immediately following the Closing.

(h) Schedule 2.13(h) sets forth a list of all Internet domain names used by the Company in its business (collectively, the “Domain Names”). The Company has, and after the consummation of the transactions contemplated hereby, the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Business as it is currently conducted.

Section 2.14    Adequacy of Assets. The assets owned by the Company include all assets and rights that will be necessary, after the Closing, for the Surviving Corporation to continue to conduct the Business after the Closing as it is currently conducted by the Company at Closing. Each such asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it currently is used.

Section 2.15    Inventory. The Inventory, whether reflected on the Financial Statements or not, consists of supplies which are fit for the purposes for which they were procured. The quantities of Inventory are reasonable in the current (and the currently foreseeable) circumstances of the Company.

Section 2.16    Contracts; Proposals. Schedule 2.16 lists each Contract to which the Company is a party, and all current customer proposals. The Contracts listed on Schedule 2.16 constitute all of the Contracts necessary for the operation of the Business in the manner currently operated by the Company. The Company has delivered to Parent and Sub a correct and complete copy of each written Contract listed on Schedule 2.16 and a written summary setting forth the terms and conditions of each oral Contract listed on Schedule 2.16. The Contracts listed on Schedule 2.16 (i) were duly and validly executed and delivered by the Company and the other parties thereto and (ii) are valid, in full force and effect and Enforceable against each party thereto. The Company has fulfilled all material obligations required of the Company under each Contract listed on Schedule 2.16 to have been performed by it prior to the date hereof. Except as set forth on Schedule 2.16, there are no counterclaims or offsets under any Contract listed on Schedule 2.16. The consummation of the transactions contemplated hereby

12

will vest in the Surviving Corporation all rights and benefits under the Contracts listed on Schedule 2.16 and the right to operate the Business and the related assets under the terms of such Contracts.

Section 2.17    Insurance. Schedule 2.17 sets forth a list of all insurance policies owned by the Company or by which the Company or any of its assets are covered against present losses, all of which are now in full force and effect. No insurance policy covering any of the Company’s operations, properties or assets has been canceled and no insurer has denied renewal of any such policy, nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last year. No insurance carrier has denied any material claims made against any of the policies listed on Schedule 2.17.

Section 2.18    Litigation. There is no Action pending or, to the Knowledge of the Company, Threatened, against the Company, and the Company has no basis to believe that any such Action may be brought or Threatened. Except as disclosed on Schedule 2.18, to the Knowledge of the Company, neither the assets of the Company, nor the Business are subject to any judgment, decree, injunction, rule or order of any Governmental Authority, or any mediator or arbitrator.

Section 2.19    Labor; Employees. To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining Contract, and has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Company has no Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any of the Company’s employees.

Section 2.20    Employment. The Company has complied, and is in compliance, with all Laws pertaining to employment, including, but not limited to, Laws governing or regarding the payment of wages or other compensation, employee benefits, employment discrimination and harassment, occupational safety and health, and any and all other Laws governing or pertaining to the terms and conditions of employment. No Action is pending, nor to the Knowledge of the Company, Threatened (and there is no basis therefore), against the Company alleging any failure to so comply.

Section 2.21    Employee Benefits.

(a) Each Plan and each Benefit Program (as such terms are defined below) is listed on Schedule 2.21 hereto. No Plan or Benefit Program is or has been (i) covered by Title IV of the ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code or (iii) a “multi-employer plan” as defined in Section 3(37) of ERISA, nor has the Company contributed to, or ever had any obligation to contribute to, any multi-employer plan. Each Plan and Benefit Program intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on Schedule 2.21 and is so qualified. No Plan or Benefit Program provides for any retiree health benefits for any employees or dependents of the Company other than as required by Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (“COBRA”). There are no claims pending with respect to, or under, any Plan or any Benefit Program, other than routine claims for benefits, and there are no disputes or litigation pending or, to the Knowledge of the Company, Threatened, with respect to any such Plans or Benefit Programs.

(b) The Company has heretofore delivered to Parent and Sub true and correct copies of the following, if any:

(i) each Plan and each Benefit Program listed on Schedule 2.21, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs;

(ii) each trust agreement and annuity contract (or any other funding instruments) pertaining to any of the Plans or Benefit Programs, including all amendments to such documents to the date hereof;

13

(iii) each management or employment contract or contract for personal services and a complete description of any understanding or commitment between the Company and any officer, consultant, director, employee or independent contractor of the Company; and

(iv) a complete description of each other plan, policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance or any other benefits for any officer, consultant, director, annuitant, employee or independent contractor of the Company as such or members of their families (other than directors’ and officers’ liability policies), whether or not insured (a “Benefit Program”). For purposes of this Agreement, “Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code.

(c) Each Plan and Benefit Program has been maintained and administered in compliance with its terms and in accordance with all applicable Laws. The Company has no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to increase the benefits under any existing Plan or Benefit Program.

(d) Except as set forth in Schedule 2.21, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Surviving Corporation, including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or otherwise, becoming due to any employee of the Company, or (ii) increase any benefits otherwise payable under any Plan or any Benefit Program.

(e) As of the date hereof, the Company does not sponsor any simplified employee pension plans as described in Section 408(k) of the Code and there are no claims against the Company for benefits relating to any such plans.

Section 2.22    Environmental, Health, and Safety Matters.

(a) The Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(b) The Company has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements. A list of all such Permits is set forth in Schedule 2.22(b). Except as set forth in Schedule 2.22(b), such Permits are in full force and effect, free from Breach, and will not be adversely affected by the transactions contemplated hereby.

(c) The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial or corrective Liabilities, relating to the Company or any of its facilities arising under Environmental, Health, and Safety Requirements.

(d) Except as listed on Schedule 2.22(d), none of the following exists at any property or facility owned or operated by the Company: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Damages, including any Damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

14

(f) The transactions contemplated hereby will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(g) The Company has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(h) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company, nor any of its predecessors or Affiliates, will prevent, hinder or limit the Surviving Corporation’s continued compliance with Environmental, Health, and Safety Requirements, give rise to any Damages pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements.

Section 2.23    Customers and Suppliers.

(a) Schedule 2.23(a) sets forth a true and complete list of the Company’s twenty (20) largest customers based on estimated annual sales by the Company to each such customer. Except as set forth on Schedule 2.23(a), since the Balance Sheet Date no customer listed on Schedule 2.23(a) has stopped or materially decreased, or has given notice or any indication to the Company that it will stop or materially decrease, the rate of business done with the Company. Schedule 2.23(a) also sets forth a true and complete list of all material customer prospects as of the date hereof.

(b) Schedule 2.23(b) sets forth a true and complete list of the Company’s ten (10) largest suppliers based on estimated annual purchases by the Company, and the termination dates of any Contracts with such suppliers. Except as set forth on Schedule 2.23(b), since the Balance Sheet Date no supplier listed on Schedule 2.23(b) has stopped or materially decreased, or has given notice or any indication to the Company that it will stop or materially decrease, the rate of business done with the Company.

Section 2.24    Permits. The Company possesses all Permits required to be obtained for its businesses and operations. Schedule 2.24 sets forth a list of all such Permits. Except as set forth in Schedule 2.24, such Permits are in full force and effect, free from Breach, and the transactions contemplated hereby will not adversely affect them.

Section 2.25    Non-Competition Agreements. The Company is not party to any agreement which purports to restrict or prohibit it from, directly or indirectly, engaging in any business currently engaged in by the Company or would prohibit the Surviving Corporation from engaging in any business proposed to be engaged in by the Surviving Corporation. No stockholder, officer, director, or key employee of the Company is a party to any agreement which, by virtue of such person’s relationship with the Company, restricts the Company, directly or indirectly, from engaging in any business currently engaged in by the Company or would prohibit the Surviving Corporation from engaging in any business proposed to be engaged in by the Surviving Corporation.

Section 2.26    Related Party Transactions. The Company has not entered into or participated in any related party transaction with any of its officers, directors or stockholders, or any of their respective Affiliates.

Section 2.27    Absence of Undisclosed Liabilities. Except as disclosed in Schedule 2.27, the Company has not incurred any Liabilities of any nature, except Liabilities (a) which are accrued or reserved against in the Financial Statements or reflected in the notes thereto or (b) which were incurred after the Balance Sheet Date in the Ordinary Course of Business.

Section 2.28    Notes and Accounts Receivable. Except as set forth in Schedule 2.28, all notes and accounts receivable of the Company reflected on its books and records represent valid obligations, arose in the Ordinary Course of Business, are reflected properly on the Company’s books and records, and are subject only to returns in the Ordinary Course of Business. All of such notes and accounts receivable are good and collectible, are

15

current, and will be collected in accordance with past practice and the terms of such notes and accounts receivable (and in any event, within six (6) months of the Closing), without setoff or counterclaims.

Section 2.29    Guaranties. Except as set forth on Schedule 2.29, the Company is not contractually liable, nor has it otherwise agreed in writing to be liable, for (a) any indebtedness for borrowed money of a third party or (b) any other contractual obligation of a third party.

Section 2.30    Records. The copies of the Company’s Organizational Documents that were provided to Parent and Sub are accurate and complete and reflect all amendments made through the date of this Agreement. The Company’s minute books and other records made available to Parent and/or Sub for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders and directors of the Company taken by written consent, at a meeting, or otherwise since formation.

Section 2.31    Bank Accounts; Powers of Attorney. Schedule 2.31 lists the account numbers and names of each bank, broker or other depository institution at which the Company maintains a depository account, and the names of all persons authorized to sign on and/or withdraw funds from each such account. There are no outstanding powers of attorney executed on behalf of the Company.

Section 2.32    Accuracy of Information Furnished. No representation, statement or information contained in this Agreement (including, without limitation, the various Schedules attached hereto), or any agreement executed in connection herewith, or in any certificate delivered pursuant hereto or thereto or made or furnished to Parent, Sub or their respective representatives by the Company or any director, officer, employee, agent or other representative of the Company, contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. The Company has provided Parent and Sub with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

Section 3.1    Entity Status. Each of Parent and Sub is a corporation duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. There is no pending or, to the Knowledge of Parent or Sub, Threatened, Action (or basis therefore) for the dissolution, liquidation, insolvency, or rehabilitation of Parent or Sub.

Section 3.2    Power and Authority; Enforceability. Each of Parent and Sub has the corporate power and authority to execute and deliver this Agreement and each other agreement executed in connection herewith to which it is party, and to perform and consummate the transactions contemplated hereby and thereby. Each of Parent and Sub has taken all action necessary to authorize the execution and delivery of this Agreement and each other agreement executed in connection herewith to which it is party. This Agreement and each other agreement executed in connection herewith to which Parent or Sub is party has been duly authorized, executed and delivered by, and is Enforceable against, such Party.

Section 3.3    No Violation. The execution and delivery of this Agreement and each other agreement executed in connection herewith to which Parent or Sub is party and the performance and consummation of the transactions contemplated hereby and thereby by Parent and Sub will not (a) Breach any Law or Order to which Parent or Sub is subject or any provision of their Organizational Documents, (b) Breach any Contract, Order, or

16

Permit to which Parent or Sub is a party or by which it is bound or to which any of its assets is subject, or (c) require any Consent.

Section 3.4    Brokers’ Fees. Neither Parent nor Sub has any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Company could become Liable.

ARTICLE 4

COVENANTS REGARDING CONDUCT OF BUSINESS

Section 4.1    Affirmative Covenants of the Company. For so long as this Agreement is in effect, the Company, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement or as otherwise agreed to in writing by Parent and Sub, shall:

(a) comply with all material contractual obligations applicable to it;

(b) comply in all material respects with all Laws applicable to it and the conduct of its business, including, without limitation, the timely payment of all Taxes;

(c) maintain all of its assets in good repair, order and condition, reasonable wear and tear excepted, and maintain its insurance coverages in effect before the date hereof or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are consistent with its coverages in effect before the date hereof;

(d) promptly notify Parent and Sub in writing upon obtaining Knowledge of any default, event of default or condition which with the passage of time or giving of notice would constitute an additional default or event of default under any Contract to which the Company is a party, which default, event of default or condition could reasonably be expected to have a Material Adverse Effect on the Company;

(e) promptly notify Parent and Sub in writing upon obtaining Knowledge of any material pending or threatened Action against the Company;

(f) maintain and preserve intact its corporate existence, business organization, assets, licenses, permits, authorizations and business opportunities;

(g) use commercially reasonable efforts to maintain and retain its employees and customer, supplier and vendor relationships;

(h) maintain good accounting practices;

(i) promptly notify Parent and Sub in writing upon the Company’s obtaining Knowledge (A) of any condition or event which constitutes a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement, specifying the nature and period of existence of any such condition or event and what action the Company has taken, is taking or proposes to take with respect thereto or (B) of any condition or event which could reasonably be expected to have a Material Adverse Effect on the Company;

(j) in good faith and in a timely manner (A) cooperate with Parent and Sub in satisfying the conditions in this Agreement, (B) assist Parent and Sub in obtaining as promptly as possible all Consents as are reasonably necessary for Parent, Sub and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, and (C) perform all of its obligations hereunder including, but not limited to, giving any required notices to third parties and Governmental Authorities, and using its commercially reasonable efforts to obtain from any third party or any Governmental Authority any Consents that are reasonably necessary in connection with consummation of the Merger;

(k) take such actions, at its sole cost and expense, as necessary and appropriate to operate the Business under an assumed name reasonably acceptable to Parent, but which will include the name “Regency”;

17

provided, however, that if this Agreement is terminated pursuant to Section 7.1, the Company shall promptly take such actions, at its sole cost and expense, as necessary and appropriate to abandon such assumed name, including, without limitation, making any filings with Governmental Authorities and destroying any stationary, invoices, advertising, letterhead, and similar items bearing such name, and shall thereafter cease and desist all use of such assumed name; and

(l) hold a stockholder’s meeting in accordance with Section 4.1 for the purpose of approving the Merger and related items in compliance with the NGCL and the applicable provisions of the Company’s Organizational Documents.

Section 4.2    Negative Covenants of the Company. For so long as this Agreement is in effect, the Company shall not, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement, as disclosed in the Schedules to this Agreement or as otherwise agreed to in writing by Parent and Sub:

(a) make any amendments to its Organizational Documents;

(b) make any capital expenditures not in the ordinary course of business;

(c) enter into any Contract or transaction outside the Ordinary Course of Business or with any Affiliate of the Company, except for contracts or agreements contemplated by and entered into pursuant to this Agreement;

(d) contract to create any Encumbrance of any kind on its assets (other than liens existing as of the date hereof, or liens created in the Ordinary Course of Business);

(e) grant any increase in the base compensation of any of its directors, officers, or employees or make any other change in employment terms for any of its directors, officers, or employees;

(f) adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees;

(g) incur any indebtedness for borrowed money;

(h) issue any equity security or warrant, or grant any option, call or conversion right or commitment;

(i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any shares of its capital stock; or

(j) settle or compromise any claim for dissenters’ rights in respect of the Merger prior to the Effective Time without the prior written consent of Parent and Sub.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1    Access to Information. The Company shall afford to Parent, Sub and their respective accountants, counsel, financial advisors and other representatives (collectively, the “Parent Representatives”) full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records (including, but not limited to, federal, state and local Tax Returns and any and all records or documents which are within the possession of Governmental Authorities and the disclosure of which the Company can facilitate or control), personnel and representatives, with respect to the Business, assets and Liabilities of the Company, and, during such period, shall furnish promptly to Parent any information concerning the Company’s Business, properties and personnel as Parent shall reasonably request. No investigation pursuant to this Section 5.1 or otherwise shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties. Parent shall hold, and shall use commercially reasonable efforts to cause Sub and the Parent Representatives to hold, in strict confidence all non-public documents and information furnished to Parent in connection with the transactions contemplated by this Agreement, except that (a) Parent or Sub may disclose such information as may be necessary in connection with

18

seeking any necessary Consents in connection with the Merger, and (b) Parent or Sub may disclose any information that either of them is required by Law or any Order to disclose.

Section 5.2    No Solicitation.

(a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to its terms, the Company agrees that it will not and will not permit any of its officers, directors, employees, representatives, agents, or Affiliates, including, without limitation, any investment banker, attorney or accountant retained by the Company (collectively, the “Company Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal (as defined below), (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of the Company Representatives to take any such action, and the Company shall promptly notify Parent in writing of any such proposals received by the Company or any Company Representative, relating to any of such matters.

(b) For purposes of this Agreement, “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or ten percent (10%) or more of the equity securities of, the Company, in a single transaction or series of related transactions, (ii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.3    Agreement to Cooperate. Subject to the terms and conditions herein, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) obtaining all necessary Consents from Governmental Authorities, (b) obtaining all necessary or appropriate Consents of third parties required in order to preserve material contractual relationships of the Company, (c) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 5.4    Public Statements. The Parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

Section 5.5    Registration/Proxy Statement on Form S-4; Other Filings with SEC; Special Meeting of Company Stockholders.

(a) As promptly as practicable following the execution of this Agreement, the Parties shall cooperate to prepare and file with the SEC materials which shall constitute the proxy statements and the registration statement on Form S-4 with respect to the approval of the Merger by the stockholders of the Company (such proxy statements and registration statement being hereinafter together referred to as the “Form S-4”). The Parties shall cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 and each

19

amendment or supplement thereto, at the time of mailing thereof and the Company Stockholders Meeting (as defined below), will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion in the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the times of the Company Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent and Sub will be deemed to have been supplied by Parent, and information concerning or related to the Company and the Company Stockholders Meeting shall be deemed to have been supplied by the Company. Parent shall, as promptly as practicable after receipt thereof, provide copies to the Company of any written comments received from the SEC with respect to the Form S-4 and advise the Company of any oral comments with respect to the Form S-4 received from the SEC. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide the Company with a copy of all such filings made with the SEC. No amendment or supplement for inclusion in the Form S-4 shall be made without the approval of the Company, which approvals shall not be unreasonably withheld or delayed.

(b) The Company shall use its best efforts to provide (i) audited financial statements for fiscal years ended April 30, 2002 and 2003 as soon as possible after the date hereof, but in any event within thirty (30) days of the date of this Agreement, for inclusion in the Form S-4, and (ii) any financial or other information that may be required for inclusion in the Form S-4, any Current Report on Form 8-K required to be filed by Parent in connection with this transaction, or otherwise reasonably requested by Parent for purposes of compliance with federal or state securities laws. Any audit fees or other expenses incurred in connection with the requirements set forth in this Section 5.5(b) shall be bourn exclusively by the Company.

(c) The Company shall, as promptly as practicable following the date on which the Form S-4 is declared effective by the SEC, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of approving the Merger and this Agreement, shall take all lawful action to solicit the approval of the Merger and this Agreement by the required vote, and the Board of Directors of the Company shall, subject to their fiduciary duties, recommend approval of the Merger and this Agreement by the stockholders of the Company.

Section 5.6    Consulting Fee. No later than the fifth (5th) business day following the Closing Date, the Surviving Corporation shall pay to Maul a consulting fee of $100,000 (the “Consulting Fee”) in cash by wire transfer of immediately available funds to the account designated by Maul.

Section 5.7    Compliance with the Securities Act. The Company shall cause each principal executive officer, each director and each other person who is an “affiliate,” as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of the Company, to deliver to Parent on or prior to the Effective Time a written agreement (an “Affiliate Agreement”) to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering thirty (30) days of post-Merger combined operations of Parent and the Company have been filed with the SEC, sent to stockholders of Parent or otherwise publicly issued. To the extent required under the Company’s convertible debentures, options and warrants, Parent shall, promptly following the Effective Time, use commercially reasonable efforts to cause one or more registration statements under the Securities Act to be declared effective to cover the exercise of such convertible debentures, options and warrants for shares of Parent Common Stock.

Section 5.8    Settlement of Aladdin Claim. Following the Closing, the Surviving Corporation shall use commercially reasonable efforts to settle, compromise and discharge the Aladdin Claim, using all or part of the

20

Settlement Allowance. If the Settlement Allowance is not sufficient to settle, compromise or discharge the Aladdin Claim, any excess costs or other amounts paid to settle, compromise or discharge such claim (including reasonable attorney’s fees) shall be subject to the indemnification provisions set forth in Section 8.2 hereof.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions prior to the Closing:

(a) the receipt of Consents required by applicable Law for the consummation of the transactions contemplated by this Agreement and the expiration or termination of any applicable waiting period with respect thereto; and

(b) the consummation of the Merger will not violate any injunction, Order or decree of any Governmental Authority having competent jurisdiction.

Section 6.2    Conditions to the Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Closing:

(a) all representations and warranties of the Company contained herein shall be true and correct as of the date hereof and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date;

(b) the Company shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to the Closing Date in all material respects;

(c) there shall not have occurred any Material Adverse Effect with respect to the Company;

(d) all corporate and other actions necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby shall have been duly and validly taken;

(e) the holders of not more than three percent (3%) of the outstanding shares of Company Common Stock shall have given notice of their intent to exercise dissenters’ rights under the NGCL;

(f) Parent shall have received certificates dated as of the Closing Date executed by the President of the Company, certifying in such reasonable detail as Parent may request, as to the matters described in Sections 6.2(a) through (e); and

(g) all Consents of third parties and Governmental Authorities set forth on Schedule 2.3 shall have been obtained.

Section 6.3    Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

(a) all representations and warranties of each of Parent and Sub contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date;

(b) each of Parent and Sub shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it prior to the Closing Date in all material respects;

21

(c) there shall not have occurred any Material Adverse Effect with respect to Parent or Sub; and

(d) the Company shall have received certificates dated as of the Closing Date executed by the Presidents of each of Parent and Sub, certifying in such reasonable detail as the Company may request, as to the matters described in Sections 6.3(a) through (c).

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent executed by the Parties and duly authorized by the boards of directors of Parent, Sub and the Company;

(b) by Parent or Sub if there has been a material breach of any representation, warranty or covenant of the Company set forth in this Agreement (except, with respect to materiality, for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), which breach has not been cured within fifteen (15) days following receipt by the Company of notice of such breach;

(c) by the Company if there has been a material breach of any representation, warranty or covenant of Parent or Sub set forth in this Agreement (except, with respect to materiality, for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), which breach has not been cured within fifteen (15) days following receipt by Parent or Sub, as applicable, of written notice of such breach;

(d) by Parent or Sub upon written notice to the Company if any of the conditions in Sections 6.1 and 6.2 have not been satisfied within one hundred eighty (180) days of the date hereof, or such later date agreed to in writing by the Parties (other than as a direct result of the failure of Parent or Sub to comply with their obligations under this Agreement), and neither Parent nor Sub has waived such condition in writing on or before the expiration of such one hundred eighty (180) day period (or such later date as agreed to in writing by the Parties);

(e) by the Company upon written notice to Parent if any of the conditions in Sections 6.1 and 6.3 have not been satisfied within one hundred eighty (180) days of the date hereof, or such later date agreed to in writing by the Parties (other than as a direct result of the failure of the Company to comply with its obligations under this Agreement), and the Company has not waived such condition in writing on or before the expiration of such one hundred eighty (180) day period (or such later date as agreed to in writing by the Parties);

(f) by Parent or Sub upon written notice to the Company if Parent and/or Sub are not reasonably satisfied in their sole discretion with the results of, and their due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential Liabilities, obligations, profits or condition (financial or otherwise) of the Company;

(g) by Parent or Sub upon written notice to the Company if the board of directors of Parent and/or Sub determines, in its reasonable good faith judgment after consultation with counsel, that the termination of this Agreement is necessary to satisfy such board’s fiduciary duties under applicable Law; or

(h) by Parent, Sub or the Company if any court of competent jurisdiction in the United States of America or other Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order other action shall have been final and nonappealable.

Section 7.2    Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall thereafter become null and void and have no effect, without

22

any liability on the part of any Party or its directors, officers or stockholders, other than the provisions of this Section 7.2, Section 5.1 and Article 9; provided, however, that nothing contained in this Section 7.2 shall relieve any party from liability for any breach or violation of this Agreement.

Section 7.3    Amendment. To the extent permitted by applicable Law, this Agreement may be amended by action taken by or on behalf of the board of directors of the Company at any time before or after adoption of this Agreement by the stockholders of the Company but, after any submission of this Agreement to such stockholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company’s stockholders hereunder without any required approval of such stockholders; provided, however, that this Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties.

Section 7.4    Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.

ARTICLE 8

INDEMNIFICATION

Section 8.1    Survival of Representations, Warranties and Covenants. The Parties agree that all of their respective representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year after the Closing Date; provided, however, that the representations and warranties made in Section 2.2 (Power and Authority; Enforceability), Section 2.5 (Ownership of the Company), Section 2.10 (Tax Matters), Section 2.11 (Title to Assets), and Section 2.21 (Employee Benefits) shall survive the Closing indefinitely. Each other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations period, unless a different period is expressly contemplated herein or thereby.

Section 8.2    Indemnification by Stockholder Parties. The Stockholder Parties, jointly and severally, agree to and shall defend, indemnify, and hold Parent and Sub and each of their respective officers, directors, stockholders, employees, agents, representatives and Affiliates (other than the Stockholder Parties) (collectively, the “Parent Indemnified Persons”) harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any one of the following: (a) any Breach of or inaccuracy in any representation or warranty the Company has, or the Stockholder Parties have, made in this Agreement (without regard to any materiality or knowledge qualifier contained therein), or in any other certificate or document the Company has, or the Stockholder Parties have, delivered pursuant to this Agreement; (b) any Breach by the Company of any covenant or obligation in this Agreement; (c) any amounts owed to Parent pursuant to Section 1.12 hereof; (d) any Liabilities related to the Aladdin Claim in excess of the Settlement Allowance; and (e) any allegation by a third party of any of the foregoing. With respect to matters not involving Actions commenced or threatened by third parties, within five (5) days after notification to any Stockholder Party from the Parent Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Parent Indemnified Persons to indemnity hereunder, the Stockholder Parties, at no cost or expense to the Parent Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Parent Indemnified Persons and shall diligently and timely prosecute such resolution to completion. If litigation or any other Action is commenced or threatened, the provisions of Section 8.4 shall control.

Section 8.3    Indemnification by Parent and Sub. Parent and Sub, jointly and severally, agree to and shall defend, indemnify, and hold the Company and its officers, directors, stockholders, employees, agents,

23

representatives and Affiliates (collectively, the “Company Indemnified Persons”) harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any of the following: (a) any Breach of any representation or warranty Parent or Sub have made in this Agreement (without regard to any materiality or knowledge qualifier contained therein) or any other certificate or document Parent or Sub have delivered pursuant to this Agreement; (b) any Breach by Parent or Sub of their respective covenants or obligations in this Agreement; and (c) any allegation by a third party of any of the foregoing. With respect to matters not involving Actions commenced or threatened by third parties, within five (5) days after notification to Parent from the Company Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Company Indemnified Persons to indemnity hereunder, Parent, at no cost or expense to the Company Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Company Indemnified Persons and shall diligently and timely prosecute such resolution to completion. If litigation or any other Action is commenced or threatened, the provisions of Section 8.4 shall control.

Section 8.4    Indemnification Claim Procedures.

(a) If any Action is commenced in which any Indemnitee is a party which may give rise to a claim for indemnification against any Indemnitor then such Indemnitee shall promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnitee’s failure to give such notice.

(b) An Indemnitor will have the right to defend against an Indemnification Claim, other than a Indemnification Claim related to Taxes, with counsel of its choice reasonably satisfactory to the Indemnitee if (i) within fifteen (15) days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnitee in writing that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Damages the Indemnitee may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnitee may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnitee likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnitee, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(c) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 8.4(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnitee will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnitee to withhold its consent (A) with respect to any finding of or admission (1) of any violation of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnitee believes could have a material adverse effect on any other Actions to which the Indemnitee or its Affiliates are party or to which Indemnitee has a good faith belief they may become party, or (B) if any portion of such Order would not remain sealed).

(d) In connection with any Indemnification Claim for Taxes, or if any condition in Section 8.4(b) is or becomes unsatisfied, (i) the Indemnitee may defend against, and consent to the entry of any Order with respect to, an Indemnification Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, any Indemnitor in connection therewith), (ii) the Indemnitor will be obligated to reimburse the Indemnitee promptly and periodically for the Damages relating to defending

24

against the Indemnification Claim, and (iii) the Indemnitor will remain Liable for any Damages the Indemnitee may suffer relating to the Indemnification Claim to the fullest extent provided in this Article 8.

(e) Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Authority in which an Action is brought against any Indemnitee for purposes of any Indemnification Claim that an Indemnitee may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

Section 8.5    Limitation on Liability. Notwithstanding anything contained in this Article 8, with respect to Damages attributable to Breaches of the representations and warranties of the Parties contained in Articles 2 and 3, no Indemnitor shall be obligated to any Indemnitee for any Damages until the aggregate of such Damages to the Indemnitee equals or exceeds $10,000, at which time the Indemnitor shall be obligated to the Indemnitee for the full amount of any Damages, including such $10,000 threshold.

Section 8.6    INDEMNIFICATION IF NEGLIGENCE OF INDEMNITEE. The indemnification provided in this Article 8 will be applicable whether or not the sole, joint, or contributory negligence of the Indemnitee is alleged or proven. Indemnitee’s rights and remedies set forth in this Agreement will survive the Closing, will not be deemed waived by the Indemnitee’s consummation of the transactions contemplated hereby, and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of Indemnitee, or by its directors, officers, employees or representatives at any time, (regardless of whether notice of such knowledge has been given to Indemnitor) whether before or after the Closing Date.

Section 8.7    Stockholders’ Representative. By virtue of their approval of this Agreement, the stockholders of the Company will be deemed to have irrevocably constituted and appointed, effective as of the Closing, Willman as the representative and attorney-in-fact for and on behalf of the stockholders (the “Stockholders’ Representative”) for purposes of (a) the execution, delivery and performance of the Escrow Agreement and acting on behalf of each stockholder with respect thereto, including, without limitation, the exercise of the rights of the stockholders thereunder, and (b) representing the interests of the stockholders in connection with the adjustments contemplated by Section 1.12 hereof. The stockholders of the Company will be bound by all actions taken by the Stockholders’ Representative in connection with the Escrow Agreement and the adjustments contemplated by Section 1.12, and Parent and Sub shall be entitled to rely on any action or decision of the Stockholders’ Representative with respect thereto. The Stockholders’ Representative will incur no liability with respect to any action taken or suffered by him, except his own willful misconduct or bad faith.

Section 8.8    Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any remedy at Law or in equity that any Party may have with respect to the transactions contemplated hereby.

ARTICLE 9

MISCELLANEOUS

Section 9.1    Representations of Stockholder Parties. The Stockholder Parties join in this Agreement for purposes of Article 8 and this Section 9.1. Each Stockholder Party represents and warrants to Parent and Sub as follows with respect to itself: (a) each Stockholder Party that is an entity is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization; (b) each Stockholder Party that is an entity has the entity power and authority to execute and deliver this Agreement and each other agreement executed in connection herewith to which such Stockholder Party is a party, and to perform and consummate the transactions contemplated hereby and thereby; (c) each Stockholder Party that is an individual has the requisite competence and authority to execute and deliver this Agreement and each other agreement executed in connection herewith to which he is a party, and to perform and to consummate the transactions contemplated hereby and thereby; (d) such Stockholder Party has taken all

25

actions necessary to authorize the execution and delivery of this Agreement and each other agreement executed in connection herewith to which such Stockholder Party is a party, the performance of such Stockholder Party’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; and (e) this Agreement and each other agreement executed in connection herewith has been duly authorized, executed, and delivered by, and is Enforceable against, each Stockholder Party that is party thereto.

Section 9.2    Schedules.

(a) The disclosures in the Schedules relate only to the representations and warranties in the Section or paragraph of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c) Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with particularity and describe the relevant facts in detail.

(d) The mere listing (or inclusion of a copy) of a document or other item in a Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

Section 9.3    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.4    Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and assigns.

Section 9.5    Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Parent may (a) assign any or all of its rights and interests or those of Sub hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations or those of Sub hereunder (in any or all of which cases Parent and Sub nonetheless shall remain responsible for the performance of all of their obligations hereunder).

Section 9.6    Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent or Sub:

Cotelligent, Inc.

100 Theory, Suite 200

Irvine, California 92612

Attn: Legal Services

Tel: (949) 823-1607

Fax: (949) 823-1627

26

Copy to (which shall not constitute notice):

Locke Liddell & Sapp LLP

600 Travis

3400 JPMorgan Chase Tower

Houston, Texas 77002

Attn: Mr. Gregory C. Hill

Tel: (713) 226-1187

Fax: (713) 223-3717

If to the Company:

On-Site Media, Inc.

5275 S. Arville Street

Suite 104

Las Vegas, Nevada 89118

Attention: Mr. Loren Willman

Tel: (702) 260-1000

Fax: (702) 260-1200

If to the Stockholder Parties:

Mr. Loren Willman

5275 S. Arville Street

Suite 104

Las Vegas, Nevada 89118

Tel: (702) 260-1000

Fax: (702) 260-1200

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.7    Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 9.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 9.9    Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10    Governing Law. This Agreement, the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

27

Section 9.11    Binding Arbitration.

(a) General. Notwithstanding any provision of this Agreement to the contrary, upon the request of any Party (defined for the purpose of this provision to include Affiliates, principals and agents of any such Party), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any agreement executed in connection herewith or contemplated hereby, or the breach, termination, interpretation, or validity hereof or thereof (hereinafter referred to as a “Dispute”), shall be finally resolved by mandatory and binding arbitration in accordance with the terms hereof. Any Party may bring an action in court to compel arbitration of any Dispute. Any Party who fails or refuses to submit any Dispute to binding arbitration following a lawful demand by the opposing Party shall bear all costs and expenses incurred by the opposing Party in compelling arbitration of such Dispute.

(b) Governing Rules. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be Las Vegas, Nevada. Notwithstanding this Section 9.11, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Federal Arbitration Act”). The arbitrator shall award all reasonable and necessary costs (including the reasonable fees and expenses of counsel) incurred in conducting the arbitration to the prevailing Party in any such Dispute. The Parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrators hereunder; provided, that the foregoing shall not limit the rights of any Party to bring a proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought to contest such confirmation, enforcement or entry of judgment, but only to the extent permitted by the Federal Arbitration Act).

(c) No Waiver; Preservation of Remedies. No provision of, nor the exercise of any rights under this Agreement shall limit the right of any Party to apply for injunctive relief or similar equitable relief with respect to the enforcement of this Agreement or any agreement executed in connection herewith or contemplated hereby, and any such action shall not be deemed an election of remedies. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action for injunctive relief or similar equitable relief shall not constitute a waiver of the right of any Party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions of this Agreement.

(d) Arbitration Proceeding. In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order reasonable discovery, including the deposition of party witnesses and production of documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties with no right of appeal. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any Party shall be available to and may be claimed by any such Party in any arbitration proceeding. No Party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information to the Parties’ legal counsel or auditors or those required by Law. The arbitrators shall determine the matters in dispute in accordance with the substantive law of Delaware, without regard to conflict of law rules.

(e) Appointment of Arbitrators. The arbitration shall be conducted by three (3) arbitrators. The Party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (the “Request”). The other Party (the “Respondent”) shall appoint its arbitrator within thirty (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the Parties shall

28

appoint a third (3rd) arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) Party-appointed arbitrators shall promptly notify the Parties of the appointment. If the two (2) arbitrators appointed by the Parties fail to appoint a third (3rd) arbitrator or so to notify the Parties within the time period prescribed above, then the appointment of the third (3rd) arbitrator shall be made by the American Arbitration Association, which shall promptly notify the Parties of the appointment. The third (3rd) arbitrator shall act as Chair of the panel.

(f) Other Matters. This arbitration provision constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. This arbitration provision shall survive any amendment, renewal, extension or expiration of this Agreement or any agreement executed in connection herewith or contemplated hereby unless the Parties otherwise expressly agree in writing. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the Parties.

Section 9.12    Amendments and Waivers. Subject to Section 7.3, no amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

Section 9.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the Enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.14    Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

Section 9.15    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as amended and all rules and regulations promulgated there under, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

[Signature Page Follows]

29

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:

COTELLIGENT, INC.

By:	/s/ James R. Lavelle
James R. Lavelle, Chairman
and Chief Executive Officer

SUB:

RECENCY MEDIA USA, INC.

By:	/s/ James R. Lavelle
James R. Lavelle, Chairman
and Chief Executive Officer

COMPANY:

ON-SITE MEDIA, INC.

By:	/s/ Loren W. Willman
Loren W. Willman, President

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Loren W. Willman
Loren W. Willman,
as Stockholders’ Representative

30

FOR PURPOSES OF ARTICLE 8 AND SECTION 9.1:

/s/ Loren W. Willman
Loren W. Willman, Individually

/s/ Kenneth L. Maul
Kenneth L. Maul, Individually

/s/ John F. Slitz, Jr.
John Slitz, Individually

SLITZ FAMILY TRUST

By:	/s/ John F. Slitz, Jr.
John F. Slitz, Jr., Trustee

LAS VEGAS VENTURE FUND I, LLC

By:	/s/ Kenneth L. Maul
Kenneth L. Maul, Managing Partner

31

EXHIBIT A

DEFINITIONS

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise.

“Aggregate Cash Consideration” is defined in Section 1.6(c).

“Agreement” is defined in the preamble to this Agreement.

“Aladdin Claim” means the Action initiated by the Aladdin Gaming Creditor’s Trust in connection with the bankruptcy of Aladdin Gaming, LLC (In re Aladdin Gaming, LLC, Chapter 11 Case No. 01-20141-RCJ) to recover certain payments made by the Company to Aladdin Gaming, LLC.

“Balance Sheet Date” is defined in Section 2.7(c).

“Benefit Program” is defined in Section 2.21(b).

“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

“Business” means the business of producing customer-specific digital advertising for direct delivery to customer locations, as conducted by the Company.

“Cash Value Per Share” is defined in Section 1.7(d).

“Certificates” is defined in Section 1.8(a).

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“COBRA” is defined Section 2.21(a).

“Code” means the Internal Revenue Code of 1986.

“Company Common Stock” is defined in the recitals to this Agreement.

“Company Indemnified Persons” is defined in Section 8.3.

“Company Intellectual Property” is defined in Section 2.13(a).

“Consent” means any consent or filing with or notification to, any Person which must be obtained, made or complied with for or in connection with the Merger in order (a) for the Merger to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right thereof from arising) under any terms, conditions or provisions of any Contract of the Company (or of any agreement, instrument or obligation relating to or burdening any asset of the Company) as a result of the Merger, or (c) to prevent the creation or imposition of any Encumbrance on or with respect to any asset of the Company (or any right thereof from arising) as a result of the Merger.

“Consulting Fee” is defined in Section 5.6.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Customer Deliverables” is defined in Section 2.13(a).

“Damages” means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs (including the allocable portion of the Indemnitee’s internal costs) of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever.

“Deemed Aggregate Consideration” means the sum of (a) the Deemed Aggregate Stock Consideration and (b) the Aggregate Cash Consideration.

“Deemed Aggregate Stock Consideration” means the sum of (a) 10,679,612 shares of Parent Common Stock, multiplied by the Deemed Value (Parent Common Stock) and (b) 5,339,806 Warrant Shares multiplied by the Deemed Value (Warrant Shares).

“Deemed Value (Equity Unit)” means the sum of (a) the Deemed Value (Parent Common Stock) and (b) the Deemed Value (Warrant Shares).

“Deemed Value (Parent Common Stock)” means $0.17 per share of Parent Common Stock.

“Deemed Value (Warrant Shares)” means $0.03 per Warrant Share.

“Deemed Value Per Share” means the quotient of (a) the Deemed Aggregate Consideration, divided by (b) 22,337,600.

“DGCL” is defined in Section 1.1.

“Dissenting Shares” is defined in Section 1.11.

“Effective Time” is defined in Section 1.3.

“Election Deadline” means 5:00 p.m., local Houston time, on the 20th business day following but not including the date of mailing of the Election Form or such other date as Parent and the Company shall mutually agree upon.

“Election Form” is defined in Section 1.8(a).

“Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable” – a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be

33

subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, Threatened Release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

“Equity/Cash Consideration” is defined in Section 1.7(a).

“Equity/Cash Election” is defined in Section 1.7(b).

“Equity Election” is defined in Section 1.7(b).

“Equity Unit” means a unit consisting of two (2) shares of Parent Common Stock and one (1) Warrant Share.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means an escrow agent selected by Parent in its sole discretion.

“Escrow Agreement” is defined in Section 1.6(c).

“Excess Loss Account” is defined in Treas. Reg. Section 1.1502-19.

“Exchange Agent” is defined in Section 1.8.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hazardous Materials” shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws.

“Indemnification Claim” means any claim for indemnification by an Indemnitee against an Indemnitor under this Agreement.

“Indemnitees” means the Parent Indemnified Persons and the Company Indemnified Persons, as applicable.

34

“Indemnitor” means any Person having any Liability to any Indemnitee under this Agreement.

“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including all data and related documentation), (f) other proprietary rights, (g) mask works and all applications, registrations, and renewals relating thereto and (h) copies and tangible embodiments of the foregoing (in whatever form or medium).

“Internal Systems” is defined in Section 2.13(a).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; (b) such individual should be aware of such fact or matter; or (c) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) any individual who is serving, or who has at any, time served, as a director, officer, partner, member, executor, or trustee of such Person (or in any similar capacity) or (ii) any employee who is charged with or who has at any time been charged with, responsibility for a particular area of such Person’s operations (e.g. an employee in the environmental section with respect to knowledge of environmental matters), has, or at any time had, Knowledge of such fact or other matter.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

“Leased Premises” means the premises leased pursuant to the Real Property Lease.

“Liability” means any liability, claim, amount payable, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Material Adverse Change (or Effect)” means a change or effect in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects, including any change or effect caused by or arising from a material worsening of current conditions relating to acts of terrorism or war (whether or not declared) occurring after the date of this Agreement which materially impair the ability of the Person in question to conduct its operations except on a temporary basis.

“Merger” is defined in the recitals to this Agreement.

“Merger Consideration” is defined in Section 1.6.

“Net Working Capital” means an amount equal to (a) the Company’s “current assets,” minus (b) the Company’s “current liabilities,” each as determined as of the Closing Date in accordance with GAAP in a manner consistent with the application of accounting principles applied in preparing the Financial Statements.

35

“NGCL” is defined in Section 1.1.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Indemnified Persons” is defined in Section 8.2.

“Parties” is defined in the preamble to this Agreement.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Plan” is defined in Section 2.21(b).

“Real Property Lease” means the real property lease pursuant to which the Company leases the premises located at 5275 South Arville Street, Las Vegas, Nevada.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (a) liens for taxes, assessments, governmental charges, or claims which are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made in conformity with GAAP therefore, (b) statutory liens of landlords and warehousemen’s, carriers, mechanics’, suppliers’, materialsmen’s repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent of being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made in conformity with GAAP therefore; and (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Settlement Allowance” is defined in Section 1.6(c).

“Stockholder Parties” is defined in the preamble to this Agreement.

36

“Stockholders’ Representative” is defined in Section 8.7.

“Sub” is defined in the preamble to this Agreement.

“Subsidiary” means, when used with reference to any entity, any other entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or (b) a majority of the outstanding voting securities, are owned directly or indirectly by such entity.

“Surviving Corporation” is defined in Section 1.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that an Action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Threatened Release” means any event that has occurred or other circumstances that exist that could lead a prudent Person to conclude that any Release, whether intentional or unintentional, is likely to occur now or in the future.

“Treas. Reg.” or “Treasury Regulation” means the proposed, temporary and final regulations promulgated under the Code.

“Warrant Share” means a share of Parent Common Stock issuable upon exercise of a warrant delivered to a stockholder pursuant to this Agreement.

37

Appendix A-2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into effective as of February 2, 2004, by and among COTELLIGENT, INC., a Delaware corporation (“Cotelligent”), WATCHIT MEDIA USA, INC., a Delaware corporation (“Merger Sub”), ON-SITE MEDIA, INC., a Nevada corporation (“On-Site”), LOREN W. WILLMAN, KENNETH L. MAUL, JOHN F. SLITZ, JR., SLITZ FAMILY TRUST and LAS VEGAS VENTURE FUND I, LLC. Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement (as defined below).

WHEREAS, Cotelligent, On-Site, and Recency Media USA, Inc., a Delaware corporation (“Recency”), entered into that certain Agreement and Plan of Merger dated November 24, 2003 (the “Agreement”);

WHEREAS, Merger Sub is the successor by assignment to the rights of Recency under the Agreement;

WHEREAS, On-Site is currently a party to certain litigation related to the bankruptcy of Aladdin Gaming, LLC (the “Aladdin Claim”);

WHEREAS, the Agreement currently provides that $46,000 of the Aggregate Cash Consideration payable upon consummation of the Merger will be set aside in an escrow account at Closing to be used by the Surviving Corporation for purposes of settling, compromising and discharging the Aladdin Claim;

WHEREAS, since the date of the Agreement, the parties have been notified that the potential liability under the Aladdin Claim has been reduced significantly; and

WHEREAS, the parties desire to amend the Agreement to omit the requirement that any portion of the Aggregate Cash Consideration be set aside at Closing, and to provide instead that the Aggregate Cash Consideration shall be payable at Closing in accordance with the Agreement.

NOW THEREFORE, for and in consideration of the premises and the mutual promises herein made, the agreements of the parties herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Amendments. The Agreement is hereby amended as follows:

(a)    Section 1.6(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“$650,000 in cash (the “Aggregate Cash Consideration”), payable to holders of Company Common Stock who make the Equity/Cash Election (as defined below) in accordance with this Agreement.”

(b)    The last paragraph of Section 1.7(d) is hereby deleted in its entirety.

(c)    Section 5.08 of the Agreement is hereby deleted in its entirety.

(d)    Subsection (d) of Section 8.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“any Liabilities related to the Aladdin Claim in excess of $15,000;”

(e)    To the extent not contained in any of the provisions affected by this Amendment, all references in the Agreement (including the schedules and exhibits thereto) to the terms “Aladdin Claim,” “Escrow Agent,” “Escrow Agreement” and “Settlement Allowance” are hereby deleted; provided, however, that the definition of “Aladdin Claim” in Exhibit A to the Agreement shall not be deleted.

2.    Ratification. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect. None of the rights, interests and obligations existing and to exist under the Agreement are hereby released, diminished or impaired.

3.    Execution in Counterparts. For the convenience of the parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.    Governing Law. This Amendment shall be governed under and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

[Signature Page Follows]

2

EXECUTED as of the date first set forth above.

COTELLIGENT, INC.

By:	/s/ James R. Lavelle

James R. Lavelle, Chairman and Chief Executive Officer

WATCHIT MEDIA USA, INC.

By:	/s/ James R. Lavelle

James R. Lavelle, Chairman and Chief Executive Officer

ON-SITE MEDIA, INC.

By:	/s/ Loren W. Willman

Loren W. Willman, President

/s/ Loren W. Willman

Loren W. Willman, Individually

/s/ Kenneth L. Maul

Kenneth L. Maul, Individually

/s/ John F. Slitz, Jr.

John F. Slitz, Jr.

SLITZ FAMILY TRUST

By:	/s/ John F. Slitz, Jr.

John F. Slitz, Jr., Trustee

LAS VEGAS VENTURE FUND I, LLC

By:	/s/ Kenneth L. Maul

Kenneth L. Maul, Managing Partner

3

Appendix B

NEVADA DISSENTERS’ RIGHTS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(Added to NRS by 1995, 2087)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

(Added to NRS by 1995, 2087)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

(Added to NRS by 1995, 2088)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

(Added to NRS by 1995, 2089)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2089; 1999, 1631)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. If a proposed corporate action creating dissenters’ rights is authorized at a stockholders’ meeting, the subject corporation shall deliver a written dissenter’s notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089)

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

(Added to NRS by 1995, 2090)

NRS 92A.46 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2090)

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

(Added to NRS by 1995, 2091)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

(Added to NRS by 1995, 2091)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091)

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092)

Appendix C

WARRANT

Date of Issuance: , 2004	Certificate No. [W- ]

To Purchase              Shares of

Common Stock of

COTELLIGENT, INC.

THIS CERTIFIES THAT, for value received, the receipt and sufficiency of which is hereby acknowledged:

Subject to the conditions set forth herein,             , or his, her or its permitted successors and assigns, is entitled to subscribe for and purchase from COTELLIGENT, INC., a Delaware corporation (the “Company”), at any time or from time to time after the date hereof and continuing during the period of exercise set forth in Paragraph 3 hereof, a total of              fully paid and nonassessable shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $0.25 per share (the “Exercise Price”), subject to adjustment from time to time pursuant to the provisions of Paragraph 5 hereof. The term “Warrant,” as used herein, shall mean this Warrant of even date herewith, including all amendments hereto, and all warrants issued in exchange, transfer or replacement therefor. The term “Warrant Shares,” as used herein, refers to the shares of Common Stock purchased or purchasable upon the exercise of this Warrant.

This Warrant is subject to the following provisions, terms and conditions:

1. Definitions. For the purpose of this Warrant, the following terms, whether or not capitalized in the text of this Warrant, shall have the following meanings:

“Commission” shall mean the U.S. Securities and Exchange Commission or any other governmental authority at the time administering the Securities Act.

“Common Stock” shall mean have the meaning specified in the introduction to this Warrant.

“Company” shall have the meaning specified in the introduction to this Warrant, and shall include any corporation or business entity resulting from the merger, consolidation, or conversion of the Company.

“Exercise Agreement” shall have the meaning specified in Paragraph 2 hereof.

“Exercise Price” shall have the meaning specified in the introduction to this Warrant.

“Fair Market Price per Share” shall mean the average of the closing sales prices, if available, or the average of the bid and asked prices for the Common Stock or Marketable Securities, as applicable (or their successors), on the principal market therefor for the five (5) Trading Days preceding the day which is two (2) business days prior to the day of exercise, or if no such price is available, then a price that is mutually agreed upon by the holder hereof and the Company. If the holder and the Company cannot agree upon a mutually acceptable price, then such price shall be determined by an independent appraiser mutually selected by the holder hereof and the Company. If such an appraiser cannot be agreed upon, then the holder hereof and the Company shall each select an independent appraiser, and such independent appraisers shall then mutually select a third independent appraiser who shall determine the Fair Market Price per Share. The determination of such independent appraiser shall be conclusive and binding on the holder hereof and the Company.

“Marketable Securities” shall mean securities of a corporation subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, that are listed and actively traded on a nationally-recognized stock exchange or inter-dealer quotation system in the United States.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such similar or successor federal statute.

“Trading Days” shall mean any days during the course of which the principal securities exchange on which the Common Stock is listed or admitted to trading is open for the exchange of securities.

“Warrant” shall have the meaning specified in the introduction to this Warrant.

“Warrant Shares” shall have the meaning specified in the introduction to this Warrant.

2. Manner of Exercise; Issuance of Certificates; Payment for Shares; No Fractional Shares. The rights represented by this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant, together with a completed Exercise Agreement in the form attached hereto (“Exercise Agreement”), during normal business hours on any business day at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of the Company) at any time during the period set forth in Paragraph 3 hereof and upon payment to the Company by certified check or wire transfer in an amount equal to the Exercise Price for the Warrant Shares to be purchased in connection with such exercise. The Company agrees that the shares so purchased shall be and are deemed to be issued to the holder hereof or its designee (subject to the transfer restrictions applicable to this Warrant to shares purchased upon exercise of this Warrant) as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in said Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding five (5) business days, after the rights represented by this Warrant shall have been so exercised. The stock certificate or certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of said holder or such other name as shall be designated by said holder (subject to the transfer restrictions applicable to this Warrant and to shares purchased upon exercise of this Warrant). If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of said stock certificates(s), deliver to said holder a new Warrant representing the right to purchase the number of shares of Common Stock with respect to which this Warrant shall not then have been exercised. The Company shall pay all expenses and charges payable in connection with the preparation, execution and delivery of stock certificates (and any new Warrants) pursuant to this Paragraph 2 except that, in case such stock certificates shall be registered in a name or names other than the holder of this Warrant or such holder’s nominee, funds sufficient to pay all stock transfer taxes which shall be payable in connection with the execution and delivery of such stock certificates shall be paid by the holder hereof to the Company at the time of delivery of such stock certificates by the Company as mentioned above.

This Warrant shall be exercisable only for a whole number of Warrant Shares. No fractions of shares of Common Stock, or scrip for any such fractions of shares, shall be issued upon the exercise of this Warrant. The Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Fair Market Price per Share of one share of Common Stock at the time of such exercise multiplied by such fraction computed to the nearest whole cent.

3. Period of Exercise. This Warrant is exercisable at any time or from time to time during the period beginning on the date hereof and ending on             , 2006.

4. Shares to be Fully Paid; Reservations of Shares. The Company covenants and agrees that all Warrant Shares will be duly authorized and validly issued and upon issuance in accordance with the terms and conditions hereof, will be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

2

5. Anti-Dilution Provisions. The number, rights and privileges of the shares of Common Stock issuable upon exercise of this Warrant shall be subject to the following adjustments:

(a) Dividends and Distributions. If the Company shall declare a dividend or distribution of its capital stock or of evidences of the Company’s indebtedness or assets (excluding cash dividends or distributions) on Common Stock, or effect a stock split or reverse stock split with respect to Common Stock, or issue any shares of its capital stock by reclassification of shares of Common Stock, the exercise rights of the holder hereof in effect on the record date, for any such stock dividend or distribution, or the effective date of any such other event, shall be adjusted proportionately so that the holder of this Warrant thereafter shall be entitled to receive upon exercise pursuant to Paragraph 2 hereof the aggregate number of shares of Common Stock or other capital stock that such holder would own or be entitled to receive after the happening of any of the events mentioned above if this Warrant had been exercised immediately prior to the close of business on such record date or effective date.

(b) Other Reclassifications, Consolidation, Merger or Sale of Assets. If the Company shall effect any reclassification or similar change of outstanding shares of Common Stock (other than as set forth in clause (a) of this Paragraph 5), or a consolidation or merger of the Company with another corporation, or a conveyance of all or substantially all of the assets of the Company, this Warrant shall, after such capital reorganization, reclassification, consolidation, merger or conveyance, be exercisable only for the number of shares of stock or other properties, including cash, to which a holder of the number of shares of Common Stock deliverable upon exercise of this Warrant would have been entitled upon such capital reorganization, reclassification, change, consolidation, merger or conveyance if this Warrant had been exercised immediately prior to the effective date of such event; and, in any such case, appropriate adjustments (as determined by the Company’s Board of Directors) shall be made in the application of the provisions set forth in this Paragraph 5 with respect to the rights and interests thereafter of the holder of this Warrant to the end that the provisions set forth in this Paragraph 5 (including provisions with respect to changes in and other adjustments of the exercise rights in this Paragraph 5) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other securities thereafter deliverable upon the exercise of this Warrant.

(c) Notice of Transaction. The Company shall give written notice to the holder hereof at least ten (10) days prior to the consummation of any transaction within the scope of clauses (a) and (b) of this Paragraph 5 and provide in such written notice a brief description of the terms and conditions of such transaction.

6. Certain Agreements of the Company. The Company covenants and agrees that:

(a) Certain Actions Prohibited. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of this Warrant and will take all such actions as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

(b) Successors and Assigns. This Warrant will be binding upon any entity succeeding to the Company by merger or consolidation.

(c) Issuance of Warrant Securities. If the issuance of any Warrant Shares required to be reserved for purposes of exercise of this Warrant is required to be registered with or approved by any federal governmental authority under any federal or state law (other than any registration under the Securities Act or state securities laws), before such shares may be issued upon exercise of this Warrant, the Company will, at its expense, use its best efforts to cause such shares to be so registered or approved, at such time, so that such shares may be issued in accordance with the terms hereof.

7. Issue Tax. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder hereof or such shares for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Warrant exercised.

3

8. Closing of Books. The Company will at no time close its transfer books against the transfer of this Warrant, of any Warrant Shares issued or issuable upon the exercise of this Warrant, or in any manner interfere with the timely exercise of this Warrant.

9. No Rights or Liabilities as a Stockholder. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative action by the holder hereof to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

10. Transfer and Exchange.

(a) Transfer of Warrant. Subject to the transfer conditions referred to in the legend imprinted hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder, upon surrender of this Warrant with a properly executed Assignment in the form attached hereto at the principal office of the Company.

(b) Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the holder hereof), for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said holder hereof at the time of such surrender.

(c) Replacement of Warrant. Upon receipt of written notice from the holder hereof or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement, or other indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

(d) Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any exchange, transfer or replacement as provided in this Paragraph 10, this Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Paragraph 10.

11. Notices. All notices and other communications required or permitted hereunder shall be in writing, and shall be deemed to have been delivered on the date delivered by hand, telegram, facsimile or by similar means, on the first (1st) day following the day when sent by recognized courier or overnight delivery service (fees prepaid), or on the third (3rd) day following the day when deposited in the mail, registered or certified (postage prepaid), addressed: (i) if to the holder hereof, at the registered address of such holder as set forth in the register kept by the Company at its principal office with respect to the Warrants, or to such other address as the holder hereof may have designated to the Company in writing, and (ii) if to the Company, at 100 Theory, Suite 200, Irvine, California 92612, Attention:                      or such other address as the Company may have designated in writing to the holder hereof at the time outstanding; provided, however, that any such communication to the Company may also, at the option of the holder hereof, be either delivered to the Company at its address set forth above or to any officer of the Company.

12. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the holder hereof shall be governed by, the internal laws of the State of Delaware, without regard to principles of conflicts of laws.

4

13. Miscellaneous.

(a) Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the holder(s) of a majority of the purchase rights represented by this Warrant.

(b) Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this      day of            , 2004.

COTELLIGENT, INC.

By:
Name:
Title:

6

FORM OF EXERCISE AGREEMENT

[DATE]

To: Cotelligent, Inc.

Attention:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase              shares of Common Stock covered by such Warrant, and makes payment herewith in full therefor at the price per share provided by such Warrant in cash. The undersigned is acquiring such shares for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

Signature:

Name:

On behalf of:

Its:

Address:

FORM OF ASSIGNMENT

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-            ) with respect to the number of Warrant Shares set forth below and covered thereby, unto:

Name of Assignee	Address	No. of Shares

Dated: , 200 .	Signature:

Name:

On behalf of:

Its:

Address:

Appendix D-1

VOTING AGREEMENT

AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of November 24, 2003, is executed by and among COTELLIGENT, INC., a Delaware corporation (“Parent”), ON-SITE MEDIA, INC., a Nevada corporation (the “Company”), and LOREN W. WILLMAN (the “Stockholder”).

WHEREAS, Parent, Recency Media USA, Inc., a Delaware corporation (“Sub”), and the Company have executed that certain Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”), pursuant to which the Company will merge with and into Sub (the “Merger”);

WHEREAS, Parent and the Company are relying on the irrevocable proxy granted herein in incurring certain expenses related to the review of the Company’s business and in undertaking certain other actions necessary for the consummation of the Merger; and

WHEREAS, any capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. The Stockholder hereby represents and warrants to Parent and the Company that he is the record and beneficial owner and holder of, and has good, valid and indefeasible title to, the shares of capital stock of the Company (the “Stock”) set forth below his name on the signature page hereto, free and clear of any adverse claim of any other Person, including, without limitation, any Encumbrance, and that he has the exclusive right to vote such shares of Stock. The Stockholder hereby agrees to vote at the special meeting of the Stockholders of the Company which shall be called to approve the Merger (the “Meeting”), the shares of Stock set forth below his name on the signature page hereto and all other shares of Stock the Stockholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Stockholder holds beneficially and has the power and authority to direct the voting thereof as of the date of the Meeting (collectively, the “Shares”) in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby. The Stockholder further agrees that he will elect to receive the Equity/Cash Consideration (as defined in the Merger Agreement), as provided in the Merger Agreement, in exchange for his Shares.

2. In order to fully effect the provisions of Section 1, the Stockholder hereby revokes any previously executed proxies and hereby constitutes and appoints James Lavelle (the “Proxy Holder”), with full power of substitution, his true and lawful proxy and attorney-in-fact to (a) vote at the Meeting all of the Shares in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby, with such modifications thereto as the parties thereto may make, in the event the Stockholder does not vote in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby, and (b) make the Equity/Cash Election (as defined in the Merger Agreement) with respect to the Stockholder’s Shares in the event the Stockholder does not make such election.

3. The Stockholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, the Stockholder will not, and will not agree to, without the prior written consent of Parent, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any of the Shares, or deposit the Shares into a voting trust or enter into another voting agreement or arrangement with respect to the Shares except as contemplated by this Agreement.

4. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

5. The Stockholder acknowledges that Parent and the Company are relying on this Agreement in incurring expenses in reviewing the Company’s business and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 78.355 of the Nevada General Corporation Law. The Stockholder and the Company acknowledge that the performance of this Agreement is intended to benefit Parent.

6. This Agreement and the irrevocable proxy granted pursuant hereto shall automatically terminate upon the earlier to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (b) the consummation of the Merger.

7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Stockholder, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Stockholder in the event the Stockholder does not vote in favor of the approval of the Merger as set forth in Section 1 hereof.

8. In connection with the Merger, the Stockholder will receive shares of Parent Common Stock and Warrant Shares (as defined in the Merger Agreement). The Stockholder hereby represents and warrants to Parent as follows in connection with the acquisition of such shares:

(a) The Stockholder understands that, although Parent is obligated under the terms of the Merger Agreement to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Parent Common Stock and Warrant Shares to be issued in connection with the Merger and is required to use reasonable efforts to cause such registration statement to be declared effective, as of the date hereof such shares of Parent Common Stock and Warrant Shares have not been registered under the Securities Act or any state securities laws.

(b) The Stockholder has been furnished by Parent all information (or provided access to all information) regarding the business and financial condition of Parent, the attributes of the shares of Parent Common Stock and Warrant Shares, and the merits and risks of an investment therein, which the Stockholder has requested or otherwise needs to evaluate the investment in the shares of Parent Common Stock and Warrant Shares, and the Stockholder does not desire any further information or data concerning Parent. The Stockholder has been given the opportunity to ask questions of, and receive answers from, Parent and the Company concerning the Merger, the shares of Parent Common Stock and the Warrant Shares issuable in connection therewith, and to obtain any appropriate additional information necessary to the investment decision being made by the Stockholder in connection with the Merger.

9. The Stockholder acknowledges that he has received a copy of the Merger Agreement, and that he has had access to all annual, quarterly and other reports filed by Parent with the Securities and Exchange Commission.

10. This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

11. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent, the Company and the Stockholder. The parties agree that the execution of the Merger Agreement, or any subsequent amendment thereto, by Parent and the Company shall not be deemed to modify, amend, alter or supplement this Agreement, unless expressly set forth therein.

12. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

2

14. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their respective signature on the signature page hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

15. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

16. Notwithstanding anything else herein to the contrary, (a) nothing set forth in this Agreement or in any proxy given pursuant to this Agreement shall be deemed to restrict or otherwise prohibit the Stockholder from exercising, in his capacity as an officer or director of the Company, what the Stockholder believes in good faith to be his or her fiduciary duties as an officer or director of the Company to the stockholders of the Company, and any such exercise of the Stockholder’s fiduciary duties shall not constitute a breach of this Agreement, and (b) no action or inaction required hereby shall require the Stockholder to take any action or refrain from taking any action, in his capacity as an officer or director of the Company, that the Stockholder believes in good faith is required by or would be a breach of his or her fiduciary duties as an officer or director of the Company to the stockholders of the Company.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

PARENT:

COTELLIGENT, INC.

By:	/s/ JAMES R. LAVELLE
James R. Lavelle, Chairman and CEO

Address:	100 Theory, Suite 200
Irvine, California 92612

COMPANY:

ON-SITE MEDIA, INC.

By:	/s/ LOREN W. WILLMAN
Loren W. Willman, President

Address:	5275 S. Arville Rd.
Las Vegas, Nevada 89118

STOCKHOLDER:

/S/ LOREN W. WILLMAN
Loren W. Willman

Address:	3385 W. Agate Ave.
Las Vegas, Nevada 89139

Shares:	10,365,967 shares of Common Stock, par value $0.001 per share.

4

Appendix D-2

VOTING AGREEMENT

AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of November 24, 2003, is executed by and among COTELLIGENT, INC., a Delaware corporation (“Parent”), ON-SITE MEDIA, INC., a Nevada corporation (the “Company”), and the SLITZ FAMILY TRUST (the “Stockholder”).

WHEREAS, Parent, Recency Media USA, Inc., a Delaware corporation (“Sub”), and the Company have executed that certain Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”), pursuant to which the Company will merge with and into Sub (the “Merger”);

WHEREAS, Parent and the Company are relying on the irrevocable proxy granted herein in incurring certain expenses related to the review of the Company’s business and in undertaking certain other actions necessary for the consummation of the Merger; and

WHEREAS, any capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. The Stockholder hereby represents and warrants to Parent and the Company that it is the record and beneficial owner and holder of, and has good, valid and indefeasible title to, the shares of capital stock of the Company (the “Stock”) set forth below its name on the signature page hereto, free and clear of any adverse claim of any other Person, including, without limitation, any Encumbrance, and that it has the exclusive right to vote such shares of Stock. The Stockholder hereby agrees to vote at the special meeting of the Stockholders of the Company which shall be called to approve the Merger (the “Meeting”), the shares of Stock set forth below its name on the signature page hereto and all other shares of Stock the Stockholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Stockholder holds beneficially and has the power and authority to direct the voting thereof as of the date of the Meeting (collectively, the “Shares”) in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby. The Stockholder further agrees that it will elect to receive Equity Units (as defined in the Merger Agreement), as provided in the Merger Agreement, in exchange for its Shares.

2. In order to fully effect the provisions of Section 1, the Stockholder hereby revokes any previously executed proxies and hereby constitutes and appoints James Lavelle (the “Proxy Holder”), with full power of substitution, its true and lawful proxy and attorney-in-fact to (a) vote at the Meeting all of the Shares in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby, with such modifications thereto as the parties thereto may make, in the event the Stockholder does not vote in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby, and (b) make the Equity Election (as defined in the Merger Agreement) with respect to the Stockholder’s Shares in the event the Stockholder does not make such election.

3. The Stockholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, the Stockholder will not, and will not agree to, without the prior written consent of Parent, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any of the Shares, or deposit the Shares into a voting trust or enter into another voting agreement or arrangement with respect to the Shares except as contemplated by this Agreement.

4. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

5. The Stockholder acknowledges that Parent and the Company are relying on this Agreement in incurring expenses in reviewing the Company’s business and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 78.355 of the Nevada General Corporation Law. The Stockholder and the Company acknowledge that the performance of this Agreement is intended to benefit Parent.

6. This Agreement and the irrevocable proxy granted pursuant hereto shall automatically terminate upon the earlier to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (b) the consummation of the Merger.

7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Stockholder, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Stockholder in the event the Stockholder does not vote in favor of the approval of the Merger as set forth in Section 1 hereof.

8. In connection with the Merger, the Stockholder will receive shares of Parent Common Stock and Warrant Shares (as defined in the Merger Agreement). The Stockholder hereby represents and warrants to Parent as follows in connection with the acquisition of such shares:

(a) The Stockholder understands that, although Parent is obligated under the terms of the Merger Agreement to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Parent Common Stock and Warrant Shares to be issued in connection with the Merger and is required to use reasonable efforts to cause such registration statement to be declared effective, as of the date hereof such shares of Parent Common Stock and Warrant Shares have not been registered under the Securities Act or any state securities laws.

(b) The Stockholder has been furnished by Parent all information (or provided access to all information) regarding the business and financial condition of Parent, the attributes of the shares of Parent Common Stock and Warrant Shares, and the merits and risks of an investment therein, which the Stockholder has requested or otherwise needs to evaluate the investment in the shares of Parent Common Stock and Warrant Shares, and the Stockholder does not desire any further information or data concerning Parent. The Stockholder has been given the opportunity to ask questions of, and receive answers from, Parent and the Company concerning the Merger, the shares of Parent Common Stock and the Warrant Shares issuable in connection therewith, and to obtain any appropriate additional information necessary to the investment decision being made by the Stockholder in connection with the Merger.

9. The Stockholder acknowledges that it has received a copy of the Merger Agreement, and that it has had access to all annual, quarterly and other reports filed by Parent with the Securities and Exchange Commission.

10. This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

11. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent, the Company and the Stockholder. The parties agree that the execution of the Merger Agreement, or any subsequent amendment thereto, by Parent and the Company shall not be deemed to modify, amend, alter or supplement this Agreement, unless expressly set forth therein.

12. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their respective signature on the signature page hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

15. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

PARENT:

COTELLIGENT, INC.

By:	/s/ JAMES R. LAVELLE
James R. Lavelle, Chairman and CEO

Address:	100 Theory, Suite 200
Irvine, California 92612

COMPANY:

ON-SITE MEDIA, INC.

By:	/s/ LOREN W. WILLMAN
Loren W. Willman, President

Address:	5275 S. Arville Rd.
Las Vegas, Nevada 89118

STOCKHOLDER:

SLITZ FAMILY TRUST

By:	/s/ JOHN F. SLITZ
John F. Slitz, Trustee

Address:	2820 High Sand Ct.
Las Vegas, Nevada 89117

Shares:	100,000 shares of Common Stock, par value $0.001 per share.

3

Appendix D-3

VOTING AGREEMENT

AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of November 24, 2003, is executed by and among COTELLIGENT, INC., a Delaware corporation (“Parent”), ON-SITE MEDIA, INC., a Nevada corporation (the “Company”), and LAS VEGAS VENTURE FUND I, LLC (the “Stockholder”).

WHEREAS, Parent, Recency Media USA, Inc., a Delaware corporation (“Sub”), and the Company have executed that certain Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”), pursuant to which the Company will merge with and into Sub (the “Merger”);

WHEREAS, Parent and the Company are relying on the irrevocable proxy granted herein in incurring certain expenses related to the review of the Company’s business and in undertaking certain other actions necessary for the consummation of the Merger; and

WHEREAS, any capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. The Stockholder hereby represents and warrants to Parent and the Company that it is the record and beneficial owner and holder of, and has good, valid and indefeasible title to, the shares of capital stock of the Company (the “Stock”) set forth below its name on the signature page hereto, free and clear of any adverse claim of any other Person, including, without limitation, any Encumbrance, and that it has the exclusive right to vote such shares of Stock. The Stockholder hereby agrees to vote at the special meeting of the Stockholders of the Company which shall be called to approve the Merger (the “Meeting”), the shares of Stock set forth below its name on the signature page hereto and all other shares of Stock the Stockholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Stockholder holds beneficially and has the power and authority to direct the voting thereof as of the date of the Meeting (collectively, the “Shares”) in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby. The Stockholder further agrees that it will elect to receive Equity Units (as defined in the Merger Agreement), as provided in the Merger Agreement, in exchange for its Shares.

2. In order to fully effect the provisions of Section 1, the Stockholder hereby revokes any previously executed proxies and hereby constitutes and appoints James Lavelle (the “Proxy Holder”), with full power of substitution, its true and lawful proxy and attorney-in-fact to (a) vote at the Meeting all of the Shares in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby, with such modifications thereto as the parties thereto may make, in the event the Stockholder does not vote in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby, and (b) make the Equity Election (as defined in the Merger Agreement) with respect to the Stockholder’s Shares in the event the Stockholder does not make such election.

3. The Stockholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, the Stockholder will not, and will not agree to, without the prior written consent of Parent, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any of the Shares, or deposit the Shares into a voting trust or enter into another voting agreement or arrangement with respect to the Shares except as contemplated by this Agreement.

4. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

5. The Stockholder acknowledges that Parent and the Company are relying on this Agreement in incurring expenses in reviewing the Company’s business and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 78.355 of the Nevada General Corporation Law. The Stockholder and the Company acknowledge that the performance of this Agreement is intended to benefit Parent.

6. This Agreement and the irrevocable proxy granted pursuant hereto shall automatically terminate upon the earlier to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (b) the consummation of the Merger.

7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Stockholder, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Stockholder in the event the Stockholder does not vote in favor of the approval of the Merger as set forth in Section 1 hereof.

8. In connection with the Merger, the Stockholder will receive shares of Parent Common Stock and Warrant Shares (as defined in the Merger Agreement). The Stockholder hereby represents and warrants to Parent as follows in connection with the acquisition of such shares:

(a) The Stockholder understands that, although Parent is obligated under the terms of the Merger Agreement to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Parent Common Stock and Warrant Shares to be issued in connection with the Merger and is required to use reasonable efforts to cause such registration statement to be declared effective, as of the date hereof such shares of Parent Common Stock and Warrant Shares have not been registered under the Securities Act or any state securities laws.

(b) The Stockholder has been furnished by Parent all information (or provided access to all information) regarding the business and financial condition of Parent, the attributes of the shares of Parent Common Stock and Warrant Shares, and the merits and risks of an investment therein, which the Stockholder has requested or otherwise needs to evaluate the investment in the shares of Parent Common Stock and Warrant Shares, and the Stockholder does not desire any further information or data concerning Parent. The Stockholder has been given the opportunity to ask questions of, and receive answers from, Parent and the Company concerning the Merger, the shares of Parent Common Stock and the Warrant Shares issuable in connection therewith, and to obtain any appropriate additional information necessary to the investment decision being made by the Stockholder in connection with the Merger.

9. The Stockholder acknowledges that it has received a copy of the Merger Agreement, and that it has had access to all annual, quarterly and other reports filed by Parent with the Securities and Exchange Commission.

10. This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

11. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent, the Company and the Stockholder. The parties agree that the execution of the Merger Agreement, or any subsequent amendment thereto, by Parent and the Company shall not be deemed to modify, amend, alter or supplement this Agreement, unless expressly set forth therein.

12. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their respective signature on the signature page hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

15. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

PARENT:

COTELLIGENT, INC.

By:	/s/ JAMES R. LAVELLE
James R. Lavelle, Chairman and CEO

Address:	100 Theory, Suite 200
Irvine, California 92612

COMPANY:

ON-SITE MEDIA, INC.

By:	/s/ LOREN W. WILLMAN
Loren W. Willman, President

Address:	5275 S. Arville Rd.
Las Vegas, Nevada 89118

STOCKHOLDER:

LAS VEGAS VENTURE FUND I, LLC

By:	/s/ KENNETH L. MAUL
Kenneth L. Maul, Managing Partner

Address:	1613 Night Wind Dr.
Las Vegas, Nevada 89117

Shares:	100,000 shares of Common Stock, par value $0.001 per share.

3

Appendix D-4

VOTING AGREEMENT

AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of November 24, 2003, is executed by and among COTELLIGENT, INC., a Delaware corporation (“Parent”), ON-SITE MEDIA, INC., a Nevada corporation (the “Company”), and KENNETH L. MAUL (the “Stockholder”).

WHEREAS, Parent, Recency Media USA, Inc., a Delaware corporation (“Sub”), and the Company have executed that certain Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”), pursuant to which the Company will merge with and into Sub (the “Merger”);

WHEREAS, Parent and the Company are relying on the irrevocable proxy granted herein in incurring certain expenses related to the review of the Company’s business and in undertaking certain other actions necessary for the consummation of the Merger; and

WHEREAS, any capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. The Stockholder hereby represents and warrants to Parent and the Company that he is the record and beneficial owner and holder of, and has good, valid and indefeasible title to, the shares of capital stock of the Company (the “Stock”) set forth below his name on the signature page hereto, free and clear of any adverse claim of any other Person, including, without limitation, any Encumbrance, and that he has the exclusive right to vote such shares of Stock. The Stockholder hereby agrees to vote at the special meeting of the Stockholders of the Company which shall be called to approve the Merger (the “Meeting”), the shares of Stock set forth below his name on the signature page hereto and all other shares of Stock the Stockholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Stockholder holds beneficially and has the power and authority to direct the voting thereof as of the date of the Meeting (collectively, the “Shares”) in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby. The Stockholder further agrees that he will elect to receive Equity Units (as defined in the Merger Agreement), as provided in the Merger Agreement, in exchange for his Shares.

2. In order to fully effect the provisions of Section 1, the Stockholder hereby revokes any previously executed proxies and hereby constitutes and appoints James Lavelle (the “Proxy Holder”), with full power of substitution, his true and lawful proxy and attorney-in-fact to (a) vote at the Meeting all of the Shares in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby, with such modifications thereto as the parties thereto may make, in the event the Stockholder does not vote in favor of the authorization and approval of the Merger and all agreements and transactions contemplated thereby, and (b) make the Equity Election (as defined in the Merger Agreement) with respect to the Stockholder’s Shares in the event the Stockholder does not make such election.

3. The Stockholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, the Stockholder will not, and will not agree to, without the prior written consent of Parent, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any of the Shares, or deposit the Shares into a voting trust or enter into another voting agreement or arrangement with respect to the Shares except as contemplated by this Agreement.

4. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

5. The Stockholder acknowledges that Parent and the Company are relying on this Agreement in incurring expenses in reviewing the Company’s business and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 78.355 of the Nevada General Corporation Law. The Stockholder and the Company acknowledge that the performance of this Agreement is intended to benefit Parent.

6. This Agreement and the irrevocable proxy granted pursuant hereto shall automatically terminate upon the earlier to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (b) the consummation of the Merger.

7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Stockholder, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Stockholder in the event the Stockholder does not vote in favor of the approval of the Merger as set forth in Section 1 hereof.

8. In connection with the Merger, the Stockholder will receive shares of Parent Common Stock and Warrant Shares (as defined in the Merger Agreement). The Stockholder hereby represents and warrants to Parent as follows in connection with the acquisition of such shares:

(a) The Stockholder understands that, although Parent is obligated under the terms of the Merger Agreement to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Parent Common Stock and Warrant Shares to be issued in connection with the Merger and is required to use reasonable efforts to cause such registration statement to be declared effective, as of the date hereof such shares of Parent Common Stock and Warrant Shares have not been registered under the Securities Act or any state securities laws.

(b) The Stockholder has been furnished by Parent all information (or provided access to all information) regarding the business and financial condition of Parent, the attributes of the shares of Parent Common Stock and Warrant Shares, and the merits and risks of an investment therein, which the Stockholder has requested or otherwise needs to evaluate the investment in the shares of Parent Common Stock and Warrant Shares, and the Stockholder does not desire any further information or data concerning Parent. The Stockholder has been given the opportunity to ask questions of, and receive answers from, Parent and the Company concerning the Merger, the shares of Parent Common Stock and the Warrant Shares issuable in connection therewith, and to obtain any appropriate additional information necessary to the investment decision being made by the Stockholder in connection with the Merger.

9. The Stockholder acknowledges that he has received a copy of the Merger Agreement, and that he has had access to all annual, quarterly and other reports filed by Parent with the Securities and Exchange Commission.

10. This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

11. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent, the Company and the Stockholder. The parties agree that the execution of the Merger Agreement, or any subsequent amendment thereto, by Parent and the Company shall not be deemed to modify, amend, alter or supplement this Agreement, unless expressly set forth therein.

12. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

2

14. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their respective signature on the signature page hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

15. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

16. Notwithstanding anything else herein to the contrary, (a) nothing set forth in this Agreement or in any proxy given pursuant to this Agreement shall be deemed to restrict or otherwise prohibit the Stockholder from exercising, in his capacity as an officer or director of the Company, what the Stockholder believes in good faith to be his or her fiduciary duties as an officer or director of the Company to the stockholders of the Company, and any such exercise of the Stockholder’s fiduciary duties shall not constitute a breach of this Agreement, and (b) no action or inaction required hereby shall require the Stockholder to take any action or refrain from taking any action, in his capacity as an officer or director of the Company, that the Stockholder believes in good faith is required by or would be a breach of his or her fiduciary duties as an officer or director of the Company to the stockholders of the Company.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

PARENT:

COTELLIGENT, INC.

By:	/s/ JAMES R. LAVELLE
James R. Lavelle, Chairman and CEO

Address:	100 Theory, Suite 200
Irvine, California 92612

COMPANY:

ON-SITE MEDIA, INC.

By:	/s/ LOREN W. WILLMAN
Loren W. Willman, President

Address:	5275 S. Arville Rd.
Las Vegas, Nevada 89118

STOCKHOLDER:

/s/ KENNETH L. MAUL
Kenneth L. Maul

Address:	1613 Night Wind Dr.
Las Vegas, Nevada 89117

Shares:	1,574,344 shares of Common Stock, par value $0.001 per share.

4

Part II

Information Not Required in Prospectus

ITEM 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Registrant. maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Registrant’s Certificate of Incorporation, as amended, eliminates in certain circumstances the monetary liability of directors of Registrant for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (4) for transactions from which the director derived an improper personal benefit.

Article IV of Registrant’s Amended and Restated Bylaws provides that the corporation will indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. Article Eight of the Certificate of Incorporation expressly provides that the power to indemnify authorized thereby and is not exclusive of any rights granted to present and former director and officer, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Certificates of Incorporation of the Registrant provide for the corporation to indemnify its officers and directors to the fullest extent permitted by Delaware law.

Directors and Officers Liability Insurance

Cotelligent, Inc. has purchased directors and officers liability insurance that would indemnify the directors and officers of Cotelligent, Inc. against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

General

The above discussion of the organizational document of Registrant and Delaware law is not intended to be exhaustive and is qualified in its entirety by such organizational documents and law.

With respect to possible indemnification of directors, officers and controlling persons of the registrant for liabilities arising under the Securities Act pursuant to such provisions, the Registrant is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.		Description
2.1	**	Agreement and Plan of Merger, dated as of November 24, 2003, among Cotelligent, Inc., Watchit Media USA, Inc. (as assignee of Recency Media USA, Inc.), On-Site Media Inc. and Certain of the Stockholders of On-Site Media, Inc., included as Appendix A-1 to the proxy statement/prospectus constituting Part I of this registration statement. The copy so included does not include the schedules to the Agreement and Plan of Merger as listed in the table of contents thereto. The Registrant undertakes to furnish any such schedules to the Commission upon its request.

2.2	**	Side Letter effective as of November 24, 2003, among Cotelligent, Inc. and On-Site Media, Inc. assigning Recency Media USA, Inc.’s rights under the Agreement and Plan of Merger and Business Development Agreement to Watchit Media USA, Inc.

2.3	**	Voting Agreement and Irrevocable Proxy dated as of November 24, 2003, between Cotelligent, Inc. On-Site Media, Inc., and Las Vegas Venture Fund I, LLC, included as Appendix D-1 to the proxy statement/prospectus constituting Part I of this registration statement.

2.4	**	Voting Agreement and Irrevocable Proxy dated as of November 24, 2003, between Cotelligent, Inc. On-Site Media, Inc., and The Slitz Family Trust, included as Appendix D-2 to the proxy statement/prospectus constituting Part I of this registration statement.

2.5	**	Voting Agreement and Irrevocable Proxy dated as of November 24, 2003, between Cotelligent, Inc. On-Site Media, Inc., and Loren W. Willman, included as Appendix D-3 to the proxy statement/prospectus constituting Part I of this registration statement.

2.6	**	Voting Agreement and Irrevocable Proxy dated as of November 24, 2003, between Cotelligent, Inc. On-Site Media, Inc., and Kenneth L. Maul, included as Appendix D-4 to the proxy statement/prospectus constituting Part I of this registration statement.

2.7	**	Form of Employment Agreement between Loren W. Willman and Watchit Media USA, Inc. (as assignee of Recency Media USA, Inc.).

2.8	**	Business Development Agreement dated as of November 24, 2003, by and between Watchit Media USA, Inc. (as assignee of Recency Media USA, Inc.) and On-Site Media, Inc.

2.9		First Amendment to Agreement and Plan of Merger, effective as of February 2, 2003, among Cotelligent, Inc., Watchit Media USA, Inc. and Certain of the Stockholders of On-Site Media, Inc., included as Appendix A-2 to the proxy statement/prospectus constituting Part I of this registration statement.

3.1	*	Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.1 of Cotelligent, Inc.’s Registration Statement on Form S-1 (File No. 33-80267), effective February 9, 1996, is hereby incorporated by reference)

3.2	*	Certificate of Amendment of Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.3 of the Company’s Annual Report on Form 10-K (File No. 0-27412), filed with the SEC on June 29, 1999, is hereby incorporated by reference)

3.3	*	Amended and Restated By-Laws of Cotelligent, Inc. (Exhibit 3 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on May 9, 2002, is hereby incorporated by reference)

4.1	*	Form of certificate evidencing ownership of Common Stock of Cotelligent, Inc. (Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 33-80267), effective February 9, 1996, is hereby incorporated by reference)

Exhibit No.		Description

4.2	*	Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on September 24, 1997, is hereby incorporated by reference)

4.3	*	Amendment No. 1 to Rights Agreement, dated June 13, 2002, amending Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Exhibit 4 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on June 13, 2002, is hereby incorporated by reference)

4.4	**	Form of Warrant, included as Appendix C to this proxy statement/prospectus constituting Part I of this registration statement

5.1	**	Opinion of Locke Liddell & Sapp LLP Legal Counsel of the Registrant

23.1		Consent of KPMG LLP

24.1	**	Power of Attorney — Cotelligent, Inc.

99.1	**	Form of Proxy Card of On-Site, Inc.

99.2		Form of Election Form

99.3		Form of Letter of Transmittal

*	Incorporated by reference from the filing indicated.
**	Previously filed.

Item 22. Undertakings.

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California on February 3, 2004.

COTELLIGENT, INC. a Delaware Corporation

By:	/s/ JAMES R. LAVELLE
James R. Lavelle
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 3, 2004, by the following persons in the capacities indicated.

Signature	Capacity

/s/ JAMES R. LAVELLE James R. Lavelle	Chairman of the Board and Chief and Executive Officer (Principal Executive Officer)

/s/ CURTIS J. PARKER Curtis J. Parker	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer)

/s/ ANTHONY M. FRANK Anthony M. Frank	Director

/s/ DEBRA J. RICHARDSON Debra J. Richardson	Director

Tony Vickers	Director

EXHIBIT INDEX

Exhibit No.		Description
2.1	**	Agreement and Plan of Merger, dated as of November 24, 2003, among Cotelligent, Inc., Watchit Media USA, Inc. (as assignee of Recency Media USA, Inc.), On-Site Media Inc. and Certain of the Stockholders of On-Site Media, Inc., included as Appendix A-1 to the proxy statement/prospectus constituting Part I of this registration statement. The copy so included does not include the schedules to the Agreement and Plan of Merger as listed in the table of contents thereto. The Registrant undertakes to furnish any such schedules to the Commission upon its request.

2.2	**	Side Letter effective as of November 24, 2003, among Cotelligent, Inc. and On-Site Media, Inc. assigning Recency Media USA, Inc.’s rights under the Agreement and Plan of Merger and Business Development Agreement to Watchit Media USA, Inc.

2.3	**	Voting Agreement and Irrevocable Proxy dated as of November 24, 2003, between Cotelligent, Inc. On-Site Media, Inc., and Las Vegas Venture Fund I, LLC, included as Appendix D-1 to the proxy statement/prospectus constituting Part I of this registration statement.

2.4	**	Voting Agreement and Irrevocable Proxy dated as of November 24, 2003, between Cotelligent, Inc. On-Site Media, Inc., and The Slitz Family Trust, included as Appendix D-2 to the proxy statement/prospectus constituting Part I of this registration statement.

2.5	**	Voting Agreement and Irrevocable Proxy dated as of November 24, 2003, between Cotelligent, Inc. On-Site Media, Inc., and Loren W. Willman, included as Appendix D-3 to the proxy statement/prospectus constituting Part I of this registration statement.

2.6	**	Voting Agreement and Irrevocable Proxy dated as of November 24, 2003, between Cotelligent, Inc. On-Site Media, Inc., and Kenneth L. Maul, included as Appendix D-4 to the proxy statement/prospectus constituting Part I of this registration statement.

2.7	**	Form of Employment Agreement between Loren W. Willman and Watchit Media USA, Inc. (as assignee of Recency Media USA, Inc.).

2.8	**	Business Development Agreement dated as of November 24, 2003, by and between Watchit Media USA, Inc. (as assignee of Recency Media USA, Inc.) and On-Site Media, Inc.

2.9		First Amendment to Agreement and Plan of Merger, effective as of February 2, 2004, among Cotelligent, Inc., Watchit Media USA, Inc., On-Site Media, Inc. and Certain of the Stockholders of On-Site Media, Inc., included as Appendix A-2 to the proxy statement/prospectus constituting Part I of this registration statement.

3.1	*	Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.1 of Cotelligent, Inc.’s Registration Statement on Form S-1 (File No. 33-80267), effective February 9, 1996, is hereby incorporated by reference)

3.2	*	Certificate of Amendment of Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.3 of the Company’s Annual Report on Form 10-K (File No. 0-27412), filed with the SEC on June 29, 1999, is hereby incorporated by reference)

3.3	*	Amended and Restated By-Laws of Cotelligent, Inc. (Exhibit 3 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on May 9, 2002, is hereby incorporated by reference)

4.1	*	Form of certificate evidencing ownership of Common Stock of Cotelligent, Inc. (Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 33-80267), effective February 9, 1996, is hereby incorporated by reference)

Exhibit No.		Description

4.2	*	Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on September 24, 1997, is hereby incorporated by reference)

4.3	*	Amendment No. 1 to Rights Agreement, dated June 13, 2002, amending Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Exhibit 4 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on June 13, 2002, is hereby incorporated by reference)

4.4	**	Form of Warrant, included as Appendix C to the proxy statement/prospectus constituting Part I of this registration statement.

5.1	**	Opinion of Locke Liddell & Sapp LLP Legal Counsel of the Registrant

23.1		Consent of KPMG LLP

24.1	**	Power of Attorney — Cotelligent, Inc.

99.1	**	Form of Proxy Card of On-Site, Inc.

99.2		Form of Election Form

99.3		Form of Letter of Transmittal

*	Incorporated by reference from the filing indicated.
**	Previously filed.